PROSPECTUS

                           [LOGO OF AMERICAN TOWER]

  This Prospectus is being furnished to the holders of the 7% Convertible Exchangeable Preferred Stock, $1,000 liquidation preference (the "Convertible Preferred"), of American Radio Systems Corporation ("ARS" or "American Radio"), as evidenced by Depository Shares, each representing ownership of one-twentieth of a share of Convertible Preferred (the "Depository Shares"). On June 4, 1998, a subsidiary of CBS Corporation ("CBS Corporation") was merged (the "CBS Merger") with and into ARS and ARS became a subsidiary of CBS. In connection with the CBS Merger, shares of common stock of American Tower Systems Corporation ("ATS"), which had been a majority-owned subsidiary of ARS, were distributed to the securityholders of ARS and ATS became a separate, publicly-held corporation with its Class A Common Stock (the "Class A Common Stock") listed on the New York Stock Exchange (the "NYSE") under the symbol "AMT". Prior to such listing, the Class A Common Stock traded on a "when-issued" basis in the over-the-counter market. The last quoted sale price per share on June 3, 1998, the date prior of the closing of the CBS Merger, was $20 3/4.

  Upon consummation of the CBS Merger, each outstanding share of ARS common stock (the "ARS Common Stock") was converted into the right to receive (i) $44.00 in cash and (ii) one share of the common stock of ATS (the "Common Stock") of the same class as the class of ARS Common Stock surrendered in the CBS Merger. Prior to the CBS Merger, each share of Convertible Preferred was convertible into shares of ARS Class A Common Stock at a conversion price of $42.50 per share of ARS Class A Common Stock, which equals a conversion rate of 1.1765 shares of ARS Class A Common Stock per Depository Share. Accordingly, each Depository Share is convertible into $51.766 in cash and
1.1765 shares of Class A Common Stock of ATS. While any Convertible Preferred will continue to be entitled to receive dividends on the Convertible Preferred, no interest will accrue on the cash entitled to be received upon conversion and no dividends on the Class A Common Stock of ATS, to the extent any are payable to holders on a record date between the date hereof and such conversion, will be payable to such holders as a result of conversion. Shares of Class A Common Stock of ATS received upon conversion of the Convertible Preferred have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may be freely transferred by holders who are not "affiliates" (within the meaning of the Securities Act) of ATS.

  As a consequence of the CBS Merger, the ARS Class A Common Stock is no longer trading on the NYSE, and ARS has deregistered the ARS Class A Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will no longer file public reports under the Exchange Act.

  On June 4, 1998, ATS issued Interim Preferred Stock with an aggregate liquidation preference of $300.0 million and used the proceeds thereof to finance, in part, its tax reimbursement obligations to CBS relating to the distribution of ATS Common Stock to ARS security holders.

  Steven B. Dodge and Thomas H. Stoner together with their affiliates have approximately 50.8% (62.1% in the event the ATC Merger is not consummated) of the combined voting power with respect to substantially all matters to be submitted for the vote of all stockholders.

  IN REVIEWING THIS PROSPECTUS, HOLDERS OF CONVERTIBLE PREFERRED SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE SECTION ENTITLED "RISK FACTORS" ON PAGE 12.

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                         Prospectus dated June 4, 1998

  American Tower Systems's principal executive offices are located at 116 Huntington Avenue, Boston, Massachusetts 02116, (617) 375-7500.

  ATS will change its name to American Tower Corporation upon consummation of the ATC Merger. See "Business--Recent Transactions--ATC Merger."

                               ----------------

  No person is authorized to give any information or to make any representation not contained in this Prospectus in connection with ATS or the Class A Common Stock, and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction where the offer is not permitted. Neither the delivery of this Prospectus nor any delivery of Class A Common Stock, shall, under any circumstances, create any implication that there has been no change in the information contained herein or in the affairs of ATS since the date hereof.

                               ----------------

                             AVAILABLE INFORMATION

  American Tower Systems has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Class A Common Stock to be offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to American Tower Systems and the securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement can be inspected without charge and copied at the prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a Web site; the address of such site is http://www.sec.gov.

  ATS is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by ATS can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Company's Class A Common Stock is listed on the New York Stock Exchange, and such reports, proxy statements and certain other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 1005.

  The information with respect to ATS gives effect to all acquisitions which have been consummated since January 1, 1997 or which are subject to a binding agreement (the "Recent Transactions"), except as otherwise explained. The Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower Systems (and certain other pro forma financial information) give effect only to the more significant acquisitions. All percentages of total voting power set forth in this Prospectus are based on shares outstanding as of June 1, 1998, and do not give effect to subsequent conversions, if any, of Class B Common Stock or Class C Common Stock into Class A Common Stock, or conversions of Class B Common Stock or Class C Common Stock of ARS into Class A Common Stock of ARS.

  For information with respect to American Radio, see its Form 10-K for the years ended December 31, 1997 included as Appendix A to this Prospectus (the "ARS 10-K") and its Form 10-Q for the three months ended March 31, 1998 included an Appendix B to this Prospectus (the "ARS 10-Q").

  As used in this Prospectus, (a) the "Company", "American Tower Systems" and "ATS" mean American Tower Systems Corporation (name to be changed to American Tower Corporation upon consummation of the ATC Merger), (b) "ATC" means American Tower Corporation, prior to the ATC Merger, (c) "ATC Merger" means the merger of ATC into ATS, (d) "American Radio" or "ARS" means American Radio Systems Corporation, (e) "CBS" means CBS Corporation, (f) "CBS Merger" means the merger of a subsidiary of CBS into ARS, (g) "ATSI" means American Tower Systems (Delaware), Inc., a wholly-owned subsidiary of ATS and one of the two operating subsidiaries of ATS, (h) "ATSLP" means American Tower Systems, L.P., an indirect wholly-owned subsidiary of ATS, which conducts all of the business of ATS other than that conducted by ATSI, (i) "Operating Subsidiary" means each of ATSI and ATSLP and (j) "ATS Pro Forma Transactions" include, among other things, seven major acquisitions but do not include all Recent Transactions (see Note (2) under "Selected Financial Data"). References to ATS include ATS and its consolidated subsidiaries, including ATSI and ATSLP, unless the context otherwise requires.

  Some of the statements contained in this Prospectus under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Industry Overview" and "Business" are forward-looking. They include statements concerning (a) growth strategy, (b) liquidity and capital expenditures, (c) construction and acquisition activities, (d) debt levels and ability to obtain financing and service debt,
(e) competitive conditions in the communications site as well as in the wireless carrier industries, (f) regulatory matters affecting the communications site industry, (g) projected growth of the wireless communications industry, and (h) general economic conditions. Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors".

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Available Information....................................................    i
Prospectus Summary.......................................................    3
Risk Factors.............................................................   12
Market Prices and Dividend Policy........................................   18
Capitalization...........................................................   19
Unaudited Pro Forma Condensed Consolidated Financial Statements of Ameri-
 can Tower Systems.......................................................   21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................   32
Industry Overview........................................................   41
Business.................................................................   44
Management...............................................................   57
Principal Stockholders...................................................   63
Conversion of Convertible Preferred .....................................   66
Relationship between ATS and ARS.........................................   67
Certain Federal Income Tax Considerations................................   73
Indebtedness of American Tower Systems...................................   74
Description of Capital Stock.............................................   76
Shares Eligible for Future Sale..........................................   81
Validity of the Shares...................................................   82
Experts..................................................................   82
Index to Financial Statements............................................  F-1
Financial Statements.....................................................  F-3
Appendix A--American Radio 1997 Form 10-K................................  A-1
Appendix B--American Radio Form 10-Q for Three-Months Ended March 31,
 1998....................................................................  B-1

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this Prospectus. It is not complete and may not contain all of the information to be considered before investing in the Class A Common Stock. Investors should read the entire Prospectus carefully, including the "Risk Factors" section and the pro forma financial information and the financial statements and the notes to those statements. The information with respect to ATS gives effect to all acquisitions which have been consummated since January 1, 1997 or which are subject to a binding agreement, except as otherwise explained. All information in this Prospectus, except as otherwise explained, gives effect to the consummation of the CBS Merger.

                             AMERICAN TOWER SYSTEMS

GENERAL

  American Tower Systems is a leading independent owner and operator of communications towers in the United States. As a consequence of its current industry position and experience, ATS believes it is favorably positioned to capitalize on the growth opportunities inherent in a rapidly expanding and highly fragmented communications site industry. Since its organization in 1995, ATS has grown, predominantly through acquisitions, to a company operating more than 1,800 towers in 44 states and the District of Columbia. Although it intends to pursue strategic acquisitions, ATS plans to focus on tower construction and to build or commence construction of between approximately 400 and 500 towers in 1998, at an estimated aggregate cost of between approximately $80.0 and $100.0 million. For the year ended December 31, 1997, giving effect to the ATS Pro Forma Transactions, ATS had net revenues and EBITDA of $94.9 million and $40.2 million, respectively. For the three months ended March 31, 1998, giving effect to the ATS Pro Forma Transactions, ATS had net revenues and EBITDA of $25.1 million and $9.7 million, respectively.

  ATS's primary business is the leasing of antennae sites on multi-tenant towers for a diverse range of wireless communications industries, including personal communications services ("PCS"), cellular, enhanced specialized mobile radio ("ESMR"), specialized mobile radio ("SMR"), paging and fixed microwave, as well as radio and television broadcasters. ATS also offers its customers a broad range of network development services, including network design, site acquisition, zoning and other regulatory approvals, tower construction and antennae installation. ATS intends to expand these services and to capitalize on its relationships with its wireless customers through major projects to construct towers for them that ATS will own and operate. ATS is also engaged in the video, voice and data transmission business, which it currently conducts in the New York City to Washington, D.C. corridor and in Texas.

  ATS is geographically diversified with significant networks of communications towers throughout the United States. Its largest networks are in California, Florida and Texas, and it owns and operates or is constructing tower networks in numerous cities, including Albuquerque, Atlanta, Austin, Baltimore, Boston, Dallas, Houston, Jacksonville, Kansas City, Los Angeles, Miami-Ft. Lauderdale, Minneapolis, Nashville, New York, Philadelphia, Sacramento, San Antonio, San Diego, San Francisco, Tucson, Washington, D.C. and West Palm Beach.

  ATS has a diversified base of approximately 2,500 customers, no one of which accounted for more than 10% of its 1997 pro forma net revenues from site leasing activities and the five largest of which account for less than 30% of such net revenues. ATS's wide range of customers include most of the major wireless service providers, including Airtouch, Alltell, AT&T Wireless Services, Bell Atlantic Mobile, BellSouth, GTE Mobilnet, Houston Cellular, Metrocall, MobileComm, Nextel, Omnipoint, PacBell, PageNet, PowerTel, PrimeCo PCS, SkyTel, Southwestern Bell, Sprint PCS, and Western Wireless. In addition, most of the major companies in the radio and television broadcasting industry are ATS's customers, including ABC, CBS, Chancellor Media, Clear Channel, CNN, Fox, Jacor and NBC.

  ATS's growth strategy is designed to enhance its position as a leading U.S. provider of communications sites and network development services to the wireless communications and broadcasting industries. The principal elements of this strategy are: (i) to maximize utilization of antennae sites through targeted sales and marketing techniques; (ii) to expand its tower construction activities, principally through build to suit projects; and (iii) to pursue strategic acquisitions, designed principally to facilitate entry into new geographic markets and to complement the construction program.

  ATS's growth strategy is designed to capitalize on the rapid growth taking place in the wireless communications industry. ATS believes that the increase in demand for wireless communications is attributable to a number of factors, including the increasing mobility of the U.S. population and the growing awareness of the benefits of mobile communications, technological advances in communications equipment, decreasing costs of wireless services, favorable changes in telecommunications regulations, and business and consumer preferences for higher quality voice and data transmission. This demand has prompted the issuance of new wireless communication licenses, including those for certain new higher frequency technologies (such as PCS and ESMR) that have a reduced cell range and thus require a more dense network of towers. Because of the anticipated increase in the demand for these new technologies, as well as the expansion of other wireless services (including cellular and paging), ATS expects that construction of new wireless networks will increase substantially over the next several years.

  ATS believes that as the wireless communications industry has grown it has become more competitive. As a consequence, many carriers may seek to preserve capital and speed access to their markets by focusing on activities that contribute directly to subscriber growth, by outsourcing infrastructure requirements such as owning, constructing and maintaining towers or by co-locating transmission facilities. Management also believes that national and other large wireless service providers will prefer to deal with a company, such as ATS, that can meet the majority of such providers' needs within a particular market or region, rather than, as in the past, with a large number of individual tower owners, construction companies and other service providers. See "Risk Factors".

  In addition to such favorable growth and outsourcing trends, management believes that ATS will benefit from several communications site industry characteristics, including: (i) a recurring and growing revenue stream; (ii) low tenant "churn"; (iii) a diversified customer base, principally of national companies; (iv) favorable tower cash flow margins; (v) low on-going capital maintenance requirements; (vi) local government and environmental initiatives which promote increased antennae co-location; and (vii) consolidation opportunities in a highly fragmented industry.

GROWTH STRATEGY

  ATS's objective is to enhance its position as a leading U.S. provider of communications site and network development services to the wireless communications and broadcasting industries. ATS's growth strategy consists of the following principal elements:

    Internal Growth through Sales, Service and Capacity
  Utilization. Management believes that a substantial opportunity for profitable growth exists by maximizing the utilization of existing and future towers. Because the costs of operating a site are largely fixed, increasing tower utilization significantly improves tower operating margins. ATS intends to use targeted sales and marketing techniques to increase utilization on both existing and newly constructed towers and to maximize investment returns on acquired towers with underutilized capacity.

    Growth by Construction. Management intends to focus on new tower development for the foreseeable future. ATS believes that attractive investment returns can be achieved by constructing new tower networks in and around markets in which it already has a presence, along major highways, and in targeted new markets, particularly markets that have not been significantly built out by carriers or other communications site companies. By working with one or more "anchor" tenants, ATS will seek to develop an overall master plan for a particular network. This strategy serves to minimize, to some extent, the risks associated with the investment. Strategic acquisitions will also be pursued to fill out or, in certain cases, initiate a tower network. Management also intends to pursue new tower construction to service the demand for digital television and for tower space for radio antennae displaced by digital television requirements. Over time, management believes that more than half of its towers will result from new construction, with the vast majority of these designed to serve the wireless communications industry.

    The ability to obtain, and commit to, large new construction projects will require significant financial resources. Management believes that its cost of capital, relative to the cost of capital of its competitors, will be an important factor in determining the success of its growth by construction strategy. Based on its previous capital market transactions, management believes that it has a good reputation in the financial community that will help it raise capital on the favorable terms necessary to finance its growth. However, there can be no assurance that funds will be available to ATS on such terms.

    During 1997, ATS (including ATC and other acquired companies) built or had under construction approximately 240 towers, including those constructed for and owned by third parties. During 1998, ATS (including ATC and other acquired or to be acquired companies) plans to build or commence construction of between approximately 400 and 500 towers (most of which are on a build to suit basis) at an estimated aggregate cost of, between approximately $80.0 and $100.0 million. In addition, ATS is seeking other major build to suit projects, although there can be no assurance that any definitive agreements will result.

    Growth by Acquisition. ATS has achieved a leading industry position primarily through acquisitions, and intends to continue to pursue strategic acquisitions of communications sites in new and existing markets, including possibly non-U.S. markets. ATS also intends to pursue, on a selective basis, the acquisition of site acquisition companies and providers of video, voice and data transmission services. ATS may also pursue acquisitions related to the communications site industry, including companies engaged in the tower fabrication business.

HISTORY OF ATS

  In early 1995, Steven B. Dodge, Chairman of the Board, President and Chief Executive Officer of American Radio, and other members of management, recognized the opportunity in the communications site industry as a consequence of ARS's ownership and operation of broadcast towers. ATS was formed in July 1995 to capitalize on this opportunity. ATS's 1996 acquisition program was modest, entailing the acquisition of approximately 15 communications sites and businesses managing approximately 250 sites for others, for an aggregate purchase price of approximately $21.0 million. Since January 1, 1997, ATS has acquired more than 550 communications sites and its site acquisition and voice, video and data transmission businesses.

RECENT TRANSACTIONS

  ATC Merger. On December 12, 1997, ATS entered into a merger agreement with ATC, pursuant to which ATC will merge into ATS (the "ATC Merger"). Consummation of the ATC Merger is expected to occur on or about June 5, 1998. ATC is a leading independent owner and operator of wireless communications towers with approximately 900 towers (including pending acquisitions of approximately 60 towers) in 32 states, of which approximately 125 towers are managed for a third party owner. ATC owns and operates towers in 45 of the top 100 metropolitan statistical areas in the United States and has clusters of towers in cities such as Albuquerque, Atlanta, Baltimore, Dallas, Houston, Jacksonville, Kansas City, Minneapolis, Nashville and San Antonio. ATC's customers include Bell South Mobility, CSX Transportation, GTE Mobilnet, Houston Cellular, Nextel, PageMart, PageNet, SBC Communications, Shell Offshore, Sprint PCS and various federal and local government agencies. For the year ended December 31, 1997, ATC had net revenues and EBITDA of $20.0 million and $12.7 million, respectively. For the three months ended March 31, 1998, ATC had net revenues and EBITDA of $6.3 million and $4.1 million, respectively. ATS will issue approximately 30.1 million shares of Class A Common Stock (including shares issuable upon exercise of options) pursuant to the ATC Merger. Such 30.1 million shares will represent approximately 35% of ATS's pro forma number of shares of outstanding Common Stock (giving effect to the exercise of all options now outstanding, but not the issuance of shares pursuant to the acquisitions described in the following paragraph). See "Business--Recent Transactions--ATC Merger".

  Pending Acquisitions. ATS is a party to several other pending transactions involving the acquisition of: (i) a broadcasting tower in the Boston area for 720,000 shares of Class A Common Stock, (ii) the 58 towers of an existing joint venture in which ATS owns a 70% interest ("ATS/PCS, LLC"), for a number of shares of Class A Common Stock which is being negotiated, and (iii) a company which is in the process of constructing approximately 40 towers in the Tampa, Florida area for a purchase price (payable, at the option of the seller, to the extent of not less than 50.1% in shares of Class A Common Stock valued at the time of closing and the balance in cash) equal to the excess of (a) ten (10) times the annualized operating cash flow of those towers at the time of closing (estimated for the Spring of 1999) over (b) the seller's aggregate indebtedness for money borrowed at such time. See "Business--Recent Transactions--Pending Acquisitions".

  CBS Merger. In December 1997, American Radio entered into an amended and restated merger agreement (the "CBS Merger Agreement") pursuant to which a subsidiary of CBS was merged into American Radio on June 4, 1998. As a consequence of the consummation of the CBS Merger, all of the shares of ATS owned by ARS were or will be distributed to ARS common stockholders and holders of options to acquire ARS Common Stock or upon conversion of shares of Convertible Preferred. As a consequence of the CBS Merger, ATS ceased to be a subsidiary of, or to be otherwise affiliated with American Radio and is currently operating as an independent publicly traded company. Pursuant to the provisions of the CBS Merger Agreement, ATS entered into an agreement (the "ARS-ATS Separation Agreement") with CBS and ARS providing for, among other things, the orderly separation of ARS and ATS, the allocation of certain tax liabilities to ATS, certain closing date adjustments relating to ARS, the lease to ARS by ATS of space on certain towers previously owned by ARS and transferred to ATS, and certain indemnification obligations (including with respect to securities laws matters) of ATS.

  ATS's principal obligation is to reimburse CBS on a "make-whole" (after tax) basis for the tax liabilities in excess of $20.0 million to be incurred by ARS attributable to the distribution of the Common Stock to the ARS security holders and certain related transactions. In light of the significant increase in the trading levels of the Class A Common Stock, ATS and CBS agreed that ARS will treat the distribution on its tax return on a more conservative basis than originally contemplated in order to avoid the possibility of significant interest and penalties for which ATS would be responsible. Assuming the "fair market value" of ARS's stock interest in ATS was equal to $22 7/16 per share, the last reported sale price of such stock in the "when-issued" market on June 2, 1998, the total estimated tax reimbursement ATS would be required to make would be approximately $305.0 million. Such estimate gives effect to deductions of approximately $90.0 million, based on such closing price, available to ARS as a consequence of stock option cancellations contemplated by the CBS Merger. The tax reimbursement would change by approximately $20.5 million for each $1.00 change in the "fair market value" of the Common Stock under the tax reporting position to be followed. See the cover page of this Prospectus for recent price information with respect to the Class A Common Stock. The estimates described above are based on a number of assumptions and interpretations of various applicable income tax rules and are subject to change.

  ARS has agreed that it will pursue, for the benefit and at the cost of ATS, a refund claim, attributable to the foregoing "make-whole" provision, estimated at approximately $85.0 million, based on the assumed "fair market value" set forth above. Any such refund claim will, in fact, be based on the actual amount of tax paid. In light of existing tax law, there can, of course, be no assurance that any such refund claim will be successful. For information with respect to possible challenges by the Internal Revenue Service (or other taxing authorities) to ATS's positions with respect to such tax liability, see "Risk Factors--Relationship Between ATS and ARS--Certain Contingent Liabilities" and "Relationship Between ATS and ARS".

  ARS and CBS have, subject to certain limitations, agreed that in computing the amount of taxable gain that is recognized by ARS in connection with the distribution of the Common Stock, ARS shall, if so requested by ATS, report the amount so realized based on the "fair market value" of such stock as determined based on an appraisal prepared by a mutually agreed upon appraiser. Any such appraisal is not, of course, binding on the Internal Revenue Service or other taxing authorities.

  In connection with an inter-corporate taxable transfer of assets entered into in January 1998 by ATS in contemplation of the separation of ATS and ARS, a portion of the tax with respect to which ATS is obligated to indemnify CBS was incurred. Such transfer resulted in an increase in the tax bases of ATS's assets of approximately $330.0 million. ATS will have potential depreciation and amortization deductions over the next 15 years of $22.0 million per year and recorded a deferred tax asset of approximately $125.0 million to reflect this.

  The ARS-ATS Separation Agreement provides for closing date balance sheet adjustments based upon the working capital (current assets less defined liabilities) and specified debt levels of ARS. ATS will benefit from or bear the cost of such adjustments. ATS's preliminary estimate of such adjustments is that it will not be required to make a payment of more than $50.0 million and that, in addition, it will be required to reimburse CBS for the tax consequences of any such payment which would result in additional liability to ATS of approximately $33.0 million (assuming a $50.0 million adjustment payment) under the tax reporting method to be followed and as to which a refund claim will be filed. Since the amounts of working capital and debt are dependent upon the uncertainty, among other things, of recent operating results and cash capital expenditures, as well as CBS Merger expenses, ATS is unable to state definitively what payments, if any, will be owed by ATS to CBS. ATS intends to fund such payments with bank borrowings. See "Relationship Between ATS and ARS--Closing Date Adjustments" and the ARS 10-K and the ARS 10-Q attached to this Prospectus as Appendix A and B, respectively.

  Interim Financing. ATS has entered into a stock purchase agreement (the "Interim Financial Agreement") with respect to a preferred stock financing (the "Interim Financing") which provides for the issuance and sale by ATS of up to $400.0 million of preferred stock (the "Interim Preferred Stock") to finance ATS's obligation to CBS with respect to tax reimbursement. Pursuant to such agreement, immediately prior to the consummation of the CBS Merger, ATS issued shares of Interim Preferred Stock with an aggregate liquidation preference as shown on the cover page of this Prospectus to fund, in part, such tax reimbursement obligation. ATS intends to redeem the Interim Preferred Stock out of the proceeds of a public offering of Class A Common Stock to be registered under the Securities Act if, as ATS expects, the tax reimbursement is due prior to the consummation of such public offering. Any public offering would have a dilutive effect on ATS's then existing stockholders, particularly since the proceeds will be used principally to satisfy a non-income producing obligation and not to finance the acquisition of a revenue producing property. Further, any public offering would be subject to market conditions and other factors. There can be no assurance that any such financing would be available on terms favorable to ATS.

  New Credit Facilities. In June 1998 ATS expects to enter into new loan arrangements (the "New Credit Facilities") with its senior lenders, pursuant to which the maximum borrowing of the Operating Subsidiaries will be increased to $900.0 million, subject to compliance with certain financial ratios, and ATS (the parent holding company) expects an additional $150.0 million. See "indebtedness of American Tower System".

MANAGEMENT

  The senior management of American Tower Systems consists of the following senior executive officers: Steven B. Dodge, Chairman of the Board of Directors, President and Chief Executive Officer; Douglas Wiest,

Chief Operating Officer; Joseph L. Winn, Treasurer, Chief Financial Officer; James S. Eisenstein, Executive Vice President--Corporate Development; J. Michael Gearon, Jr., Executive Vice President of ATS, president of Gearon Communications, the site acquisition and development division of ATS, and a director; and Alan L. Box, Executive Vice President responsible for the video, voice and data transmission business of ATS and a director. ATS is managed through a central headquarters in Boston, but relies on four regional offices (located in Atlanta, Boston, Houston and the San Francisco Bay area) for marketing, operations and site management.

                                  RISK FACTORS

  For a discussion of certain risks investors should consider before investing in the Class A Common Stock, see "Risk Factors".

                                DIVIDEND POLICY

  ATS does not intend to pay cash dividends on Common Stock. Moreover, ATS's existing credit facility ("the Loan Agreement") restricts, and the proposed new loan agreements (the "New Credit Facilities") will prohibit, the payment of cash dividends.

                                 AMERICAN RADIO

  For information with respect to American Radio, see the ARS 10-K and the ARS 10-Q attached to this Prospectus as Appendix A and Appendix B, respectively.

                            SELECTED FINANCIAL DATA

  The following Selected Financial Data of American Tower Systems has been derived from the consolidated financial statements of American Tower Systems included elsewhere in this Prospectus. The Selected Financial Data should be read in conjunction with American Tower Systems's audited financial statements and the notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations". The Selected Financial Data as of March 31, 1997 and 1998 are unaudited but, in the opinion of management, contain all adjustments necessary for a fair presentation in accordance with generally accepted accounting principles. The pro forma financial data with respect to the three months ended March 31, 1998 and the year ended December 31, 1997 included below reflects certain adjustments, as explained elsewhere in this Prospectus, and therefore any comparison of such pro forma financial data with the Selected Financial Data appearing below for periods prior to 1997 is inappropriate. Such pro forma financial data for the year ended December 31, 1997 gives effect to the ATS Pro Forma Transactions and the CBS Merger, as described in the Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations of American Tower Systems. The ATS Pro Forma Transactions do not include all Recent Transactions or pending construction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

  The historical financial data presented below reflects periods during which ATS did not operate as an independent company. Therefore, such data may not reflect the results of operations or the financial condition which would have resulted if ATS had operated as a separate, independent company during such periods, and is not necessarily indicative of ATS's future results of operations or financial condition.

  "Tower Cash Flow" means operating income (loss) before depreciation and amortization and corporate general and administrative expenses. "EBITDA" means operating income (loss) before depreciation and amortization. "After-tax cash flow" means income (loss) before extraordinary items, plus depreciation and amortization, less preferred stock dividends. All of such terms include deferred revenue attributable to certain leases. See Consolidated Statements of Cash Flow of American Tower Systems and Notes to Consolidated Financial Statements of American Tower Systems. ATS does not consider Tower Cash Flow, EBITDA and after-tax cash flow as, nor should they be considered in isolation from, or as a substitute for, alternative measures of operating results or cash flow from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of ATS's profitability or liquidity. Although these measures of performance are not calculated in accordance with generally accepted accounting principles, ATS has included them because many of them are widely used in the communications site industry as a measure of a company's operating performance. More specifically, ATS believes they can assist in comparing company performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or non-operating factors such as historical cost bases. Tower Cash Flow also excludes the effect of corporate general and administrative expenses, which generally do not relate directly to communications site performance.

                           SELECTED FINANCIAL DATA(1)

                                                         YEAR ENDED           THREE MONTHS     THREE MONTHS ENDED
                                                      DECEMBER 31, 1997     ENDED MARCH 31,      MARCH 31, 1998
                                                   ------------------------ -----------------  ------------------
                                                                               HISTORICAL
                                                                            -----------------
                      JULY 17, 1995    YEAR ENDED
                         THROUGH      DECEMBER 31,
                    DECEMBER 31, 1995     1996     HISTORICAL  PRO FORMA(2)  1997      1998       PRO FORMA(2)
                    ----------------- ------------ ----------  ------------ -------  --------  ------------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPER-
 ATIONS DATA:
Net operating rev-
 enues............        $ 163          $2,897    $  17,508     $ 94,922    $1,366   $17,925        $25,089
Operating ex-
 penses:
 Operating ex-
  penses excluding
  depreciation,
  amortization and
  corporate gen-
  eral and
  administrative..           60           1,362        8,713       50,182       538    11,495         13,887
 Depreciation and
  amortization....           57             990        6,326       54,952       504     5,802         14,569
 Corporate general
  and
  administrative..          230             830        1,536        4,536       280       541          1,541
                          -----          ------    ---------     --------   -------  --------       --------
 Total operating
  expenses........          347           3,182       16,575      109,670     1,322    17,838         29,997
                          -----          ------    ---------     --------   -------  --------       --------
Operating income
 (loss)...........         (184)           (285)         933      (14,748)       44        87         (4,908)
Interest expense,
 net..............          --              (36)       2,789       61,151        71     1,565         23,508
Other expense (in-
 come)............          --              --            15           15
Minority interest
 in net earnings
 of subsidiar-
 ies(3)...........          --              185          178          178        80        79             79
                          -----          ------    ---------     --------   -------  --------       --------
Loss before income
 taxes............         (184)           (434)      (2,049)     (76,092)     (107)   (1,557)       (28,495)
Benefit (provi-
 sion) for income
 taxes............           74             (46)         473        7,015        49        30          2,588
                          -----          ------    ---------     --------   -------  --------       --------
Loss before ex-
 traordinary
 item.............        $(110)         $ (480)   $  (1,576)    $(69,077)  $   (58) $ (1,527)      $(25,907)
                          =====          ======    =========     ========   =======  ========       ========
Basic and diluted
 pro forma loss
 per common share
 before extraordi-
 nary item(4).....                                 $   (0.03)    $  (0.89)      --   $  (0.03)      $  (0.33)
                                                   =========     ========   =======  ========       ========
Basic and diluted
 pro forma common
 shares outstand-
 ing..............                                    48,692       77,574       --     48,967         77,574
                                                   =========     ========   =======  ========       ========
OTHER OPERATING
 DATA:
Tower cash flow...        $ 103          $1,535    $   8,795     $ 44,740   $   828  $  6,430       $ 11,202
EBITDA............         (127)            705        7,259       40,204       548     5,889          9,661
EBITDA margin.....         (N/A)           24.3%        41.5%        42.4%     40.1%     32.9%          38.5%
After-tax cash
 flow
 (deficiency).....          (53)            510        4,750      (14,125)      446     4,275        (11,338)
Cash provided by
 (used for)
 operating activi-
 ties.............          (51)          2,229        9,913          --        216    (1,737)           --
Cash used for in-
 vesting
 activities.......          --              --      (216,783)         --     (3,346)  (91,835)           --
Cash provided by
 financing
 activities.......           63             132      209,092          --      2,410    95,777            --

                                                          1995 1996 1997 1998(5)
                                                          ---- ---- ---- -------
TOWER DATA(5):
Towers operated at beginning of period................... --     3  269     671
 Towers acquired(6)......................................   3  265  321   1,043
 Towers constructed...................................... --     1   81      90
                                                          ---  ---  ---   -----
Towers operated at end of period.........................   3  269  671   1,804
                                                          ===  ===  ===   =====
Aggregate towers constructed(7)..........................   3   31  240      90
                                                          ===  ===  ===   =====

                                                           MARCH 31, 1998
                                                       ------------------------
                                                       HISTORICAL  PRO FORMA(2)
                                                       ----------  ------------
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................  $   6,800    $    7,911
Working capital deficiency, excluding current portion
 of long-term debt...................................   (124,945)         (735)
Interim preferred stock, due within one year.........        --        310,000
Property and equipment, net..........................    156,827       282,615
Total assets.........................................    533,014     1,050,731
Long-term debt, including current portion............    157,150       265,539
Total stockholders' equity...........................    233,317       339,917

--------
(1) ATSI was organized on July 17, 1995 and American Radio contributed all of the issued and outstanding capital stock of ATSI to ATS on September 24, 1996. Year-to-year comparisons are significantly affected by the timing of acquisitions of communications sites and related businesses and construction of towers, both of which have been numerous during the period. The principal acquisitions made in 1996 and 1997 are described in "Business--Recent Transactions" and the Consolidated Financial Statements of American Tower Systems.
(2) The unaudited pro forma Statement of Operations Data and Other Operating Data for the three months ended March 31, 1998 and the year ended December 31, 1997 give effect to the ATS Pro Forma Transactions, the CBS Merger and the Interim Financing, as if each of the foregoing had occurred on January 1, 1998 and January 1, 1997, respectively. The unaudited pro forma Balance Sheet Data as of March 31, 1998 gives effect to the ATC Merger (the only ATS Pro Forma Transactions not then consummated), the CBS Merger and the Interim Financing, as if each of the foregoing had occurred on March 31, 1998. The term "ATS Pro Forma Transactions" means the Meridian Transaction, the Diablo Transaction, the MicroNet Transaction, the Tucson Transaction, the Gearon Transaction, the OPM Transaction, the ATC Merger, consummation of transactions contemplated by the Stock Purchase Agreement, and the transfer of towers (the "Transfer of Towers") from ARS to ATS. It does not include all of the Recent Transactions or pending construction. See "Business--Recent Transactions" and "Unaudited Pro Forma Condensed Consolidated Financial Statements of ATS". See the cover page of this Prospectus for information with respect to the actual amount of Interim Preferred Stock issued by ATS and "Risk Factors--Relationship Between ATS and ARS--Certain Contingent Liabilities" from information with respect to ATS's current estimate of the amount of closing date balance sheet adjustments.
(3) Represents the elimination of the 49.9% member's earnings of ATS Needham, LLC, in which ATSLP holds a 50.1% interest and the elimination of the 30% member's loss of ATS/PCS (formerly Communications Systems Development LLC), in which ATSLP holds a 70% interest.
(4) Pro forma basic and diluted loss per share has been computed using (a) in the case of historical information, the number of shares outstanding following the CBS Merger and (b) in the case of pro forma information, the number of shares expected to be outstanding following the CBS Merger and the transactions discussed in Note 2 above and the Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations.
(5) Includes information with respect to ATS only and is for the year shown, except 1998, which is as of May 1, and assumes consummation of all Recent Transactions then pending (including those of ATC), but does not include towers then under construction by ATS. See Note (7) below.
(6) Includes towers managed for others (including rooftops), the management contracts for which were acquired, as follows; 1996--251 (217); 1997--86
    (35); and 1998--155 (27).
(7) Includes towers constructed in each period by ATS and all acquired (or to be acquired) companies, including, in certain cases, towers constructed for and owned by third parties.

                                 RISK FACTORS

  Investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, before acquiring the securities offered hereby.

RELATIONSHIP BETWEEN ATS AND ARS--CERTAIN CONTINGENT LIABILITIES

  The ARS-ATS Separation Agreement requires ATS to reimburse CBS on a "make-whole" (after tax) basis for the tax liabilities to be incurred by ARS attributable to the distribution of the Common Stock to the ARS security holders and certain related transactions to the extent that the aggregate amount of taxes required to be paid by ARS exceeds $20.0 million. The amount of that tax liability is dependent on the "fair market value" of the Class A Common Stock at the time of the consummation of the CBS Merger. In light of the significant increase in the trading levels of the ATS Class A Common Stock, ATS and CBS agreed that ARS will treat the distribution on its tax return on a more conservative basis than originally contemplated in order to avoid the possibility of significant interest and penalties for which ATS would be responsible. Assuming the "fair market value" of ARS's stock interest in ATS was equal to $22 7/16 per share, the last reported sale price of such stock in the when-issued market on June 2, 1998, the total estimated tax reimbursement ATS would be required to make would be approximately $305.0 million. Such estimate gives effect to deductions of approximately $90.0 million, based on such closing price, available to ARS as a consequence of stock option cancellations contemplated by the CBS Merger. The tax reimbursement would change by between approximately $20.5 and $22.5 million, again depending on applicable state tax rates, for each $1.00 change in the "fair market value" of the Common Stock under the tax reporting position to be followed. See the cover page of this Prospectus for recent price information with respect to the Class A Common Stock. The estimates described above are based on a number of assumptions and interpretations of various applicable income tax rules and are subject to change.

  ARS has agreed that it will pursue, for the benefit and at the cost of ATS, a refund claim, attributable to the "make-whole" provision, estimated at approximately $85.0 million based on the assumed "fair market value" set forth above. Any such refund claim will, in fact, be based on the actual amount of taxes paid. In light of existing tax law, there can, of course, be no assurance that any such refund claim will be successful. See "Relationship Between ATS and ARS--Sharing of Tax and Other Consequences".

  Prospective investors should be aware that the Internal Revenue Service (or other taxing authorities) could challenge the factual or legal basis on which the estimates set forth above are based. For example, the Internal Revenue Service (or other taxing authorities) could assert that the "fair market value" of the Common Stock distributed by ARS was greater than the trading price, basing such challenge on an assertion that the trading levels of the Common Stock following the consummation of the CBS Merger were higher, or that the distribution represented a "control" block and therefore commanded a "premium" or that the "enterprise" value of ATS exceeded the aggregate market value. ATS will be responsible for the cost of defending any such challenge and any additional tax (including any interest and penalties) payable as a consequence of any such challenge sustained by a court.

  The ARS-ATS Separation Agreement also provides for closing date balance sheet adjustments based upon the working capital (current assets less defined liabilities) and specified debt levels of ARS. ATS will benefit from or bear the cost of such adjustments. ATS's preliminary estimate of such adjustments is that it will not be required to make a payment of more than $50.0 million and that, in addition, it will be required to reimburse CBS for the tax consequences of any such payment which would result in additional liability of ATS of approximately $33.0 million (assuming a $50.0 million adjustment payment) under the tax reporting method to be followed and as to which a refund claim will be pursued. Since the amounts of working capital and debt are dependent upon the uncertainty, among other things, of recent operating results and cash capital expenditures as well as CBS Merger expenses, ATS is unable to state definitively what payments will be owed by ATS. See "Relationship Between ATS and ARS--Closing Date Adjustments" and the ARS 10-K and the ARS 10-Q attached hereto as Appendix A and B, respectively.

  For information with respect to ATS's financing plans relating to the tax reimbursement and closing date balance sheet adjustments obligations, see "-- Substantial Capital Requirements and Leverage" below.

  The ARS-ATS Separation Agreement also provides for the leasing by ATS to ARS of space (at below market rentals negotiated with CBS in September 1997) on 16 towers previously owned by ARS and transferred or to be transferred by ARS to ATS. See "Relationship Between ATS and ARS--Lease Arrangements".

SUBSTANTIAL CAPITAL REQUIREMENTS AND LEVERAGE

  ATS's acquisition and construction activities have created and will continue to create substantial ongoing capital requirements. During 1997, ATS made capital investments aggregating approximately $184.1 million for acquisitions and approximately $20.6 million for capital expenditures and tower construction, including site upgrades. ATS currently has under construction or plans to construct during 1998 between approximately 400 and 500 towers at an estimated aggregate cost of between approximately $80.0 and $100.0 million. In addition, ATS is actively seeking other major build to suit projects. Historically, ATS has financed its capital expenditures through a combination of bank borrowings, equity investments by ARS, and cash flow from operations. As of March 31, 1998, on a pro forma basis giving effect to all then or currently pending Recent Transactions, the CBS Merger and the Interim Financing, (but not planned construction), ATS would have had aggregate borrowings of approximately $409.4 million (exclusive of non-recourse debt) and Interim Preferred Stock outstanding with an aggregated liquidation preference as shown on the cover page of this Prospectus and obligations under the ARS-ATS Separation Agreement with respect to closing date balance sheet adjustment estimated at approximately $83.0 million as described elsewhere in this Prospectus. See "--Relationship between ATS and ARS--Certain Contingent Liabilities" above.

  ATS expects that it will continue to be required to borrow funds to finance construction and, to a lesser extent, acquisitions and that it will operate with substantial leverage. If ATS's revenues and cash flow do not meet current expectations, or if its borrowing base is reduced as a result of operating performance, ATS may have limited ability to access necessary capital. If such cash flow is not sufficient to meet its debt service requirements, ATS could be required to sell equity or debt securities, refinance its obligations or dispose of certain of its operating assets in order to make scheduled payments. There can be no assurance that ATS would be able to effect any such transactions on favorable terms.

  ATS is in the process of negotiating the New Credit Facilities with its senior lenders, pursuant to which the existing maximum borrowing of the Operating Subsidiaries would be increased from $400.0 million to $900.0 million, subject to compliance with certain financial ratios, and ATS (the parent holding company) would be able to borrow an additional $150.0 million. ATS's existing and proposed loan agreements include certain financial and operational covenants and other restrictions which must be satisfied. Included among such provisions are limitations on additional indebtedness, capital expenditures, uses of borrowed funds, permitted investments, and cash distributions. Such agreements also require the maintenance of certain financial ratios. The obligations of the borrowers under the existing and proposed loan agreements are and will be collateralized, among other things, by a first priority security interest in substantially all of the operating assets and property of the consolidated group. There can be no assurance that the New Credit Facilities will be executed on terms satisfactory to ATS.

  Assuming the execution of the New Credit Facilities on the basis described in the preceding paragraph, management believes that ATS will have the funds necessary to finance current construction plans, to consummate pending acquisitions, and to fund the closing date balance sheet adjustment obligation to CBS. Should additional substantial acquisition or construction opportunities become available, however, ATS might require additional financing during 1998. Any such financing could take the form of an increase in the maximum borrowing levels under the proposed loan agreements (which would be dependent on the ability to meet certain leverage ratios), the issuance of debt or senior equity securities (which could have the effect of increasing consolidated leverage ratios) or Class A Common Stock, convertible securities or warrants (which would have a dilutive effect on the proportionate ownership of ATS of its then existing common stockholders). There can be no assurance that any such debt or equity financing would be available on favorable terms.

  Since ATS's existing and proposed loan agreements were not sufficient to finance ATS's obligations to reimburse ARS for the tax liabilities pursuant to the provisions of the ARS-ATS Separation Agreement, ATS entered into the Interim Financing arrangements and issued the Interim Preferred Stock as shown on the cover page of this Prospectus. There can, of course, be no assurance that ATS will be able to satisfy all of the conditions to closing set forth in the commitment for the Interim Financing. The Interim Preferred Stock contains restrictions substantially identical to those contemplated by the Senior Debt Facilities, and, in addition, prohibits cash dividends and other distributions on the Common Stock. ATS presently intends to redeem the Interim Preferred Stock out of the proceeds of a public offering of Class A Common Stock to be registered under the Securities Act. Any remaining proceeds are intended to be used to repay bank borrowings. Any public offering would have a dilutive effect on ATS's then existing stockholders, particularly since the proceeds will be used to satisfy a non-income producing obligation and not to finance the acquisition of a revenue producing property. Further, any public offering would be subject to market conditions and other factors. There can be no assurance that any such financing would be available on terms favorable to ATS. See "Prospectus Summary--American Tower Systems--Recent Transactions--CBS Merger."

DEPENDENCE ON DEMAND FOR WIRELESS COMMUNICATIONS AND IMPLEMENTATION OF DIGITAL TELEVISION

  The demand for rental space on ATS's towers is dependent on a number of factors beyond ATS's control. Such factors include the demand for wireless services by consumers, the financial condition and access to capital of wireless service providers, wireless service providers' preference for owning or leasing their communications sites, government licensing of broadcast rights, changes in Federal Communication Commission ("FCC") regulations, zoning and environmental regulations, and general economic conditions. A slowdown in the growth of wireless communications in the United States would depress network expansion activities and reduce the demand for ATS's antennae sites. In addition, the demand for ATS's antennae sites could be adversely affected by factors such as a downturn in a particular wireless segment, or of the number of carriers, nationally or locally, in a particular segment. Such a downturn could result from technological or other competition or other factors beyond the control of ATS. In addition, wireless service providers often enter into "roaming" and "resale" arrangements that permit providers to serve customers in areas where they do not have facilities. Specifically, in most cases, these arrangements are intended to permit a provider's customers to obtain service in areas outside the provider's license area or, in the case of resale arrangements, to permit a provider that has no licenses to enter the wireless marketplace. Current FCC rules, which are subject to sunset requirements that vary from service to service and market to market, also give licensed wireless service providers the right to enter into roaming and resale arrangements with other providers licensed to serve overlapping service areas. Such roaming and resale arrangements could be viewed by some wireless service providers as superior alternatives to constructing their own facilities or leasing antennae space on communications sites owned by ATS. If such arrangements were to become common, there could be a material adverse effect on ATS's prospects, financial condition and results of operations. See "Industry Overview".

  The demand for rental space on ATS's towers is also dependent on the demand for tower sites by television and radio broadcasters. Many of the same factors described above are also applicable to television and radio broadcasters. ATS could also be affected adversely should the development of digital television be delayed or impaired, or if demand were to decrease because of industry delays in implementing the changes.

CONSTRUCTION OF NEW TOWERS

  The success of ATS's growth strategy is highly dependent on its ability to complete new tower construction. Such construction can be prevented, delayed and/or made more costly by factors beyond the control of ATS. Among such factors are zoning and local permitting requirements, FCC and Federal Aviation Administration

("FAA") regulations, environmental group opposition, availability of erection equipment and skilled construction personnel, and adverse weather conditions. In addition, as the pace of tower construction has increased in recent years, manpower and equipment needed to erect towers have been in increasing demand. Such factors could increase costs and delay time schedules associated with new tower construction, either of which could have a material adverse effect on ATS's prospects, financial condition and results of operations. The anticipated increase in construction activity, both for ATS and the communications site industry generally, is likely to exacerbate significantly these factors. The construction of towers for the broadcasting industry could be particularly affected by a potential shortage of construction capability should a large number of towers be required to be built in a relatively short period of time to accommodate the initiation of digital television service. See "Business--Regulatory Matters".

  In addition, the scope of ATS's 1998 and subsequent construction program is substantially greater than the combined past construction programs of ATS and the various companies that it has acquired or agreed to acquire, including Gearon and ATC. While ATS's construction program will be conducted and managed at a regional level, there can be no assurance that ATS has sufficient personnel resources to ensure the timely and efficient implementation of its construction program in a cost effective manner and the subsequent management of the substantially increased number of towers.

  ATS competes for new tower construction sites with wireless service providers, site developers and other independent communications site operating companies. ATS believes that competition for tower construction sites will increase and that additional competitors will enter the communications site market, certain of which may have greater financial resources than ATS.

  In addition to competing for new tower construction sites, ATS faces strong competition for build to suit opportunities, principally from other independent communications site operators and site developers, certain of which have more extensive experience and offer a broader range of services (principally in constructing themselves rather than managing the construction of others) than ATS can presently offer.

  Build to suit activities involve certain additional risks. Although such projects involve at least one "anchor" tenant, there can be no assurance that a sufficient number of additional tenants will be secured for all or most of the towers to be constructed pursuant to such projects (particularly the larger ones that ATS is seeking), to ensure that such projects will be profitable. Moreover, ATS may find that one of the reasons that carriers are willing to permit ATS to build towers for them is that certain or many of such towers may be on sites where it is either expensive or difficult to build or that such sites are unlikely to attract a sufficient number of other tenants to ensure profitability or adequate investment returns. In addition, as noted above, ATS's experience to date has been limited to projects of considerably smaller scope than the projects which it is negotiating and others on which it will be bidding.

  Accordingly, there can be no assurance that ATS's construction program, including one or more of its build to suit projects, might not have a material adverse effect on ATS's prospects, financial condition and results of operations.

ACQUISITION STRATEGY

  ATS has pursued, and intends to continue to pursue on a selective basis, its acquisition strategy. The risks inherent in such a strategy include increasing leverage and debt service requirements, combining disparate company cultures and facilities, and operating towers in many geographically diverse markets. Certain of these risks may be increased to the extent that ATS's acquisitions (such as the ATC Merger) are larger and/or involve communications sites in diverse geographic areas. In addition, management will be responsible for a substantially larger pool of assets than it has previously managed in the communications site industry. Accordingly, there can be no assurance that one or more of ATS's past or future acquisitions may not have a material adverse effect on its prospects, financial condition and results of operations.

  ATS competes with certain wireless service providers, site developers and other independent tower owners and operators, as well as financial institutions, for acquisitions of towers and sites. Certain of those competitors have greater financial and other resources than ATS. The success of ATS's growth strategy continues to be dependent, although to a lesser extent than in the past, on its ability to identify and complete acquisitions. Increased competition, which ATS anticipates will occur, may result in fewer opportunities as well as higher prices. No assurance can be given that ATS will be able to identify, finance and complete acquisitions on acceptable terms.

DEPENDENCE ON KEY PERSONNEL

  The implementation of ATS's growth strategy is dependent, to a significant degree, on the efforts of ATS's Chief Executive Officer and its other executive officers. ATS has not entered into employment agreements with any of its executive officers, other than with J. Michael Gearon, Jr., the former principal stockholder and chief executive officer of Gearon & Co., Inc. and Douglas Wiest, the recently recruited Chief Operating Officer. Many of the executive and other officers have been granted options to purchase shares of Common Stock that are subject to vesting provisions generally over a five-year period. However, there can be no assurance that ATS will be able to retain such officers, the loss of whom could have a material adverse effect upon it, or that it will be able to prevent them from competing in the event of their departure. ATS does not maintain key man life insurance of any significance on the lives of any of such officers.

ENVIRONMENTAL MATTERS

  Under various federal, state and local environmental laws, an owner or lessee of real estate may become liable for the costs of investigation, removal or remediation of soil and groundwater contaminated by certain hazardous substances or wastes. Certain of such laws impose cleanup responsibility and liability without regard to whether the owner or operator of the real estate knew of or was responsible for the contamination. Such liability may continue whether or not operations at the property have been discontinued or the property has been transferred. The owner or operator of contaminated real estate also may be subject to common law claims by third parties based on damages and costs resulting from off-site migration of the contamination. ATS may be potentially liable for environmental costs such as those discussed above.

CONTROL BY THE PRINCIPAL STOCKHOLDERS; RESTRICTIONS ON CHANGE OF CONTROL

  On June 1, 1998, giving pro forma effect to the ATC Merger and the CBS Merger, but not to the contemplated public offering of Class A Common Stock, Messrs. Dodge and Stoner, together with their affiliates (the "Principal Stockholders"), owned approximately 50.8% (62.1% in the event that the ATC Merger does not occur) of the combined voting power of the Common Stock. See "Principal Stockholders". Accordingly, the Principal Stockholders may, in effect, be able to control the vote on all matters submitted to a vote of the holders of the Common Stock, except with respect to (i) the election of two independent directors, and (ii) those matters that the ATS charter or applicable law requires a 66 2/3% vote or a class vote. Control by the Principal Stockholders may have the effect of discouraging certain types of transactions involving an actual or potential change of control of ATS. See "Description of Capital Stock--Common Stock".

  The Loan Agreement provides that an "Event of Default" will occur upon certain changes in the ownership interests and executive positions in ATS of Mr. Dodge. Those provisions are proposed to be amended in the New Credit Facilities to relate the "Event of Default" to certain other changes of control of ATS that are not directly related to such ownership and executive positions of Mr. Dodge. In addition, the Communications Act of 1934, as amended (the "Communications Act"), and the rules of the FCC require the prior consent of the FCC for any change in control of ATS. Finally, certain provisions of the Delaware law may have the effect of discouraging a third party from making an acquisition proposal for ATS and may thereby inhibit a change of control. See "Description of Capital Stock--Delaware Business Combination Provisions".

RISK ASSOCIATED WITH NEW TECHNOLOGIES

  The emergence of new technologies could reduce the need for tower-based transmission and reception and, thereby, have a negative impact on ATS's operations. For example, the FCC has granted license applications for several low-earth orbiting satellite systems that are intended to provide mobile voice and/or data services. Although such systems are highly capital-intensive and are not yet commercially tested, mobile satellite systems could compete with land-based wireless communications systems, thereby reducing the demand for the infrastructure services provided by ATS. Additionally, the growth in delivery of video services by direct broadcast satellites and the development and implementation of signal combining technologies (which permit one antenna to service two different frequencies of transmissions and, thereby, two customers) and satellite-delivery systems may reduce the need for tower-based broadcast transmission. The occurrence of any of these factors could have a material adverse effect on ATS's prospects, financial condition and results of operations.

CERTAIN PERCEIVED HEALTH RISKS

  ATS and the lessees of antennae sites on its towers are subject to government regulations relating to radio frequency ("RF") emissions. In recent years, there have been several substantial studies by the scientific community investigating the potential connection between RF emissions and possible negative health effects, including cancer. The results of these studies have, to date, been inconclusive. ATS has not been subject to any claims relating to RF emissions, although it is possible that such claims may arise in the future. Since ATS does not maintain any significant insurance with respect to such matters, such claims, if substantiated, could have a material adverse effect on its prospects, financial condition and results of operations.

CONVERSION OF CONVERTIBLE PREFERRED--UNFUNDED OBLIGATION OF ARS

  ATS issued to ARS, in November 1997, a sufficient number of Class A Common Stock to be delivered upon the exercise of conversion rights by the holders of the Convertible Preferred. ARS has no obligation to escrow shares of Class A Common Stock or cash for the purpose of satisfying its obligations in connection with conversions. Accordingly, such shares and cash of ARS are available, along with its other assets, to satisfy the claims of all of its creditors and for disposition generally by ARS. In any event, ATS has no obligation to issue Class A Common Stock or deliver cash in connection with the exercise of conversion rights by the holders of the Convertible Preferred.

LACK OF DIVIDENDS; RESTRICTIONS ON PAYMENTS OF DIVIDENDS AND REPURCHASE OF COMMON STOCK

  ATS intends to retain any available earnings for the growth of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. In addition, the Loan Agreement restricts (and the New Credit Facility of ATS will restrict) the payment of cash dividends or other distributions and the repurchase, redemption or other acquisition of its equity securities. The Interim Preferred Stock contains substantially identical restrictions and, in addition, prohibits cash dividends on the Common Stock. See "Description of Capital Stock--Common Stock--Dividend Restrictions".

POSSIBLE VOLATILITY OF STOCK PRICE

  Factors such as market conditions in the wireless communications industry may have a significant impact on the market price of the Class A Common Stock. Further, the stock market has experienced volatility that affects the market prices of companies in ways often unrelated to the operating performance of such companies. These market fluctuations may adversely affect the market price of the Class A Common Stock. There can be no assurance as to the price at which the Class A Common Stock will trade or as to the liquidity or volatility of any such trading market. Market prices might also be affected by shares available for future sale held by certain stockholders who hold freely saleable shares. See "Shares Eligible for Future Sale".

                       MARKET PRICES AND DIVIDEND POLICY

  Immediately following the CBS Merger, the Class A Common Stock began trading on the NYSE. Prior to that date, beginning on February 27, 1998, the Class A Common Stock commenced trading on a "when-issued" basis on the inter-dealer bulletin board of the over-the-counter market. During the period from February 27, 1998 through June 1, 1998 the range of the high and low per share bid prices in such market was $26 1/8 and $15 1/2. See the cover page of this Prospectus for recent price information with respect to the Class A Common Stock.

  ATS has not paid a dividend on any class of its capital stock and anticipates that it will retain future earnings, if any, to fund the development and growth of its business. It does not anticipate paying cash dividends on shares of Common Stock in the foreseeable future. In addition, each Operating Subsidiary is and will be restricted under its loan arrangements from paying cash dividends on the stock (distributions to its partners, in the case of ATSLP) and repurchasing, redeeming or otherwise acquiring any shares of Common Stock (or partnership interests). Since ATS has no significant assets other than its ownership of each Operating Subsidiary, its ability to pay cash dividends in the foreseeable future is restricted. The New Credit Facilities will restrict and the Interim Preferred Stock prohibits the payment of cash dividends by ATS. See "Description of Capital Stock-- Common Stock--Dividend Restrictions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

                                CAPITALIZATION

  Prior to the consummation of the CBS Merger, ATS was operated as part of American Radio. The following table sets forth the capitalization of ATS as of March 31, 1998, and as adjusted to give effect to the ATS Pro Forma Transactions, the CBS Merger and the Interim Financing, as if all of the foregoing had been consummated on March 31, 1998. See Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet. Management believes that the assumptions used provide a reasonable basis on which to present such pro forma capitalization. The capitalization table below should be read in conjunction with the historical financial statements of ATS, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower Systems". The capitalization table below is provided for informational purposes only and
(i) is not necessarily indicative of ATS's capitalization or financial condition had the transactions and events referred to above been consummated on the date assumed, (ii) may not reflect the capitalization or financial condition which would have resulted had ATS been operated as a separate, independent company, and (iii) is not necessarily indicative of ATS's future capitalization or financial condition.

                                                       MARCH 31, 1998
                                                ----------------------------
                                                           PRO FORMA FOR ATS
                                                               PRO FORMA
                                                           TRANSACTIONS, CBS
                                                              MERGER AND
                                                HISTORICAL INTERIM FINANCING
                                                ---------- -----------------
                                                         (IN THOUSANDS)
Cash and cash equivalents.....................   $  6,800      $  7,911
                                                 ========      ========
Interim Preferred Stock, due within one
 year(1)(4)...................................   $    --       $310,000
                                                 ========      ========
Long term debt, including current
 portion(2)(3)
 Borrowings under the Loan Agreement..........   $155,500      $263,889
 Other long-term debt.........................      1,650         1,650
                                                 --------      --------
 Total long-term debt.........................    157,150       265,539
                                                 --------      --------
Stockholders' equity(2)(4)
 Common Stock(5)
 Class A Common Stock.........................        364           651
 Class B Common Stock.........................         93            91
 Class C Common Stock.........................         33            33
 Additional paid-in capital...................    286,589       343,529
 Notes receivable, due from Stockholders......    (49,375)
 Accumulated deficit..........................     (4,387)       (4,387)
                                                 --------      --------
 Total stockholders' equity...................    233,317       339,917
                                                 --------      --------
 Total capitalization.........................   $390,467      $605,456
                                                 ========      ========

--------
(1) The ARS-ATS Separation Agreement requires ATS, among other things (a) to bear the tax consequences of the distribution by ARS to its security holders of the Common Stock owned by it to the extent that the aggregate amount of taxes required to be paid by ARS exceeds $20.0 million, and (b) to bear the burden (or receive the benefit) of any closing date balance sheet adjustments based upon the working capital and specified debt levels of ARS. ATS has entered into an Interim Financing Agreement with respect to the Interim Financing providing for the issuance and sale by ATS of up to $400.0 million of Interim Preferred Stock in order to finance ATS's obligations to CBS with respect to tax reimbursement. ATS intends to redeem the Interim Preferred Stock out of the proceeds of a public offering of Class A Common Stock to be registered under the Securities Act. Any public offering would be subject to market conditions and other factors. For purposes of the pro forma information included in this capitalization table, it has been assumed that ATS issued $310.0 million of the Interim Preferred Stock and used the proceeds to reimburse CBS for such tax liability and to pay the commitment and other fees and other expenses of the issue and sale of the Interim Preferred Stock. For information with respect to the aggregate liquidation preference of the Interim Preferred Stock actually issued, see the cover page of this Prospectus. ATS intends to finance the closing date balance sheet adjustments and the related tax reimbursements through bank borrowings (which ATS intends to repay out of the proceeds of such public offering); pro forma effect has been given to aggregate bank borrowings of approximately $66.0 million in this capitalization table. However, ATS currently estimates that the closing date balance sheet adjustments and related tax reimbursement may approximate $83.0 million. See "Risk Factors--Relationship between ATS and ARS--Certain Contingent Liabilities", "Relationship between ATS and ARS-- Sharing of Tax and Other Consequences" and "--Closing Date Adjustments"and the ARS 10-K and the ARS 10-Q attached hereto as Appendix A and B, respectively.
(2) For additional information, see "Unaudited Pro Forma Condensed Consolidated Financial Statements of ATS" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".
(3) See Notes to Consolidated Financial Statements and "Indebtedness of ATS" for additional information regarding the components and terms of ATS's long-term debt. Approximately $145.5 million of additional long-term borrowings are expected to be required (on a net basis) to finance (a) the Recent Transactions not included in the ATS Pro Forma Transactions and (b) the balance (approximately $84.0 million) of the maximum purchase price of the OPM Transaction, assuming required cash flow levels are achieved. Such borrowings do not include $12.0 million of non-recourse indebtedness issued in connection with the Intracoastal Transaction. See "Business-- Recent Transactions--Pending Acquisitions".
(4) Consists of (a) Preferred Stock, par value $.01 per share, authorized, 20,000,000 shares and 356,000 shares of Interim Preferred Stock issued and outstanding (pro forma) (see Note (1) above); (b) Class A Common Stock, par value $.01 per share, authorized 200,000,000 shares (historical), 300,000,000 shares (pro forma); shares issued and outstanding: 36,351,266 (historical), 65,137,652 (pro forma); (c) Class B Common Stock, par value $.01 per share, 50,000,000 authorized shares; shares issued and outstanding: 9,320,576 (historical) and 9,140,363 (pro forma); and (d) Class C Common Stock, par value $.01 per share, 10,000,000 authorized shares; shares issued and outstanding: 3,295,518 (historical and pro forma).
(5) The number of outstanding shares does not include, except as otherwise indicated: (a) shares of Class A Common Stock issuable upon conversion of Class B Common Stock or Class C Common Stock, (b) shares issuable upon exercise of options currently outstanding to purchase an aggregate of 4,311,300 shares of Common Stock, (c) an aggregate of 4,103,014 shares of Common Stock to be issued pursuant to the exercise of options issued in exchange for options formerly outstanding as follows: (i) options to purchase 682,000 shares of Common Stock of ATSI, which were exchanged for options to purchase approximately 931,330 shares of Common Stock, (ii) options to purchase 599,400 shares of ARS Common Stock, which were exchanged (based on assumed relative market prices of the ARS Common Stock and Common Stock of $64.00 per share and $20.00 per share, respectively) for options to purchase 1,918,080 shares of Common Stock, and (iii) options to purchase 6,500 shares of ATC Common Stock, which will be exchanged for options to purchase 1,253,604 shares of Common Stock, or (d) shares issuable pursuant to certain pending acquisitions. See the Notes to Consolidated Financial Statements and "Business--Recent Transactions-- Pending Acquisitions".

    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF ATS

  The following unaudited pro forma condensed consolidated financial statements of ATS consist of an unaudited pro forma condensed consolidated balance sheet as of March 31, 1998 and an unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 1998 and the year ended December 31, 1997 adjusted for the ATS Pro Forma Transactions, the CBS Merger including the issuance of $310.0 million of Interim Preferred Stock and a $66.0 million payment required under the ARS-ATS Separation Agreement, as if such transactions had been consummated on January 1, 1998 and January 1, 1997, respectively, with respect to the unaudited pro forma condensed consolidated statements of operations, and March 31, 1998 with respect to the unaudited pro forma condensed consolidated balance sheet. The unaudited pro forma condensed consolidated financial statements have been prepared assuming the issuance of $310.0 million of Interim Preferred Stock, and a payment required under the ARS-ATS Separation Agreement of $66.0 million. Such amounts would change to approximately $314.0 million and $83.0 million, respectively, using data available at June 2, 1998. As the amount of Interim Preferred Stock to be issued and the payment required under the ARS-ATS Separation Agreement is subject to further change, the Company has not reflected its latest estimates in the accompanying unaudited pro forma condensed consolidated financial statements. With respect to acquisitions, the pro forma statements give effect only to the ATS Pro Forma Transactions based on their significance in relation to all of ATS's acquisitions and, therefore, do not include all Recent Transactions. The unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statements of operations should be read in conjunction with American Tower Systems's consolidated financial statements and notes thereto, as well as the financial statements and notes thereto of certain businesses that have been or may be acquired, which are included elsewhere in this Prospectus. The unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statement of operations are not necessarily indicative of the financial condition or the results of operations that would have been reported had such events actually occurred on the date specified, nor are they indicative of the results of operations that would have resulted had ATS been operated as a separate, independent company during such periods, and are not necessarily indicative of ATS's future financial conditions or results of operations.

  In reviewing the unaudited pro forma condensed consolidated financial statements set forth below, in addition to the assumptions and other matters noted in the above paragraph and in the notes to the unaudited pro forma condensed consolidated financial statements, it should be noted that estimated incremental costs that will be incurred because ATS will be an independent company have been reflected in the pro forma adjustments. However, there can be no assurance that actual incremental costs for such independent operation will not exceed such estimated amounts.

                       AMERICAN TOWER SYSTEMS CORPORATION

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1998
                                 (IN THOUSANDS)

                                                         ADJUSTMENTS
                                                           FOR ATS
                                                          PRO FORMA
                                                         TRANSACTIONS
                                                           AND CBS
                                              HISTORICAL  MERGER(A)   PRO FORMA
                                              ---------- ------------ ----------
                   ASSETS
Cash and cash equivalents...................   $  6,800   $   1,111   $    7,911
Accounts receivable, net....................      5,742       1,084        6,826
Other current assets........................      4,427         984        5,411
Notes receivable............................      1,000                    1,000
Property and equipment, net.................    156,827     125,788      282,615
Intangible assets, net......................    229,189     388,750      617,939
Deferred income taxes.......................    123,273                  123,273
Deposits and other assets...................      5,756                    5,756
                                               --------   ---------   ----------
 Total......................................   $533,014   $ 517,717   $1,050,731
                                               ========   =========   ==========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities, excluding current por-
 tion of long-term debt.....................   $141,914   $(121,031)  $   20,883
Interim preferred stock, due within one
 year.......................................                310,000      310,000
Deferred income taxes.......................                113,575      113,575
Other long-term liabilities.................         33         184          217
Long-term debt, including current portion...    157,150     108,389      265,539
Minority interest in subsidiaries...........        600                      600
Stockholders' equity........................    233,317     106,600      339,917
                                               --------   ---------   ----------
 Total......................................   $533,014   $ 517,717   $1,050,731
                                               ========   =========   ==========

    See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet of
                            American Tower Systems.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

  The unaudited pro forma condensed consolidated balance sheet as of March 31, 1998 gives effect to the consummation of the ATC Merger (collectively, with the Diablo Transaction, the Meridian Transaction, the MicroNet Transaction, the Gearon Transaction, the OPM Transaction, the Tucson Transaction, the Transfer of Towers from ARS to ATS, and the transactions contemplated by the Stock Purchase Agreement, the "ATS Pro Forma Transactions") and the CBS Merger (including the issuance of $310.0 million of Interim Preferred Stock and a $66.0 million payment required under the ARS-ATS Separation Agreement), as if each of the foregoing had occurred on March 31, 1998. The unaudited pro forma condensed consolidated balance sheet also gives effect to the repayment of $49.4 million of notes issued in connection with the Stock Purchase Agreement. See "Business--Recent Transactions" for a description of each of the transactions included in the ATS Pro Forma Transactions. For information with respect to the actual amount of Interim Preferred Stock issued, see the cover page of this Prospectus.

  (a) The following table sets forth the pro forma balance sheet adjustments with respect to the ATS Pro Forma Transactions (the ATC Merger being the only then-unconsummated ATS Pro Forma Transaction) and the CBS Merger as of March 31, 1998. (In thousands).

                                                    ATC       CBS
                                                 MERGER(I) MERGER(II)    TOTAL
                                                 --------- ----------  ---------
                    ASSETS
Cash and cash equivalents......................  $  1,111              $   1,111
Accounts receivable, net.......................     1,084                  1,084
Other current assets...........................       984                    984
Property and equipment, net....................   125,788                125,788
Intangible assets, net.........................   378,750  $  10,000     388,750
                                                 --------  ---------   ---------
 Total.........................................  $507,717  $  10,000   $ 517,717
                                                 ========  =========   =========
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities, excluding current portion
 of long-term debt.............................  $  3,969  $(125,000)  $(121,031)
Interim preferred stock, due within one year...              310,000     310,000
Deferred income taxes..........................   113,575                113,575
Other long-term liabilities....................       184                    184
Long-term debt, including current portion......    91,789     66,000     157,789
Stockholders' equity...........................   298,200   (241,000)     57,200
                                                 --------  ---------   ---------
 Total.........................................  $507,717  $  10,000   $ 517,717
                                                 ========  =========   =========

(i) In connection with the ATC Merger, a deferred tax liability of $113.6 million will be established for the differences in bases for book and tax purposes resulting from the transaction. The working capital deficiency of ATC at March 31, 1998 ($1.0 million) has also been recorded as a pro forma adjustment.
(ii) The ARS-ATS Separation Agreement requires ATS to reimburse CBS on a "Make-whole" (after tax) basis for the tax liabilities to be incurred by ARS attributable to the distribution of the Common Stock to the ARS security holders and certain related transactions to the extent that the aggregate amount of taxes required to be paid by ARS exceeds $20.0 million. The amount of that tax liability is dependent on the "fair market value" of the Class A Common Stock at the time of the consummation of the CBS Merger. Assuming the "fair market value" of ARS's stock interest in ATS was equal to $20 11/16 per share, the last reported sale price of such stock in the "when-issued" market on May 22, 1998, the total estimated tax reimbursement ATS would be required to make would be between approximately $270.0 and $300.0 million, depending on applicable state tax rates. Such estimate gives effect to deductions of approximately $88.0 million, based on such closing price, available to ARS as a consequence of stock option cancellations contemplated by the CBS Merger. The tax reimbursement would change by between approximately $20.5 and $22.5 million, again depending on applicable state tax rates, for each $1.00 change in the "fair market value" of the ATS Common Stock under the tax reporting position to be followed. See the cover page of this Prospectus for recent price information with respect to the Class A Common Stock and "Risk Factors--Relationship Between ATS and ARS--Certain Contingent Liabilities", for more recent information with respect to such estimated tax reimbursement obligation. The estimates described above are based on a number of assumptions and interpretations of various applicable income tax rules and are subject to change. For information with respect to possible challenges by the Internal Revenue Service (or other taxing authorities) to ATS's positions with respect to such tax liability, see "Risk Factors--Relationship between ATS and ARS--Certain Contingent Liabilities". See also "Relationship between ATS and ARS-- Sharing of Tax and Other Consequences". ATS has entered into an Interim Financing Agreement with respect to the Interim Financing providing for the issuance and sale by ATS of up to $400.0 million of Interim Preferred Stock in order to finance ATS's obligation to CBS with respect to tax reimbursement. For purposes of the pro forma balance sheet, it has been assumed that $310.0 million of the Interim Preferred Stock has been issued and the proceeds used to fund its tax reimbursement obligation and to pay the commitment and other fees and other expenses of the issue and sale of the Interim Preferred Stock. See the cover page of this Prospectus for information with respect to the actual amount of Interim Preferred Stock that ATS issued.
  The ARS-ATS Separation Agreement also provides for closing date balance sheet adjustments based upon the working capital (current assets less defined liabilities) and specified debt levels of ARS. ATS will benefit from or bear the cost of such adjustments. The pro forma information has been prepared based on ATS's preliminary estimate of such adjustments that it will not be required to make a payment of more than $40.0 million and that, in addition, it will be required to reimburse CBS for the tax consequences of such payment which would result in an additional liability of ATS of approximately $26.0 million (assuming a $40.0 million adjustment payment) under the tax reporting method to be followed. ATS intends to finance such obligations through bank borrowings; pro forma effect has been given to aggregate bank borrowings of approximately $66.0 million in the pro forma balance sheet. Since the amounts of working capital and debt are dependent upon the uncertainty, among other things, of recent operating results and cash capital expenditures as well as CBS Merger expenses and the interpretation, ATS is unable to state definitively what payments, if any, will be owed by ATS. However, ATS currently estimates that the closing balance sheet adjustments and related tax reimbursement may approximate $83.0 million. See "Risk Factors--Relationship Between ATS and ARS--Certain Contingent Liabilities" for more recent information with respect to ATS's estimate of the amount of such payments. See also "Relationship between ATS and ARS--Closing Date Adjustments" and the ARS 10-K and the ARS 10-Q attached hereto as Appendix A and B respectively.

  In connection with an inter-corporate taxable transfer of assets entered into in January 1998 by ATS in contemplation of the separation of ATS and ARS, a portion of the tax with respect to which ATS is obligated to indemnify CBS was incurred. Such transfer resulted in an increase in the tax bases of ATS's assets of approximately $330.0 million. ATS will have potential depreciation and amortization deductions over the next 15 years of $22.0 million per year and recorded a deferred tax asset of approximately $125.0 million to reflect this.

  All of the ATS Pro Forma Transactions (other than the Transfer of Towers) have been or will be accounted for under the purchase method of accounting. The Transfer of Towers from ARS to ATS will be recorded at the historical depreciated net book value of such towers on the books of ARS on the date of transfer.


  The following table describes the financing of the transactions described above.

                                        PURCHASE     BORROWINGS BY COMMON STOCK
                                         PRICE            ATS      ISSUED BY ATS
                                        --------     ------------- -------------
                                                   (IN THOUSANDS)
Tucson Transaction..................... $12,000         $12,000
Gearon Transaction.....................  80,000(i)       32,000       $48,000(i)
OPM Transaction........................  21,306          21,306
ATC Merger............................. 504,538(ii)      91,789       288,421(ii)

--------
(i) Purchase price included approximately 5.3 million shares valued at $9.00 per share.
(ii) Purchase price includes approximately 28.8 million shares valued at $10.00 per share, the estimated fair value when the ATC Merger Agreement was signed.

  On January 22, 1998, ATS issued Common Stock pursuant to the Stock Purchase Agreement for an aggregate of $80.0 million, $79.4 million net of expenses (of which approximately $49.4 million was paid in the form of secured notes due and paid upon consummation of the CBS Merger and the balance in cash).

  ATS issued or expects to issue a total of 42,175,476 shares of Common Stock to effect all of the transactions described above. The following shares have been or will be issued: the Gearon Transaction (5,333,333), the ATC Merger (28,842,143), and the Stock Purchase Agreement (8,000,000).

  While the ATS Pro Forma Transactions do not constitute all of the Recent Transactions, management believes that the impact of the Recent Transactions that are not included in the pro forma financial information on revenues, expenses and income from continuing operations, when compared to those that are so included, is not likely to be material. The ATS Pro Forma Transactions, exclusive of the ATC Merger, represented approximately 80% of the more than 550 sites acquired since January 1, 1997 and 85% of the aggregate purchase price thereof. In addition, the ATC Merger (which is included in the ATS Pro Forma Transactions) represented the acquisition of more than 900 communications sites (including ATC's pending acquisitions involving approximately 60 sites) for approximately 30.1 million shares of Class A Common Stock and the repayment of approximately $125.0 million of debt. For information with respect to other acquisitions which are not included in the ATS Pro Forma Transactions and are, in the aggregate, of materially less significance than the ATC Merger, see "Business--Recent Transactions--Consummated Acquisitions" and "--Pending Acquisitions".

                       AMERICAN TOWER SYSTEMS CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        ADJUSTMENTS
                                                        FOR ATS PRO
                                                           FORMA
                                                        TRANSACTIONS
                                                          AND CBS
                                             HISTORICAL  MERGER(A)    PRO FORMA
                                             ---------- ------------  ---------
Net revenues...............................   $17,508     $ 77,414    $ 94,922
Operating expenses.........................     8,713       41,469      50,182
Depreciation and amortization..............     6,326       48,626      54,952
Corporate general and administrative
 expenses..................................     1,536        3,000       4,536
                                              -------     --------    --------
Operating income (loss)....................       933      (15,681)    (14,748)
                                              -------     --------    --------
Other expense:
  Interest expense, net....................     2,789       58,362      61,151
  Other expense............................        15                       15
  Minority interest in net earnings of
   subsidiaries............................       178                      178
                                              -------     --------    --------
    Total other expense (income)...........     2,982       58,362      61,344
                                              -------     --------    --------
Income (loss) before income taxes..........    (2,049)     (74,043)    (76,092)
Income tax benefit (provision).............       473        6,542(b)    7,015
                                              -------     --------    --------
Income (loss) before extraordinary item....   $(1,576)    $(67,501)   $(69,077)
                                              =======     ========    ========
Pro forma basic and diluted loss per common
 share before extraordinary item...........                           $  (0.89)
                                                                      ========
Pro forma common shares outstanding(b)(c)..                             77,574
                                                                      ========

See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
                           of American Tower Systems.

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

  The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1997 gives effect to the ATS Pro Forma Transactions, the CBS Merger and the Interim Financing, as if each of the foregoing had occurred on January 1, 1997.

  (a) To record the results of operations for the ATS Pro Forma Transactions and the CBS Merger. The results of operations have been adjusted to: (i) reverse historical interest expense of $6.5 million; (ii) record interest expense of $7.9 million for the year ended December 31, 1997, as a result of approximately $61.0 million of additional net debt to be incurred in connection with the ATS Pro Forma Transactions, after giving effect to the proceeds from the issuance of Common Stock pursuant to the Stock Purchase Agreement for an aggregate purchase price of $80.0 million, $79.4 million net of expenses (of which approximately $49.4 million was paid in the form of secured notes (which were paid upon consummation of the CBS Merger) and the balance in cash); (iii) record additional interest expense related to dividends on the Interim Preferred Stock at an effective annual rate of 11.35% and the amortization of the estimated issuance costs incurred in connection with issuance of the Interim Preferred Stock for the entire period presented; and (iv) record interest expense related to additional long-term borrowings incurred to pay an estimated closing date balance sheet adjustment, including related tax reimbursement, of approximately $66.0 million (estimated at $83.0 million at June 2, 1998). Because the Interim Preferred Stock is required to be redeemed in one year, ATS has elected to reflect the dividend as interest expense. Each 1/4% change in the interest rate applicable to the change in floating rate debt would increase or decrease, as appropriate, the net adjustment to interest expense by approximately $0.2 million. The estimated tax liability shown in clause (iii) which will be initially financed through the issuance of the Interim Preferred Stock is dependent on the "fair market value" of the Class A Common Stock at the time of the consummation of the CBS Merger. ATS's estimates of that tax liability is based on the assumption that the "fair market value" of the Common Stock distributed by ARS was $20 11/16 per share, the last reported sale price of such stock in the "when-issued" market on May 22, 1998. Such tax liability has a direct effect on the amount of Interim Preferred Stock to be issued and would change by between approximately $20.5 and $22.5 million, depending on applicable state tax rates, for each $1.00 per share change in the "fair market value" of the Class A Common Stock. See the cover page of this Prospectus for recent price information with respect to the Class A Common Stock and the actual amount of Interim Preferred Stock issued by ATS. For information with respect to possible challenges by the Internal Revenue Service (or other taxing authorities) to ATS's positions with respect to such tax liability, see "Risk Factors--Relationship between ATS and ARS--Certain Contingent Liabilities". See also "Relationship between ATS and ARS--Sharing of Tax and Other Consequences". The estimated adjustment shown in clause (iv) is to give effect to certain adjustment provisions in the ARS-ATS Separation Agreement that relate to closing date balance sheet adjustments based upon the working capital (current assets less defined liabilities) and specified debt levels of ARS. ATS will benefit from or bear the cost of such adjustments. Since the amounts of working capital and debt are dependent upon the uncertainty, among other things, of recent operating results and cash capital expenditures as well as CBS Merger expenses, ATS is unable to state definitively what payments, if any, will be owed by ATS to ARS. See "Risk Factors--Relationship Between ATS and ARS--Certain Contingent Liabilities" for information with respect to ATS's more recent estimate of the amount of the tax reimbursement obligation (based on the June 2, 1998 closing price) and the closing date balance sheet adjustments (including the related tax reimbursement obligation). See also "Relationship between ATS and ARS--Closing Date Adjustments" and the ARS 10-K and the ARS 10-Q attached to this Prospectus as Appendix A and B, respectively.

  The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $9.1 million for the year ended December 31, 1997 and record depreciation and amortization expense of $48.6 million for the year ended December 31, 1997 based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of 15 years. Costs of acquired intangible assets for the transactions are amortized over 15 years. The preliminary estimates of the fair value of property, plant and equipment and intangible assets may change upon final appraisal. The depreciation adjustment also includes the effects of the assumed transfer by ARS to ATS of 16 towers with a historical net book value of $4.2 million, representing an additional equity investment in ATS by ARS.

  A portion of corporate general and administrative expenses of the prior owners has not been carried forward into the pro forma condensed financial statements as these costs represent duplicative facilities and compensation
  (a) continued

to owners and/or executives not retained by ATS. Because ATS already maintains its own separate corporate headquarters which provides services substantially similar to those represented by these costs, they are not expected to recur following the acquisition. After giving effect to an estimated $3.0 million of incremental costs, ATS believes that it has existing management capacity sufficient to provide such services without incurring additional incremental costs.

  The following table sets forth the historical results of operations for the ATS Pro Forma Transactions and the CBS Merger for the year ended December 31, 1997 (In Thousands).

                           MERIDIAN     DIABLO     MICRONET     TUCSON        GEARON        OPM
                          TRANSACTION TRANSACTION TRANSACTION TRANSACTION   TRANSACTION TRANSACTION
                          ----------- ----------- ----------- -----------   ----------- -----------
Net revenues............    $ 2,385     $6,957      $15,103    $  1,460      $ 29,930    $    863
Operating expenses......      1,730      4,876        8,695         453        19,688       1,146
Depreciation and
 amortization...........        211        393        2,626         166           186         428
Corporate general and
 administrative.........                   500                                                488
                            -------     ------      -------    --------      --------    --------
Operating income
 (loss).................        444      1,188        3,782         841        10,056      (1,199)
Other (income) expense:
 Interest expense, net..         80        110                      198                       636
 Other expense (in-
  come).................                  (133)         (34)        (12)          (95)        (16)
                            -------     ------      -------    --------      --------    --------
Income (loss) from oper-
 ations before income
 taxes..................    $   364     $1,211      $ 3,816    $    655      $ 10,151    $ (1,819)
                            =======     ======      =======    ========      ========    ========
                                                     STOCK
                                      TRANSFER OF  PURCHASE                  PRO FORMA
                          ATC MERGER    TOWERS     AGREEMENT  CBS MERGER    ADJUSTMENTS    TOTAL
                          ----------- ----------- ----------- -----------   ----------- -----------
Net revenues............    $20,006     $  710                                           $ 77,414
Operating expenses......      4,138        743                                             41,469
Depreciation and
 amortization...........      4,903        215                               $ 39,498      48,626
Corporate general and
 administrative.........      3,183                                            (1,171)      3,000
                            -------     ------                               --------    --------
Operating income
 (loss).................      7,782       (248)                               (38,327)    (15,681)
Other (income) expense:
 Interest expense (in-
  come), net............      5,439                 $(6,352)   $ 50,465(i)      7,786      58,362
 Other expense (in-
  come).................        514                                              (224)
                            -------     ------      -------    --------      --------    --------
Income (loss) from oper-
 ations before income
 taxes..................    $ 1,829     $ (248)     $ 6,352    $(50,465)     $(45,889)   $(74,043)
                            =======     ======      =======    ========      ========    ========

(i) Assumes the Interim Preferred Stock remains outstanding during the entire period presented and full amortization of deferred issuance costs.

  (b) To record the tax effect of the pro forma adjustments and impact on ATS's estimated effective tax rate. The actual effective tax rate may be different once the final allocation of purchase price is determined.

  (c) Includes shares issued or expected to be issued pursuant to the Gearon Transaction (5,333,333), the ATC Merger (28,842,143) and the Stock Purchase Agreement (8,000,000).

                       AMERICAN TOWER SYSTEMS CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        ADJUSTMENTS
                                                        FOR ATS PRO
                                                           FORMA
                                                        TRANSACTIONS
                                                          AND CBS
                                             HISTORICAL  MERGER(A)    PRO FORMA
                                             ---------- ------------  ---------
Net revenues...............................   $17,925     $  7,164    $ 25,089
Operating expenses.........................    11,495        2,392      13,887
Depreciation and amortization..............     5,802        8,767      14,569
Corporate general and administrative
 expenses..................................       541        1,000       1,541
                                              -------     --------    --------
Operating income (loss)....................        87       (4,995)     (4,908)
                                              -------     --------    --------
Other expense:
  Interest expense, net....................     1,565       21,943      23,508
  Other expense............................
  Minority interest in net earnings of
   subsidiaries............................        79                       79
                                              -------     --------    --------
    Total other expense (income)...........     1,644       21,943      23,587
                                              -------     --------    --------
Income (loss) before income taxes..........    (1,557)     (26,938)    (28,495)
Income tax benefit (provision).............        30        2,558(b)    2,588
                                              -------     --------    --------
Income (loss) before extraordinary item....   $(1,527)    $(24,380)   ($25,907)
                                              =======     ========    ========
Pro forma basic and diluted loss per common
 share before extraordinary item...........                           $  (0.33)
                                                                      ========
Pro forma common shares outstanding(c).....                             77,574
                                                                      ========

See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
                           of American Tower Systems.

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

  The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 1998 gives effect to the ATS Pro Forma Transactions, the CBS Merger and the Interim Financing, as if each of the foregoing had occurred on January 1, 1998.

  (a) To record the results of operations for the ATS Pro Forma Transactions and the CBS Merger. The results of operations have been adjusted to: (i) reverse historical interest expense of $1.8 million; (ii) record interest expense of $2.0 million for the three months ended March 31, 1998, as a result of approximately $42.4 million of additional net debt to be incurred in connection with the ATS Pro Forma Transactions, after giving effect to the proceeds from the issuance of Common Stock pursuant to the Stock Purchase Agreement for an aggregate purchase price of $80.0 million, $79.4 million net of expenses (of which approximately $49.4 million was paid in the form of secured notes (which were paid upon consummation of the CBS Merger) and the balance in cash); (iii) record additional interest expense related to dividends on the Interim Preferred Stock at an effective annual rate of 11.35% and the amortization of the estimated issuance costs incurred in connection with issuance of the Interim Preferred Stock for the entire period presented; and (iv) record interest expense related to additional long-term borrowings incurred to pay an estimated closing date balance sheet adjustment, including related tax reimbursement, of approximately $66.0 million. Because the Interim Preferred Stock is required to be redeemed in one year, ATS has elected to reflect the dividend as interest expense. Each 1/4% change in the interest rate applicable to the change in floating rate debt would increase or decrease, as appropriate, the net adjustment to interest expense by approximately $0.03 million. The estimated tax liability shown in clause (iii) which will be initially financed through the issuance of the Interim Preferred Stock is dependent on the "fair market value" of the Class A Common Stock at the time of the consummation of the CBS Merger. ATS's estimates of that tax liability is based on the assumption that the "fair market value" of the Common Stock distributed by ARS was $20 11/16 per share, the last reported sale price of such stock in the "when-issued" market on May 22, 1998. Such tax liability has a direct effect on the amount of Interim Preferred Stock to be issued and would change by between approximately $20.5 and $22.5 million, depending on applicable state tax rates, for each $1.00 per share change in the "fair market value" of the Class A Common Stock. See the cover page of this Prospectus for recent price information with respect to the Class A Common Stock and the actual amounts of Interim Preferred Stock issued by ATS. For information with respect to possible challenges by the Internal Revenue Service (or other taxing authorities) to ATS's positions with respect to such tax liability, see "Risk Factors--Relationship between ATS and ARS--Certain Contingent Liabilities". See also "Relationship between ATS and ARS--Sharing of Tax and Other Consequences". The estimated adjustment shown in clause (iv) is to give effect to certain adjustment provisions in the ARS-ATS Separation Agreement that relate to closing date balance sheet adjustments based upon the working capital (current assets less defined liabilities) and specified debt levels of ARS. ATS will benefit from or bear the cost of such adjustments. Since the amounts of working capital and debt are dependent upon the uncertainty, among other things, of recent operating results and cash capital expenditures as well as CBS Merger expenses, ATS is unable to state definitively what payments, if any, will be owed by ATS to ARS. See "Risk Factors--Relationship Between ATS and ARS--Certain Contingent Liabilities" for information with respect to ATS's more recent estimate of the amount of the tax reimbursement obligation (based on the June 2, 1998 closing price) and the closing date balance sheet adjustments (including the related tax reimbursement obligation). See also "Relationship between ATS and ARS--Closing Date Adjustments" and the ARS 10-K and the ARS 10-Q attached to this Prospectus as Appendix A and B, respectively.

  The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $1.8 million for the three months ended March 31, 1998 and record depreciation and amortization expense of $8.7 million for the three months ended March 31, 1998 based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of 15 years. Costs of acquired intangible assets for the transactions are amortized over 15 years. The preliminary estimates of the fair value of property, plant and equipment and intangible assets may change upon final appraisal.

  (a) continued

The depreciation adjustment also includes the effects of the transfer by ARS to ATS of 16 towers with a historical net book value of $4.2 million, representing an additional equity investment in ATS by ARS.

  A portion of corporate general and administrative expenses of the prior owners has not been carried forward into the pro forma condensed financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by ATS. Because ATS already maintains its own separate corporate headquarters which provides services substantially similar to those represented by these costs, they are not expected to recur following the acquisition. After giving effect to an estimated $3.0 million of incremental costs, ATS believes that it has existing management capacity sufficient to provide such services without incurring additional incremental costs.

  The following table sets forth the historical results of operations for the ATS Pro Forma Transactions (that were unconsummated as of January 1, 1998) and the CBS Merger for the three months ended March 31, 1998. (In thousands).

                             GEARON     ATC     CBS        PRO FORMA
                           TRANSACTION MERGER  MERGER     ADJUSTMENTS  TOTAL
                           ----------- ------ --------    ----------- --------
Net revenues.............     $ 904    $6,260                         $  7,164
Operating expenses.......     1,087     1,305                            2,392
Depreciation and amorti-
 zation..................        19     1,755               $ 6,993      8,767
Corporate general and ad-
 ministrative............                 862                   138      1,000
                              -----    ------ --------      -------   --------
Operating income (loss)..      (202)    2,338                (7,131)    (4,995)
Other (income) expense:
  Interest expense (in-
   come), net............       (17)    1,791 $ 19,978(i)       191     21,943
  Other expense (in-
   come).................       574                            (574)
                              -----    ------ --------      -------   --------
Income (loss) from opera-
 tions before income tax-
 es......................     $(759)   $  547 $(19,978)     $(6,748)  $(26,938)
                              =====    ====== ========      =======   ========

(i) Assumes the Interim Preferred Stock remains outstanding during the entire period presented and full amortization of deferred issuance costs.

  (b) To record the tax effect of the pro forma adjustments and impact on ATS's estimated effective tax rate. The actual effective tax rate may be different once the final allocation of purchase price is determined.

  (c) Includes shares issued or expected to be issued pursuant to the Gearon Transaction (5,333,333), the ATC Merger (28,842,143) and the Stock Purchase Agreement (8,000,000).

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

  This discussion contains "forward-looking statements," including statements concerning projections, plans, objectives, future events or performance and underlying assumptions and other statements which are other than statements of historical fact. ATS wishes to caution readers that certain important factors may have affected and could in the future affect ATS's actual results and could cause ATS's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of ATS. These important factors include, among others, the risk factors set forth herein under "Risk Factors". The discussion should be read in conjunction with the American Tower Systems Consolidated Financial Statements and the notes thereto contained elsewhere in this Prospectus. As ATS was a wholly-owned subsidiary of American Radio during the periods presented, the consolidated financial statements may not reflect the results of operations or financial position of ATS had it been an independent, public company during such periods. Because of ATS's relatively brief operating history and the large number of recent acquisitions, the following discussion, which relates solely to ATS on an historical basis and does not include acquired companies, and is presented to satisfy certain disclosure requirements of the Commission, will not necessarily reveal any significant developing or continuing trends. See "Business--Growth Strategy".

  ATS was formed in July 1995 to capitalize on the opportunity in the communications site industry. ATS is a leading independent owner and operator of wireless communications towers in the United States. On a pro forma basis, ATS currently owns and operates more than 1,800 towers in 44 states and the District of Columbia. ATS's rapid growth is a result primarily of numerous strategic acquisitions during 1996 and 1997. During 1996, ATS acquired approximately 15 communications sites and site management businesses involving approximately 250 sites for an aggregate purchase price of approximately $21.0 million. During 1997, its acquisition and construction activity accelerated and ATS acquired or constructed approximately 400 communications sites (and related site management businesses) and its initial site acquisition and voice, video and data transmission businesses. Since January 1, 1998, exclusive of the ATC Merger, ATS has acquired approximately 150 communications sites, a major site acquisition business, and a third teleport. The ATC Merger involved the acquisition of approximately 900 communications sites (including pending acquisitions of approximately 60 sites) in exchange for the issuance of approximately 30.1 million shares of Class A Common Stock and the repayment of approximately $125.0 million of debt. ATS has acquisitions pending for approximately 40 additional towers.

RESULTS OF OPERATIONS

  Management expects that acquisitions consummated to date, particularly the ATC Merger, will have a material impact on future revenues, expenses and income from continuing operations. As indicated in the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 1998 and the year ended December 31, 1997, there is a dramatic difference between the historical results and the pro forma results for each of the foregoing items. The notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 1998 and the year ended December 31, 1997 indicate the effect of certain of the acquisitions, and their impact on revenues, expenses and income from continuing operations. In that connection, the increase in operating expenses and, to a greater extent, depreciation and amortization, each as a percentage of net revenues in the pro forma information compared to the historical information, should be noted. While the ATS Pro Forma Transactions do not constitute all of the Recent Transactions, management believes that the impact of the Recent Transactions that are not included in the pro forma financial information on revenues, expenses and income from continuing operations, when compared to those that are so included, is not likely to be material. The ATS Pro Forma Transactions, exclusive of the ATC Merger, represent approximately 80% of the more than 550 communications sites acquired since January 1, 1997 and ATS's site acquisition and voice, video and data transmission businesses, and 85% of the aggregate purchase price thereof. In addition, the ATC Merger (which is included in the ATS Pro Forma Transactions) represented the acquisition of more than 900 communications sites (including pending acquisitions of approximately 60 sites) for approximately 30.1 million shares of Class A Common Stock and the repayment of approximately $125.0 million of debt. For information with respect to other pending acquisitions which are not included in the ATS Pro Forma Transactions and are, in the aggregate, of materially less significance than the ATC Merger, see "Business--Recent Transactions--Pending Acquisitions". Finally, the impact of the construction program of ATS is not reflected to any significant extent in the pro forma information because most of that activity is of more recent origin and is expected to accelerate substantially in 1998. Management believes that potential investors should be aware of the dramatic changes in the nature and scope of ATS's business in reviewing the ensuing discussion of comparative historical results.

THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (DOLLARS IN THOUSANDS)

  As of March 31, 1998, ATS operated approximately 880 communications sites principally in the Northeast and Mid-Atlantic regions, Florida and California. As of March 31, 1997, ATS operated approximately 270 communications sites, principally in the Northeast and Mid-Atlantic regions and Florida. See the Notes to the Consolidated Financial Statements for a description of the acquisitions consummated in 1998. These transactions have significantly affected operations for the three months ended March 31, 1998 as compared to the three months ended March 31, 1997.

                                          THREE MONTHS
                                             ENDED
                                           MARCH 31,      AMOUNT OF  PERCENTAGE
                                         ---------------   INCREASE   INCREASE
                                          1997    1998    (DECREASE) (DECREASE)
                                         ------  -------  ---------- ----------
Tower rental and management revenues...  $1,365  $ 9,493   $ 8,128      595.5%
Site acquisition service revenues......     --     5,275     5,275
Video, voice and data transmission rev-
 enues.................................     --     3,142     3,142
Other..................................       1       15        14    1,400.0%
                                         ------  -------   -------    -------
Total operating revenues...............   1,366   17,925    16,559    1,212.2%
                                         ------  -------   -------    -------
Tower rental and management expenses...     538    4,899     4,361      810.6%
Site acquisition service expenses......     --     4,544     4,544
Video, voice and data transmission ex-
 penses................................     --     2,052     2,052
                                         ------  -------   -------    -------
Operating expenses excluding deprecia-
 tion and amortization and corporate
 general and administrative expenses...     538   11,495    10,957    2,036.6%
                                         ------  -------   -------    -------
Depreciation and amortization..........     504    5,802     5,298    1,051.2%
Corporate general and administrative
 expenses..............................     280      541       261       93.2%
Interest expense, net..................      71    1,565     1,494    2,104.2%
Minority interest in net earnings of
 subsidiaries..........................      80       79        (1)      (1.3)%
Income tax benefit.....................      49       30       (19)     (38.8)%
                                         ------  -------   -------    -------
Net loss...............................  $  (58) $(1,527)  $ 1,469    2,532.8%
                                         ======  =======   =======    =======
Tower cash flow........................  $  828  $ 6,430   $ 5,602      676.6%
                                         ======  =======   =======    =======
EBITDA.................................  $  548  $ 5,889   $ 5,341      974.6%
                                         ======  =======   =======    =======

  As noted above, ATS consummated numerous acquisitions in 1997 and 1998, many of which were of a material size. Except as explained below, substantially all of the increases indicated in the above table were attributable to the impact of these communications sites and related business acquisitions, principally those that occurred in 1997 and 1998. The increase in site acquisition service revenues and expenses is attributable to the Gearon acquisition that occurred in January 1998, and, to a substantially lesser extent, the impact of a May 1997 acquisition of two similar businesses. The increase in video, voice and data transmission revenues and expenses is attributable to an acquisition that occurred in October 1997. The increase in depreciation and amortization is primarily attributable to the increase in depreciable and amortizable assets resulting from the 1997 and 1998 acquisitions, and, to a substantially lesser extent, completed construction projects. The increase in corporate general and administrative expense is primarily attributable to the higher personnel costs associated with supporting ATS's greater number of tower properties and growth strategy. The increase in interest expense, net, relates to higher borrowing levels which were used to finance 1998 and, to a substantially lesser extent, 1997 acquisitions. The minority interest in net earnings of subsidiaries represents the elimination of the minority stockholders' earnings of consolidated subsidiaries. The effective tax rate benefit for the three months ended March 31, 1998 was approximately 2% as compared to 46% for the three months ended March 31, 1997. The effective rate benefit in 1998 is due to the effect of non-deductible items, principally amortization of goodwill, on certain stock acquisitions for which no tax benefit was recorded.

YEAR ENDED DECEMBER 31, 1997 AND 1996 (DOLLARS IN THOUSANDS)

  As of December 31, 1997, ATS operated approximately 670 communications sites principally in the Northeast and Mid-Atlantic regions, Florida and California. As of December 31, 1996, ATS operated approximately 270 communications sites, principally in the Northeast and Mid-Atlantic regions and Florida. See the Notes to Consolidated Financial Statements for a description of the acquisitions consummated in 1997 and 1996. These transactions have significantly affected operations for the year ended December 31, 1997 as compared to the year ended December 31, 1996.

                                                                      AMOUNT OF  PERCENTAGE
                                                                       INCREASE   INCREASE
                                                      1996    1997    (DECREASE) (DECREASE)
                                                     ------  -------  ---------- ----------
Tower rental and management revenues...............  $2,817  $13,025   $10,208     362.4%
Site acquisition service revenues..................     --     2,123     2,123
Video, voice and data transmission revenues........     --     2,084     2,084
Other..............................................      80      276       196     245.0%
                                                     ------  -------   -------
Total operating revenues...........................   2,897   17,508    14,611     504.3%
                                                     ------  -------   -------
Tower rental and management expenses...............   1,362    6,080     4,718     346.4%
Site acquisition service expenses..................     --     1,360     1,360
Video, voice and data transmission expenses........     --     1,273     1,273
                                                     ------  -------   -------
Operating expenses excluding depreciation and amor-
 tization
 and corporate general and administrative expenses..  1,362    8,713     7,351     539.7%
                                                     ------  -------   -------
Depreciation and amortization......................     990    6,326     5,336     539.0%
Corporate general and administrative expenses......     830    1,536       706      85.1%
Interest expense (income), net.....................     (36)   2,804     2,840       N/A
Minority interest in net earnings of subsidiaries..     185      178        (7)     (3.8%)
Income tax benefit (provision).....................     (46)     473       519       N/A
Extraordinary loss.................................     --       694       694
                                                     ------  -------   -------
Net loss...........................................  $ (480) $(2,270)  $ 1,790     372.9%
                                                     ======  =======   =======
Tower cash flow....................................  $1,535  $ 8,795   $ 7,260     473.0%
                                                     ======  =======   =======
EBITDA.............................................  $  705  $ 7,259   $ 6,554     930.0%
                                                     ======  =======   =======

  As noted above, ATS consummated numerous acquisitions in 1997 and 1996, many of which were of a material size. Except as explained below, substantially all of the increases indicated in the above table were attributable to the impact of these communications sites and related business acquisitions, principally those that occurred in 1997. The increase in depreciation and amortization was primarily attributable to the increase in depreciable and amortizable assets resulting from the 1996 and 1997 acquisitions and, to a substantially lesser extent, completed construction projects. The increase in corporate general and administrative expenses was primarily attributable to the higher personnel costs associated with supporting ATS's greater number of tower properties and growth strategy. The increase in interest expense related to higher borrowing levels which were used to finance 1997 and, to a substantially lesser extent, the 1996 acquisitions. The minority interest in net earnings of subsidiaries represents the elimination of the minority stockholder's earnings of consolidated subsidiaries. The increase is related to increased overall earnings of ATS Needham, LLC, in which ATS holds a

50.1% interest. The effective tax rate for the year December 31, 1997 was approximately 23%. The effective tax rate in 1997 is due to the effect of non-deductible items, principally amortization of goodwill, on certain stock acquisitions. In 1996, ATS recorded a tax provision of approximately $46,000 despite a loss before taxes of approximately $434,000. This primarily resulted from non-deductible items, principally amortization of goodwill for which no tax benefit was recorded. The extraordinary loss in 1997, of approximately $0.7 million net of tax, represents the write-off of deferred financing fees associated with ATS's loan agreement.

YEAR ENDED DECEMBER 31, 1996 AND PERIOD ENDED DECEMBER 31, 1995 (DOLLARS IN THOUSANDS)

  As of December 31, 1996, ATS operated approximately 270 communications sites principally in the Northeast and Mid-Atlantic regions and Florida. As of December 31, 1995, ATS operated three wireless communications sites in Florida. See the Notes to Consolidated Financial Statements for a description of the acquisitions consummated in 1996. These transactions have significantly affected operations for the year ended December 31, 1996 as compared to the period from July 17, 1995 (date of incorporation) to December 31, 1995.

                                                          AMOUNT OF  PERCENTAGE
                                                           INCREASE   INCREASE
                                           1995    1996   (DECREASE) (DECREASE)
                                           -----  ------  ---------- ----------
Total operating revenues.................. $ 163  $2,897    $2,734    1,677.3%
Operating expenses excluding depreciation
 and amortization and corporate general
 and administrative expenses..............    60   1,362     1,302    2,170.0%
Depreciation and amortization.............    57     990       933    1,636.8%
Corporate general and administrative ex-
 penses...................................   230     830       600      260.9%
Interest expense (income), net............   --      (36)      (36)
Minority interest in net earnings of sub-
 sidiary..................................   --      185       185
Income tax benefit (provision)............    74     (46)     (120)       N/A
                                           -----  ------    ------
Net loss.................................. $(110) $ (480)   $  370      336.4%
                                           =====  ======    ======
Tower cash flow........................... $ 103  $1,535    $1,432    1,390.3%
                                           =====  ======    ======
EBITDA.................................... $(127) $  705    $  832        N/A
                                           =====  ======    ======

  As noted above, ATS consummated several acquisitions in 1996, two of which were of a material size. Except as explained below, substantially all of the increases indicated in the above table were attributable to the impact of these communications sites and related business acquisitions that occurred in 1996. The increase in depreciation and amortization was primarily attributable to the increase in depreciable and amortizable assets resulting from the 1996 acquisitions. The increase in corporate general and administrative expense was primarily attributable to the higher personnel costs associated with supporting ATS's greater number of tower properties. The increase in interest income was attributable to higher investable cash balances. The minority interest in net earnings of subsidiary represents the elimination of the minority stockholder's earnings of consolidated subsidiaries. ATS purchased its 50.1% interest in ATS Needham, LLC, in July 1996. In 1996, ATS recorded a tax provision of approximately $46,000 despite a loss before taxes of approximately $434,000. This primarily resulted from non-deductible items, principally amortization of goodwill for which no tax benefit was recorded. The effective tax rate in 1995 was consistent with the statutory rate.

LIQUIDITY AND CAPITAL RESOURCES

  ATS's liquidity needs arise from its acquisition-related activities, debt service, working capital, and capital expenditures. Historically, ATS has met its operational liquidity needs with internally generated funds and has financed the acquisition of tower related properties, including related working capital needs, with a combination of contributions from American Radio and bank borrowings. For the three months ended March 31, 1998, cash flows used for operating activities were $1.7 million, as compared to $0.2 million of cash flows from operating activities in 1997. The change is primarily attributable to working capital investments related to communications site acquisitions and growth.

  Cash flows used for investing activities were $91.8 million for the three months ended March 31, 1998 as compared to $3.3 million for the three months ended March 31, 1997. The increase in 1998 is due to the acquisition and construction activity in 1998 as compared to 1997.

  Cash flows provided by financing activities were $95.8 million for the three months ended March 31, 1998 as compared to $2.4 million in 1997. The increase in 1998 is due principally to the impact of borrowings under the Loan Agreement and proceeds from the sale of common stock pursuant to the ATS Stock Purchase Agreement.

  CBS Merger: As a consequence of the consummation of the CBS Merger, all of the shares of ATS owned by ARS were or will be distributed to ARS common stockholders and holders of options to acquire ARS Common Stock or upon conversion of shares of ARS Convertible Preferred Stock. As a consequence of the CBS Merger, ATS ceased to be a subsidiary of, or otherwise affiliated with, American Radio and is currently operating as an independent publicly traded company. Pursuant to the provisions of the CBS Merger Agreement, ATS entered into the ARS-ATS Separation Agreement with CBS and ARS providing for, among other things, the allocation of certain tax liabilities to ATS, certain closing date adjustments relating to ARS, the lease to ARS by ATS of space on certain towers previously owned by ARS and transferred to ATS, the orderly separation of ARS and ATS, and certain indemnification obligations (including with respect to securities laws matters) of ATS.

  ATS's principal obligation is to reimburse CBS on a "make-whole" (after tax) basis for the tax liabilities in excess of $20.0 million to be incurred by ARS attributable to the distribution of the Common Stock to the ARS security holders and certain related transactions. In light of the significant increase in the trading levels of the Class A Common Stock, ATS and CBS have agreed that ARS will treat the distribution on its tax return on a more conservative basis than originally contemplated in order to avoid the possibility of significant interest and penalties for which ATS would be responsible. Assuming the "fair market value" of ARS's stock interest in ATS was equal to $22 7/16 per share, the last reported sale price of such stock in the "when-issued" market on June 2, 1998, the total estimated tax reimbursement ATS would be required to make would be approximately $305.0 million. Such estimate gives effect to deductions of approximately $90.0 million, based on such closing price, available to ARS as a consequence of stock option cancellations contemplated by the CBS Merger. The tax reimbursement would change by approximately $20.5 million for each $1.00 change in the "fair market value" of the Common Stock under the tax reporting position to be followed. See the cover page of this Prospectus for recent price information with respect to the Class A Common Stock and "Risk Factors--Relationship Between ATS and ARS-- Certain Contingent Liabilities" for information with respect to ATS's more recent estimate of the amount of the tax reimbursement obligation (based on the June 2, 1998 closing price). The estimates described above are based on a number of assumptions and interpretations of various applicable income tax rules and are subject to change.

  ARS has agreed that it will pursue, for the benefit and at the cost of ATS, a refund claim, attributable to the "make whole" provision, estimated at approximately $85.0 million, based on the assumed "fair market value" set forth above. Any such refund claim will, in fact, be based on the actual amount of tax paid. In light of existing tax law, there can, of course, be no assurance that any such refund claim will be successful. For information with respect to possible challenges by the Internal Revenue Service (or other taxing authorities) to ATS's positions with respect to such taxability, see "Risk Factors--Relationship between ATS and ARS--Certain Contingent Liabilities."

  ARS and CBS have agreed that in computing the amount of taxable gain that is recognized by ARS in connection with the distribution of the Common Stock, ARS shall, subject to certain limitations, if so requested by ATS, report the amount so realized based on the "fair market value" of such stock as determined based on an appraisal prepared by a mutually agreed upon appraiser. Any such appraisal is not, of course, binding on the Internal Revenue Service or other taxing authorities.

  In connection with an inter-corporate taxable transfer of assets entered into in January 1998 by ATS in contemplation of the separation of ATS and ARS, a portion of the tax with respect to which ATS is obligated to indemnify CBS was incurred. Such transfer resulted in an increase in the tax basis of ATS's assets of approximately $330.0 million. ATS will have potential depreciation and amortization deductions over the next 15 years of $22.0 million per year and recorded a deferred tax asset and corresponding liability due to ARS of approximately $125.0 million to reflect these transactions.

  The ARS-ATS Separation Agreement also provides for closing date balance sheet adjustments based upon the working capital (current assets less defined liabilities) and specified debt levels of ARS. ATS will benefit from or bear the cost of such adjustments. ATS's preliminary estimate of such adjustments is that is will not be required to make a payment of more the $50.0 million and that, in addition, it will be required to reimburse CBS for the tax consequences of any such payment which would result in additional liability to ATS of approximately $33.0 million (assuming a $50.0 million adjustment payment) under the tax reporting method to be followed and as to which a refund claim will be filed. Since the amounts of working capital and debt are dependent upon the uncertainty, among other things, of recent operating results and cash capital expenditures, as well as CBS merger expenses, ATS is unable to state definitively what payments, if any, will be owed by ATS to CBS. See "Risk Factors--Relationship Between ATS and ARS--Certain Contingent Liabilities" for information with respect to ATS's more recent estimate of the amount of the tax reimbursement obligation (based on the June 2, 1998 closing price) and the closing date balance sheet adjustments (including the related tax reimbursement obligation). See also "Relationship between ATS and ARS-- Closing Date Adjustments" and the ARS 10-K and the ARS 10-Q attached to this Prospectus as Appendix A and Appendix B, respectively.

  ATS has entered into the Interim Financing Agreement for the Interim Financing providing for the issue and sale by ATS of up to $400.0 million of Interim Preferred Stock in order to finance ATS's obligation to CBS with respect to tax reimbursement. Pursuant to such agreement, immediately prior to the CBS Merger, ATS issued Interim Preferred Stock, as shown on the cover page of this Prospectus, with an aggregate liquidation preference sufficient to, and used the proceeds to, fund such tax reimbursement obligation.

  Stock Purchase Agreement: In January 1998, ATS issued 8,000,000 shares of Common Stock at a purchase price of $10.00 per share, for an aggregate purchase price of $80.0 million, of which an aggregate of 4,487,500 shares of Class B Common Stock and 450,000 shares of Class A Common Stock were issued in exchange for an aggregate of $49.4 million of notes secured by ARS Common Stock having a market value of not less than 175% of the principal amount and accrued and unpaid interest on such notes. The notes were paid out of the proceeds of the CBS Merger. These transactions will increase ATS's ability to fund acquisitions and meet its liquidity and capital resource needs. See "Business--Recent Transactions--Stock Purchase Agreement".

  Loan Agreement: In October 1997, ATS entered into the Loan Agreement, which provides ATS with a $250.0 million loan commitment based on ATS maintaining certain operational ratios and an additional $150.0 million loan at the discretion of ATS, which is available through June 2005. Following the closing of the Loan Agreement and repayment of amounts outstanding under the previous agreement, ATS incurred an extraordinary loss in the fourth quarter of 1997 of approximately $1.2 million, which was recorded net of the applicable income tax benefit of $0.7 million, representing the write-off of deferred financing fees associated with the previous facility. The terms of the Loan Agreement are discussed in the Notes to Consolidated Financial Statements. As of March 31, 1998, ATS had approximately $157.1 million of total long-term debt, of which approximately $155.5 million represented borrowings outstanding under the Loan Agreement. As of such date, assuming consummation of all of the then or currently pending acquisitions, the CBS Merger and the Interim Financing (but not the consummation of this Offering), the aggregate amount of long-term debt would have been approximately $409.4 million and Interim Preferred Stock with an aggregate liquidation preference of $310.0 million would have been outstanding. In January 1998, the Loan Agreement was amended to reflect the transfer of substantially all of the assets and business of ATSI (immediately prior to consummation of the Gearon Transaction) to ATSLP, as a consequence of which ATSI and ATSLP are co-borrowers and jointly and severally liable under the Loan Agreement and various subsidiaries of ATS and ATSI have guaranteed all of the obligations of ATSI and ATSLP under the Loan Agreement.

  ATS and the Operating Subsidiaries have received commitments for, and are in the process of negotiating definitive agreements with respect to, the New Credit Facilities. The New Credit Facilities with ATS will provide for a $150.0 million term loan maturing at the earlier of (i) eight and one-half years or (ii) December 31, 2006, amortizing quarterly in an amount equal to 2.5% of the principal amount outstanding at June 30, 2001 at the end of each quarter between such date and June 30, 2006, both inclusive, and the balance in two equal installments on September 30 and December 31, 2006. The ATS New Credit Facility is required to be fully drawn at closing and will provide for interest rates determined, at the option of ATS, of either the LIBOR Rate (as to be defined) plus 3.50% or the Base Rate (as to be defined) plus 2.5%. The New Credit Facilities with the Operating Subsidiaries will provide for $900.0 million credit facilities maturing at the earlier of (a) eight years or (b) June 30, 2006 consisting of the following: (i) a $250.0 million multiple-draw term loan, (ii) a $400.0 million reducing revolving credit facility and (iii) a $250.0 million 364-day revolving credit facility that converts to a term loan facility thereafter. The interest rate provisions will be similar to those in the Loan Agreement, except that the range over the Base Rate is between 0.00% and 1.250% and the range over the LIBOR Rate is between 0.750% and 2.250%. Borrowings under the Operating Subsidiaries' New Credit Facilities will be conditioned upon compliance with certain financial ratios and will be required to be repaid, commencing June 30, 2001, in increasing quarterly amounts designed to amortize the loans at maturity. The loans to ATS and the Operating Subsidiaries are cross-guaranteed and cross-collateralized by substantially all of the assets of the consolidated group. The Operating Subsidiaries will be required to pay quarterly commitment fees equal to 0.375% or 0.250% per annum, depending on their consolidated financial leverage, on the aggregate unused portion of the aggregate commitment (other than, until taken down, the 364-day facility on which it is 0.125% until so taken down). Other provisions of the Operating Subsidiaries' New Credit Facilities will be comparable to the Loan Agreement, although the financial and other covenants are somewhat more favorable to the Operating Subsidiaries in certain respects, including an increase of the Total Debt (of the Operating Subsidiaries) to Annualized Operating Cash Flow ratio from 6.0:1 to 6.5:1 and the inclusion of a Total Debt (of ATS and the Operating Subsidiaries) to Annualized Operating Cash Flow ratio of 8.0:1. The New Credit Facility of ATS will restrict the payment of cash dividends and other distributions and the redemption, purchase or other acquisition of equity securities. See "Description of Capital Stock-- Common Stock--Dividend Restrictions". In connection with the repayment of borrowings under the Loan Agreement with Operating Subsidiaries' New Credit Facilities, ATS will recognize an extraordinary loss of approximately $1.4 million, net of a tax benefit of $0.9 million, during the second quarter of 1998. See "Indebtedness of ATS".

  During 1997, ATS built or had under construction approximately 80 towers and had additional capital expenditures of approximately $20.6 million. During 1998, ATS (including ATC and other acquired or to be acquired companies) plans to build or commence construction of between approximately 400 and 500 towers (most of which are on a build to suit basis) at an estimated aggregate cost of between approximately $80.0 to $100.0 million.

  A substantial portion of ATS's cash flow from operations is required for debt service. Accordingly, ATS's leverage could make it vulnerable to a downturn in the operating performance of its towers or in general economic conditions. ATS believes that its cash flows from operations will be sufficient to meet its debt service requirements for interest and scheduled payments of principal under the proposed loan agreements. If such cash flows were not sufficient to meet such debt service requirements, ATS might be required to sell equity securities, refinance its obligations or dispose of communications sites or other businesses in order to make such scheduled payments. There can be no assurance that ATS would be able to effect any of such transactions on favorable terms.

  ATS historically has had sufficient cash from its operations to meet its working capital needs, including normal capital expenditures, but excluding financing of acquisitions and construction, and believes that it has sufficient financial resources available to it, including borrowings under the New Credit Facilities, to finance operations for the foreseeable future.

  ATS intends to finance its obligations under pending acquisitions out of the proceeds of borrowings under the New Credit Facilities. ATS estimates such obligations aggregate approximately $145.5 million, including the repayment of approximately $125.0 million of debt in connection with the ATC Merger.

  Management believes that, assuming the effectuation of the New Credit Facilities, ATS will have sufficient funds available to it in order to finance current construction plans and pending acquisitions and to satisfy its tax reimbursement obligations and its closing date balance sheet adjustments obligations under the ARS-ATS Separation Agreement. However, should additional construction or acquisition opportunities become available, ATS may require additional financing during 1998. Any such financing could take the form of an increase in the maximum borrowing levels under the New Credit Facilities (which would be dependent on the ability to meet certain leverage ratios), the issue of debt or senior equity securities (which could have the effect of increasing its consolidated leverage ratios) or equity securities (which, in the case of Common Stock or securities convertible into or exercisable for Common Stock, would have a dilutive effect on the proportionate ownership of ATS by its then existing common stockholders). Redemption of the Interim Preferred Stock will require consummation of the proposed public offering of Class A Common Stock or other public offering or private placement of equity securities, all of which are subject to market conditions and other factors. There can be no assurance that any such financing would be available on favorable terms.

  Management expects that the consummated acquisitions, including the ATC Merger, and current and future construction activities will have a material impact on liquidity. As indicated in the Unaudited Pro Forma Condensed Consolidated Balance Sheet for the three months ended March 31, 1998 and the foregoing discussion, there is a substantial difference in the historical liquidity and pro forma liquidity of ATS. Management believes that the acquisition activities once integrated will have a favorable impact on liquidity and will offset the initial effects of the funding requirements. Management also believes that the construction activities may initially have an adverse effect on the future liquidity of ATS as newly constructed towers will initially decrease overall liquidity, although as such sites become more fully operational and achieve higher utilization, they should generate cash flow and, in the longer term, increase liquidity.

  See "Business--Recent Transactions" and the Notes to Consolidated Financial Statements with respect to acquisition and construction commitments.

YEAR 2000

  ATS is aware of the issues associated with the Year 2000 as it relates to information systems. The Year 2000 is not expected to have a material impact on ATS's current information systems because its software is either already Year 2000 compliant or required changes are not expected to be material. Based on the nature of ATS's business, ATS anticipates it is not likely to experience material business interruption due to the impact of Year 2000 compliance on its customers and vendors. As a result, ATS does not anticipate the incremental expenditures to address Year 2000 compliance will be material to ATS's liquidity, financial position or results of operations over the next few years.

INFLATION

  The impact of inflation on ATS's operations has not been significant to date. However, there can be no assurance that a high rate of inflation in the future will not have material adverse effect on ATS's operating results.

RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (FAS) No. 130, "Reporting Comprehensive Income," which became effective for the Company for periods beginning after December 15, 1997. FAS No. 130 establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. FAS No. 130 requires that a company (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company has adopted this statement in the first quarter of 1998. Comprehensive income does not differ from net income.

  In June 1997, the FASB released FAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" (FAS 131). FAS 131 established standards for reporting information about the operating segments in its annual report and interim reports. ATS will adopt this standard for its full year 1998 financial information.

  In February 1998, the FASB released FAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" (FAS 132), which ATS will be required to adopt in 1998. FAS 132 will require additional disclosure concerning changes in ATS's pension obligations and assets and eliminates certain other disclosures no longer considered useful. Adoption of this standard will have no effect on reported consolidated results of operations or financial position.

                               INDUSTRY OVERVIEW

  Communications site owners and operators have benefited in recent years from a substantial increase in demand for wireless communications services. The Cellular Telecommunications Industry Association estimates that the number of subscribers to wireless telephone services was approximately five million in 1990. According to The Strategis Group, a telecommunications marketing research firm, the number of subscribers to cellular and PCS is over 50 million today and is projected to increase to over 100 million by the year 2001. This demand has prompted the issuance of new wireless communication licenses and construction of new wireless networks. ATS believes that the increase in demand for wireless communications is attributable to a number of factors, including the increasing mobility of the U.S. population and the growing awareness of the benefits of mobile communications, technological advances in communications equipment, decreasing costs of wireless services, favorable changes in telecommunications regulations, and business and consumer preferences for higher quality voice and data transmission. Consequently, more towers will be required to accommodate the anticipated increase in the demand for higher frequency technologies (such as PCS and ESMR) which have a reduced cell range and thus require a denser network of towers. The Personal Communications Industry Association (of which James S. Eisenstein, an executive officer of ATS, is a director) estimates that over 100,000 additional antennae sites will have to be built to accommodate the needs of cellular and PCS over the next ten years.

  ATS believes that as the wireless communications industry has grown it has become more competitive. As a consequence, many carriers may seek to preserve capital and speed access to their markets by focusing on activities that contribute directly to subscriber growth, by outsourcing infrastructure requirements such as owning, constructing and maintaining towers or by co-locating transmission facilities. Previously, carriers typically sourced many of such services in-house, while local non-integrated service contractors focused on specific segments such as radio frequency engineering, site acquisition and tower construction. To meet these carrier needs, independent operators have expanded into a number of associated network and communications site services, such as the selection and acquisition of communications sites (including the resolution of zoning and permitting issues), the design of wireless and broadcast sites and networks, and the construction or supervision of construction of towers. Also, in order to accelerate network deployment or expansion and to generate efficiencies, carriers are increasingly co-locating transmission infrastructure with that of other network operators. The need for co-location has also been driven by regulatory restrictions and the growing interest of local municipalities in slowing the proliferation of towers in their communities by requiring that towers accommodate multiple tenants.

  While the wireless communications industry is experiencing rapid growth, the television broadcasting industry, with strong encouragement from both Congress and the FCC, is actively planning its strategy for the transition from analog to digital technology. This change will be required by a construction timetable imposed on television broadcast licensees by the FCC. The FCC construction timetable, although subject to revision, currently requires a number of television stations to commence digital service as soon as May 1, 1999, and some stations have promised to begin such service earlier. ATS believes that this transition will require a substantial investment in enhanced broadcast infrastructure, including the construction or reengineering of broadcast towers. While ATS expects much of the associated capital requirements will be borne by the broadcasters, management believes that a significant opportunity exists to invest profitably in the creation of tower capacity designed to accommodate digital antennas for television broadcasters. Management believes that, as with the deployment of towers for the wireless carriers, speed to market and limited capital resources will cause certain broadcasters to outsource the construction or reengineering of their towers in order to accommodate digital technology.

  A communications tower's location, height and the loaded capacity at certain wind speeds determine its desirability to wireless carriers and the number of antennae that the tower can support. An antenna's height on a tower and such tower's location determine the line-of-sight of such antenna with the horizon and, consequently, the distance a signal can be transmitted. Some users, such as paging companies and SMR providers in rural areas, need higher elevations for broader coverage. Other carriers such as PCS, ESMR and cellular companies in metropolitan areas usually do not need to place their equipment at the highest tower point to maximize transmission distance and quality.

  A tower can be either self-supporting or supported by guy wires. There are two types of self-supporting towers: the lattice and the monopole. A lattice tower is usually tapered from the bottom up and can have three or four legs. A monopole is a tubular structure that is typically used as a single purpose tower or in places where there are space constraints or a need to address aesthetic concerns. Self-supporting towers typically range in height from 50-200 feet for monopoles and up to 1,000 feet for lattices, while guyed towers can reach 2,000 feet or more. A typical communications site consists of a compound enclosing the tower or towers and an equipment shelter (which houses a variety of transmitting, receiving and switching equipment).

  Rooftop or other building top sites are more common in urban downtown areas where tall buildings are generally available and multiple communications sites are required due to high traffic density. One advantage of a rooftop site is that zoning regulations typically permit installation of antennae. In cases of such population density, neither height nor extended radius of coverage is as important. Moreover, the installation of a free-standing tower structure in urban areas will often prove to be impossible due to zoning restrictions, land cost and land availability.

  The cost of construction of a tower varies both by site location (which will determine, among other things, the required height of the tower) and type of tower. Non-broadcast towers (whether on a rooftop or the ground) generally cost between approximately $150,000 and $200,000, while broadcasting towers (which generally are built to bear a greater load) generally cost between approximately $300,000 and $1.0 million if on an elevated location and between approximately $1.0 million and $3.5 million if on flat terrain. While the number of tenants which a tower can accommodate will vary depending on the nature of the services provided by such tenants and the height of the tower, non-broadcast towers of 200-300 feet that are designed to maximize capacity generally are capable of housing between five and ten tenants using an aggregate of between 25 and 50 antennae and broadcasting towers generally are capable of housing between ten and forty tenants using an aggregate of between 50 and 100 antennae. Annual rental payments vary considerably depending upon
(i) the type of service being provided; (ii) the size of the transmission line and the number and weight of the antennae on the tower; (iii) the existing capacity of the tower; (iv) the antenna's placement on, and the location and height of, the tower; and (v) the competitive environment.

  Lease terms vary depending upon the industry user, with television and radio broadcasters tending to prefer longer term leases (15 to 20 years) than wireless communications service providers (five to ten years). In either case, most of such leases contain provisions for multiple renewals at the option of the tenant. Governmental agencies, because of budgetary restrictions, generally have one-year leases that tend to renew automatically. Leases tend to be renewed because of the complications associated with moving antennae. In the case of a television or radio broadcaster, such a move might necessitate FCC approval and could entail major dislocations and the uncertainty associated with building antennae in new coverage areas. In the case of cellular, PCS and other wireless users, moving one antenna might necessitate moving several others because of the interlocking grid-like nature of such systems. In addition, the increasing difficulty of obtaining local zoning approvals, the environmental activism of community groups, and the restrictions imposed upon owners and operators by the FAA and upon tenants by the FCC, tend to reduce the number of alternatives available to a tower user. Leases generally provide for annual automatic price increases (escalator provisions) based on specified estimated cost measures or on increases in the consumer price index. Owners and operators generally also receive fees for installing customers' equipment and antennae on the communications site.

  Wireless communications towers are owned by a wide range of companies, including wireless communications providers, regional Bell operating companies, long distance companies, television and radio broadcasting companies, independent tower operators, utilities and railroads. Despite the increasing demand for communications sites, the industry remains highly fragmented, with few independent operators owning a large number of towers. ATS estimates that no one independent tower owner and operator (one which owns and operates communications sites principally for other entities) owns more than 2% of the towers in the United States. The pace of consolidation has begun to accelerate, however, as the larger independent operators continue to acquire small local or regional operators and purchase communications sites and related assets from wireless communications carriers. Management believes that a major factor contributing to such consolidation is the emergence of many major companies seeking to provide increasingly sophisticated wireless services on a national basis. This, in turn, creates a need for substantial companies capable of developing and constructing networks of communications sites and maintaining and servicing the sophisticated support facilities associated with ongoing operations. ATS believes that the national and other large wireless service providers will prefer to deal with a company that can meet the majority of such providers' needs within a particular market or region, rather than, as in the past, a large number of individual tower owners, construction companies and other service providers. See "Risk Factors".

  Unlike the fragmented nature of the communications site business, customers in all segments of the wireless communications industry and the broadcast industry tend to be large, well capitalized national companies.

  As a consequence of the foregoing factors, as well as the lack of seasonality of the industry, the communications site industry is characterized by a predictable and recurring stream of income.

                                   BUSINESS

GENERAL

  American Tower Systems is a leading independent owner and operator of wireless communications towers in the United States. Since its organization in 1995, ATS has grown, predominantly through acquisitions, to a company operating more than 1,800 towers in 44 states and the District of Columbia. Although it intends to pursue strategic acquisitions, ATS plans to focus on tower construction and to build or commence construction of between approximately 400 and 500 towers in 1998, at an estimated aggregate cost of between approximately $80.0 and $100.0 million. For the year ended December 31, 1997, giving effect to the ATS Pro Forma Transactions, ATS had net revenues and EBITDA of $94.9 million and $40.2 million, respectively. For the three months ended March 31, 1998, giving effect to the ATS Pro Forma Transactions, ATS had net revenues and EBITDA of $25.1 million and $9.7 million, respectively.

  ATS's primary business is the leasing of antennae sites on multi-tenant towers for a diverse range of wireless communications industries, including PCS, cellular, ESMR, SMR, paging and fixed microwave, as well as radio and television broadcasters. ATS also offers its customers a broad range of network development services, including network design, site acquisition, zoning and other regulatory approvals, tower construction and antennae installation. ATS intends to expand these services and to capitalize on its relationships with its wireless customers through major projects to construct towers for them that ATS will own and operate. ATS is also engaged in the video, voice and data transmission business, which it currently conducts in the New York City to Washington, D.C. corridor and Texas.

  ATS is geographically diversified with significant networks of communications towers throughout the United States. Its largest networks are in California, Florida and Texas, and it owns and operates or is constructing tower networks in numerous cities, including Albuquerque, Atlanta, Austin, Baltimore, Boston, Dallas, Houston, Jacksonville, Kansas City, Los Angeles, Miami-Ft. Lauderdale, Minneapolis, Nashville, New York, Philadelphia, Sacramento, San Antonio, San Diego, San Francisco, Tucson, Washington, D.C. and West Palm Beach.

  ATS has a diversified base of approximately 2,500 customers, no one of which accounted for more than 10% of its 1997 pro forma net revenues from site leasing activities and the five largest of which account for less than 30% of such net revenues. ATS's wide range of customers include most of the major wireless providers in that industry, including Airtouch, Alltell, AT&T Wireless Services, Bell Atlantic Mobile, BellSouth, GTE Mobilnet, Houston Cellular, Metrocall, Mobile Comm, Nextel, Omnipoint, PacBell, PageNet, PowerTel, PrimeCo PCS, SkyTel, Southwestern Bell, Sprint PCS and Western Wireless. In addition, most of the major companies in the radio and television broadcasting industry are ATS's customers, including ABC, CBS, Chancellor Media, Clear Channel, CNN, Fox, Jacor and NBC. ATS's site acquisition services are provided to most of such wireless service providers, and ATS has constructed or is constructing towers on a build to suit basis for companies such as Nextel, Omnipoint and Southwestern Bell and is negotiating a contract with another wireless company to provide up to an aggregate of 200 towers (of which more than 160 would be newly constructed). The principal users of ATS's video, voice and data transmission services are television broadcasters and other video suppliers such as CBS, CNN, Fox and HBO.

  Management estimates that its site leasing activities, which it believes generate the highest profit margin of its businesses, account for approximately 56% of its ongoing pro forma net revenues; site acquisition activities (including construction for others) account for 24%; and the video, voice and data transmission business accounts for 20%. However, in light of management's intention to focus on construction activities, which will increase the number of antennae sites available for leasing, ATS believes that leasing activities are likely to grow at a more rapid rate than other aspects of its business.

  ATS derives its revenue from various industry segments. The percentage of ATS's 1997 pro forma net revenues derived from the various industry segments (including from its site acquisition activities) is estimated to be approximately as follows: PCS--23%; paging--13%; ESMR--12%; cellular--9%; two-way radio--5%;

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

radio and television broadcasting--3%; SMR--3%; microwave--3%; governmental and others--3% and private industrial users--1%. The remaining approximately 25% of such revenues is derived from its video, voice and data transmission customers which are primarily the major broadcast television networks, CNN and HBO. Management believes that the foregoing percentages are not necessarily indicative of future contributions likely to be made by the various aspects of its business or of the several different types of wireless providers, particularly in light of the anticipated growth of PCS, cellular and ESMR compared to other wireless providers and management's intended focus on build to suit and other tower construction activities.

  ATS's growth strategy is designed to enhance its position as a leading U.S. provider of communications sites and network development services to the wireless communications and broadcasting industries. The principal elements of this strategy are: (i) to maximize utilization of antennae sites through targeted sales and marketing techniques; (ii) to expand its tower construction activities, principally through build to suit projects; and (iii) to pursue strategic acquisitions, designed principally to facilitate entry into new geographic markets and to complement the construction program.

  ATS believes that as the wireless communications industry has grown it has become more competitive. As a consequence, many carriers may seek to preserve capital and speed access to their markets by focusing on activities that contribute directly to subscriber growth and by outsourcing infrastructure requirements such as owning, constructing and maintaining towers. ATS also believes that many carriers are, for similar reasons, increasingly co-locating transmission facilities with those of others, a trend likely to be accelerated because of regulatory restrictions and the growing tendency of local municipalities to require that towers accommodate multiple tenants. Management also believes that national and other large wireless service providers will prefer to deal with a company, such as ATS, that can meet the majority of such providers' needs within a particular market or region, rather than, as in the past, with a large number of individual tower owners, construction companies and other service providers. See "Risk Factors".

  Management believes that, in addition to such favorable growth and outsourcing trends, the communications site industry and ATS will benefit from several favorable characteristics, including the following: (i) a recurring and growing revenue stream based to a significant extent on long-term leases;
(ii) low tenant "churn" due to the costs and disruption associated with reconfiguring a wireless network or broadcasting location; (iii) a customer base which is diversified by industry, among customers within each industry and geographical area, and which consists principally of large, financially responsible national companies; (iv) favorable absolute and incremental tower cash flow margins due to low variable operating costs; (v) low on-going maintenance capital requirements; (vi) local government and environmental initiatives to reduce the numbers of towers thereby requiring carriers to co-locate antennae; and (vii) opportunity to consolidate in a highly fragmented industry, thereby creating the potential for enhanced levels of customer service and operating efficiency.

GROWTH STRATEGY

  ATS's objective is to enhance its position as a leading U.S. provider of communications sites and network development services to the wireless communications and broadcasting industries. ATS's growth strategy consists of the following principal elements:

    Internal Growth through Sales, Service and Capacity
  Utilization. Management believes that a substantial opportunity for profitable growth exists by maximizing the utilization of existing and future towers. Because the costs of operating a site are largely fixed, increasing tower utilization significantly improves site operating margins. Moreover, when a specific tower reaches full antennae attachment capacity, ATS is often able to construct an additional tower at the same location, thereby further leveraging its investment in land, related equipment and certain operating costs, such as taxes, utilities and telephone service.

    ATS intends to use targeted sales and marketing techniques to increase utilization of both existing and newly constructed towers and to maximize investment returns on acquired towers with underutilized capacity. Management believes that the key to the success of this strategy lies in its ability to develop and consistently deliver a high level of customer service, and to be widely recognized as a company that makes realistic commitments and then delivers on them. Since speed to market and reliable network performance are critical components to the success of wireless service providers, ATS's ability to assist its customers in meeting these criteria will ultimately define its marketing success and capacity utilization. ATS targets wireless providers that are expanding or improving their existing network infrastructure as well as those deploying new technologies.

    Growth by Construction. ATS believes that attractive investment returns can be achieved by constructing new tower networks in and around markets in which it already has a presence, along major highways, and in targeted new markets, particularly markets that have not been significantly built out by carriers or other communications site companies. By working with one or more "anchor" tenants, ATS will seek to develop an overall master plan for a particular network by locating new sites in areas identified by its customers as optimal for their network expansion requirements. ATS generally secures commitments for leasing prior to commencing construction, thereby minimizing, to some extent, the risks associated with the investment. See "Risk Factors--Construction of New Towers". In certain cases, ATS may identify and secure all zoning and other regulatory permits for a site in anticipation of customer demand, with actual construction being delayed until an anchor tenant is secured on reasonable terms. Strategic acquisitions will also be pursued as a means of filling out or, in certain cases, initiating, a tower network.

    Because of the relatively attractive initial returns which can be achieved from new tower construction, and because ATS can design and build towers to specifications that assure ample future capacity and minimize the need for future capital expenditures, management intends to place a strong emphasis on new tower development for the foreseeable future. Management also intends to pursue new tower construction to service the demand for digital television and for tower space for radio antennae displaced by digital television requirements. Over time, management believes that more than half of its towers will result from new construction, with the vast majority of these designed to serve the wireless communications industry.

    During 1997, ATS (including ATC and other acquired companies) built or had under construction approximately 240 towers, including those constructed for and owned by third parties. During 1998, ATS (including ATC and other acquired or to be acquired companies) plans to construct or have under construction between approximately 400 and 500 towers (most of which are on a build to suit basis) at an estimated aggregate cost of between approximately $80.0 and $100.0 million. In addition, ATS is seeking other major build to suit projects, although there can be no assurance that any definitive agreements will result.

    The ability to obtain, and commit to, large new construction projects will require significant financial resources. Management believes that its cost of capital, relative to the cost of capital of its competitors, will be an important factor in determining the success of its growth by construction strategy. Based on its previous capital market transactions, management believes that it has a good reputation in the financial community, including among banks, investment banking firms, institutional investors and public investors, and that such reputation will help it attract capital on the favorable terms necessary to finance its growth. However, there can be no assurance that funds will be available to ATS on such terms.

    Growth by Acquisition. ATS intends to continue to target strategic acquisitions in markets or regions where it already owns towers as well as new markets, possibly including non-U.S. markets. ATS has achieved a leading industry position primarily through acquisitions. ATS will attempt to increase revenues and operating margins at acquired communications sites through expanded sales and marketing efforts, improved customer service, the elimination of redundant overhead and, in certain instances, increasing tower capacity. Acquisitions are evaluated using numerous criteria, including potential demand, tower location, tower height, existing capacity utilization, local competition, and local government restrictions on new tower development. ATS also intends to pursue, on a selective basis, the acquisition of site acquisition companies and providers of video, voice and data transmission services. ATS may also pursue acquisitions related to the communications site industry, including companies engaged in the tower fabrication business.

    While to date the majority of ATS's growth has resulted from acquisition activities, management expects to shift ATS's emphasis more towards build to suit and new tower construction, where it believes

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

  investment returns are more attractive. It will, however, continue to evaluate numerous acquisition prospects, and expects to consummate selected acquisitions when the economics or fit are sufficiently attractive.

PRODUCTS AND SERVICES

  . LEASING OF ANTENNAE SITES. ATS's primary business is the leasing of antennae sites on multi-tenanted communications towers to companies in all segments of the wireless communications and broadcasting industries. Giving effect to pending acquisitions, ATS will have more than 1,800 towers in 44 states and the District of Columbia, approximately 490 of which are managed for others, including approximately 280 rooftop antennae. ATS currently operates approximately 800 towers (of which approximately 365 are managed for others) and ATC currently operates approximately 850 towers (of which approximately 125 are managed for a third party).

  ATS rents tower space and provides related services for a diverse range of wireless communications industries, including PCS, cellular, ESMR, SMR, paging, fixed microwave, as well as radio and television broadcasters. ATS is geographically diversified with significant tower networks throughout the United States with its largest networks in California, Florida and Texas, and owns and operates communications sites or is constructing tower networks in cities such as Albuquerque, Atlanta, Austin, Baltimore, Boston, Dallas, Houston, Jacksonville, Kansas City, Los Angeles, Miami-Ft. Lauderdale, Minneapolis, Nashville, New York, Philadelphia, Sacramento, San Antonio, San Diego, San Francisco, Tucson, Washington, D.C. and West Palm Beach.

  ATS's leases, like most of those in the industry, generally vary depending upon the industry user, with television and radio broadcasters preferring long term leases (generally from 15 to 20 years), and wireless communications providers favoring somewhat shorter lease terms (generally from five to ten years), with multiple renewals at the option of the tenant. However, ATC's leases tend to be of shorter duration, generally two years, and permit earlier termination if ATC attempts to impose price increases relating to escalation provisions. Leases tend to be renewed due to the costs and disruption associated with reconfiguring a network or broadcast location.

  Most of ATS's leases have escalator provisions (annual automatic increases based on specified estimated cost measures or on increases in the consumer price index) that permit ATS to keep pace with inflation. While these provisions are not by themselves intended to be a primary source of growth, they provide a stable and predictable growth component that is then enhanced by increased tower utilization.

  The number of antennae which ATS's towers can accommodate varies depending on the type of tower (broadcast or non-broadcast), the height of the tower, and the nature of the services provided by such antennae, although broadcasting towers generally are capable of holding more and larger antennae and serving more tenants than non-broadcasting towers. Annual rental payments vary considerably depending upon (i) the type of service being provided; (ii) the size of the transmission line and the number and weight of the antennae on the tower; (iii) the existing capacity of the tower; (iv) the antenna's placement on, and the location and height of, the tower; and (v) the competitive environment. Management believes that it is not possible to state with any degree of precision the vacancy or unused capacity of a "typical" tower, group of related towers or all of its towers for a variety of reasons, including, among others, the variations that occur depending on the types of antennae placed on the tower, the types of service being provided by the tower users, the type and location of the tower or towers, the ability to build other towers so as to configure a network of related towers, whether any of the users have imposed restrictions on competitive users, and whether there are any environmental, zoning or other restrictions on the number or type of users.

  Build to Suit Business. Historically, cellular and other wireless service providers have constructed a majority of their towers for their own use, while usually outsourcing certain services such as site acquisition and construction management. More recently, however, service providers have expressed a growing interest in having independent companies own the towers on which they will secure space under long-term leases. Management believes this trend is the result of a need among such providers to preserve capital and to speed access to their markets by focusing on activities that contribute to subscriber growth and by outsourcing infrastructure requirements, such as owning, constructing and maintaining towers, or by co-locating their transmission infrastructure. ATS has positioned itself as an attractive choice for this build to suit opportunity. It has done so by acquiring and developing reputable site acquisition companies with established client relationships in both site acquisition and construction management, and by securing the financial resources necessary to participate in the build to suit arena on a substantial scale. Management believes companies that are able to demonstrate the ability to successfully locate, acquire and permit sites and finance and construct towers in a timely manner will be used by a significant number of wireless service providers on an expanded basis. ATS is currently engaged in build to suit efforts for a range of clients including Nextel, Omnipoint, Prime and Southwestern Bell and is seeking other major build to suit projects, although there can be no assurance that any definitive agreements will result.

  In most cases, well engineered and well located towers built to serve the specifications of an initial anchor tenant in the wireless communications sector will attract three or more additional wireless tenants over time, thereby increasing revenue and enhancing margins. ATS has had only limited experience, to date, with build to suit projects and those that it has completed and that are operational have been on a much smaller scale than those that it is negotiating or will seek in the future. Management believes that ATS's favorable results (occupancy and financial) achieved on completed projects are not representative of the results likely to be achieved from the larger projects ATS is currently contemplating and, therefore, has not included information with respect to the typical vacancy rates or financial results that can be expected to be generated by such build to suit projects. See "Risk Factors--Construction of New Towers" for a description of certain risks involved in tower construction, particularly those involving large build to suit projects.

  Communications Site Management Business. ATS is a leading manager of communications sites, principally rooftop sites but also ground towers, for other owners. A principal aspect of this business is the development of new sources of revenue for building owners by effectively managing all aspects of rooftop telecommunications, including two-way radio systems, microwave, fiber optics, wireless cable, paging and rooftop infrastructure construction services. ATS manages approximately 490 sites (of which approximately 280 are rooftops) in 35 states. Management contracts are generally for a period of five years and contain automatic five-year renewal periods unless terminated by either party on notice prior to such renewal term or upon an uncured default. Pursuant to these contracts, ATS is responsible for marketing antennae sites on the tower, reviewing existing and negotiating future license agreements with tenant users, managing and enforcing those agreements, supervising installation of equipment by tenants to ensure, among other things, non-interference with other users, supervising repairs and maintenance to the towers, as well as site billing, collections and contract administration. In addition, ATS handles all calls as well as questions regarding the site so that the building management team or owner is relieved of this responsibility. For such services, ATS is entitled to a percentage of lease payments, which is higher for new tenants than for existing tenants. Upon any termination of a contract, unless because of its default, ATS is entitled to its percentage with respect to then existing tenants so long as they remain tenants.

  . SITE ACQUISITION BUSINESS. ATS's site acquisition division has developed more than 8,000 sites in 48 states and currently has field offices in 13 major cities including Atlanta, Chicago, Charlotte, Cleveland, Jacksonville, New Orleans and Seattle. The site selection and acquisition process begins with the network design. Highway corridors, population centers and topographical features are identified within the carrier's existing or proposed network, and drive tests are performed to monitor all PCS, cellular and ESMR frequencies to locate the systems then operating in that geographic area and identify where any holes in coverage may exist. Based on this data, the carrier and ATS develop a "search ring", generally of one-mile radius, within which the site acquisition department identifies land available either for purchase or lease. ATS personnel select the most suitable sites, based on demographics, traffic patterns and signal characteristics. The site is then submitted to the local zoning/planning board for approval. If the site is approved, in certain instances ATS will supervise construction of the towers and other improvements on the communications site. ATS's site acquisition services are provided on a fixed fee or time and materials basis. Existing users of ATS's site acquisition business include Airtouch, Alltel, AT&T Wireless Services, Ameritech, Bell Atlantic Mobile, BellSouth, GTE Mobilnet, MobileComm, PageNet, Power Tel, SkyTel, Southwestern Bell, Sprint PCS and Western Wireless.While ATS will continue to provide site acquisition services to those customers desiring them, it also intends to actively market its build to suit construction and leasing services as an extension of these services. ATS has constructed or is constructing towers on a build to suit basis for companies such as Nextel, Omnipoint and Southwestern Bell and is seeking other major build to suit projects, although there can be no assurance that any definitive agreements will result.

  . VOICE, VIDEO AND DATA TRANSMISSION BUSINESS. ATS's voice, video and data transmission business is operated in the New York City to Washington, D.C. corridor and in Texas. A teleport is the technical link for all video, voice and data transmission to and from ground based, terrestrial sources and satellites. A typical teleport facility consists of 20-40 satellite dishes (antennae), a 24-hour, 365-day operations center, microwave and fiber optics links, and generators and other support facilities. ATS owns a teleport outside of New York City and has an agreement to acquire a teleport outside of Washington, D.C., and distributes video, voice and data over the New York to Washington D.C. corridor through a fiber and microwave network, including 13 towers. The New York teleport system is located on a 70-acre owned site which is zoned for 29 microwave dishes of which 22 are existing, thereby providing significant expansion capacity. The Washington teleport system is located in northern Virginia, inside of the Washington Beltway, on ten acres and houses 40 antennae with the capacity for an additional ten antennae. The network includes both fiber and microwave channels, is used by all of the major television broadcast networks, and accesses all domestic and major international satellites in the operating region. The system is able to distribute voice, video and data through satellite or terrestrial distribution. The Texas system consists of a teleport outside of Dallas that enables it to distribute video, voice and data from Dallas to Corpus Christi through a fiber and microwave network including 35 towers. This system includes 15 microwave dishes and covers the most populated area of Texas, servicing Austin, Corpus Christi, Dallas, Houston and San Antonio. The system connects to all major sports and convention venues, video companies and broadcast networks in those cities. The principal users of ATS's video, voice and data transmission services are television broadcasters and other video suppliers such as CBS, CNN, Fox and HBO.

CUSTOMERS

  ATS's customers aggregate approximately 2,500 and include many of the major companies in the wireless communications industry. While none of ATS's customers accounted for as much as 10% of its 1997 pro forma net revenues from site leasing activities, most of the customers named below accounted for more than 1% of such revenues and each is considered by ATS to be an important customer:

    (i) Cellular and PCS: Airtouch, Alltell, AT&T Wireless, Bell Atlantic Mobile, BellSouth, GTE Mobilnet, Houston Cellular, Mobile Comm, Omnipoint, PacBell, Prime Co, PCS, Southwestern Bell Mobile Systems (operating as Cellular One), and Sprint PCS;

    (ii) Paging: Arch, Metrocall, PageMart PageNet and Pittencrief;

    (iii) ESMR: Nextel; and

    (iv) Television and Radio Broadcasting: ABC, CBS, Chancellor Media, Clear Channel, CNN, Fox, Jacor Communications and NBC.

  ATS's site acquisition activities, which afford ATS the opportunity to furnish additional services such as the construction and leasing of communications sites, are provided to most of the cellular, PCS and ESMR customers listed above. ATS has constructed or is constructing towers on a build to suit basis for companies such as Nextel, Omnipoint and Southwestern Bell and is seeking other major build to suit projects, although there can be no assurance that any definitive agreements will result.

  The principal users of ATS's video, voice and data transmission services are television broadcasters and other video suppliers such as CBS, CNN, Fox and HBO. Revenues are derived from two sources of approximately equal significance: (i) contracted, long-term services of a regular, recurring nature and (ii) nonrecurring services relating to special news or events. Monthly transmissions average approximately 3,500 at ATS's teleports.

MANAGEMENT ORGANIZATION

  ATS is headquartered in Boston and is organized on a regional basis with each region being headed by a vice president who reports to the Chief Operating Officer. Its current regional operations are based in Boston, Atlanta, Houston and the San Francisco Bay area, although additional regional centers may develop over time. Management believes that its regional operations centers, which are in varying stages of development, should ultimately be capable of responding effectively to the opportunities and customer needs of their respective defined geographic areas and that these operations centers should have skilled engineers, construction management and marketing personnel. Management also believes that over time enhanced customer service and greater operating efficiencies can be achieved by centralizing certain operating functions, including accounting and lease administration. Such centralization, when achieved, will enable key information about each site, tower lease and customer to become part of a centralized database, with communications links to regional operations centers.

  In conjunction with its acquisition of various companies, management believes it has obtained the services of key personnel with skills in areas such as engineering, site acquisition, construction management, tower operations, marketing, lease administration, and finance. As ATS seeks to expand its size and improve on the quality and consistency of service delivery, it believes it needs to complete the staffing of its existing regions and may, in the longer term, need to supplement its current workforce in certain critical areas, develop new regional centers and intensify its dedication to customer service. Accordingly, management is actively recruiting key personnel to complete the staffing of its regional operations centers and to strengthen and deepen its corporate group. ATS focuses its efforts on recruiting people from the industry sectors it serves and in some instances recruiting skilled engineers, marketing and other personnel from outside the communications site, wireless communications and broadcasting industries.

HISTORY

  In early 1995, Steven B. Dodge, Chairman of the Board, President and Chief Executive Officer of American Radio, and other members of American Radio's management, recognized the opportunity in the communications site industry as a consequence of ARS's ownership and operation of broadcast towers. ATS was formed in July 1995 to capitalize on this opportunity. During 1996, ATS's acquisition program was modest, entailing the acquisition of companies owning an aggregate of 15 communications sites and managing approximately 250 sites for others, for an aggregate purchase price of approximately $21.0 million. During that year, however, ATS entered into several more significant acquisition agreements that were consummated in 1997.

RECENT TRANSACTIONS

  Of the following Recent Transactions, only the Meridian Transaction, the Diablo Transaction, the MicroNet Transaction, the Tucson Transaction, the Gearon Transaction, the OPM Transaction, the ATC Merger and the Transfer of Towers from ARS to ATS are included in the ATS Pro Forma Transactions.

  Consummated Acquisitions. Since January 1, 1997, ATS has consummated more than 15 acquisitions (including those agreed to in 1996) involving more than 550 sites (including sites on which towers are to be constructed) and its site acquisition and voice, video and data transmission businesses.

  In May 1997, ATS consummated, among others, three acquisitions as follows:
(i) the purchase of two related companies engaged in the site acquisition business for unaffiliated third parties in various locations in the United States for approximately $13.0 million; (ii) the purchase of a tower site management business, in Georgia, North Carolina and South Carolina for approximately $5.4 million of 21 tower sites, and (iii) the purchase of a 70% interest in a business that will initially own and operate communications towers that are to be constructed on 58 sites in northern California; the remaining 30% of the joint venture (ATS/PCS), is owned by an unaffiliated party. ATS paid the other party approximately $0.8 million in cash for its 70% interest and is obligated to provide equity financing for the construction of those towers (estimated at approximately $5.3 million) as well as any others that the joint venture may construct. See "--Pending Acquisitions".

  In July 1997, ATS consummated four unrelated acquisitions, including the purchase for approximately $33.5 million for 56 sites and a tower site management business in southern California (the "Meridian Transaction").

  In October 1997, ATS consummated two unrelated acquisitions as follows: (i) 110 sites and a site management business primarily in northern California for approximately $45.0 million (the "Diablo Transaction"); and (ii) 128 owned or leased tower sites, principally in the Mid-Atlantic region, with the remainder in California and Texas, and the video, voice and data transmission business for approximately $70.25 million (the "MicroNet Transaction").

  In January 1998, ATS consummated the acquisition of OPM-USA-INC. ("OPM"), a company which owned approximately 90 towers at the time of acquisition (the "OPM Transaction"). In addition, OPM is in the process of developing an additional approximately 160 towers that are expected to be constructed during the next 12 to 18 months. The purchase price, which is variable and based on the number of towers completed and the forward cash flow of the completed OPM towers, could aggregate up to $105.0 million, of which approximately $21.3 million was paid at the closing. ATS has also agreed to provide the financing to OPM to enable it to construct the 160 towers in an aggregate amount not to exceed $37.0 million (less advances as of consummation aggregating approximately $5.7 million).

  In January 1998, ATS consummated the Gearon Transaction pursuant to which ATSI merged with a company engaged primarily in the site acquisition business for unaffiliated third parties that also owned or had under construction 40 tower sites. The merger price of approximately $80.0 million was paid by delivery of 5,333,333 shares of Class A Common Stock, the payment of approximately $32.0 million in cash and assumed liabilities.

  In January 1998, as part of the CBS Merger, ARS transferred to ATS 14 of the 16 communications sites currently used by American Radio and various third parties and ARS and ATS entered into leases or subleases of space on the towers transferred. The remaining two communications sites will be transferred and leases entered into following the acquisition by ARS of the sites from third parties. See "Relationship Between ATS and ARS--Lease Arrangements".

  In January 1998, ATS consummated the purchase of a communications site with six towers in Tucson, Arizona (the "Tucson Transaction") for approximately $12.3 million.

  In February 1998, ATS acquired 11 communications tower sites in northern California for approximately $11.8 million.

  In May 1998, ATS purchased the assets relating to a teleport serving the Washington, D.C. area for a purchase price of approximately $30.5 million. The facility is located in northern Virginia, inside of the Washington Beltway, on ten acres.

  Pending Acquisitions. In April 1998, ATS entered into an agreement to acquire a broadcasting tower (the "Intracoastal Transaction") in the Boston area for 720,000 shares of Class A Common Stock. Subject to the satisfaction of certain conditions, the acquisition is expected to be consummated on or about June 5, 1998. ATS is also required to issue non-recourse notes in the aggregate principal amount of $12.0 million that are payable solely out of payments made on a $12.0 million principal amount note to be acquired as part of the Intracoastal Transaction.

  ATS is negotiating certain changes in the ATS/PCS, LLC arrangements, including the acquisition by ATS of the 58 communications sites in northern California presently owned by ATS/PCS, LLC in exchange for shares of Class A Common Stock, arrangements with respect to the development of communications sites in other locations, a priority return of ATS's construction advances, an increase in the percentage interest of the other member in ATS/PCS, LLC, and a management fee to ATS.

  ATS is also negotiating an agreement to acquire a company which is in the process of constructing approximately 40 towers in the Tampa, Florida area, of which seven are presently operational. The purchase price will be equal to an excess of (i) ten times the "Current Run Rate Cash Flow" at the time of closing, over (ii) the principal amount of the secured note referred to below. The purchase price will be payable in shares of Class A Common Stock (valued at market prices shortly prior to closing) and, at the election of the seller, cash in an amount not to exceed 49% of the purchase price. "Current Run Rate Cash Flow" means twelve (12) times the excess of net revenues over direct operating expenses for month preceding closing. ATS is obligated to advance construction funds to the seller in an aggregate amount not to exceed $12.0 million in the form of a secured note (guaranteed by the stockholders on a nonrecourse basis and secured by the stock of the seller), of which approximately $2.1 million has been advanced to date. The secured note would be payable in the event a definitive acquisition agreement is not executed or if the acquisition were not consummated. Subject to the negotiation and execution of a definitive agreement and to the satisfaction of certain conditions, including, depending on the circumstances, the expiration or earlier termination of the HSR Act waiting period, the acquisition is expected to be consummated in the spring of 1999.

  ATC Merger. On December 12, 1997, ATS entered into the ATC Merger Agreement pursuant to which ATC will merge with and into ATS which will be the surviving corporation. Pursuant to the ATC Merger, ATS will issue an aggregate of approximately 30.1 million shares of Class A Common Stock (including shares issuable upon exercise of options to acquire ATC Common Stock which, to the extent they are outstanding as of the effectiveness of the ATC Merger, will become options to acquire Class A Common Stock). The 30.1 million shares of Class A Common Stock will represent 35% of the aggregate number of shares of Common Stock which would be outstanding on a pro forma basis, assuming consummation of the ATC Merger and the exercise of all ATS and ATC stock options currently proposed to be outstanding immediately prior to the ATC Merger, but before giving effect to the acquisitions described under "-- Pending Acquisitions" above.

  Consummation of the ATC Merger, which has been approved by ARS, as the then sole stockholder of ATS, and by the ATC stockholders, is expected to occur on or about June 5, 1998.

  It is a condition of ATC's obligation to consummate the ATC Merger that Messrs. Dodge and Stoner shall have entered into a voting agreement with ATC and certain of the ATC common stockholders, pursuant to which Messrs. Dodge and Stoner will have agreed to vote in favor of the election of each of Messrs. Lummis and Mays (or any other nominee of Mr. Lummis and Clear Channel reasonably acceptable to the ATS Board of Directors) so long as Mr. Lummis and Clear Channel (or their respective affiliates), as the case may be, hold at least 50% of the shares of Class A Common Stock to be received by him or it, as the case may be, in the ATC Merger.

  Chase Capital, which is an affiliate of Chase Equity Associates, a stockholder of ARS and ATS, and Mr. Chavkin, a director of ARS and ATS, owned approximately 18.1% of the ATC Common Stock as of March 1, 1998 and has a representative on the ATC Board of Directors. See "Principal Stockholders." Summit Capital of Houston ("Summit Capital") is entitled upon closing of the ATC Merger to receive from ATC a $2.25 million broker's fee. Fred Lummis, President and Chief Executive Officer of ATC, is an affiliate of Summit Capital.

  The provisions of the ATC Merger Agreement are comparable to those customary in similar transactions, including without limitation (a) detailed, substantially identical representations and warranties of ATS and ATC; (b) covenants as to the interim conduct of the business of ATS and ATC; (c) agreements of ATS to (i) indemnify the officers and directors of ATC and to maintain officer and director insurance for their benefit, (ii) maintain employment benefits for a period of one year for officers and employees of ATC, both on terms and conditions comparable to those presently in effect, and
(iii) continue the employment of ATC employees at existing salary levels for a period of one year; (d) closing conditions, including (i) the receipt of opinions of counsel that the ATC Merger qualifies as a tax-free "reorganization" for federal income tax purposes, (ii) the election of Messrs. Lummis and Mays as directors of ATS; and (iii) the amendment of the ATS Restated Certificate as described under "Description of Capital Stock--Common Stock--ATC Merger Amendments"; and (e) the nonsurvival of the representations and warranties of both parties. The ATC Merger Agreement provides, among other conditions of consummation, that there shall not have been any event which shall have had a Material Adverse Effect (as defined in the ATC Merger Agreement) on ATS or ATC.

  ATC is a leading independent owner and operator of wireless communications towers. ATC operates approximately 850 towers in 32 states, including approximately 125 towers managed for a third party owner and has agreed to acquire approximately 60 additional towers in 1998 at an aggregate estimated cost of approximately $28.0 million. For the year ended December 31, 1997, ATC had net revenues and EBITDA of $20.0 million and $12.7 million, respectively. For the three months ended March 31, 1998, ATC had net revenues and EBITDA of $6.3 million and $4.1 million, respectively.

  ATC rents tower space and provides related services to wireless communications service providers, as well as operators of private networks and government agencies, for a diverse range of applications including paging, cellular, PCS, fixed microwave, SMR and ESMR. ATC owns and operates towers in 45 of the largest 100 metropolitan statistical areas in the United States and has clusters of towers in cities such as Albuquerque, Atlanta, Baltimore, Dallas, Houston, Jacksonville, Kansas City, Nashville, San Antonio and San Diego. ATC has a diversified base of approximately 865 customers, no one of which accounted for more than 10% of its revenues for the year ended December 31, 1997. ATS's wide range of customers include most of the major wireless service providers such as Bell South Mobility, GTE Mobilnet, Houston Cellular, Nextel, PageMart, PageNet, Pittencrief Communications, SBC Communications, Sprint PCS, and various federal and government agencies. For the year ended December 31, 1997, ATC had net revenues and EBITDA of $20.0 million and $12.7 million, respectively.

  ATC was organized in October 1994 by an investor group led by Summit Capital Inc. and Chase Capital to acquire Bowen-Smith Corp. ("Bowen-Smith"). Bowen-Smith had been in the tower rental business since 1966, initially serving the communications tower requirements of two-way radio and microwave transmission users. At the time of the acquisition (the "Bowen-Smith Acquisition"), Bowen-Smith owned 184 towers on 175 sites located primarily in Texas, Louisiana and Oklahoma. Within the first year after the Bowen-Smith Acquisition, ATC acquired or constructed more than 75 towers. In December 1995, ATC acquired 103 towers from CSX Realty Development Corporation, and in October 1996, ATC acquired 154 towers from Prime Communication Sites Holding, L.L.C. In June 1997, ATC completed a private placement of common stock with Clear Channel representing approximately 30.03% of ATC (before giving effect to stock options) and resulting in net proceeds to ATC of $23.0 million. During 1997, ATC acquired or agreed to acquire approximately 200 towers and constructed or had under construction at year end approximately 65 towers.

  Other Transactions. ATS is negotiating and intends to pursue the acquisition of other communications sites and management and related businesses on a selective basis, although there are no definitive binding agreements with respect to any material transaction except as referred to above.

  Stock Purchase Agreement. In January 1998, ATS consummated the transactions contemplated by the Stock Purchase Agreement, dated as of January 8, 1998, with certain officers and directors of ARS and ATS (or their affiliates or members of their family or family trusts), pursuant to which those persons purchased shares of Common Stock at $10.00 per share, as follows: Mr. Dodge:
4,000,000 (Class B); Mr. Box: 450,000 (Class A); Mr. Buckley: 300,000 (Class
A); each of Messrs. Eisenstein and Steven J. Moskowitz: 25,000 (Class A); Mr.
Kellar: 400,000 (Class A); Mr. Stoner, his wife and certain family trusts:
649,950 (Class B); other Stoner family and trust purchasers: 150,050 (Class
A); and Chase Equity Associates: 2,000,000 (Class C). Messrs. Buckley and Kellar are directors of ARS, and Mr. Chavkin, a director of ARS and ATS, is an affiliate of Chase Equity Associates. Mr. Moskowitz was recently recruited to serve as a Vice President of ATS and the General Manager of the Northeast Region.

  Payment of the purchase price was in the form of cash in the case of Chase Equity Associates, all members of Mr. Stoner's family and the family trusts (but not Mr. Stoner and his wife) and Messrs. Buckley, Eisenstein, Kellar and Moskowitz, and, in the case of Messrs. Dodge, Box and Stoner (and his wife), in the form of a note that was due and repaid in full by such persons upon consummation of the CBS Merger. The notes bore interest at the six-month London Interbank Offered Rate, from time to time, plus 1.5% per annum, and were secured by shares of ARS Common Stock having a fair market value of not less than 175% of the principal amount of and accrued and unpaid interest on the note. The notes were prepayable at any time at the option of the obligor and were due and payable, at the option of ATS, in the event of certain defaults set forth therein.

  The ARS Board appointed a special committee (the "Special Committee") consisting of three directors (who were not directors of ATS and who were not a party to the Stock Purchase Agreement) to determine the fairness to ARS from a financial point of view of the terms and conditions of the Stock Purchase Agreement. None of the members of the Special Committee was a party to the Stock Purchase Agreement. No limitations were imposed on the activities of the Special Committee by the ARS Board. The Special Committee retained Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to act as its exclusive financial advisor in connection with the transactions contemplated by the Stock Purchase Agreement. No limitations were placed on the activities of Merrill Lynch. Merrill Lynch delivered its written opinion, dated January 8, 1998, to the Special Committee that, as of such date and based upon and subject to the matters set forth therein, the purchase price of $10.00 per share to be received by ATS pursuant to the Stock Purchase Agreement was fair from a financial point of view to ARS. Based upon such opinion, and its own evaluation of the terms and conditions of the Stock Purchase Agreement, the Special Committee approved the Stock Purchase Agreement as fair to and in the best interests of ARS.

  Pursuant to an Engagement Letter, dated November 20, 1997, ARS agreed to pay Merrill Lynch a fee of $500,000 in consideration for its services. ARS has also agreed to reimburse Merrill Lynch for its expenses, including reasonable fees and expenses of its counsel, and to indemnify Merrill Lynch for liabilities and expenses arising out of its engagement and the transactions in connection therewith, including liabilities under the federal securities laws. ATS is obligated under the ARS-ATS Separation Agreement to reimburse ARS for all such fees and expenses which ARS has incurred to Merrill Lynch and to assume such indemnification obligation.

  Amended Credit Facilities. In order to facilitate future growth and, in particular, to finance its construction program, ATS is in the process of negotiating the New Credit Facilities with its senior lenders, pursuant to which the existing maximum borrowing of the Operating Subsidiaries would be increased from $400.0 million to $900.0 million, subject to compliance with certain financial ratios, and ATS (the parent company) would be able to borrow an additional $150.0 million. There can be no assurance that such negotiations will result in the execution of definitive loan agreements on terms satisfactory to ATS. See "Indebtedness of American Tower Systems".

SALES AND MARKETING

  ATS's sales and marketing personnel target wireless carriers expanding their network capabilities as well as carriers entering new markets. ATS attempts to minimize hurdles to purchasing decisions by offering master license agreements which correspond to the internal requirements of wireless operators. ATS also offers standardized system pricing in areas in which it operates tower networks enabling potential customers to obtain pricing information for an entire service area rather than on a tower-by-tower basis. ATS believes customer satisfaction is the key to successful marketing and that referrals from its current customers are and will continue to be a primary source of new customers.

REGULATORY MATTERS

  Federal Regulations. Both the FCC and the FAA regulate towers used for wireless communications and radio and television antennae. Such regulations control the siting, lighting, marking and maintenance of towers and may, depending on the characteristics of the tower, require registration of tower facilities and issuance of determinations of no hazard. Wireless communications devices operating on towers are separately regulated and independently licensed by the FCC based upon the regulation of the particular frequency used. In addition, the FCC also separately licenses and regulates television and radio stations broadcasting from towers. Depending on the height and location, proposals to construct new antenna structures or to modify existing antenna structures are reviewed by the FAA to ensure that the structure will not present a hazard to aircraft, and such review is a prerequisite to FCC authorization of communication devices placed on the tower. Tower owners also may bear the responsibility for notifying the FAA of any tower lighting failures. ATS generally indemnifies its customers against any failure to comply with applicable standards. Failure to comply with applicable requirements may lead to civil penalties.

  The introduction and development of digital television also may affect ATS and some of its largest customers. In addition, the need to install additional antennae required to deliver DTV service may necessitate the relocation of many currently co-located FM antennae. The need to secure state and local regulatory approvals for the construction and reconstruction of this substantial number of antennae and the structures on which they are mounted presents a potentially significant regulatory obstacle to the communications site industry. As a result, the FCC has solicited comments on whether, and in what circumstances, the FCC should preempt state and local zoning and land use laws and ordinances regulating the placement and construction of communications sites. There can be no assurance as to whether or when any such federal preemptive regulations may be promulgated or, if adopted, what form they might take, whether they would be more or less restrictive than existing state and local regulations, or whether the constitutionality of such regulation, if challenged on constitutional grounds, would be upheld.

  Local Regulations. Local regulations include city and other local ordinances, zoning restrictions and restrictive covenants imposed by local authorities. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting ATS's ability to respond to customer demand. In addition, such regulations increase costs associated with new tower construction. There can be no assurance that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted which increase such delays or result in additional costs to ATS. Such factors could have a material adverse effect on ATS's financial condition or results of operations.

ENVIRONMENTAL MATTERS

  Under various federal, state and local environmental laws, ordinances and regulations, an owner of real estate or a lessee conducting operations thereon may become liable for the costs of investigation, removal or remediation of soil and groundwater contaminated by certain hazardous substances or wastes. Certain of such laws impose cleanup responsibility and liability without regard to whether the owner or operator of the real estate or operations thereon knew of or was responsible for the contamination, and whether or not operations at the property have been discontinued or title to the property has been transferred. The owner or operator of contaminated real estate also may be subject to common law claims by third parties based on damages and costs resulting from off-site migration of the contamination. In connection with its former and current ownership or operation of its properties, ATS may be potentially liable for environmental costs such as those discussed above.

  ATS believes it is in compliance in all material respects with all applicable material environmental laws. ATS has not received any written notice from any governmental authority or third party asserting, and is not otherwise aware of, any material environmental non-compliance, liability or claim relating to hazardous substances or wastes or material environmental laws. However, no assurance can be given (i) that there are no undetected environmental conditions for which ATS might be liable in the future or (ii) that future regulatory action, as well as compliance with future environmental laws, will not require ATS to incur costs that could have a material adverse effect on ATS's financial condition and results of operations.

COMPETITION

  ATS competes for antennae site customers with wireless carriers that own and operate their own tower networks and lease tower space to other carriers, site development companies that acquire space on existing towers for wireless providers and manage new tower construction, other national independent tower companies and traditional local independent tower operators. Wireless service providers that own and operate their own tower networks generally are substantially larger and have greater financial resources than ATS. ATS believes that tower location and capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting owners, operators and managers of communications sites.

  ATS competes for acquisition and new tower construction sites with wireless service providers, site developers and other independent tower operating companies, as well as financial institutions. ATS believes that competition for acquisitions and tower construction sites will increase and that additional competitors will enter the tower market, certain of which may have greater financial resources than ATS.

  ATS also faces strong competition for build to suit opportunities, principally from other independent communications sites operators and site developers, certain of which have more extensive experience and offer a broader range of services (principally in constructing for themselves rather than managing the construction of others) than ATS can presently offer.

PROPERTIES

  ATS's interests in its communications sites are comprised of a variety of fee interests, leasehold interests created by long-term lease agreements, private easements, and easements, licenses or rights-of-way granted by government entities. In rural areas, a communications site typically consists of a three to five acre tract which supports towers, equipment shelters and guy wires to stabilize the structure. Less than 2,500 square feet are required for a self-supporting tower structure of the kind typically used in metropolitan areas. Land leases generally have twenty (20) to twenty-five (25) year terms, with three five-year renewals, or are for five-year terms with automatic renewals unless ATS otherwise specifies. Some land leases provide "trade-out" arrangements whereby ATS allows the landlord to use tower space in lieu of paying all or part of the land rent. ATS has more than 1,000 land leases. Pursuant to the Loan Agreement, the senior lenders have liens on substantially all of the fee interests, leasehold interests and other assets of the Operating Subsidiary which owns, directly or, in certain cases, through subsidiaries all of the assets of the consolidated group.

LEGAL PROCEEDINGS

  ATS is occasionally involved in legal proceedings that arise in the ordinary course of business. While the outcome of these proceedings cannot be predicted with certainty, management does not expect any pending matters to have a material adverse effect on ATS's financial condition or results of operations.

EMPLOYEES

  As of May 1, 1998, ATS employed approximately 370 full time individuals and considers its employee relations to be satisfactory. Such number does not include employees of companies included in Recent Transactions that had not then been consummated (such as ATC) or members of the corporate administrative staff of ARS that may now be employed by ATS. ATS estimates that on a pro forma basis, giving effect to consummation of all of the Recent Transactions, it will have approximately 450 full time employees.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information concerning the executive officers and directors of American Tower Systems:

          NAME            AGE                           POSITION
          ----            ---                           --------
Steven B. Dodge(1)......   52 Chairman of the Board, President and Chief Executive Officer
Alan L. Box.............   46 Executive Vice President and Director
Douglas Wiest...........  44  Chief Operating Officer
Arnold L.
 Chavkin(1)(2)(3).......   46 Director
James S. Eisenstein.....   39 Executive Vice President--Corporate Development
J. Michael Gearon, Jr...   32 Executive Vice President and Director
Fred R. Lummis*.........   44 Director
Randall Mays*...........   32 Director
Thomas H. Ston-
 er(1)(2)(3)............   63 Director
Joseph L. Winn..........   46 Treasurer, Chief Financial Officer and Director

--------
*  Director nominee, conditioned on the ATC Merger being consummated.
(1) Member of the Executive Committee; Mr. Stoner is the Chairman of the Executive Committee.
(2) Member of the Audit Committee; Mr. Chavkin is the Chairman of the Audit Committee.
(3) Member of the Compensation Committee; Mr. Stoner is the Chairman of the Compensation Committee.

  The ATS Board will be expanded to include one or two additional independent directors. Although management has had discussions with certain persons concerning their willingness to serve as independent directors, no decisions or commitments have been made with respect to filling those positions. The two independent directors will be elected annually, commencing in 1999, by the holders of Class A Common Stock, voting as a separate class. All directors hold office until the annual meeting of the stockholders of ATS next following their election or until their successors are elected and qualified. Each executive officer is appointed annually and serves at the discretion of the ATS Board.

  As a condition to the consummation of the ATC Merger, two nominees of ATC, Fred R. Lummis, Chairman of the Board, President and Chief Executive Officer of ATC, and Randall Mays, the Chief Financial Officer and Executive Vice President of Clear Channel, one of the principal stockholders of ATC, will be elected as directors of ATS, and Mr. Winn will resign as a director of ATS. See "Business--Recent Transactions--ATC Merger" for information with respect to voting agreement relating to the election of nominees of Mr. Lummis and Clear Channel.

  Steven B. Dodge is the Chairman, President and Chief Executive Officer of American Tower Systems. Mr. Dodge was also the Chairman of the Board, President and Chief Executive Officer of ARS, a position he occupied since its founding on November 1, 1993 until consummation of the CBS Merger. Dodge was the founder in 1988 of Atlantic Radio, L.P. ("Atlantic") which was one of the predecessor entities of American Radio. Prior to forming Atlantic, Mr. Dodge served as Chairman and Chief Executive Officer of American Cablesystems Corporation ("American Cablesystems"), a cable television company he founded in 1978 and operated as a privately-held company until 1986 when it completed a public offering in which its stock was priced at $14.50 per share. American Cablesystems was merged into Continental Cablevision, Inc. in 1988 in a transaction valued at more than $750.0 million, or $46.50 per share. The initial public offering of ARS Class A Common Stock occurred in June 1995 at a price of $16.50 per share. Upon consummation of the CBS Merger, each share of ARS Class A Common Stock was exchanged into $44.00 and one share of Class A Common Stock. Mr. Dodge also serves as a director of American Media, Inc. and the National Association of Broadcasters (the "NAB").

  Alan L. Box is an Executive Vice President and a director of American Tower Systems. Mr. Box served as Chief Operating Officer of ATS from June 1997 to March 1998 at which time he assumed his present role as the Executive Vice President responsible for the video, voice and data transmission business of ATS. Mr. Box was an Executive Vice President and a director of ARS from April, 1997 when EZ Communications, Inc. ("EZ") merged into ARS (the "EZ Merger") until the consummation of the CBS Merger. Prior to the EZ Merger, Mr. Box was employed by EZ, starting in 1974 as the General Manager of EZ's Washington, D.C. area radio station. He became Executive Vice President and General Manager and a director of EZ in 1979, President of EZ in 1985 and Chief Executive Officer of EZ in 1995. He serves as a director of George Mason Bank.

  Arnold L. Chavkin is the Chairman of the Audit Committee of the Board of American Tower Systems. Mr. Chavkin had been the Chairman of the Audit Committee of the Board of American Radio since its founding until consummation of the CBS Merger. Mr. Chavkin is a general partner of Chase Capital Partners ("CCP"), previously known as Chemical Venture Partners ("CVP"), which is a general partner of Chase Equity Associates ("CEA"), a stockholder of ARS and ATC, and previously a principal stockholder of Multi Market Communications, Inc., one of the predecessors of American Radio. Mr. Chavkin has been a General Partner of CCP and CVP since January 1992 and has served as the President of Chemical Investments, Inc. since March 1991. Chase Capital, which is an affiliate of Chase Equity Associates, owns approximately 18.1% of ATC; Chase, which is also an affiliate of Chase Capital is a lender under the Loan Agreement with a 6.75% participation. Mr. Chavkin is also a director of R&B Falcon Drilling Company, Bell Sports Corporation, and Wireless One, Inc. Prior to joining Chemical Investments, Inc., Mr. Chavkin was a specialist in investment and merchant banking at Chemical Bank for six years. For the information with respect to the interests of an affiliate of Mr. Chavkin, CCP and CEA in ATC, see "--Recent Transactions--ATC Merger" above.

  James S. Eisenstein is the Executive Vice President--Corporate Development of American Tower Systems. Mr. Eisenstein has overall responsibility for seeking out acquisition and development opportunities for ATS. Mr. Eisenstein helped form ATS in the summer of 1995. From 1990 to 1995, he was Chief Operating Officer for Amaturo Group Ltd., a broadcast company operating eleven radio stations and four broadcasting towers, several of which were purchased by American Radio. He has extensive experience in structuring acquisitions and the operation and management of broadcasting and tower businesses.

  J. Michael Gearon, Jr. was the principal stockholder and Chief Executive Officer of Gearon & Co., Inc., a position he has held since September 1991. As a condition to consummation of the Gearon Transaction, Mr. Gearon was elected a director of ATS and President of Gearon Communications, the division of ATS which operates its site acquisition business. See "--Recent Transactions".

  Fred R. Lummis has served as Chairman, Chief Executive Officer and President of ATC since its organization in October 1994. Mr. Lummis has been the President of Summit Capital, a private investment firm, since 1990. Mr. Lummis served as Senior Vice President of Duncan, Cook & Co., a private investment firm from 1986 to 1990 and as Vice President of Texas Commerce Bank Inc. from 1978 to 1986. Mr. Lummis currently serves on the board of several private companies and is a trustee of the Baylor College of Medicine.

  Randall Mays has served as Chief Financial Officer and Executive Vice President of Clear Channel since February 1997, prior to which he had served as a Vice President and Treasurer since joining Clear Channel in 1993. Prior to joining Clear Channel, he was an associate at Goldman Sachs & Co.

  Thomas H. Stoner is the Chairman of the Executive Committee and the Compensation Committee of the Board of American Tower Systems. Mr. Stoner had been the Chairman of the Executive Committee and the Compensation Committee of the Board of American Radio since its founding until consummation of the CBS Merger. Mr. Stoner founded Stoner Broadcasting Systems, Inc. ("Stoner") in 1965. Stoner, which was one of the predecessors of American Radio, operated radio stations for over 25 years in large, medium and small markets. Mr. Stoner is a director of Gaylord Container Corporation and a trustee of the Chesapeake Bay Foundation.

  Douglas Wiest is the Chief Operating Officer of ATS. Mr. Wiest joined ATS in February 1998, initially as the Chief Operating Officer of Gearon Communications, and assumed his current position in March 1998. Prior to joining ATS, Mr. Wiest was Regional Vice President of Engineering and Operations for Nextel's southern region. Prior to joining Nextel in 1993, Mr. Wiest was employed by McCaw Communications where he was engaged in network systems development for approximately three years and by Pacific Telesis where he was engaged in strategic planning for approximately eight years.

  Joseph L. Winn is the Chief Financial Officer, Treasurer and a director of American Tower Systems. Mr. Winn was also Treasurer, Chief Financial Officer and a director of ARS since its founding until consummation of the CBS Merger. In addition to serving as Chief Financial Officer of American Radio, Mr. Winn was Co-Chief Operating Officer responsible for Boston operations until May 1994. Mr. Winn served as Chief Financial Officer and a director of the general partner of Atlantic after its organization. He also served as Executive Vice President of the general partner of Atlantic from its organization until June 1992, and as its President from June 1992 until the organization of ARS. Prior to joining Atlantic, Mr. Winn served as Senior Vice President and Corporate Controller of American Cablesystems after joining that company in 1983.

EXECUTIVE COMPENSATION

  All of the executive officers of American Tower Systems listed below (other than Mr. Eisenstein) had been employees of and paid by ARS (or, in the case of Mr. Box, by EZ prior to the EZ Merger) since the organization of ATS in 1995. During that period the highest paid executive officers, other than Mr. Dodge, who are employees of ATS, were Messrs. Box, Winn and Eisenstein. The compensation of each of those individuals (other than Mr. Eisenstein) was principally for acting as an executive officer of American Radio (or, in the case of Mr. Box, EZ prior to the EZ Merger) and, accordingly, information provided with respect to their executive compensation represents compensation paid by ARS (with the exception of Mr. Eisenstein).

                          SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                               ---------------------------------- ------------------------------
        NAME AND                                     OTHER ANNUAL SHARES UNDERLYING  ALL OTHER
   PRINCIPAL POSITION     YEAR SALARY(3)     BONUS   COMPENSATION    OPTIONS(4)     COMPENSATION
   ------------------     ---- ---------    -------- ------------ ----------------- ------------
Steven B. Dodge(1)(2)...  1995 $252,625           --       --               --             --
 Chairman of the Board,   1996 $297,250     $ 50,000       --           40,000         $4,910(5)
 President and Chief      1997 $502,338           --       --          100,000          1,716(5)
 Executive Officer
Joseph L. Winn(1)(2)....  1995 $227,859           --       --           65,000             --
 Treasurer and Chief      1996 $257,250       42,500       --           20,000         11,456(6)
 Financial Officer        1997 $352,329       40,000       --           35,000         12,876(6)
Alan L. Box(1)(2).......  1997 $264,400(7)        --       --          100,000          1,216(8)
 Chief Operating Officer
James S. Eisenstein(2)..  1995 $ 62,109           --       --           40,000          5,260(9)
 Executive Vice           1996 $169,250       19,000       --          200,000(10)      8,669(9)
 President--Corporate     1997 $212,367           --       --           20,000(10)     12,656(9)
 Development

--------
 (1) Represents both annual and long-term compensation paid by ARS.

 (2) The Compensation Committee of ATS has approved annual base salaries for 1998 for Mr. Dodge, and each of its other five executive officers, at the following rates: Mr. Dodge: $250,000; Mr. Box: $50,000; Mr. Eisenstein $200,000; Mr. Gearon: $200,000; Mr. Wiest $225,000; and Mr. Winn:
     $225,000. Such salaries commenced (in the case of Messrs. Dodge, Winn and Eisenstein) with the consummation of the CBS Merger, prior to which such individuals (other than Mr. Eisenstein) were paid by ARS at their then present compensation rates.

 (3) Includes American Radio's matching 401(k) plan contributions.

 (4) Represents options to purchase shares of ARS Common Stock granted pursuant to the ARS stock option plan, except as noted in the case of Mr. Eisenstein. "--Stock Option Information" below.

 (5) Includes group term life insurance and parking expenses paid by ARS.

 (6) Includes group term life insurance, automobile lease and parking expenses paid by ARS.

 (7) Includes $87,500 paid by ATS commencing October 1, 1997.

 (8) Includes group term life insurance paid by ARS.

 (9) Includes group term life insurance and automobile expenses paid by ATS.

(10) Represents options to purchase shares of common stock of ATSI granted pursuant to the ATSI Plan. See "--Stock Option Information" below.

DIRECTOR COMPENSATION

  The ATS Board will be expanded to include two independent directors. Such independent directors will be granted options to purchase 25,000 shares of common stock, which will be exercisable in 20% cumulative annual increments commencing one year from the date of grant and will expire at the end of ten years. The outside directors will also receive fees of $3,000 for each Board of Directors meeting attended and $1,000 for each committee meeting attended held apart from a board meeting and will be reimbursed for expenses.

STOCK OPTION INFORMATION

  Effective November 5, 1997, ATS instituted the 1997 Stock Option Plan, as amended and restated (the "Plan"), which is administered by the Compensation Committee of the ATS Board. The Plan was designed to encourage directors, consultants and key employees of American Tower Systems and its subsidiaries to continue their association with ATS by providing opportunities for such persons to participate in the ownership of American Tower Systems and in its future growth through the granting of stock options, which may be options designed to qualify as incentive stock options ("ISOs") within the meaning of
Section 422 of the Code, or options not intended to qualify for any special tax treatment under the Code ("NQOs"). The Plan provides that ATS may not grant options to purchase more than 5,000,000 shares per year per participant.

  The duration of the ISOs and NQOs granted under the Plan may be specified by the Compensation Committee pursuant to each respective option agreement, but in no event shall any such option be exercisable after the expiration of ten
(10) years after the date of grant. In the case of any employee who owns (or is considered under Section 424(d) of the Code as owning) stock possessing more than ten percent of the total combined voting power of all classes of stock of ATS, no ISO shall be exercisable after the expiration of five
(5) years from the date such option is granted. The option pool under the Plan consists of an aggregate of 15,000,000 shares of Common Stock, which may consist of shares of Class A Common Stock, shares of Class B Common Stock or some combination thereof. It is a condition to consummation of the ATC Merger that the Plan be amended to provide all future grants of options under the Plan must be to purchase shares of Class A Common Stock.

  In July 1996, ATSI adopted its 1996 Stock Option Plan (the "ATSI Plan") and, pursuant thereto, options were granted to various officers of ATSI (the "ATSI Options"). In connection with the CBS Merger, those options to purchase the common stock of ATSI will be converted into options to acquire shares of Class A Common Stock (the "ATS Options"). In addition, each option to purchase shares of ARS Common Stock (the "ARS Options") held by persons who will be directors or employees of ATS may be exchanged for ATS Options. The ARS Options will be exchanged in a manner that will preserve the spread in such ARS Options between the option exercise price and the fair market value of ARS Common Stock and the ratio of the spread to the exercise price prior to such conversion and, to the extent applicable, otherwise in conformity with the rules under Section 424(a) of the Code and the regulations promulgated thereunder.

  During the year ended December 31, 1997, the only options granted pursuant to the ATSI Plan to the individuals referred to in "--Executive Compensation" above were to Mr. Eisenstein.

                       OPTION GRANTS IN FISCAL YEAR 1997
                               INDIVIDUAL GRANTS

                                                           POTENTIAL REALIZABLE
                                                             VALUE AT ASSUMED
                                                             ANNUAL RATES OF
                                                               STOCK PRICE
                                                               APPRECIATION
                                                                FOR OPTION
                                                                 TERMS(B)
                                                           --------------------
                           NUMBER OF
                           SHARES OF
                           UNDERLYING EXERCISE
                            OPTIONS     PRICE   EXPIRATION
   NAME                    GRANTED(A) PER SHARE    DATE       5%        10%
   ----                    ---------- --------- ---------- --------- ----------
   James S. Eisenstein....   27,312     $5.49     1/2/07   $  94,298 $  238,970

--------
(a) Gives effect to the exchange of ATSI Options to purchase 20,000 shares at $7.50 per share for ATS Options.

(b) The potential realizable value at assumed annual rates of stock price appreciation for the option term of 5% and 10% would be $94,298 and $238,970, respectively. A 5% and 10% per year appreciation in stock price from $5.49 per share yields appreciation of $3.40 per share and $8.62 per share, respectively. The actual value, if any, Mr. Eisenstein may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the amounts reflected in this table.

  The only unexercised options granted pursuant to the ATSI Plan to the individuals referred to in the "--Executive Compensation" above were to Mr. Eisenstein.

                                                               VALUE OF UNEXERCISED
                               NUMBER OF UNEXERCISED               IN-THE-MONEY
                            OPTIONS AT DECEMBER 31, 1997 OPTIONS AT DECEMBER 31, 1997(B)
                            ---------------------------- ---------------------------------
   NAME                     EXERCISABLE(A) UNEXERCISABLE  EXERCISABLE(A)   UNEXERCISABLE
   ----                     -------------- ------------- ---------------- ----------------
   James S. Eisenstein.....    114,709        185,720       $      717,260 $      1,137,479

--------
(a) In 1996 Mr. Eisenstein was granted options pursuant to the ATSI Plan for an aggregate of 200,000 shares at $5.00 per share. Such options became exercisable to the extent of 80,000 shares on July 1, 1997 and become exercisable in 20% cumulative annual increments commencing on July 1, 1998, and expire September 9, 2006. Giving effect to the exchange of ATSI Options for ATS Options, Mr. Eisenstein has an option to purchase 273,117 shares of Class A Common Stock at $3.66 per share, of which 109,247 shares are presently purchasable. An additional ten-year option to purchase 20,000 shares of common stock of ATSI at $7.50 per share was granted to Mr. Eisenstein on January 2, 1997. Giving effect to the exchange of ATSI Options for ATS Options, this option converted into an option to purchase 27,312 of shares of Class A Common Stock at $5.49 per share, of which 5,462 shares are presently purchasable.

(b) The value of unexercised in-the-money options of Mr. Eisenstein at December 31, 1997, based on an assumed price of $10.00 per share was approximately $1,854,739.

  In January 1998, the ATS Compensation Committee granted options to purchase shares of Common Stock to the executive officers of ATS in the amounts shown (which will be increased by subsequent grants, contingent upon consummation of the ATC Merger, as shown in parenthesis). All existing options have an exercise price of $10.00, the price at which shares of Common Stock were sold pursuant to the Stock Purchase Agreement, are to purchase Class A Common Stock (Class B Common Stock in the case of Mr. Dodge's option to purchase 1,700,000 shares) and become exercisable in 20% cumulative annual increments commencing one year from the grant dates): Mr. Dodge--1,700,000 shares (an additional 1,300,000 shares); Mr. Box--120,000 shares (an additional 80,000 shares); Mr. Eisenstein--28,000 shares (an additional 22,000 shares); and Mr. Winn--275,000 shares (an additional 210,000 shares). Pursuant to options granted as a condition to consummation of the Gearon Transaction, Messrs. Gearon and Wiest received options to purchase 234,451 shares and 240,001 shares, respectively, of Class A Common Stock at $13.00 per share, which also become exercisable in 20% cumulative annual increments.

  All employees of ARS who became employees of ATS (which includes, among others, Messrs. Box, Dodge, Eisenstein and Winn) who held options to purchase ARS Common Stock (including Mr. Box: 100,000 shares; Mr. Dodge: 290,000 shares; Mr. Eisenstein: 40,000 shares; and Mr. Winn: 280,000 shares) were given the opportunity to convert their ARS Options into ATS Options. Such conversion was effectuated upon consummation of the CBS Merger in a manner designed to preserve the spread in such ARS Options between the option exercise price and the fair market value of ARS Common Stock and the ratio of the spread to the exercise price prior to such conversion and, to the extent applicable, otherwise in conformity with the rules under Section 424(a) of the Code and the regulations promulgated thereunder. Messrs. Box, Dodge, Eisenstein and Winn exercised their respective rights to exchange ARS Options for ATS Options such that such individuals hold ATS Options as follows (based on a $64.00 and $20.00 per share value for the ARS Common Stock and Common Stock, respectively): Mr. Box: 320,000 shares of Class A Common Stock at $8.52 per share; Mr. Dodge: an aggregate of 928,000 shares of Class B Common Stock at prices ranging between $3.09 and $9.71 per share; Mr. Eisenstein: 128,000 shares of Class B Common Stock at $7.42 per share; and Mr. Winn: an aggregate of 417,056 shares of Class B Common Stock and 25,824 shares of Class A Common Stock at prices ranging between $2.00 and $8.80 per share. The information set forth above does not include such to be exchanged ARS Options held by Messrs. Dodge, Box, Eisenstein and Winn. See "Principal Stockholders".

  In addition to options outstanding or to be outstanding under the Plan, ATS has issued options to purchase an aggregate of approximately 1,750,000 shares pursuant to the exchange of ARS options and agreed to issue approximately 1,250,000 shares pursuant to the exchange of ATC options.

CERTAIN TRANSACTIONS

  Chase is a lender with a 6.75% participation under the Loan Agreement and will have a 5.2% participation under the New Credit Facilities of the Operating Subsidiaries. Chase is an affiliate of CVP, the general partner of CEA; Mr. Chavkin, a director of ATS and ARS, is a general partner of CVP. At December 31, 1997, the aggregate principal amount outstanding under the Loan Agreement was approximately $88.5 million. Chase's share of interest and fees paid by ATS pursuant to the provisions of the Loan Agreement was $.3 million in 1997. For information with respect to the interests of Chase Capital, an affiliate of Mr. Chavkin in ATC and the ATC Merger, see "Business--Recent Transactions--ATC Merger".

  For information with respect to the sale of shares of Common Stock to Mr. Dodge and certain other officers and directors (and their affiliates, family members and family trusts) of ARS and ATS, see "Business--Recent
Transactions--Stock Purchase Agreement".

  For information with respect to the continuing relationship between ATS and ARS, see "Relationship Between ATS and ARS--Sharing of Tax and Other Consequences" and "--Lease Arrangements".

  Management believes that the above transactions (other than the lease arrangements with ARS which were negotiated with CBS on a below-market basis) to the extent they were with affiliated parties, were on terms, and ATS intends to continue its policy that all future transactions between it and its officers, directors, principal stockholders and affiliates will be on terms, not less favorable to ATS than those which could be obtained from unaffiliated parties.

                            PRINCIPAL STOCKHOLDERS

  The following information sets forth certain information known to ATS as of June 1, 1998, with respect to the shares of Common Stock that are beneficially owned, on a pro forma basis giving effect to the consummation of the CBS Merger, based on the ARS Common Stock (and, in certain cases, Common Stock) beneficially owned as of such date by (i) each person known by American Radio to own more than 5% of the outstanding ARS Common Stock, (ii) each director of American Tower Systems, (iii) each executive officer of American Tower Systems, and (iv) all directors and executive officers of American Tower Systems as a group. The table also sets forth information of a comparable nature giving effect, in addition to the foregoing, to the ATC Merger. The number of shares beneficially owned by each director or executive officer is determined according to the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within sixty days of April 6, 1998 through the exercise of an option, conversion feature or similar right. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as owned by such person or entity. The information assumes that none of the Convertible Preferred was converted prior to the consummation of the CBS Merger. The information also assumes that those persons who have elected to roll over their ARS options into ATS option as permitted by the Merger Agreement have done so based on relative valuations of $60.00 per share of ARS common stock and $16.00 per share of ATS common stock. The number of ATS options that such persons will receive as a result of such roll overs, as presented in the table, would decrease by approximately 20.2% based on relative valuations of $66.25 per share of ARS common stock and $22.125 per share of ATS common stock on the Nasdaq "when issued" market on June 1, 1998. See the cover page of this Prospectus for recent price information with respect to the Class A Common Stock.

                                          SHARES OF COMMON STOCK BENEFICIALLY OWNED
                          --------------------------------------------------------------------------
                                      PRIOR TO THE ATC MERGER(1)              AFTER THE ATC MERGER
                          -------------------------------------------------- -----------------------
                                     PERCENT PERCENT PERCENT OF  PERCENT OF  PERCENT OF  PERCENT OF
                                       OF      OF      COMMON   TOTAL VOTING   COMMON   TOTAL VOTING
                            NUMBER   CLASS A CLASS B   STOCK       POWER       STOCK       POWER
                          ---------- ------- ------- ---------- ------------ ---------- ------------
DIRECTORS AND EXECUTIVE
 OFFICERS
Steven B. Dodge(1)......   6,634,446    *     68.35    13.49       49.61        8.49       40.66
Thomas H. Stoner(2).....   1,588,009    --    17.48     3.26       12.49        2.04       10.17
Alan L. Box(3)..........     923,428   2.54     --      1.89         *          1.19         *
James S. Eisenstein(4)..     201,472    *       *        *           *           *           *
J. Michael Gearon,
 Jr.(5).................   4,240,002  11.68     --      8.71        3.34        5.46        2.72
Douglas Wiest(6)........      44,444    *       --       *           *           *           *
Joseph L. Winn(7).......     606,299    *      6.23     1.23        4.53         *          3.71
Arnold L. Chavkin
 (CEA)(8)...............   3,326,179    *       --      6.83         *         12.71        4.21
All executive officers
 and directors as a
 group (8 persons)(9)...  17,564,279  15.04   86.61    35.17       67.65       30.54       59.81
DIRECTOR NOMINEES
Fred R. Lummis(10)......         --     --      --       --          --            +           +
Randall Mays (Clear
 Channel)(11)...........         --     --      --       --          --            +           +
FIVE PERCENT STOCKHOLD-
 ERS
Baron Capital Group,
 Inc.(12)...............   6,603,150  18.18     --     13.56        5.19        8.50        4.23
Wellington Management
 Company LLP(13)........   1,929,676   5.31     --      3.96        1.52        2.48        1.24
Massachusetts Financial
 Services
 Company(14)............   3,157,679   8.70     --      6.49        2.48        4.06        2.02
Lehman Brothers Holding
 Inc.(15)...............   2,050,000   5.65     --      4.21        1.61        2.64        1.31
Arthur C. Kellar(16)....   2,473,257   6.81     --      5.08        1.95        3.18        1.58
American Radio and
 CBS(17)................   3,235,294   8.91     --      6.64        2.55        4.16        2.07

--------
* Less than 1%.

 + For information regarding the pro forma beneficial ownership of Messrs. Lummis and Mays, see Notes 10 and 11.
 (1) Mr. Dodge is Chairman of the Board, President and Chief Executive Officer of American Tower Systems. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Does not include an aggregate of 615,000 shares of Class B Common Stock purchasable under ATS Options received in exchange for ARS Options upon consummation of the CBS Merger; includes an aggregate of 472,500 shares of Class B Common Stock as to which such options will be exercisable. Includes an additional 75,950 shares of Class A Common Stock owned by Mr. Dodge, an aggregate of 25,050 shares of Class A Common Stock and 20,832 shares of Class B Common Stock owned by three trusts for the benefit of Mr. Dodge's children and 3,000 shares of Class A Common Stock owned by Mr. Dodge's wife. Mr. Dodge disclaims beneficial ownership in all shares owned by such trusts and his wife. Does not include an aggregate of 1,700,000 shares of Class B Common Stock purchasable under options granted on January 8, 1998 to Mr. Dodge under the Plan and 170 shares of Class A Common Stock held by Thomas S. Dodge, an adult child of Mr. Dodge, with respect to which Mr. Dodge disclaims beneficial ownership.
 (2) Mr. Stoner is Chairman of the Executive Committee of the ATS Board. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Does not include 15,000 shares of Class A Common Stock purchasable under an ATS Option received in exchange for an ARS Option upon consummation of the CBS Merger, includes 3,750 shares of Class A Common Stock as to which such option will be exercisable. Includes 46,311 shares of Class B Common Stock owned by his wife, 46,998 shares of Class B Common Stock owned by a charitable foundation, of which Mr. Stoner serves as an officer and an aggregate of 414,448 shares of Class B Common Stock owned by trusts of which he and/or certain other persons are trustees. Mr. Stoner disclaims beneficial ownership of 232,128 shares of Class B Common Stock and 58,500 shares of Class A Common Stock owned by the charitable foundation and such trusts. Does not include 101,625 shares of Class A Common Stock and 61,454 shares of Class B Common Stock owned by Mr. Stoner's adult children.
 (3) Mr. Box is a director and an Executive Vice President of American Tower Systems. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 2,070 shares of Class A Common Stock owned by two trusts for the benefit of Mr. Box's children and 75,000 shares of Class A Common Stock purchasable under ATS Options received in exchange for ARS Options upon consummation of the CBS Merger. Does not include an aggregate of 300,000 shares of Class A Common Stock purchasable under such exchanged ATS Options or an aggregate of 120,000 shares of Class A Common Stock purchasable under options granted on January 8, 1998 to Mr. Box under the Plan.
 (4) Mr. Eisenstein is Executive Vice President-Corporate Development of American Tower Systems. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Does not include an aggregate of 90,000 shares of Class B Common Stock purchasable under ATS Options received in exchange for ARS Options upon consummation of the CBS Merger; includes an aggregate of 60,000 shares of Class B Common Stock as to which such options will be exercisable. Does not include an aggregate of 188,576 shares of ATSI Options which became options to purchase Class A Common Stock upon consummation of the CBS Merger; includes an aggregate of 116,472 shares of Class A Common Stock as to which such options will be exercisable. Does not include an aggregate of 28,000 shares of Class A Common Stock purchasable under options granted on January 8, 1998 to Mr. Eisenstein under the Plan.
 (5) Mr. Gearon is an Executive Vice President and director of American Tower Systems. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 4,240,002 shares of Class A Common Stock currently owned by Mr. Gearon and 471,111 shares of Class A Common Stock held by a trust for the benefit of Mr. Gearon's children of which J. Michael Gearon, Sr. is the trustee. Mr. Gearon disclaims beneficial ownership in all shares owned by such trust. Does not include 234,451 shares of Class A Common Stock purchasable under an option granted on January 22, 1998 to Mr. Gearon under the Plan.
 (6) Mr. Wiest is the Chief Operating Officer of American Tower Systems. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 44,444 shares of Class A Common Stock owned by Mr. Wiest. Does not includes 240,001 shares of Class A Common Stock purchasable under an option granted on January 22, 1998 to Mr. Wiest under the Plan.

 (7) Mr. Winn is a director, Treasurer and Chief Financial Officer of American Tower Systems. Pursuant to the ATC Merger Agreement, Mr. Winn has agreed to resign as a director upon the election of the ATC director nominees. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 2,000 shares of Class A Common Stock and 7,948 shares of Class B Common Stock owned individually by Mr. Winn and 100 shares of Class A Common Stock held for the benefit of his children. Does not include an aggregate of 223,290 shares of Class B Common Stock and 24,210 shares of Class A Common Stock purchasable under ATS Options received in exchange for ARS Options upon consummation of the CBS Merger; includes an aggregate of 515,198 shares of Class B Common Stock and 6,053 shares of Class A Common Stock as to which such options will be exercisable. Does not include an aggregate of 275,000 shares of Class A Common Stock purchasable under options granted on January 8, 1998 to Mr. Winn under the Plan.
 (8) Mr. Chavkin is a director of American Tower Systems. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Mr. Chavkin, as a general partner of CCP, which is the general partner of CEA may be deemed to own beneficially shares held by CEA and Chase Capital, an affiliate of Mr. Chavkin. Includes an additional 26,911 shares of Class A Common Stock and 3,295,518 shares of Class C Common Stock owned by CEA. Giving effect to the ATC Merger, Chase Capital would own 5,238,305 shares of Class A Common Stock and Archery Partners, an affiliate of Chase Capital, would own 1,309,819 shares of Class A Common Stock. Mr. Chavkin disclaims such beneficial ownership of such shares. The address of CCP and CEA is 380 Madison Avenue, 12th Floor, New York, New York 10017. Does not include 15,000 shares of Class A Common Stock purchasable under an ATS Option to be received in exchange for an ARS Option; includes 3,750 shares of Class A Common Stock as to which such option will be exercisable.
(9) Includes all shares stated to be owned in the preceding notes and, in the case of the pro forma ATC Merger information, that is set forth in notes
    (10) and (11).
(10) Mr. Lummis is the Chairman, Chief Executive Officer and President of ATC. His address is 3411 Richmond Avenue, Suite 400, Houston, Texas, 77046. Mr. Lummis beneficially owns 7,155 shares of ATC Common Stock. Giving effect to the ATC Merger, Mr. Lummis would own 1,825,014 shares of Class A Common Stock representing 2.79%, 2.35% and 1.17% of the pro forma Class A Common Stock, Common Stock and Voting Power, respectively. Includes 14,554 shares of Class A Common Stock that will be owned by Mr. Lummis, an aggregate of 258,082 shares of Class A Common Stock owned by trusts of which he is trustee, 970,236 shares of Class A Common Stock owned by Summit, an affiliate of Mr. Lummis by reason of Mr. Lummis's 50% ownership of the common stock of Summit, and 582,142 shares of Class A Common Stock purchasable under an option originally granted by ATC which will become an option to purchase Class A Common Stock pursuant to the ATC Merger.
(11) Mr. Mays is Chief Financial Officer and an Executive Vice President of Clear Channel. His address is P.O. Box 659512, San Antonio, TX 78265-9512. Clear Channel owns 46,814 shares of ATC Common Stock. Giving effect to the ATC Merger, Clear Channel would own 9,084,127 shares of Class A Common Stock representing 13.90%, 11.69% and 5.82% of the pro forma Class A Common Stock, Common Stock and Voting Power, respectively. Mr. Mays disclaims beneficial ownership of Clear Channel's ownership of ATC and ATS.
(12) The address of Baron Capital Group, Inc. ("Baron") is 767 Fifth Avenue, New York, New York 10153. Based on Baron's Amendment No. 4 to Schedule 13D dated March 27, 1998, Mr. Baron, the president of Baron, has sole voting power over 180,000 shares of Class A Common Stock, shared voting power over 1,910,350 shares of Class A Common Stock, sole dispositive power over 180,000 shares of Class A Common Stock and shared dispositive power over 1,910,350 shares of Class A Common Stock. Mr. Baron disclaims beneficial ownership of 5,879,770 shares of Class A Common Stock.
(13) The address of Wellington Management Company LLP ("Wellington") is 75 State Street, Boston, Massachusetts 02109. Based on its Schedule 13G (Amendment No. 2) dated August 8, 1997, Wellington has shared voting power over 985,313 shares of Class A Common Stock and shared dispositive power over 1,929,676 shares of Class A Common Stock.
(14) The address of Massachusetts Financial Services Company ("MFS") is 500 Boylston Street, Boston, Massachusetts 02116-3741. Based on its Schedule 13G (Amendment No. 2) dated February 12, 1998, MFS will have sole voting power over 3,132,749 shares of Class A Common Stock and sole dispositive power over 3,157,679 shares of Class A Common Stock.
(15) The address of Lehman Brothers Holding Inc. ("Lehman") is 3 World Financial Center, 24th Floor, New York, New York 10285. Upon consummation of the CBS Merger, based on its Schedule 13G dated February 25, 1998, Lehman will have shared voting power over 2,050,000 shares of Class A Common Stock and shared dispositive power over 2,050,000 shares of Class A Common Stock.
(16) Mr. Kellar is a director of American Radio. His address is 116 Huntington Avenue, Boston, Massachusetts 02116.
(17) The address of American Radio and CBS is 51 West 52nd Street, New York, NY 10023. All of such shares are held for transfer upon conversion of the Convertible Preferred.

                      CONVERSION OF CONVERTIBLE PREFERRED

  Holders of the Convertible Preferred have the right to convert each share of Convertible Preferred into the kind and amount of the securities, cash or other property they would have received upon consummation of the CBS Merger had they converted the Convertible Preferred immediately prior to such merger. Upon consummation of the CBS Merger, each outstanding share of ARS Common Stock was converted into the right to receive (i) $44.00 in cash and (ii) one share of Common Stock of ATS of the same class as the class of ARS Common Stock surrendered in the CBS Merger.

  Each share of Convertible Preferred was, immediately prior to the consummation of the CBS Merger, convertible into shares of ARS Class A Common Stock at a conversion price of $42.50 per share of ARS Class A Common Stock, which equals a conversion rate of 1.1765 shares of ARS Class A Common Stock per Depository Share. Accordingly, each Depository Share is convertible into $51.766 and 1.1765 shares of Class A Common Stock. Cash will be paid in lieu of fractional shares of Class A Common Stock of ATS; the amount of such cash to equal the fair market value of such fractional shares at the time of conversion as determined by the ARS Board of Directors. While holders of Convertible Preferred will continue to be entitled to receive dividends on the Convertible Preferred, no interest will accrue on the cash entitled to be received upon conversion and no dividends on the Class A Common Stock of ATS, to the extent any are payable to holders on a record date between the date hereof and such conversion, will be payable to such holders as a result of conversion.

  This Prospectus is furnished in connection with the decision by the holders of Convertible Preferred whether to exercise such conversion rights and receive cash and become common stockholders of ATS or remain holders of Convertible Preferred, subject to the right of ARS to redeem or exchange such Convertible Preferred. For information about ARS, see the ARS Form 10-K attached as Appendix A hereto. As a consequence of the CBS Merger, the ARS Class A Common Stock will no longer trade on the NYSE and ARS has deregistered under the Exchange Act and will no longer file public reports under the Exchange Act. Although CBS will not assume or become liable for any obligation with respect to the Convertible Preferred, CBS is subject to the information requirements of the Exchange Act.

  ATS issued to ARS in November 1997 a sufficient number of Class A Common Stock to be delivered upon the exercise of conversion rights of the holders of the Convertible Preferred. ARS has no obligation to escrow shares of Class A Common Stock or cash for the purpose of satisfying its obligations in connection with conversions of Convertible Preferred. ATS has no obligation to issue Class A Common Stock or deliver cash pursuant to conversions of Convertible Preferred.

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

                       RELATIONSHIP BETWEEN ATS AND ARS

  ATS, ARS and CBS have entered into the ARS-ATS Separation Agreement to provide, among other things, for (i) the sharing of various liabilities and obligations, including without limitation those relating to the taxes payable by ARS as a consequence of the consummation of the CBS Merger, (ii) certain adjustments based on ARS's working capital and indebtedness as of the Effective Time of the CBS Merger, and (iii) the leasing of space to ARS on certain of ATS's towers. The following is a summary description of the rights and obligations of the parties under the ARS-ATS Separation Agreement, a copy of which has been filed as an exhibit to the Registration Statement. The summary is qualified in its entirety by reference to the full and complete text of the ARS-ATS Separation Agreement. Certain terms used in this Section without definition are defined in the ARS-ATS Separation Agreement or incorporated therein by reference to the CBS Merger Agreement.

SHARING OF TAX AND OTHER CONSEQUENCES

  With respect to the terms and conditions of the CBS Merger, including the sharing of the tax consequences thereof, the ARS-ATS Separation Agreement provides as follows:

    (a) American Tower Systems is obligated to indemnify CBS and American Radio and its Subsidiaries (other than the Tower Subsidiaries, collectively the "ATS Group") harmless from and against any liabilities (other than certain tax liabilities) to which American Radio or any of its Subsidiaries (other than the ATS Group) may be or become subject that relate to or arise from the assets, business, operations, debts or liabilities of the ATS Group, including without limitation (i) the assets to be transferred to American Tower Systems except certain leases listed in the CBS Merger Agreement including, without limitation, (x) the assets (or debts or liabilities associated therewith) to be transferred to ATS pursuant to the provisions of Article 11 of the ARS-ATS Separation Agreement; (ii) liabilities (A) in connection with the distribution of the Tower Stock Consideration as part of the CBS Merger, (B) relating to or arising from any agreement, arrangement or understanding (other than the Merger Agreement and the other Collateral Documents, except as otherwise expressly set forth therein) entered into by American Radio, ATS or any member of the ATS Group (x) for the benefit of any member of the ATS Group, (y) in contemplation of the CBS Merger, or (z) with respect to the sale, assignment, transfer or other disposition of shares of Common Stock, (C) relating to or arising from any untrue statement or alleged untrue statements of a material fact contained in this Prospectus, any proxy statement used in connection with any ARS stockholder meeting with respect to approval of the Tower Merger, the Registration Statement or in any document filed or required to be filed, or any document delivered to any securityholder of American Radio, in connection with the CBS Merger, or in any document filed or required to be filed by American Radio or any member of the ATS Group in connection with the preceding clause (B) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except with respect to information provided by or relating solely to American Radio (excluding ATS Mergercorp and the ATS Group) which is contained in or expressly consistent with (x) the Filed American SEC Documents, (y) the American Form 10-Q, or (2) the American Included SEC Information (which American Radio has agreed to furnish and which excludes information pertaining to the CBS Merger, the Tower Separation and certain other related information) or (D) in connection with any action or omission of any Tower Employee for the benefit of, including without limitation in furtherance of the business of, any member of the American Tower Group or in connection with or incident to such employee's duties and responsibilities as a Tower Employee, (iii) any economic impact related to or arising from the failure to obtain any government authorizations, private authorizations or other third party consents, or to make any governmental filings, necessary to consummate the CBS Merger, (iv) the rental and related expenses for the relevant portion of the leased premises located at 116 Huntington Avenue, Boston Massachusetts in the event of the failure to obtain the landlord's consent to the assignment of the obligations relating to, or sublease of, such relevant portion of such premises, and (v) title defects relating to the assets conveyed or to be conveyed by ARS to ATS pursuant to the ARS--ATS Separation Agreement.

    (b) American Radio is obligated to indemnify the ATS Group and hold it harmless from and against any liabilities (other than certain tax liabilities) to which the ATS Group may be or become subject that relate to or arise from (i) the assets, business, operations, debts or liabilities of American Radio or its Subsidiaries (other than the ATS Group) whether arising prior to, concurrent with or after the CBS Merger, or (ii) the American Included SEC Documents.

    (c) The allocation of Tax liabilities and deconsolidation of American Radio and the ATS Group is to be made in accordance with the principles set forth in the ARS-ATS Separation Agreement, including without limitation that ATS is obligated to indemnify (and make whole on an after-tax basis) CBS for all Taxes imposed by any Taxing Authority on any member of the American Tax Group or on CBS as a result of or in connection with (i) the sale or transfer of assets to the American Tower Group pursuant to Section
  11.2 of the ARS-ATS Separation Agreement (or between members of the American Tax Group prior to the final transfer to a member of the American Tower Group or between members of the American Tower Group), (ii) the CBS Merger, (iii) the Tower Separation, (iv) any other disposition or issuance of stock of ATS contemplated or permitted by the CBS Merger Agreement or any Collateral Document, (v) the merger of ATS with any other Person, (vi) the transactions occurring on or about January 20-21, 1998, involving ATSLP or interests therein, as the case may be, or otherwise in connection with the Tower Deconsolidation or related Transactions or (vii) the exercise (or cashout) of stock options of employees of the American Tax Group, including without limitation any Taxes (1) on any gain to any member of the American Tax Group arising under Section 311 of the Code, (2) on any deferred gain to any member of the American Tax Group triggered as a result of or upon any such event, (3) on any gain attributable to any excess loss account triggered upon any such event, (4) arising as a result of the election or other transactions contemplated by Section 4.2(j) of the ARS-ATS Separation Agreement, (5) on any income or gain arising as a result of transactions described in Section 6.8(a) of the CBS Merger Agreement (payments to holders of ARS Options of the CBS Merger consideration), (6) as a result of the timing of the payment of Taxes (including, without limitation, any estimated Taxes) under the ARS-ATS Separation Agreement, (7) on any gain on the conversion of ARS Convertible Preferred Stock into Common Stock, and
  (8) in the nature of any transfer Taxes arising from any such event, all to the extent that the additional liability for such Taxes payable by the American Tax Group as a consequence of such events (on a "but for" basis) exceeds $20,000,000. ATS is entitled to pursue in the name of ARS, but for its own account and at its own cost and expense, a refund claim with respect to the issue of whether the tax indemnity required under the ARS-ATS Separation Agreement gives rise to an adjustment to the tax basis of ARS's interest in American Tower (the so-called "make-whole" provision). The ARS-ATS Separation Agreement also provides that, subject to certain limitations, in computing the amount of taxable gain that is recognized by ARS in connection with the distribution of the Common Stock, ARS shall, if so requested by ATS, report the amount so realized based on the "fair market value" of such stock as determined by an appraisal prepared by a mutually agreed upon appraiser and, under certain circumstances, ATS would be required to provide letters of credit on other security satisfactory to CBS in connection with filings based on such appraisal and certain other reporting positions.

    (d) The ARS-ATS Separation Agreement provides that a member of the ATS Group shall assume to the extent permitted by the landlord, the obligations under the lease of 116 Huntington Avenue, Boston, Massachusetts, with respect to the relevant portion of such leased premises.

    (e) American Radio is obligated to transfer, or cause its Subsidiaries to transfer, to ATS the communications towers agreed upon by CBS and American Radio prior to the execution of the CBS Merger Agreement (the "Transferred Towers"), and ATS is obligated to assume all of American Radio's and such Subsidiaries' obligations with respect to the Transferred Towers to the extent set forth in the ARS-ATS Separation Agreement.

    (f) Upon the consummation of the CBS Merger, certain employees of American Radio (the "ATS Employees") were offered full-time employment by ATS or one of its Subsidiaries. Members of the ATS Group, for a period of eighteen (18) months following the consummation of the CBS Merger, have agreed not to actively solicit or seek to hire any employees of American Radio or its Subsidiaries not engaged in the business of the ATS Group as of the date of the original CBS Merger agreement, other than the ATS

  Employees, it being understood and agreed that such agreement shall not be deemed to prevent members of the ATS Group from placing general advertisements in publications or on the Internet or soliciting any such employee who (i) initiates employment discussions with a member of the ATS Group or (ii) is not employed by American Radio or CBS or any of their respective Subsidiaries on the date such a member first solicits such employee.

  The ARS-ATS Separation Agreement contains detailed provisions with respect to the rights and obligations of the Indemnitees and the indemnifying parties, including as to when the indemnifying party is not entitled to assume the defense of certain Third Party Actions. For a complete description of the material terms and conditions of the ARS-ATS Separation Agreement relating to the sharing of tax and other liabilities, see the ARS-ATS Separation Agreement. See also "Prospectus Summary--American Tower Systems--CBS Merger" and "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower Systems".

CLOSING DATE ADJUSTMENTS

  The ARS-ATS Separation Agreement also contains provisions relating to adjustments of the amount required to be paid by CBS in the CBS Merger, based on American Radio's working capital and indebtedness as of the Closing Date. Any such adjustments are required to be paid by or to ATS. With respect to such adjustments, the ARS-ATS Separation Agreement provides, among other things, for an adjustment as follows:

    (a) Subject to paragraph (c) below, if Closing Working Capital is less than $70.0 million plus $15.0 million (which the parties have agreed is the agreed upon value of the tax benefit attributable to the exercise of all options or the cancellation for value of options) (the "WC Amount"), then ATS shall, and if Closing Working Capital is greater than the WC Amount, CBS shall, owe the other the amount of such difference. The term "Working Capital" shall mean Current Assets minus Liabilities. The terms "Current Assets" and "Liabilities" shall mean the current assets and liabilities of the Post-Closing American Group calculated in accordance with GAAP, except that (i) outstanding principal amount of indebtedness and liquidation preference of preferred stock will be excluded, (ii) cash and notes receivable of employees relating to exercise of stock options will be excluded, (iii) accruals for taxes will be included except that (A) there shall not be taken into account (I) tax liabilities (x) for which ATS is obligated to indemnify American Radio and its Subsidiaries (other than the ATS Group) pursuant to the provisions of the ARS- ATS Separation Agreement, and (y) of the American Tax Group's in the amount of $20.0 million, (II) deferred income Tax assets and liabilities that exist or arise from differences in basis for Tax and financial reporting purposes attributable to acquisitions, exchanges and dispositions or attributable to depreciation and amortization, and (III) Tax benefits arising from (x) net operating losses to the extent they have reduced income of the American Tax Group described in Section 4.2 (b) of the ARS-ATS Seperation Agreement (i.e., referred to in paragraph (c) Under "--Shares of Tax and Other Consequences" above), or (y) the exercise or cancellation of options for value or from a disqualifying disposition of stock received upon exercise of incentive stock options between the date of the Original CBS Merger Agreement and the Effective Time shall not be taken into account, and (B) accruals for taxes relating to acquisitions, exchanges or dispositions will be determined in accordance with ARS's past accounting practices, (iv) Current Assets will be increased by amount equal to the sum of (x) the amount derived by multiplying the Cash Consideration by the number of shares of ARS Common Stock held in its treasury as of the Effective Date and (y) the aggregate amount of the spread of $44.00 over the exercise price of each ARS Option outstanding on the date of the original CBS Merger Agreement terminated or canceled not for value prior to the Effective Time or for which the holder has elected to receive an option to acquire Common Stock in lieu thereof, less the tax benefit that would have been received with respect to the exercise of such options, (v) Current Assets will be (A) increased (if the number of shares of ARS Common Stock issuable upon conversion of the Convertible Preferred is fewer than 3,750,000) by an amount equal to the amount derived by multiplying the Cash Consideration by the excess of (I) 3,750,000 less (II) the number of shares of ARS Common Stock issuable upon conversion of the Convertible Preferred or (B) decreased (if the number of shares of ARS Common Stock issuable upon conversion of the Convertible Preferred is greater than 3,750,000) by an amount equal to the amount derived by multiplying the Cash Consideration by the excess of (I) the number of shares of ARS Common Stock issuable upon conversion of the Convertible Preferred less (II) 3,750,000, (vi) liabilities from the radio broadcasting rights contracts for St. Louis Rams games will be limited to $3,300,000, (vii) amounts owed by American Tower Systems to American Radio pursuant to
  Section 16.3 of the ARS-ATS Separation Agreement (i.e., certain expenses related to ATS) shall be excluded from Current Assets and liabilities with respect to such amounts shall be excluded from Liabilities, and (viii) liabilities shall not include the liability, if any, of American Radio with respect to payments for ARS options cancelled pursuant to Section 6.8(a) of the Merger Agreement.

    (b) Subject to paragraph (c) below, if Closing Net Debt is greater than the Debt Amount minus $50,419,000, minus cash received by the Post-Closing American Group in respect of options exercised between the date of the Original CBS Merger Agreement and the Effective Time (the "CD Amount"), ATS shall, and if Closing Net Debt is less than the CD Amount, CBS shall, owe the other the amount of such difference. "Debt Amount" shall mean $1,066,721,000, subject to adjustment for the failure to consummate any of the Recent Transactions relating to American Radio and for the consummation of any other acquisitions or dispositions. The term "Net Debt" shall mean outstanding principal amount of indebtedness (including, without duplication, guarantees of indebtedness) plus outstanding liquidation preference of all preferred stock (other than the American Convertible Preferred Stock), including, without limitation, the aggregate liquidation preference of any junior preferred security issued by American to CBS, minus cash, including, without limitation, the aggregate purchase price of any junior preferred security issued by American to CBS; provided, however Net Debt shall not include indebtedness, if any, of American Radio incurred to fund (i) payments with respect to options cancelled pursuant to Section 6.8(a) of the Merger Agreement, or (ii) any liability for which American Tower has, in fact, reimbursed American Radio.

    (c) The amounts owed pursuant to the provisions of paragraphs (a) and (b) above shall be aggregated or netted, as appropriate (the resulting amount, the "Adjustment Amount"). In the event that the Adjustment Amount minus $10,000,000 is greater than $0 (the "Final Adjustment Amount"), the party that owes the Final Adjustment Amount will make payment by wire transfer of immediately available funds of the Final Adjustment Amount together with interest thereon at a rate of interest equal to the lesser of (i) 10% per annum and (ii) if ATS is being charged a rate of interest by a financial institution, such rate, but in no event lower than the prime rate as reported in the Wall Street Journal on the date of the Closing Statement becomes final and binding on the parties, calculated on the basis of the actual number of days elapsed divided by 365, from the date of the Effective Time to the date of actual payment.

    (d) In the event ATS and CBS cannot agree on any item, the dispute will be resolved by the Accounting Firm, whose authority is limited to whether the Closing Statement was prepared in compliance with the requirements set forth above and the allocation of the costs of dispute resolution, and the Accounting Firm is not to make any other determination. The ARS-ATS Separation Agreement also provides for interim payments of amounts not in dispute.

    (e) During the period of time from and after the delivery of the Closing Statements to ATS through the date the Closing Statement becomes final and binding on CBS, ARS and ATS, CBS will cause the Post-Closing American Group to afford ATS and any accountants, counsel or financial advisors retained by ATS in connection with the adjustments described above reasonable access (with the right to make copies) during normal business hours to the books and records of the Post-Closing American Group to the extent relevant to the adjustments.

    (f) Any adjustment pursuant to Article 10 of the ARS-ATS Separation Agreement (i.e., these provisions) shall be taken into account in the calculation of Tax liability pursuant to Section 4.2(b) of the ARS-ATS Separation Agreement, and any increase or decrease in the amount of Taxes that are reimbursable or indemnifiable by the ATS Group as a result of any such adjustment shall be treated as an adjustment to Taxes described in
  Section 4.2(f) of the ARS-ATS Separation Agreement.

  See Article 10 of the ARS-ATS Separation Agreement for a complete description of the Closing Date adjustments. See also "Prospectus Summary-- American Tower Systems--CBS Merger" and "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower Systems".

LEASE ARRANGEMENTS

  In connection with the consummation of the CBS Merger, CBS and ARS entered into the definitive documentation ("Tower Leases") with respect to certain broadcasting towers ("Towers"). The markets in which such Towers are located and the annual "market price" for each antenna were set forth in Exhibit B to the CBS Merger Agreement. Subject to certain exceptions, 14 of the Towers were owned or leased by ARS and in January 1998 became the property of ATS; the balance will be transferred by ARS to ATS upon acquisition by ARS. Each of the Tower Leases contains or will contain standard and customary terms and conditions, including the following: (a) with certain exceptions, each Tower Lease will be for a term of twenty (20) years with four (4) renewal periods of five (5) years each; each such renewal to be upon the same terms and conditions as the original Tower Lease; (b) prior to the consummation of the CBS Merger, ARS will use its best efforts to extend the term of each lease ("Land Leases") to a minimum duration of twenty (20) years, inclusive of renewal periods, if any, and provide CBS with respect to the Towers subject to the extended Land Leases, tower leases with the equivalent benefits set forth in clauses (c), (d) and (e) and for a minimum duration of twenty (20) years ("Extended Tower Leases"). With respect to any such Land Lease that is not so extended (except with respect to one Land Lease) ARS, ATS and CBS will agree upon definitive documentation to provide CBS Land Leases, tower leases with the benefits equivalent of such Extended Tower Leases or mutually agreed to alternative arrangements providing equivalent value to CBS; (c) each Tower Lease provides or will provide that no payments will be payable by CBS for a period of three (3) years from the consummation of the CBS Merger; for the next three (3) years the payments will be as follows: one-third ( 1/3) of the market price as set forth in Exhibit B to the CBS Merger Agreement corresponding to each FM antenna (or AM/FM antenna) for year four (4); two-thirds ( 2/3) for year five (5) and full market price for year six (6); thereafter, for the balance of the term and any renewals thereof, the payments will be the market price, together with an annual increase every year, beginning for year seven (7), of the lesser of five percent (5%) or the Consumer Price Index for all Urban Consumers over the previous year's payments (except with respect to three leases which such payments began at the consummation of the CBS Merger, with respect to CBS, and began on January 1, 1998 as between ARS and ATS). Notwithstanding the foregoing, CBS acknowledged that Tower Lease payments at the full "market price" indicated on Exhibit B to the CBS Merger Agreement by ARS to ATS may commence upon such leases becoming the property of ATS and will continue until the consummation of the CBS Merger; (d) all expenses for taxes, insurance, maintenance and utilities in respect of each Tower will be paid by ATS; and (e) ATS assumed the obligation and responsibility for complying with all applicable law with respect to the Towers.

  See Article 11 of the ARS-ATS Separation Agreement for a more complete description of the lease arrangements.

TRANSITIONAL SERVICES

  Each of CBS, ARS and ATS have agreed, subject to the terms and conditions of the ARS-ATS Separation Agreement, from and after the consummation of the CBS Merger to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to provide, in the most expeditious manner practicable, the goods and/or services described in
Article 12 of the ARS-ATS Separation Agreement, including without limitation with respect to, among other things, (i) making its employees, including senior management, available (x) to assist in the preparation of all documents (including tax returns) required to be filed with governmental authorities (including the Commission) or furnished to securityholders, (y) to consult regarding the financial software systems currently used by ARS, and (z) to assist in the consummation of all pending acquisitions, exchanges and dispositions or other transactions of ARS and resolving any existing contingent liabilities of ARS, (ii) providing financial and other information with respect to ATS required by CBS or ARS in connection with the preparation of all documents required to be filed with governmental authorities (including the Commission) or furnished to securityholders, and (iii) making available or assisting in obtaining all documents prepared for ARS by its independent accountants and counsel. ATS is obligated to deliver promptly to CBS all books and financial and other records of ARS in its possession (including those located at ATS's corporate headquarters) and all software and hardware located at such corporate headquarters. ATS is entitled to access to and to make copies of all documents, records and other material delivered to CBS.

  For a description of the terms and conditions of the ARS-ATS Separation Agreement relating to the providing of transitional services, see Article 12 of the ARS-ATS Separation Agreement.

EXPENSES

  Promptly following the consummation of the CBS Merger, ATS is obligated to pay to ARS in immediately available funds (and make ARS whole on an after-tax basis under the principles set forth in the ARS-ATS Separation Agreement) an amount equal to the aggregate costs and expenses incurred by ARS in connection with any agreement, arrangement or understanding (other than the Tower Documentation) entered into by ARS, ATS Mergercorp or any member of the American Tower Group following the date of the original CBS Merger Agreement
(x) for the benefit of any member of the American Tower Group, (y) in contemplation of the consummation of the CBS Merger or (z) in connection with the sale, assignment, transfer or other disposition of shares of Common Stock, including without limitation such costs and expenses incurred by ARS to Merrill Lynch (as part of the Stock Purchase Agreement) and any such costs and expenses incurred by ARS to Credit Suisse First Boston in excess of those set forth in the engagement letter between ARS and Credit Suisse First Boston provided by ARS to CBS. See Section 16.3 of the ARS-ATS Separation Agreement.

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

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a description of certain material federal income tax consequences to holders of the Convertible Preferred (which, for purposes of the following description, also refers to Depositary Shares representing ownership of the Convertible Preferred). Except as otherwise expressly indicated, the following only describes certain federal income tax consequences to United States persons (e.g., citizens or residents of the United States and domestic corporations) who hold shares of Convertible Preferred as capital assets. It does not discuss the tax consequences that might be relevant to holders of such shares who may be subject to special rules under the federal income tax law, such as persons who acquired the Convertible Preferred or options to acquire such shares in connection with their employment, life insurance companies, regulated investment companies, tax-exempt organizations, financial institutions, securities broker-dealers, persons subject to alternative minimum tax, and persons who hold shares of Convertible Preferred as part of a straddle, hedging or conversion transaction.

  Holders of Convertible Preferred are encouraged to consult their tax advisors with respect to recent amendments to the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the "Code"). For example, the Taxpayer Relief Act of 1997 amended Code Sections 246, altering certain holding period requirements for the availability to corporate holders of the Code Section 243 dividends-received deduction, and also amended Code
Section 1059, altering the circumstances under which an "extraordinary dividend" (or redemption treated as an "extraordinary dividend") may require a corporate holder to reduce basis in, or recognize gain on, its shares of Convertible Preferred.

  After the CBS Merger, the surrender of Convertible Preferred pursuant to an exercise of the conversion privilege therein will be treated as a sale of such stock. Each holder of Convertible Preferred will recognize capital gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value of Class A Common Stock received, and (ii) the adjusted tax basis of the shares of Convertible Preferred surrendered. Any such capital gain or loss will be long-term capital gain or loss if, as of the date of such sale, the holding period for the surrendered Convertible Preferred shares is more than one year. For certain noncorporate holders, amounts treated as long-term capital gain are subject to taxation at varying rates, depending upon the holding period of the Convertible Preferred surrendered. A holder's basis in the Class A Common Stock received will equal its fair market value on the date of the sale, and the holder's holding period therein will commence on the following day.

  Under the federal income tax backup withholding rules, 31% of certain payments to which a holder of Convertible Preferred is otherwise entitled may be required to be withheld, and will be withheld, unless when required the holder provides a tax identification number (social security number in the case of any individual, or employer identification number in the case of other holders) and certifies under penalties of perjury that such number is correct, or alternatively, such holder demonstrates in a satisfactory manner an exemption from the backup withholding rules. Any amounts withheld will be allowed as a credit against the holder's federal income tax liability for such year.

  THE FOREGOING IS A SUMMARY DESCRIPTION OF CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CONVERTIBLE PREFERRED, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY PARTICULAR HOLDER. IN ADDITION, IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS TO HOLDERS OF CONVERTIBLE PREFERRED. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. EACH HOLDER OF CONVERTIBLE PREFERRED SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF HOLDING THE CONVERTIBLE PREFERRED OR EXERCISING THE CONVERSION PRIVILEGE THEREIN, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

                    INDEBTEDNESS OF AMERICAN TOWER SYSTEMS

  The summary contained herein of the material provisions of the Loan Agreement do not purport to be complete and is qualified in its entirety by reference to the provisions of the Loan Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part and to which exhibit reference is made hereby. Capitalized terms used in this Section which are not otherwise defined in this Prospectus shall have the meaning ascribed thereto in the Loan Agreement or the New Credit Facilities, as the case may be.

LOAN AGREEMENT

  In order to finance acquisitions of communications sites and other related businesses and the construction of towers and for general corporate purposes, the Operating Subsidiaries have borrowed under the Loan Agreement and are expected to continue to borrow under the New Credit Facilities. The Loan Agreement provides the Operating Subsidiaries with a $250.0 million loan commitment based on ATS maintaining certain operational ratios and an additional $150.0 million loan at the discretion of ATS, which is available through June 2005 and decreases thereafter. Until interest rates are fixed or capped at ATS's request, all outstanding amounts under the Loan Agreement bear interest at a variable base rate plus a variable margin based on certain of ATS's financial ratios. Interest rates under the Loan Agreement are determined, at the option of ATS, at either the Eurodollar Rate plus 1.00% to 2.25% or the Base Rate plus 0.00% to 1.00%. The spread over the Eurodollar Rate and the Base Rate varies from time to time, depending upon ATS's financial leverage. ATS pays quarterly commitment fees equal to (i) 0.375% or 0.500% per annum, in each case depending on ATS's financial leverage, on the aggregate unused portion of the aggregate $250.0 million commitment, and (ii) 0.125% on the additional $150.0 million commitment (until such time as ATS elects to make it part of the permanent commitment). Borrowings may be made under the Loan Agreement only so long as the Operating Subsidiaries remain in compliance with certain financial covenants and meet certain other conditions.

  Indebtedness may be incurred under the Loan Agreement for acquisitions, construction and other capital expenditures, working capital and general corporate purposes. All such Indebtedness will be subject to satisfaction of certain conditions with respect to the maintenance of debt levels, including the maintenance of the following ratios: (i) maximum Total Debt of the Operating Subsidiaries and their Restricted Subsidiaries to Annualized Operating Cash Flow of the Operating Subsidiaries and their Restricted Subsidiaries ratio of 6.00:1 declining in stages to 3.00:1 by December 31, 2002 and thereafter, (ii) minimum Annualized Operating Cash Flow to Interest Expense ratio of 2.00:1 increasing to 2.50:1 at September 30, 2000 and thereafter, and (iii) minimum Annualized Operating Cash Flow to Pro Forma Debt Service ratio of 1.10:1 increasing to 1.15:1 at September 30, 2000 and thereafter.

  The Loan Agreement contains certain financial and operational covenants and other restrictions with which the Operating Subsidiaries must comply, whether or not there are any borrowings outstanding, including, among others, restrictions on acquisitions (of tower management or site acquisition businesses), additional indebtedness, capital expenditures and investments in Unrestricted Subsidiaries, and restricts the ability of the Operating Subsidiaries to pay dividends or make other distributions to, make loans to, or to engage in other transactions with, ATS, and to redeem, purchase or otherwise acquire shares of its capital stock or other equity interests and prohibit any such dividend, distribution, redemption, purchase or other acquisition during the existence of a default or event of default thereunder. See "Description of Capital Stock--Dividend Restrictions".

  The obligations of the Operating Subsidiaries are secured by a first priority security interest in substantially all of their respective property and assets. ATS has pledged all of the stock of ATSI (one of the Operating Subsidiaries) as security under the Loan Agreement.

  ATS and the Operating Subsidiaries have received commitments for, and are in the process of negotiating definitive agreements with respect to the New Credit Facilities. The New Credit Facility with ATS will provide for $150.0 million term loan maturing at the earlier of (i) eight and one-half years or
(ii) December 31, 2006, amortizing quarterly in an amount equal to 2.5% of the principal amount outstanding at June 30, 2001 at the end of each quarter between such date and June 30, 2006, both inclusive, and the balance in two equal installments on September 30 and December 31, 2006. The ATS New Credit Facility will be fully drawn at closing and will provide for interest rates determined, at the option of ATS, of either the LIBOR Rate (as to be defined) plus 3.50% or the Base Rate (as to be defined) plus 2.5%.

  The New Credit Facilities with the Operating Subsidiaries will provide for $900.0 million credit facilities maturing at the earlier off (a) eight years or (b) June 30, 2006 consisting of the following: (i) a $250.0 million multiple-draw term loan, (ii) a $400.0 million reducing revolving credit facility and (iii) a $250.0 million 364-day revolving credit facility that converts to a term loan facility thereafter.

  Until interest rates are fixed or capped at ATS's request, all outstanding amounts under the New Credit Facilities of the Operating Subsidiaries will bear interest at a variable base rate plus a variable margin based on certain of ATS's financial ratios. Interest rates under the New Credit Facilities of the Operating Subsidiaries will be determined, at the option of ATS, at either the LIBOR Rate plus 0.75% to 2.25% or the Base Rate plus 0.00% to 1.25%. The spread over the LIBOR Rate and the Base Rate will vary from time to time, depending upon ATS's financial leverage. The Operating Subsidiaries will pay quarterly commitment fees equal to (i) 0.250% or 0.375% per annum, in each case depending on their financial leverage, on the aggregate unused portion of the aggregate $650.0 million commitment, and (ii) 0.125% on the additional $250.0 million commitment (until such time as ATS elects to make a part of the permanent commitment). Borrowings may be made under the New Credit Facilities only so long as the Operating Subsidiaries remain in compliance with certain financial ratios and meet certain other conditions, and will be required to be repaid, commencing June 30, 2001, in increasing quarterly amounts designed to amortize the loans at maturity.

  Indebtedness may be incurred under the New Credit Facilities for acquisitions, construction and other capital expenditures, working capital and general corporate purposes, including satisfaction of ATS obligations under the ARS--ATS Separation Agreement with respect to any closing date balance sheet adjustments. All such Indebtedness under the New Credit Facilities of the Operating Subsidiaries will be subject to satisfaction of certain conditions with respect to the maintenance of debt levels, including the maintenance of the following ratios: (i) maximum Senior Debt of the Operating Subsidiaries and their Restricted Subsidiaries to Annualized Operating Cash Flow of the Operating Subsidiaries and their restricted Subsidiaries ratio of 6.50:1 declining in stages to 3.00:1 by September 30, 2003 and thereafter;
(ii) maximum Total Debt of ATS and the Operating Subsidiaries and their Restricted Subsidiaries to Annualized Operating Cash flow ratio of 8.00:1 declining in stages to 4.00:1 by September 30, 2003 and thereafter; (iii) minimum Annualized Operating Cash Flow to Fixed Charges ratio of 1.05:1; (iv) minimum Annualized Operating Cash Flow to Interest Expense ratio of 1.50:1 increasing to 2.50:1 at December 31, 2003 and thereafter; and (v) minimum Annualized Operating Cash Flow to Pro Forma Debt Service ratio of 1.10:1 increasing to 1.150:1 at December 31, 2002 and thereafter. The Total Debt leverage ratio is also contained in the ATS New Credit Facility.

  The New Credit Facilities will contain certain financial and operational covenants and other restrictions with which ATS and the Operating Subsidiaries must comply, whether or not there are any borrowings outstanding, including, among other things, restrictions on acquisitions (of tower management on site acquisition businesses), additional indebtedness, capital expenditures and investments in Unrestricted Subsidiaries, and restricts the ability of ATS and the Operating Subsidiaries to pay dividends to make other distributions, and to redeem, purchase or otherwise acquire shares of its capital stock or other equity interests and prohibit any such dividend, distribution, redemption, purchase or other acquisition during the existence of a Default or Event of Default thereunder. See "Description of Capital Stock--Common Stock--Dividend Restrictions".

  The loans to ATS and the Operating Subsidiaries will be cross-guaranteed and cross-collateralized by substantially all of the assets of the consolidated group.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary description of the terms of the capital stock of ATS, including the Interim Preferred Stock and the Exchange Preferred Stock (collectively sometimes referred to as the "Senior Preferred Stock") is qualified in its entirety by reference to the ATS Restated Certificate of Incorporation (the "ATS Restated Certificate"), a copy of which has been filed with the Commission and is part of the Registration Statement of which this Prospectus is a part and the summary herein of certain provisions thereof does not purport to be complete and is subject to, and is qualified in its entirety by, reference thereto. Certain terms used in this summary without definition are defined in the ATS Restated Certificate.

GENERAL

  The authorized capital stock of American Tower Systems consists of 20,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock") 200,000,000 shares of Class A Common Stock, $.01 par value per share, 50,000,000 shares of Class B Common Stock, $.01 par value per share, and 10,000,000 shares of Class C Common Stock, $.01 par value per share. The outstanding shares of Common Stock (there being no Preferred Stock outstanding) as of June 1, 1998 (before giving effect to consummation of the CBS Merger or the ATC Merger) were as follows: Class A Common Stock-- 36,351,265 (65,137,652 after the ATC Merger); Class B Common Stock--9,320,576;
and Class C Common Stock--3,295,518. In connection with consummation of the ATC Merger, the authorized number of shares of Class A Common Stock will be increased to 300,000,000.

PREFERRED STOCK

  The 20,000,000 authorized and unissued shares of Preferred Stock may be issued with such designations, preferences, limitations and relative rights as the ATS Board may authorize, including, but not limited to: (i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series; (iii) the dividend rate on the shares of such series, any restriction, limitation or condition upon the payment of such dividends, whether dividends shall be cumulative, and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution or winding-up of ATS or the distribution of its assets; and (vii) the price or rates of conversion at which, and the terms and conditions on which the shares of such series may be converted into other securities, if such shares are convertible. Although ATS has no present intention to issue shares of Preferred Stock, the issuance of Preferred Stock, or the issuance of rights to purchase such shares, could discourage an unsolicited acquisition proposal.

SENIOR PREFERRED STOCK

  The following summary description of the terms of the Interim Preferred Stock and of the Exchange Preferred Stock (collectively sometimes referred to as the "Senior Preferred Stock") is qualified in its entirety by reference to the Certificate of Designation of the Interim Preferred Stock (the "Interim Certificate of Designation") and the Certificate of Designation of the Exchange Preferred Stock (the "Exchange Certificate of Designation" and, collectively with the Interim Certificate of Designation, the "Certificates of Designation"), a copy of each of which has been filed with the Commission and is part of the Registration Statement of which this Prospectus is a part and the summary herein of certain provisions thereof does not purport to be complete and is subject to, and is qualified in its entirety by, reference thereto. Certain terms used in this summary without definition are defined in one or both of the Certificates of Designation and, unless otherwise noted, have the same meaning as given such terms therein. No shares of Senior Preferred Stock are currently issued; however, ATS plans to sell Interim Preferred Stock to finance its obligations to CBS with respect to the tax reimbursement.

  Ranking. The Interim Preferred Stock and the Exchange Preferred Stock will rank on a parity and both will rank, with respect to the dividend rights and rights on liquidation, winding up and dissolution, senior to all classes of Common Stock of ATS and each other class of capital stock or series of Preferred Stock. While any shares of Senior Preferred Stock are outstanding, ATS may not issue, authorize or increase the authorized amount of, or issue, authorize or increase the authorized amount of any obligation or security convertible into or evidencing a right to purchase, any class or series of Preferred Stock ranking on a parity with the Senior Preferred Stock, without the vote or consent of a majority of the holders of the outstanding shares of Interim Preferred Stock and the Exchange Preferred Stock, voting as a single class (with each share being entitled to the number of votes specified, if so specified, for such securities) without regard to series. However, ATS may create classes of Preferred Stock that expressly provides that such class ranks junior to the Senior Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution authorize or increase the authorized amount of any Junior Security convertible into or evidencing a right to purchase Junior Securities, increase the authorized number of shares of any Junior Security or issue any Junior Securities without the consent of any holder of any Senior Preferred Stock. See "--Voting Rights". The proceeds of any sale of Junior Securities is required to be used to redeem any outstanding Senior Preferred Stock.

  Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of ATS, before any payment or distribution of assets is made on any Junior Securities, including, without limitation, Common Stock of ATS, the holders of Senior Preferred Stock shall receive the liquidation preference per share of Senior Preferred Stock ($1,000 per share), plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends through the date of distribution. If, upon such a voluntary or involuntary liquidation, dissolution or winding up of ATS, the assets of ATS are insufficient to pay in full the amounts described above as payable with respect to the Senior Preferred Stock, the holders of the Senior Preferred Stock will share ratably in any such distribution of assets of ATS first in proportion to their respective liquidation preferences until such preferences are paid in full, and then in proportion to their respective amounts of accumulated and unpaid dividends. After payment of any such liquidation preference and accumulated and unpaid dividends, the shares of Senior Preferred Stock will not be entitled to any further participation in any distribution of assets by ATS.

  Dividends. Holders of shares of the Interim Preferred Stock will be entitled to receive, when, as and if declared by the Board out of funds of ATS legally available for payment, cash dividends at an annual rate equal to the three-month LIBOR plus the Applicable Spread (i.e., a margin, initially 5%, that will increase by 1/4% at the end of the first 90 days following issuance and each 45-day period thereafter until the Interim Maturity Date (i.e., one year after issuance); provided, however, that the dividend rate on the Interim Preferred Stock prior to the Interim Maturity Date shall not exceed 18% per annum. After the Interim Maturity Date, the Interim Preferred Stock will accrue dividends, to the extent not exchanged for the Exchange Preferred Stock, at a rate equal to the greater of (i) the rate payable on the Exchange Preferred Stock and (ii) the rate payable on the Interim Preferred Stock on the Interim Maturity Date plus 2% per annum. Holders of shares of the Exchange Preferred Stock will be entitled to receive, when, as and if declared by the Board out of funds of ATS legally available for payment, cash dividends at an annual rate equal to the greater of (i) the Treasury Rate (direct obligations of the United States maturing on the 11th anniversary of the date of calculation of such rate on Closing Date) plus 5% and (ii) the Treasury Rate on the Interim Financing Date plus 7.75%; provided, however, that the dividend rate on the Preferred Stock shall not exceed 18% per annum. All dividends will be cumulative, whether or not earned or declared, on a daily basis from the date to which dividends have been paid (or deemed to have been paid). ATS may, at its option, prior to the fifth anniversary of the Interim Maturity Date, pay dividends in cash or in additional shares of the applicable class of Senior Preferred Stock which will, in the case of the Interim Preferred Stock add to its liquidation preference and, in the case of the Exchange Preferred Stock be in the form of additional shares. See "--Voting Rights" below.

  Optional Redemption. Shares of the Interim Preferred Stock are not subject to any sinking fund or other similar provision and may be redeemed by ATS at any time, in whole or in part, at the following redemption premium (the "Interim Redemption Premium") per share (expressed as a percentage of the liquidation preference thereof), plus accumulated and unpaid dividends, if any, up to but excluding the date fixed for redemption: 1% plus an additional 1% for each 30-day period for which the Interim Preferred Stock shall have been outstanding in excess of 90 days; provided, however, that the Interim Redemption Premium shall not exceed 6%. Shares of the Exchange Preferred Stock are not subject to any sinking fund or other similar provision and may not be redeemed by ATS on or prior to the fifth anniversary of the Interim Maturity Date. After such date, the Exchange Preferred Stock will be redeemable at the option of ATS upon notice at any time, in whole or in part, at a redemption premium equal to one-half the fixed dividend rate borne by the Exchange Preferred Stock, declining ratably to zero on the date that is three years prior to the final mandatory redemption date of the Exchange Preferred Stock.

  Mandatory Redemption. In addition to mandatory redemption of the Interim Preferred Stock on the Interim Maturity Date, the Interim Preferred Stock will also be subject to mandatory redemption (subject to the legal availability of funds therefor and to compliance with the proposed loan agreements) out of (i) 100% of the net proceeds of any debt financing of ATS (other than pursuant to the loan agreements), (ii) 100% of the net cash proceeds of equity securities issued by ATS and its Subsidiaries, (iii) 100% of net proceeds from non-ordinary asset sales, and (iv) 100% of Excess Cash Flow (subject to exceptions comparable to those in the Loan Agreement). The Exchange Preferred Stock is not subject to any mandatory redemption, except as described below under "Change of Control".

  Voting Rights. Except as indicated below or as expressly required by applicable law, the holders of the Senior Preferred Stock will have no voting rights. The holders of Senior Preferred Stock, voting separately as a class, will be entitled to elect two directors for successive one-year terms, upon the occurrence of certain events, including, without limitation, failure to pay dividends for six or more quarterly dividend periods, failure to make required redemptions, and breaches of the financial covenants contained in the Certificates of Designation. Such voting rights will continue until such time as, in the case of a dividend default, all dividends in arrears on the Senior Preferred Stock are paid in full in cash and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied or waived by the holders of at least a majority of the shares of Senior Preferred Stock then outstanding. The vote or consent of the holders of a majority of the outstanding aggregate liquidation preference of the Senior Preferred Stock, voting as a single class without regard to series, will be required (i) to issue, authorize or increase the authorized amount of any obligation or security convertible into or evidencing a right to purchase, any class or series of Preferred Stock other than Junior Securities, and (ii) to approve any merger or consolidation if, at the time, the holders of the Senior Preferred Stock are entitled to exercise their right to elect two directors and (iii) for any change to the Certificates of Designation, except that unanimous consent of all affected holders will be required with respect to (a) changes in the liquidation preference or dividend rate and (b) extensions of the Interim Financing Maturity Date. Under Delaware law, holders of the Senior Preferred Stock will be entitled to vote as a class upon a proposed amendment to the Restated Certificate, whether or not entitled to vote thereon by the Restated Certificate, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

  Change of Control. The Certificates of Designation will provide that ATS will commence an Offer to Purchase all of the outstanding shares of Senior Preferred Stock within fifteen (15) days after the occurrence of a Change of Control. In the event that ATS makes an Offer to Purchase the Exchange Preferred Stock, ATS intends to comply with applicable securities laws and regulations.

  Certain Covenants. The Certificates of Designation contain extensive covenants, comparable in scope to those set forth in the Loan Agreement and to be set forth in the proposed loan agreements, with respect to, among other things, limitation on the incurrence of Indebtedness (none other than pursuant to the proposed loan agreements) and issuance of Preferred Stock, limitation on Restricted Payments, limitation on Restricted Subsidiary Equity Interests, limitations on asset dispositions, limitations on mergers and consolidations, prohibitions on sale-leaseback transactions, limitations on transactions with Affiliates, limitations on dividend and other payment restrictions affecting subsidiaries, and limitations on permitted businesses.

  Exchange Provisions. ATS may, at its option, subject to certain conditions, exchange the Senior Preferred Stock, in whole but not in part, for debentures (the "Exchange Debentures"); provided, however, that (i) on the date of such exchange there are no accumulated and unpaid dividends on the Senior Preferred Stock (including the dividend payable on such date) or other contractual impediment to such exchange; (ii) there shall be funds legally available sufficient therefor; and (iii) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture and no default or event of default would exist under the then existing loan agreements or any other Indebtedness of ATS. Upon any exchange pursuant to the preceding paragraph, holders of outstanding shares of Senior Preferred Stock will be entitled to receive, subject to the second succeeding sentence, $1.00 principal amount of Exchange Debentures for each $1.00 liquidation preference of Senior Preferred Stock held by them. The Exchange Debentures will contain provisions substantially similar to those set forth in the Certificates of Designation.

COMMON STOCK

  Dividends. Holders of record of shares of Common Stock on the record date fixed by the ATS Board are entitled to receive such dividends as may be declared by the ATS Board out of funds legally available for such purpose. No dividends may be declared or paid in cash or property on any share of any class of Common Stock, however, unless simultaneously the same dividend is declared or paid on each share of the other classes of Common Stock, except that in the event of any such dividend in which shares of stock of any company (including American Tower Systems or any of its Subsidiaries) are distributed, such shares may differ as to voting rights to the extent that voting rights now differ among the different classes of Common Stock. In the case of any dividend payable in shares of Common Stock, holders of each class of Common Stock are entitled to receive the same percentage dividend (payable in shares of that class) as the holders of each other class. See "-- Dividend Restrictions" below.

  Voting Rights. Except as otherwise required by law and in the election of directors, holders of shares of Class A Common Stock and Class B Common Stock have the exclusive voting rights and will vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. The holders of the Class A Common Stock, voting as a separate class, have the right to elect two independent directors. The Class C Common Stock is nonvoting except as otherwise required by Delaware law.

  Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve, among other things, a change in the designations, preferences and limitations of the shares of such class of common stock. Under the ATS Restated Certificate, the affirmative vote of the holders of not less than 66 2/3% of the Class A Common Stock and Class B Common Stock, voting as a single class, is required in order to amend most of the provisions of the ATS Restated Certificate, including those relating to the provisions of the various classes of Common Stock, indemnification of directors, exoneration of directors for certain acts, and such super-majority provision.

  Conversion Provisions. Shares of Class B Common Stock and, except as hereinafter noted, Class C Common Stock are convertible, at any time at the option of the holder, on a share for share basis into shares of Class A Common Stock. The present owner of Class C Common Stock can convert such stock only in the event of a Conversion Event (as defined in the ATS Restated Certificate) or with the consent of the ATS Board. Shares of Class B Common Stock automatically convert into shares of Class A Common Stock upon any sale, transfer, assignment or other disposition other than to Permitted Transferees (as defined in the ATS Restated Certificate) which term presently includes certain family members, trusts and other family entities and charitable organizations and upon pledges but not to the pledgee upon foreclosure.

  ATC Merger Amendments. It is a condition of consummation of the ATC Merger Agreement that the ATS Restated Certificate be amended to (i) limit the aggregate voting power of Steven B. Dodge (and his Controlled Entities as to be defined therein) to 49.99% of the aggregate voting power of all shares of capital stock entitled to vote generally from the election of directors (less the voting power represented by the shares of Class B Common Stock acquired by the Stoner Purchasers (as to be defined therein) pursuant to the Stock Purchase Agreement and owned by them or any of their Controlled Entities or Family Members at such time), (ii) prohibit future issuances of Class B Common Stock (except upon exercise of then outstanding options and pursuant to stock dividends or stock splits), (iii) limit transfers of Class B Common Stock to a more narrow group than is provided in the ATS Restated Certificate, (iv) provide for automatic conversion of the Class B Common Stock to Class A Common Stock at such time as the aggregate voting power of Mr. Dodge (and his Controlled Entities) falls below either (x) 50% of their initial aggregate voting power (immediately after consummation of the ATC Merger) or (y) 20% of the aggregate voting power of all shares of Common Stock at the time outstanding, and (v) require consent of the holders of a majority of Class A Common Stock for amendments adversely affecting the Class A Common Stock.

  Liquidation Rights. Upon liquidation, dissolution or winding-up of ATS, the holders of each class of Common Stock are entitled to share ratably (based on the number of shares held) in all assets available for distribution after payment in full of creditors and payment in full to any holders of the Preferred Stock then outstanding of any amount required to be paid under the terms of the Preferred Stock.

  Other Provisions. The holders of Common Stock are not entitled to preemptive or subscription rights. The shares of Common Stock presently outstanding are validly issued, fully paid and nonassessable. In any merger, consolidation or business combination, the consideration to be received per share by holders of each class of Common Stock must be identical to that received by holders of the other class of Common Stock, except that in any such transaction in which shares of Common Stock (or any other company) are distributed, such shares may differ as to voting rights to the extent that voting rights now differ among the different classes of Common Stock. No class of Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless, concurrently, the other classes of Common Stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

DIVIDEND RESTRICTIONS

  ATSI is prohibited under the terms of the Loan Agreement from paying cash dividends or making other distributions on, or redemptions, purchases or other acquisitions of, its capital stock (including Preferred Stock) except that, beginning on April 15, 2000 (proposed to be changed to 2002 in the loan agreements currently being negotiated) ATSI may pay cash dividends if (a) no Default exists or would be created thereby under the Loan Agreement, and (b) the ratio of Total Debt to Annualized Operating Cash Flow is less than 4.0 after giving effect to certain payments required under the Loan Agreement out of the proceeds of any equity offering, and (c) then only to the extent that Restricted Payments do not exceed (i)(x) 50% of Excess Cash Flow for the preceding calendar year minus (y) any portion thereof used to invest in Unrestricted Subsidiaries, or (ii) (x) 50% of the net proceeds of any equity offering minus (y) any portion thereof used to invest in Unrestricted Subsidiaries (as each such term is defined in the Loan Agreement). Comparable restrictions are imposed on the ability of ATSLP to make distributions to its partners. Since American Tower Systems has no other assets other than its ownership of all of the capital stock of the Operating Subsidiary, its ability to pay dividends to its stockholders in the foreseeable future is restricted. The New Credit Facilities will also restrict cash dividends and other distributions on, and redemptions, purchases or other acquisitions of, of ATSI and ATSLP and of ATS. The Senior Preferred Stock will prohibit the payment of cash dividends or other distributions on, and redemptions, purchases and other acquisitions of, Common Stock.

DELAWARE BUSINESS COMBINATION PROVISIONS

  Under the DGCL, certain "business combinations" (including the issuance of equity securities) between a Delaware corporation and any person who owns, directly or indirectly, 15% or more of the voting power of the corporation's shares of capital stock (an "Interested Stockholder") must be approved by the holders of at least 66 2/3% of the voting stock not owned by the Interested Stockholder if it occurs within three years of the date such person became an Interested Stockholder unless prior to such date the ATS Board approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder. The CBS Merger and the Stock Purchase Agreement were approved by the ATS Board.

LISTING OF CLASS A COMMON STOCK

  Immediately following the consummation of the CBS Merger, the Class A Common Stock began trading on the NYSE under the symbol "AMT".

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank, 311 West Monroe Street, Chicago, Illinois 60606 (telephone number (312) 461-4600).

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

  Assuming consummation of the ATS Pro Forma Transactions (but not the other Recent Transactions) there will be an aggregate of approximately 77.5 million shares of Common Stock outstanding. All of such shares, other than the 5,333,333 shares issued in connection with the Gearon Transaction, the 8.0 million shares issued pursuant to the Stock Purchase Agreement, and shares issuable pursuant to pending acquisitions (other than the ATC Merger), will be freely transferable without restriction or future registration under the Securities Act, unless held by an "affiliate" (as that term is defined under the Securities Act) of ATS. Persons who may be deemed to be affiliates of ATS generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, ATS. Persons who are affiliates of ATS will be permitted to sell their Common Stock received pursuant to the CBS Merger only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144 thereunder. Stockholders who received unregistered shares of Common Stock, including pursuant to the Stock Purchase Agreement and the Gearon Transaction, as well as certain "affiliates" of ATS, have certain demand and "piggy-back" registration rights with respect to their shares of Common Stock.

  In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted shares of Common Stock for at least one year is entitled to sell, within any three-month period, a number of such shares which does not exceed the greater of 1% of the then outstanding shares of Class A Common Stock (approximately 653,000 shares assuming consummation of the ATC Merger; approximately 363,000 shares if such merger is not consummated) or the average weekly public trading volume of the Class A Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about ATS. Any person (or persons whose shares are aggregated) who has not been an affiliate of ATS at any time during the past three months preceding a sale and who has owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144. Affiliates of ATS who hold registered shares (which includes those transferred or to be issued pursuant to the CBS Merger and the ATC Merger, respectively) may sell under Rule 144 without regard to the one-year holding period. In February 1997, the Commission solicited comments regarding certain proposed amendments to Rule 144, including reducing the aforementioned one-year and two-year holding periods.

  Options to purchase an aggregate of approximately 10.5 million shares of Common Stock will be outstanding immediately following the consummation of the ATS Pro Forma Transactions. Shares of Common Stock issued upon exercise of such options are registered on Form S-8 under the Securities Act and, therefore, freely transferable under the securities laws. American Tower Systems has entered into agreements to register shares of Common Stock under the Securities Act issued pursuant to the Stock Purchase Agreement, the ATC Merger, the Gearon Transaction, certain other pending acquisitions and shares held by certain affiliates of ATS.

  American Tower Systems cannot make any predictions as to the effect, if any, sales of shares of Common Stock, or the availability of shares for future sale, will have on the market price of the Class A Common Stock prevailing from time to time.

                            VALIDITY OF THE SHARES

  The validity of the shares of Class A Common Stock offered hereby will be passed upon for American Tower Systems by Sullivan & Worcester LLP, Boston, Massachusetts. Norman A. Bikales, a member of the firm of Sullivan & Worcester LLP, is the owner of 9,000 shares of Class A Common Stock and 41,490 shares of Class B Common Stock and has an option to purchase 20,000 shares of Class A Common Stock at $10.00 per share. Mr. Bikales and/or associates of that firm serve as secretary or assistant secretaries of ATS and certain of its subsidiaries.

                                    EXPERTS

  The following financial statements included in this Prospectus and related financial statement schedules included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included herein, and have been so included herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing:

    (1) The consolidated financial statements and related financial statement schedules of American Tower Systems Corporation as of December 31, 1997 and 1996, for the years ended December 31, 1997 and 1996, and for the period July 17, 1995 (Incorporation) to December 31, 1995;

    (2) The financial statements of Diablo Communications, Inc. as of December 31, 1995 and 1996 and for each of the two years then ended;

    (3) The combined financial statements of Meridian Communications as of December 31, 1995 and 1996 and for each of the two years then ended;

    (4) The financial statements of Gearon & Co., Inc as of December 31, 1996 and 1997 and for each of the two years then ended; and

    (5) The financial statements of OPM-USA-INC. as of December 31, 1996 and 1997 and for each of the two years then ended.

  The combined financial statements of net assets of MicroNet, Inc. and Affiliates sold to ATS as of December 31, 1996 and October 31, 1997, and for the year then ended December 31, 1996, and the ten months ended October 31, 1997, have been audited by Pressman Ciocca Smith LLP, independent certified public accountants, as stated in their report appearing in this Prospectus and have been so included in reliance upon the report of such firm as experts in accounting and auditing.

  The financial statements of Diablo Communications of Southern California, Inc. for the years ended December 31, 1995 and 1996 and for the year ended December 31, 1996 and for the period September 1, 1995 (inception) to December 31, 1995 have been audited by Rooney, Ida, Nolt & Ahern, independent auditors, as stated in their report appearing in this Prospectus and have been so included in reliance upon the report of such firm as experts.

  The financial statements of Tucson Communications Company at December 31, 1997 and 1996 and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of American Tower Corporation and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, have been included in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants appearing herein, and upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES
 Independent Auditors' Report............................................  F-3
 Consolidated Balance Sheets as of December 31, 1996 and 1997 and March
  31, 1998 (unaudited) ..................................................  F-4
 Consolidated Statements of Operations for the period from July 17, 1995
  ("Incorporation") to December 31, 1995 and the years ended December 31,
  1996 and 1997 and three months ended March 31, 1997 and 1998
  (unaudited)............................................................  F-5
 Consolidated Statements of Stockholders' Equity for the period from July
  17, 1995 ("Incorporation") to December 31, 1995 and the years ended
  December 31, 1996 and 1997 and three months ended March 31, 1998
  (unaudited)............................................................  F-6
 Consolidated Statements of Cash Flows for the period from July 17, 1995
  ("Incorporation") to December 31, 1995 and the years ended December 31,
  1996 and 1997 and three months ended March 31, 1997 and 1998
  (unaudited)............................................................  F-7
 Notes to Consolidated Financial Statements..............................  F-8
MICRONET, INC. AND AFFILIATES
 Report of Independent Certified Public Accountants...................... F-23
 Combined Statements of Net Assets Sold as of December 31, 1996 and
  October 31, 1997....................................................... F-24
 Combined Statements of Income Derived From Net Assets Sold for the year ended December 31, 1996 and ten months ended October 31, 1997.......... F-25
 Combined Statements of Cash Flows Derived from Net Assets Sold for the year ended December 31, 1996 and ten months ended October 31, 1997..... F-26
 Notes to Combined Financial Statements.................................. F-27
DIABLO COMMUNICATIONS, INC.
 Independent Auditors' Report............................................ F-33
 Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997
  (unaudited)............................................................ F-34
 Statements of Income for the years ended December 31, 1995 and 1996 and nine months ended September 30, 1996 and 1997 (unaudited).............. F-35
 Statements of Stockholders' Equity for the years ended December 31, 1995 and 1996 and nine months ended September 30, 1997 (unaudited).......... F-36
 Statements of Cash Flows for years ended December 31, 1995 and 1996 and nine months ended September 30, 1996 and 1997 (unaudited).............. F-37
 Notes to Financial Statements........................................... F-38
DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.
 Independent Auditors' Report............................................ F-42
 Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997
  (unaudited)............................................................ F-43
 Statements of Operations for the period from September 1, 1995
  (inception) to December 31, 1995, year ended December 31, 1996, and nine months ended September 30, 1996 and 1997 (unaudited).............. F-44
 Statements of Stockholders' Equity for the period from September 1, 1995
  (inception) to December 31, 1995, year ended December 31, 1996 and nine months ended September 30, 1997 (unaudited)............................ F-45
 Statements of Cash Flows for the period from September 1, 1995
  (inception) to December 31, 1995, year ended December 31, 1996 and nine months ended September 30, 1996 and 1997 (unaudited)................... F-46
 Notes to Financial Statements........................................... F-47
MERIDIAN COMMUNICATIONS
 Independent Auditors' Report............................................ F-52
 Combined Balance Sheets as of December 31, 1995 and 1996 and June 30,
 1997 (unaudited)........................................................ F-53
 Combined Statements of Income for the years ended December 31, 1995 and
   1996 and six months ended June 30, 1996 and 1997 (unaudited).......... F-54

                                                                          PAGE
                                                                          -----
 Combined Statements of Partners' Capital and Stockholder's Equity for
   the years ended December 31, 1995 and 1996 and six months ended June
   30, 1997 (unaudited).................................................   F-58
 Combined Statements of Cash Flows for years ended December 31, 1995 and
   1996 and six months ended June 30, 1996 and 1997 (unaudited).........   F-59
 Notes to Combined Financial Statements.................................   F-60
TUCSON COMMUNICATIONS COMPANY
 Report of Independent Auditors.........................................   F-65
 Balance Sheets as of December 31, 1996 and 1997........................   F-66
 Statements of Income for the years ended December 31, 1996 and 1997 ...   F-67
 Statements of Partners' Deficit for the years ended December 31, 1996
 and 1997 ..............................................................   F-68
 Statements of Cash Flows for the years ended December 31, 1996 and
   1997.................................................................   F-69
 Notes to Financial Statements..........................................   F-70
GEARON & CO., INC.
 Independent Auditors' Report...........................................   F-73
 Balance Sheets as of December 31, 1996 and 1997........................   F-74
 Statements of Operations for the years ended December 31, 1996 and
 1997...................................................................   F-75
 Statements of Changes in Stockholders' Equity for the years ended De-
 cember 31, 1996 and 1997...............................................   F-76
 Statements of Cash Flows for the years ended December 31, 1996 and
 1997...................................................................   F-77
 Notes to Financial Statements..........................................   F-78
AMERICAN TOWER CORPORATION AND SUBSIDIARIES
 Independent Auditors' Report...........................................   F-82
 Consolidated Balance Sheets as of December 31, 1996 and 1997 and March
 31, 1998 (unaudited)...................................................   F-83
 Consolidated Statements of Operations for the years ended December 31,
   1995, 1996 and 1997 and three months ended March 31, 1997 and 1998
   (unaudited)..........................................................   F-84
 Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1995, 1996 and 1997 and three months ended March 31,
   1998 (unaudited).....................................................   F-85
 Consolidated Statements of Cash Flows for the years ended December 31,
   1995, 1996 and 1997 and three months ended March 31, 1997 and 1998
   (unaudited)..........................................................   F-86
 Notes to Consolidated Financial Statements.............................   F-87
OPM-USA-INC.
 Independent Auditors' Report...........................................   F-97
 Balance Sheets as of December 31, 1996 and 1997........................   F-98
 Statements of Operations for the years ended December 31, 1996 and
  1997..................................................................   F-99
 Statements of Stockholders' Equity (Deficiency) for the years ended De-
  cember 31, 1996 and 1997..............................................  F-100
 Statements of Cash Flows for the years ended December 31, 1996 and
  1997..................................................................  F-101
 Notes to Financial Statements..........................................  F-102

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors ofAmerican Tower Systems Corporation:

  We have audited the accompanying consolidated balance sheets of American Tower Systems Corporation and subsidiaries (the "Company"), a wholly owned subsidiary of American Radio Systems Corporation, as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholder's equity and cash flows for the years ended December 31, 1997 and 1996 and the period from July 17, 1995 (Incorporation) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the companies as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996 and the period from Incorporation to December 31, 1995 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
March 6, 1998 (except for
 the sixth paragraph of Note
 1 and the second paragraph
 of Note 4, as to which the
 dates are March 27, 1998)

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                             DECEMBER 31,
                                       -------------------------
                                                                  MARCH 31, 1998
                                          1996          1997       (UNAUDITED)
                                       -----------  ------------  --------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........  $ 2,373,360  $  4,595,500   $  6,799,598
  Accounts receivable, net of allow-
   ance for doubtful accounts of
   $47,000, $125,000 and $355,000 in
   1996, 1997 and 1998, respectively
   ..................................      236,990     3,238,877      5,742,112
  Unbilled receivables...............                                 3,028,378
  Prepaid and other current assets...       79,657       789,677      1,336,825
  Deferred income taxes..............                     62,560         62,560
                                       -----------  ------------   ------------
    Total current assets.............    2,690,007     8,686,614     16,969,473
                                       -----------  ------------   ------------
PROPERTY AND EQUIPMENT, net..........   19,709,523   117,617,776    156,827,010
UNALLOCATED PURCHASE PRICE, net......   12,954,959   108,192,255    221,532,005
OTHER INTANGIBLE ASSETS, net.........    1,336,361     8,424,406      7,656,737
INVESTMENT IN AFFILIATE..............      325,000       310,305        310,208
NOTES RECEIVABLE.....................                 10,700,000      1,000,000
INTEREST RECEIVABLE--STOCKHOLDER
 NOTES RECEIVABLE....................                                   674,277
DEPOSITS AND OTHER LONG-TERM ASSETS..      101,803     1,424,540      4,771,462
DEFERRED INCOME TAXES................                               123,272,646
                                       -----------  ------------   ------------
TOTAL................................  $37,117,653  $255,355,896   $533,013,818
                                       ===========  ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt..  $   117,362  $    110,391   $    112,409
  Accounts payable...................    1,058,822     3,738,230      2,581,420
  Accrued expenses...................      715,322     4,492,064      9,417,069
  Accrued interest...................                    913,624      2,148,666
  Unearned income....................      252,789     1,752,248      2,556,715
  Due to Parent (tax liability)......                               125,210,000
                                       -----------  ------------   ------------
    Total current liabilities........    2,144,295    11,006,557    142,026,279
                                       -----------  ------------   ------------
LONG-TERM DEBT.......................    4,417,896    90,066,269    157,037,420
DEFERRED INCOME TAXES................      279,218       417,628
OTHER LONG-TERM LIABILITIES..........       18,950        32,750         32,550
                                       -----------  ------------   ------------
    Total long-term liabilities......    4,716,064    90,516,647    157,069,970
                                       -----------  ------------   ------------
MINORITY INTEREST IN SUBSIDIARIES....      528,928       625,652        600,240
                                       -----------  ------------   ------------
COMMITMENTS AND CONTINGENCIES (Note
 5)
STOCKHOLDERS' EQUITY:
  Preferred Stock; $0.01 par value;
   20,000,000 shares authorized; no
   shares issued or outstanding......
  Common Stock; $.01 par value;
   10,000,000 shares authorized,
   3,000 shares issued and outstand-
   ing in 1996.......................           30
  Class A Common Stock; $.01 par val-
   ue; 200,000,000 shares authorized;
   29,667,883 and 36,351,266 shares
   issued and outstanding, respec-
   tively............................                    296,679        363,513
  Class B Common Stock; $.01 par val-
   ue; 50,000,000 shares authorized;
   4,670,626 and 9,320,576 shares is-
   sued and outstanding, respective-
   ly................................                     46,706         93,206
  Class C Common Stock; $.01 par val-
   ue; 10,000,000 shares authorized;
   1,295,518 and 3,295,518 shares is-
   sued and outstanding, respective-
   ly................................                     12,955         32,955
  Notes receivable, due from stock-
   holders...........................                               (49,375,000)
  Additional paid-in capital.........   30,318,420   155,710,741    286,589,686
  Accumulated deficit................     (590,084)   (2,860,041)    (4,387,031)
                                       -----------  ------------   ------------
    Total stockholders' equity.......   29,728,366   153,207,040    233,317,329
                                       -----------  ------------   ------------
TOTAL................................  $37,117,653  $255,355,896   $533,013,818
                                       ===========  ============   ============

                See notes to consolidated financial statements.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                            PERIOD FROM
                           JULY 17, 1995
                          (INCORPORATION)      PERIOD ENDED             THREE MONTHS
                          TO DECEMBER 31,      DECEMBER 31,            ENDED MARCH 31,
                          --------------- -----------------------  ------------------------
                                                                      1997         1998
                               1995          1996        1997      (UNAUDITED)  (UNAUDITED)
                          --------------- ----------  -----------  -----------  -----------
REVENUES:
  Tower rental and
   management (see Note
   6 for related party
   revenue).............    $  162,933    $2,893,633  $13,223,093  $1,364,751   $ 9,492,616
  Site acquisition
  services..............                                2,122,547                 5,275,021
  Video, voice and data
  transmission..........                                2,083,756                 3,142,184
  Other.................           186         3,245       79,071         918        15,367
                            ----------    ----------  -----------  ----------   -----------
    Total operating rev-
     enues..............       163,119     2,896,878   17,508,467   1,365,669    17,925,188
                            ----------    ----------  -----------  ----------   -----------
OPERATING EXPENSES:
  Operating expenses
   excluding
   depreciation and
   amortization and
   corporate general and
   administrative
   expenses:
   Tower rental and
    management..........        59,417     1,362,284    6,080,273     537,535     4,899,329
   Site acquisition
    service.............                                1,360,217                 4,543,579
   Video, voice and data
    transmission........                                1,272,682                 2,051,587
  Depreciation and
  amortization..........        57,428       989,936    6,326,323     504,024     5,802,052
  Corporate general and
   administrative
   expense..............       230,109       830,248    1,536,263     280,097       541,220
                            ----------    ----------  -----------  ----------   -----------
    Total operating ex-
     penses.............       346,954     3,182,468   16,575,758   1,321,656    17,837,767
                            ----------    ----------  -----------  ----------   -----------
INCOME (LOSS) FROM OPER-
 ATIONS.................      (183,835)     (285,590)     932,709      44,013        87,421
                            ----------    ----------  -----------  ----------   -----------
OTHER INCOME (EXPENSE):
  Interest expense......                               (3,039,235)    (95,504)   (2,430,202)
  Interest income and
  other, net............                      36,204      235,023      24,872       864,946
  Minority interest in
   net earnings (loss)
   of subsidiaries......                    (184,897)    (177,313)    (80,374)      (79,379)
                            ----------    ----------  -----------  ----------   -----------
TOTAL OTHER EXPENSE.....                    (148,693)  (2,981,525)   (151,006)   (1,644,635)
                            ----------    ----------  -----------  ----------   -----------
LOSS BEFORE BENEFIT
 (PROVISION) FOR INCOME
 TAXES AND EXTRAORDINARY
 LOSS ..................      (183,835)     (434,283)  (2,048,816)   (106,993)   (1,557,214)
BENEFIT (PROVISION) FOR
 INCOME TAXES...........        73,424       (45,390)     472,671      49,039        30,224
                            ----------    ----------  -----------  ----------   -----------
LOSS BEFORE EXTRAORDI-
 NARY LOSS..............      (110,411)     (479,673)  (1,576,145)    (57,954)   (1,526,990)
EXTRAORDINARY LOSS ON
 EXTINGUISHMENT OF DEBT,
 NET OF INCOME TAX BENE-
 FIT OF $462,500........                                 (693,812)
                            ----------    ----------  -----------  ----------   -----------
NET LOSS................    $ (110,411)   $ (479,673) $(2,269,957) $ (57,954)   $(1,526,990)
                            ==========    ==========  ===========  ==========   ===========
BASIC AND DILUTED PRO
 FORMA PER COMMON SHARE
 AMOUNTS:
  Loss before
  extraordinary loss....                              $     (0.03)              $     (0.03)
  Extraordinary loss....                                    (0.01)
                                                      -----------               -----------
  Net loss..............                              $     (0.05)              $     (0.03)
                                                      ===========               ===========
PRO FORMA BASIC AND DI-
 LUTED COMMON SHARES
 OUTSTANDING............                               48,691,790                48,967,360
                                                      ===========               ===========

                See notes to consolidated financial statements.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

  PERIOD FROM JULY 17, 1995 (INCORPORATION) TO DECEMBER 31, 1995, YEARS ENDED DECEMBER 31, 1996 AND 1997 AND THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

                      COMMON STOCK       COMMON STOCK          COMMON STOCK         COMMON STOCK
                   ------------------ -------------------- -------------------- --------------------
                                            CLASS A              CLASS B              CLASS C
                                      -------------------- -------------------- -------------------- NOTE RECEIVABLE,
                   OUTSTANDING        OUTSTANDING          OUTSTANDING          OUTSTANDING              DUE FROM
                     SHARES    AMOUNT   SHARES     AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT    STOCKHOLDERS
                   ----------- ------ ----------- -------- ----------- -------- ----------- -------- ----------------
Issuance of com-
mon stock to par-
ent..............        10
Contributions
from parent:
 Cash............
 Non-cash........
Cash transfers to
parent...........
Net loss.........
BALANCE, DECEM-
BER 31, 1995.....        10
Issuance of
common stock to
parent...........     2,990     $ 30
Contributions
from parent:
 Cash............
 Non-cash........
Transfers to par-
ent:
 Cash............
 Non-cash........
Net loss.........
                     ------     ----                                                                   ------------
BALANCE, DECEM-
BER 31, 1996.....     3,000       30
Contributions
from parent:
 Cash............
 Non-cash........
Transfers to par-
ent:
 Cash............
 Non-cash........
Recapitalization
(Note 8).........    (3,000)     (30) 29,667,883  $296,679  4,670,626  $ 46,706  1,295,518  $ 12,955
Net loss.........
                     ------     ----  ----------  --------  ---------  --------  ---------  --------   ------------
BALANCE, DECEM-
BER 31, 1997.....        --       --  29,667,883   296,679  4,670,626    46,706  1,295,518    12,955
                     ======     ====  ==========  ========  =========  ========  =========  ========   ============
Contributions
from parent:
 Cash............
 Non-cash........
Cash transfers to
parent:..........
Issuance of com-
mon stock, net of
issuance costs of
$601,762                               1,350,050    13,501  4,649,950    46,500  2,000,000    20,000   $(49,375,000)
Issuance of Class
A Common Stock
for Gearon Merger
 .................                      5,333,333    53,333
Net loss.........
                     ------     ----  ----------  --------  ---------  --------  ---------  --------   ------------
BALANCE, MARCH
31, 1998 (Unau-
dited)...........        --     $ --  36,351,266  $363,513  9,320,576  $ 93,206  3,295,518   $32,955   $(49,375,000)
                     ======     ====  ==========  ========  =========  ========  =========  ========   ============
                    ADDITIONAL
                     PAID-IN     ACCUMULATED
                     CAPITAL       DEFICIT       TOTAL
                   ------------- ------------ -------------
Issuance of com-
mon stock to par-
ent..............
Contributions
from parent:
 Cash............  $    242,215               $    242,215
 Non-cash........     3,816,445                  3,816,445
Cash transfers to
parent...........      (179,426)                  (179,426)
Net loss.........                 $ (110,411)     (110,411)
BALANCE, DECEM-
BER 31, 1995.....     3,879,234     (110,411)    3,768,823
Issuance of
common stock to
parent...........           (30)
Contributions
from parent:
 Cash............     2,548,557                  2,548,557
 Non-cash........    29,856,885                 29,856,885
Transfers to par-
ent:
 Cash............    (4,866,226)                (4,866,226)
 Non-cash........    (1,100,000)                (1,100,000)
Net loss.........                   (479,673)     (479,673)
                   ------------- ------------ -------------
BALANCE, DECEM-
BER 31, 1996.....    30,318,420     (590,084)   29,728,366
Contributions
from parent:
 Cash............   143,073,631                143,073,631
 Non-cash........        50,000                     50,000
Transfers to par-
ent:
 Cash............   (16,650,000)               (16,650,000)
 Non-cash........      (725,000)                  (725,000)
Recapitalization
(Note 8).........      (356,310)
Net loss.........                 (2,269,957)   (2,269,957)
                   ------------- ------------ -------------
BALANCE, DECEM-
BER 31, 1997.....   155,710,741   (2,860,041)  153,207,040
                   ============= ============ =============
Contributions
from parent:
 Cash............    28,684,995                 28,684,995
 Non-cash........     4,729,047                  4,729,047
Cash transfers to
parent:..........   (29,800,000)               (29,800,000)
Issuance of com-
mon stock, net of
issuance costs of
$601,762             79,318,236                 30,023,237
Issuance of Class
A Common Stock
for Gearon Merger
 .................    47,946,667                 48,000,000
Net loss.........                 (1,526,990)   (1,526,990)
                   ------------- ------------ -------------
BALANCE, MARCH
31, 1998 (Unau-
dited)...........  $286,589,686  $(4,387,031) $233,317,329
                   ============= ============ =============

                See notes to consolidated financial statements.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            PERIOD FROM
                           JULY 17, 1995
                         (INCORPORATION) TO                                     THREE MONTHS
                         DECEMBER 31, 1995    YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                         ------------------ ----------------------------  -------------------------
                                                                             1997          1998
                                1995            1996           1997       (UNAUDITED)  (UNAUDITED)
                         ------------------ -------------  -------------  -----------  ------------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss...............     $(110,411)     $    (479,673) $  (2,269,957) $   (57,954) $ (1,526,990)
 Adjustments to
  reconcile net loss to
  cash provided by (used
  in) operating
  activities:
  Depreciation and
   amortization.........        57,428            989,936      6,326,323      504,024     5,802,052
  Minority interest in
   net earnings of
   subsidiaries.........                          184,897        177,313       80,374        79,379
  Amortization of
   deferred financing
   costs................                                         187,910       39,589        81,268
  Provision for losses
   on accounts
   receivable...........                           47,044        124,350        9,000       109,478
  Extraordinary loss,
   net..................                                         693,812
  Deferred income
   taxes................                          108,715        146,529     (173,851)      (30,274)
  Changes in assets and
   liabilities, net of
   acquisitions:
    Accounts
     receivable.........       (37,167)          (246,867)    (3,155,831)     (52,178)   (2,620,972)
    Unbilled
     receivables........                                                                 (3,028,378)
    Prepaid and other
     current assets.....       (54,499)          (226,814)       158,897       72,631      (212,809)
    Accounts payable and
     accrued expenses...        93,860          1,580,284      5,096,378     (169,015)   (1,426,686)
    Accrued interest....                                         913,624                  1,235,042
    Unearned income.....                          252,789      1,499,459      (36,353)     (198,073)
    Other long-term
     liabilities........                           18,950         13,800                       (200)
                             ---------      -------------  -------------  -----------  ------------
  Cash provided by (used
   in) operating
   activities...........       (50,789)         2,229,261      9,912,607      216,267    (1,737,163)
                             ---------      -------------  -------------  -----------  ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Payments for purchase
   of property and
   equipment and
   construction.........                                     (20,614,412)  (3,086,725)  (12,690,475)
  Payments for
   acquisitions.........                                    (184,075,851)               (71,068,578)
  Advances of notes
   receivable...........                                     (10,961,416)                (6,000,000)
  Repayment of notes
   receivable...........                                                                  2,000,000
  Deposits and other
   long-term assets.....                                      (1,131,247)    (259,332)   (4,076,296)
                                                           -------------  -----------  ------------
  Cash used for
   investing
   activities...........                                    (216,782,926)  (3,346,057)  (91,835,349)
                                                           -------------  -----------  ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Borrowings under
   credit facility......                        2,500,000    151,000,000                 67,000,000
  Repayment of credit
   facility.............                                     (65,000,000)
  Borrowings under other
   notes payable........                          231,115
  Repayments of other
   notes payable........                         (106,697)      (358,598)     (28,521)      (26,831)
  Net proceeds from
   private placement
   equity offering......                                                                 30,023,237
  Contributions from
   Parent...............       242,215          2,548,557    143,073,631    2,543,171    28,684,995
  Cash transfers to
   Parent...............      (179,426)        (4,866,226)   (16,650,000)               (29,800,000)
  Distributions to
   minority interest....                         (174,650)      (419,160)    (104,790)     (104,791)
  Additions to deferred
   financing costs......                                      (2,553,414)
                             ---------      -------------  -------------  -----------  ------------
  Cash provided by
   financing
   activities...........        62,789            132,099    209,092,459    2,409,860    95,776,610
                             ---------      -------------  -------------  -----------  ------------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............        12,000          2,361,360      2,222,140     (719,930)    2,204,098
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF PERIOD..............                           12,000      2,373,360    2,373,360     4,595,500
                             ---------      -------------  -------------  -----------  ------------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD.................     $  12,000      $   2,373,360  $   4,595,500  $ 1,653,430  $  6,799,598
                             =========      =============  =============  ===========  ============

                See notes to consolidated financial statements.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Corporate Structure--American Tower Systems Corporation and subsidiaries (collectively, ATS or the Company) is a majority owned subsidiary of American Radio Systems Corporation (ARS, American Radio or the Parent). American Tower Systems (Delaware), Inc. (ATSI) is a wholly-owned subsidiary of ATS and one of the two operating subsidiaries of ATS. American Tower systems, L.P. (ATSLP), is an indirect wholly-owned subsidiary of ATS, which conducts all of the business of ATS other than that conducted by ATSI. ATSI and ATSLP are collectively referred to as the Operating Subsidiaries.

  The Company was incorporated on July 17, 1995 (Incorporation) for the purpose of acquiring, developing, marketing, managing and operating wireless communications tower sites throughout the United States, for use by wireless communications providers and television and radio broadcasters.

  ATS's primary business is the leasing of antennae sites on multi-tenant towers for a diverse range of wireless communications industries, including personal communications services (PCS), cellular, paging, specialized mobile radio, enhanced specialized mobile radio (ESMR) and fixed microwave, as well as radio and television broadcasters. ATS also offers its customers a broad range of network development services, including network design, site acquisition, zoning and other regulatory approvals, site construction and antennae installation. ATS intends to expand these services and to capitalize on its relationships with its wireless customers through major built to suit construction projects. ATS is also engaged in the video, voice and data transmission business, which it currently conducts in the New York City to Washington, D.C. corridor and in Texas.

  As of December 31, 1997, the Company owned and/or operated approximately 670 wireless communication sites, principally in the Northeast and Mid-Atlantic regions, Florida and California. As of March 31, 1998, the Company owned and/or operated approximately 880 wireless communication sites.

  Interim Financial Information--The unaudited financial statements for the three months ended March 31, 1997 and 1998 are presented for comparative purposes only and have been prepared on a basis substantially consistent with that of the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments, which are of a normal and recurring nature, considered necessary for a fair presentation. Operating results for the three-month periods ended March 31, 1997 and 1998 are not necessarily indicative of the results that may be expected for a full year.

  CBS Merger--In September 1997, American Radio entered into a merger agreement as amended and restated in December 1997, as amended (the CBS Merger Agreement) pursuant to which a subsidiary of CBS will be merged (the CBS Merger) into American Radio. As a consequence of the consummation of the CBS Merger, all of the shares of ATS owned by ARS will be distributed to ARS common stockholders and holders of options to acquire ARS Common Stock or upon conversion of shares of ARS 7% Convertible Exchangeable Preferred Stock (the Convertible Preferred Stock). As a consequence of the CBS Merger, ATS will cease to be a subsidiary of, or to be otherwise affiliated with, American Radio and will operate as an independent publicly traded company. Pursuant to the provisions of the CBS Merger Agreement, ATS will enter into an agreement (the ARS-ATS Separation Agreement) with CBS and ARS providing for, among other things, the allocation of certain tax liabilities to ATS, certain closing date adjustments relating to ARS, the lease to ARS by ATS of space on certain towers previously owned by ARS and transferred to ATS, the orderly separation of ARS and ATS, and certain indemnification obligations (including with respect to securities law matters) of ATS.

  ATS's principal obligation is to reimburse CBS on a "make-whole" (after tax) basis for the tax liabilities to be incurred by ARS in excess of $20.0 million attributable to the distribution of the Common Stock to the

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

ARS security holders and certain related transactions. In light of the significant increase in the trading levels of the Class A Common Stock, ATS and CBS have agreed that ARS will treat the distribution on its tax return on a more conservative basis than originally contemplated in order to avoid the possibility of significant interest and penalties for which ATS would be responsible. Based on an estimate of "fair market value" using available information as of March 27, 1998 of $16.00 per share of ATS common stock, the estimated CBS Merger Tax Liability is approximately $173.0 million of which approximately $20.0 million will be borne by ARS and the remaining obligation (approximately $153.0 million) will be paid by ATS. This estimate will increase or decrease depending on changes in the "fair market value" of ATS common stock between March 27, 1998 and the closing date of the CBS Merger. See Note 12 for recent developments and estimates of such liability as of dates subsequent to March 27, 1998. The estimates described above are based on a number of assumptions and interpretations of various applicable income tax rules and are subject to change.

  In connection with an inter-corporate taxable transfer of assets entered into in January 1998 by ATS in contemplation of the separation of ATS and ARS, a portion of the tax with respect to which ATS is obligated to indemnify CBS was incurred. Such transfer resulted in an increase in the tax bases of ATS's assets of approximately $330.0 million. ATS will have potential depreciation and amortization deductions over the next 15 years of $22.0 million per year and recorded a deferred tax asset and corresponding liability due to ARS of approximately $125.0 million to reflect these transactions.

  The CBS Merger has been approved by the stockholders of ARS who held sufficient voting power to approve such action. Consummation of the CBS Merger is subject to, among other things, the approval by the Federal Communications Commission (FCC) of the transfer of control of ARS's FCC licenses with respect to its radio stations to CBS. Subject to the satisfaction of such conditions, the CBS Merger is expected to be consummated in the Spring of 1998.

  The foregoing is a description of the rights and obligations of ARS and ATS in the event the CBS Merger is consummated. Although the ARS-ATS Separation Agreement will be effective and operational if the merger of a subsidiary of ARS in ARS (the Tower Merger) is consummated, in the event the CBS Merger is not subsequently consummated, ARS and ATS have reserved the right to alter the terms of the agreement to provide for a sharing of the rights and obligations in a manner that may be more or less favorable to ATS. Because ARS and ATS believe that the CBS Merger will be consummated, no determination has been made of what the rights and obligations of ARS and ATS should be in the event it were not.

  Principles of Consolidation and Basis of Presentation--The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in affiliates, where ATS owns more than 20 percent of the voting power of the affiliate but not in excess of 50 percent, are accounted for using the equity method. Separate financial information regarding equity method investees is not significant. The Company also consolidates its 50.1% interest and its 70.0% interest in two other tower communications limited liability companies, with the other members' investments reflected as minority interest in subsidiaries in the accompanying consolidated financial statements.

  Through March 31, 1998, ATS effectively operated as a stand-alone entity, with its own corporate staff and headquarters, and received minimal assistance from personnel of the Parent. Accordingly, the accompanying consolidated financial statements do not include any cost allocations from the Parent. However, the consolidated financial statements may not reflect the results of operations or financial position of ATS had it been an independent public company during the periods presented.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates, and such differences could be material to the consolidated financial statements.

  Revenue Recognition--Tower revenues are recognized when earned. Escalation clauses and other incentives present in tower lease agreements with the Company's customers are recognized on a straight-line basis over the term of the leases. Site acquisition and video, voice and data transmission revenues are recognized as such services are provided. Amounts billed or received prior to services being performed are deferred until such time as the revenue is earned.

  Corporate General and Administrative Expense--Corporate general and administrative expense consists of corporate overhead costs not specifically allocable to any of the Company's individual business properties.

  Concentration of Credit Risk--The Company extends credit to customers on an unsecured basis in the normal course of business. The Company has policies governing the extension of credit and collection of amounts due from customers.

  Derivative Financial Instruments--The Company uses derivative financial instruments as a means of managing interest-rate risk associated with current debt or anticipated debt transactions that have a high probability of being executed. The Company's interest rate protection agreements generally consist of interest rate swap agreements and interest rate cap agreements. These instruments are matched with either fixed or variable rate debt, and payments thereon are recorded on a settlement basis as an adjustment to interest expense. Premiums paid to purchase interest rate cap agreements are amortized as an adjustment of interest expense over the life of the contract. Derivative financial instruments are not held for trading purposes. (See Note 4).

  Cash and Cash Equivalents--Cash and cash equivalents include cash on hand, demand deposits and short-term investments with remaining maturities when purchased of three months or less.

  Property and Equipment and Unallocated Purchase Price--Property and equipment are recorded at cost, or at estimated fair value in the case of acquired properties. Cost includes expenditures for communications sites and related assets and the net amount of interest cost associated with significant capital additions. Approximately $120,000, $458,000 and $319,000 of interest was capitalized for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998, respectively. No interest was capitalized for the three months ended March 31, 1997. Depreciation is provided using the straight-line method over estimated useful lives ranging from three to fifteen years.

  The excess of purchase price over the estimated fair value of net assets acquired has been preliminarily recorded as unallocated purchase price and is being amortized over an estimated aggregate useful life of fifteen years using the straight-line method. Accumulated amortization aggregated approximately $356,000, $3,726,000 and $7,025,000 at December 31, 1996 and 1997 and March
31, 1998, respectively. The consolidated financial statements reflect the preliminary allocation of certain purchase prices as the appraisals for some acquisitions have not yet been finalized. The Company is currently conducting studies to determine the purchase price allocations and expects that upon final allocation, the average estimated useful life will approximate fifteen years. The final allocation of purchase price is not expected to have a material effect on the Company's consolidated results of operations, liquidity or financial position.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


  Intangible Assets--Intangible assets are being amortized on a straight-line basis over their estimated useful lives, ranging from five to eight years. Other intangible assets consist principally of a noncompetition agreement, deferred financing costs and deferred acquisition costs. Deferred private placement fees were reclassified to additional paid-in capital upon consummation of the ATS Stock Purchase Agreement and Tower Separation fees will be reclassified to additional paid-in capital upon consummation of the related transaction. (See Note 3).

  Notes Receivable--In connection with the acquisition of OPM-USA-INC. (OPM) and the acquisition of Gearon & Co. Inc. (Gearon) described in Note 9, the Company entered into certain note agreements prior to consummation of these acquisitions. The Company agreed to advance OPM an amount not to exceed $37.0 million, of which approximately $5.7 million (excluding accrued interest) was advanced as of December 31, 1997. The note bore interest at prime rate plus 3%, was unsecured and was settled upon closing of the OPM acquisition.

  The Company agreed to advance Gearon an amount not to exceed $10.0 million prior to closing, of which the maximum amount was advanced. The note bore interest at approximately 7.25%, was unsecured and was settled upon closing of the Gearon acquisition.

  Income Taxes--Deferred taxes are provided to reflect temporary differences in basis between book and tax assets and liabilities, and net operating loss carryforwards. Deferred tax assets and liabilities are measured using currently enacted tax rates. The Company provides for income taxes at the end of each interim period based on the estimated effective tax rate for the full fiscal year for each tax reporting corporate entity. Cumulative adjustments to the tax benefit (provision) are recorded in the interim period in which a change in the estimated annual effective rate is determined. Through January 1998, the Company participated in a tax sharing agreement with ARS. The tax sharing agreement was terminated in connection with the corporate restructuring, pursuant to which the Company and its subsidiaries will now prepare and file income tax returns on a separate consolidated basis. Under the tax sharing agreement, there were no significant differences between the tax benefit (provision) recorded and the amounts measured on a separate return basis. (See Note 7).

  Pro Forma Loss Per Common Share--Pro forma loss per common share is computed using the number of shares of common stock expected to be outstanding upon consummation of the CBS Merger. These shares include shares issued pursuant to the stock purchase agreement described in Note 8 and the Gearon acquisition described in Note 11 and also includes shares of ATS common stock issuable upon exercise of ARS options (each ARS option in effect represents the right to receive $44 in cash and one ATS share; such exercise is expected to occur upon closing). Shares issuable upon exercise of ATS and ATSI options have been excluded from the computation as the effect is anti-dilutive. Had ATS and ATSI options been included in the computation, shares for diluted computation would have been increased by approximately 7.0 million.

  Impairment of Long-Lived Assets--Recoverability of long-lived assets is determined by periodically comparing the forecasted undiscounted net cash flows of the operations to which the assets relate to the carrying amount, including associated intangible assets of such operations. Through March 31, 1998, no impairments requiring adjustment have occurred.

  Stock-Based Compensation--Compensation related to equity grants or awards to employees is measured using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25. (See Note 8).

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


  Fair Value of Financial Instruments--The Company believes that the carrying value of all financial instruments, excluding the interest rate protection agreements, is a reasonable estimate of fair value as of December 31, 1996 and 1997 and March 31, 1998. The fair value of the interest rate protection agreements are obtained from independent market quotes. These values represent the amount the Company would receive or pay to terminate the agreements taking into consideration current market interest rates. The Company would expect to pay approximately $97,000 and $90,000 to settle these agreements at December 31, 1997 and March 31, 1998, respectively. There were no interest rate protection agreements at December 31, 1996. (See Note 4).

  Retirement Plan--Employees of the Company are eligible for participation in a 401(k) plan sponsored by ARS, subject to certain minimum age and length-of-employment requirements. Administrative expenses of the plan are borne by ARS and are not significant to ATS. Under the plan, the Company matches 30% of the participants' contributions up to 5% of compensation. The Company contributed approximately $6,000, $16,800, $3,900 and $2,100 for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998, respectively. The Company's contributions for the period from Incorporation to December 31, 1995 were not material.

  Recent Accounting Pronouncements--In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards
(FAS) No. 130, "Reporting Comprehensive Income," which became effective for the Company for periods beginning after December 15, 1997. FAS No. 130 establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. FAS No. 130 requires that a company (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company has adopted this statement in the first quarter of 1998. Comprehensive income does not differ from net income.

  In June 1997, the FASB released FAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" (FAS 131). FAS 131 establishes standards for the Company for reporting information about the operating segments in its annual report and interim reports. ATS will adopt this standard for its full year 1998 financial information.

  In February 1998, the FASB released FAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" (FAS 132), which ATS will be required to adopt in 1998. FAS 132 will require additional disclosure concerning changes in ATS's pension obligations and assets and eliminates certain other disclosures no longer considered useful. Adoption of this standard will have no effect on reported consolidated results of operations or financial position.

  Reclassifications--Certain reclassifications have been made to the 1995, 1996 and 1997 financial statements to conform with the 1998 presentation.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


2. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following:

                                             DECEMBER 31,
                                       -------------------------   MARCH 31,
                                          1996          1997          1998
                                       -----------  ------------  ------------
Land and improvements................  $ 4,081,011  $ 17,955,568  $ 20,125,743
Buildings and improvements...........                 17,731,874    27,018,019
Towers...............................   11,473,259    48,315,930    70,508,844
Technical equipment..................       53,124     3,624,239     4,091,430
Transmitter equipment................       13,550    18,211,996    18,381,479
Office equipment, furniture, fixtures
 and other equipment.................      317,025     4,076,212     5,400,115
Construction in progress.............    4,276,410    10,641,639    16,840,669
                                       -----------  ------------  ------------
    Total............................   20,214,379   120,557,458   162,366,299
Less accumulated depreciation and am-
 ortization..........................     (504,856)   (2,939,682)   (5,539,289)
                                       -----------  ------------  ------------
Property and equipment, net..........  $19,709,523  $117,617,776  $156,827,010
                                       ===========  ============  ============

3. OTHER INTANGIBLE ASSETS

  Other intangible assets consisted of the following:

                                                DECEMBER 31,
                                            ----------------------   MARCH 31,
                                               1996        1997        1998
                                            ----------  ----------  -----------
Non-compete agreement......................             $5,530,000  $ 5,530,000
Deferred financing costs................... $1,255,474   2,519,312    2,519,312
Deferred acquisition costs.................     93,965     438,238      446,603
Deferred private placement fees............                546,023
Other......................................                100,923      228,680
                                            ----------  ----------  -----------
   Total...................................  1,349,439   9,134,496    8,724,595
Less accumulated amortization..............    (13,078)   (710,090)  (1,067,858)
                                            ----------  ----------  -----------
Other intangible assets, net............... $1,336,361  $8,424,406  $ 7,656,737
                                            ==========  ==========  ===========

4. FINANCING ARRANGEMENTS

  Outstanding amounts under the Company's long-term financing arrangements consisted of the following:

                                               DECEMBER 31,
                                          -----------------------   MARCH 31,
                                             1996        1997          1998
                                          ----------  -----------  ------------
Loan Agreement........................... $2,500,000  $88,500,000   155,500,000
Note payable--other......................  1,557,701    1,466,854     1,442,983
Other obligations........................    477,557      209,806       206,846
                                          ----------  -----------  ------------
Total....................................  4,535,258   90,176,660   157,149,829
Less current portion.....................   (117,362)    (110,391)     (112,409)
                                          ----------  -----------  ------------
Long-term debt........................... $4,417,896  $90,066,269  $157,037,420
                                          ==========  ===========  ============

  Loan Agreements--In October 1997, ATSI entered into a new loan agreement with a syndicate of banks (the Loan Agreement), which replaced the previously existing credit agreement. All amounts outstanding under the previous agreement were repaid with proceeds from the Loan Agreement. In connection with the inter-

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

corporate transfer of assets described in Note 1, the Loan Agreement was amended in January 1998 to make the Operating Subsidiaries jointly and severally liable as co-borrowers. The following discussion, with the exception of the information regarding interest rates and availability under the agreements, is based on the terms and conditions of the Loan Agreement. Collectively, the previous loan agreement and the 1997 Loan Agreement (as amended and restated on December 31, 1997, in January 1998 and March 27, 1998) are referred to as the Loan Agreements.

  The Loan Agreement provides the Operating Subsidiaries with a $250.0 million loan commitment based on the maintenance of certain operational ratios, and an additional $150.0 million loan at the discretion of the Operating Subsidiaries. The Loan Agreement may be borrowed, repaid and reborrowed without reducing the availability until June 2005 except as specified in the Loan Agreement; thereafter, availability decreases in an amount equal to 50% of excess cash flow, as defined in the Loan Agreement, for the fiscal year immediately preceding the calculation date. In addition, the Loan Agreement requires commitment reductions in the event of sale of ATSI's common stock or debt instruments, and/or permitted asset sales, as defined in the Loan Agreement.

  Outstanding amounts under the Loan Agreements bear interest at either LIBOR (5.78%, 5.90% and 5.69% as of December 31, 1996 and 1997 and March 31, 1998,
respectively) plus 1.0% to 2.25% or Base Rate, as defined in the Loan Agreements, plus 0.00% to 1.00%. The spread over LIBOR and the Base Rate varies from time to time, depending upon ATSI's financial leverage. Under certain circumstances, ATSI may request that rates be fixed or capped. For the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998, the weighted average interest rate of the Loan Agreements was 8.75%, 7.4% and 7.34%, respectively.

  There was $62.5 million, $32.7 million and $108.5 million available under the Loan Agreements at December 31, 1996 and 1997 and March 31, 1998, respectively. ATSI pays quarterly commitment fees ranging from .375% to .50%, based on ATSI's financial leverage and the unused portion of the aggregated commitment. Commitment fees paid related to the Loan Agreements aggregated approximately $24,000, $416,000 and $81,000 for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997, respectively. No commitment fees were paid during the three months ended March 31, 1998.

  The Loan Agreement contains certain financial and operational covenants and other restrictions with which ATSI must comply, whether or not any borrowings are outstanding, including among others, maintenance of certain financial ratios, limitations on acquisitions, additional indebtedness and capital expenditures, as well as restrictions on cash distributions unless certain financial tests are met, and the use of borrowings. The obligations of the Operating Subsidiaries under the Loan Agreement are collateralized by a first priority security interest in substantially all of the assets of the Operating Subsidiaries. ATS and its subsidiaries pledged all of the stock and equity interests of all Restricted Subsidiaries (including the Operating Subsidiaries) to the banks as security for the Operating Subsidiaries' obligations under the Loan Agreement. ATS is in the process of negotiating an amended and restated loan agreement with its senior lenders, pursuant to which the Company expects that the existing maximum borrowing will be increased from $400.0 million to $900.0 million, subject to compliance with certain financial ratios, and ATS (the Parent) will be able to borrow an additional $150.0 million. In connection with the refinancing, the Company expects to recognize an extraordinary loss of approximately $1.4 million, net of a tax benefit of $0.9 million, during the second quarter of 1998. (See Note 12).

  Following the closing of the Loan Agreement in October 1997, ATSI incurred an extraordinary loss of approximately $1,156,000 (approximately $694,000 net of the applicable income tax benefit) representing the write-off of deferred financing fees associated with the previous agreement.

  Derivative Positions--Under the terms of the Loan Agreement, ATSI is required, under certain conditions, to enter into interest rate protection agreements. There were no such agreements outstanding at December 31,

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

1996. As of December 31, 1997 and March 31, 1998, ATSI maintained a swap agreement, expiring in January 2001, under which the interest rate is fixed with respect to $7.3 million of notional principal amount at approximately 6.4%. ATSI also maintained two cap agreements; one expiring in July 2000, under which the interest rate is fixed with respect to $21.6 million of notional principal amount at approximately 9.5%, and one expiring in November 1999, under which the interest rate is fixed with respect to $7.0 million of notional principal amount at approximately 8.5%. In January 1998, ATS entered into a cap agreement expiring in January 2000, under which the interest rate is fixed with respect $21.5 million of notional principal amount at approximately 8.5%. ATSI's exposure under these agreements is limited to the impact of variable interest rate fluctuations and the periodic settlement of amounts due under these agreements if the other parties fail to perform.

  Note Payable--Other--A limited liability company, which is under majority control of the Company, has a note secured by the minority shareholder's interest in the limited liability company. Interest rates under this note are determined, at the option of the limited liability company, at either the Floating Rate (as defined in the note agreement) or the Federal Home Loan BankBoston rate plus 2.25%. As of December 31, 1996 and 1997 and March 31, 1998, the effective interest rate on borrowings under this note was 8.02%. The note is payable in equal monthly principal payments with interest through 2006.

  Other Obligations--In connection with various acquisitions, the Company assumed certain long-term obligations of the acquired entities. Substantially all of these obligations were repaid during 1997, with the remaining unpaid obligation payable in monthly installments through 2014.

  Future principal payments required under the Company's financing arrangements at December 31, 1997 are approximately:

   Year Ending:
   1998............................................................. $   110,000
   1999.............................................................     119,000
   2000.............................................................     128,000
   2001.............................................................     137,000
   2002.............................................................     148,000
   Thereafter.......................................................  89,535,000
                                                                     -----------
     Total.......................................................... $90,177,000
                                                                     ===========

5. COMMITMENTS AND CONTINGENCIES

  Lease Obligations--The Company leases space for its existing offices in Florida, California, Pennsylvania and Virginia, space on various communications towers and land under operating leases that expire over various terms. The Company also subleases space on communications towers under substantially the same terms and conditions, including cancellation rights, as those found in its own lease contracts. Most leases allow cancellation at will or under certain technical circumstances. Many of the leases also contain renewal options with specified increases in lease payments upon exercise of the renewal option.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


  In connection with the CBS Merger described in Note 1, ATS will assume certain lease obligations with respect to ARS's corporate headquarters in Boston, Massachusetts. Future minimum rental payments under noncancelable leases in effect at December 31, 1997, excluding the assumption of the ARS lease obligations, are approximately as follows:

   Year Ending:
   1998............................................................. $ 3,996,000
   1999.............................................................   3,508,000
   2000.............................................................   3,213,000
   2001.............................................................   2,706,000
   2002.............................................................   1,992,000
   Thereafter.......................................................  10,373,000
                                                                     -----------
     Total.......................................................... $25,788,000
                                                                     ===========

  Aggregate rent expense under operating leases for the period ended December 31, 1995, the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998 approximated $5,000, $420,000, $2,110,000,
$195,000 and $1,813,000 respectively.

  Customer Leases--The Company leases space on its various tower properties (both owned and managed) to customers which typically are for set periods of time, although some leases are cancellable at the customers' option and others are automatically renewed and have no fixed term. Long-term leases typically contain provisions for renewals and specified rent increases over the lease term.

  Future minimum rental receipts expected to be received from customers under noncancelable lease agreements in effect at December 31, 1997 are approximately as follows:

   Year Ending:
   1998............................................................. $21,017,000
   1999.............................................................  16,899,000
   2000.............................................................  14,691,000
   2001.............................................................  12,369,000
   2002.............................................................   8,128,000
   Thereafter.......................................................  26,892,000
                                                                     -----------
     Total.......................................................... $99,996,000
                                                                     ===========

  Tower rental revenues under the Company's sub-leases approximated $468,000, $978,000, $195,000 and $262,000 for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998, respectively.

  Acquisition Commitments--See Notes 9 and 11 for information with respect to acquisitions and related commitments.

  CBS Merger--(See Notes 1 and 12 for recent developments).

  Litigation--The Company periodically becomes involved in various claims and lawsuits that are incidental to its business. In the opinion of management, there are no matters currently pending which would, in the event of an adverse outcome, have a material impact on the Company's consolidated financial position, the results of operations or liquidity.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


6. RELATED PARTY TRANSACTIONS

  The Company received revenues of approximately $70,000, $389,000, $81,000 and $326,000 from ARS for tower rentals at Company-owned sites for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998, respectively.

  ARS has contributed substantially all of the Company's capitalization and had funded substantially all of the 1996 acquisitions and certain 1997 and 1998 acquisitions described in Note 9.

  In January 1998, ARS contributed certain tower sites to the Company (See
Note 9).

  In January 1998, the Company consummated the transactions contemplated by a stock purchase agreement with certain related parties. (See Note 8).

  In December 1997, ARS contributed a tower site and related assets in West Palm Beach, Florida to the Company at ARS's book value, which approximated $50,000.

  In January 1996, ARS contributed a tract of undeveloped land of approximately two acres to the Company. The transfer was recorded at ARS's book value of approximately $425,000.

  In March 1996, ARS contributed approximately 200 acres of undeveloped land to the Company. The transfer was recorded at ARS's book value of approximately $2.3 million.

  In November 1996, the Company transferred a tract of land to ARS. The transfer was recorded at ATS's book value of approximately $1.1 million.

  In December 1996, ARS contributed a tower site and related assets in Peabody, Massachusetts to the Company at ARS's book value, which aggregated approximately $1.1 million.

  In December 1996, ARS contributed a tower site and related assets located in Philadelphia, Pennsylvania, to the Company. These assets were contributed at their initial estimated fair value of approximately $1.5 million, based on a preliminary appraisal. In June 1997, the fair value of the tower site and related assets was determined to be approximately $775,000 based on a final independent appraisal. The net book value carried by ATS was adjusted by approximately $725,000 to reflect the change in estimate. This change in estimate did not have a material effect on the consolidated financial position or the results of operations of ATS.

7. INCOME TAXES

  Effective October 15, 1996, the Company entered into a tax sharing agreement with ARS. In accordance with this agreement, the Company's share of the consolidated federal income tax benefit (liability) is calculated as a portion of ARS's consolidated income tax benefit (liability). Any income tax benefit (provision) attributable to the Company is payable to (due from) ARS. The Company's reported provision or benefit is not significantly different from what would have been recorded on a separate return basis. The tax sharing agreement was terminated in connection with the corporate restructuring described in Note 1, pursuant to which the Company will now prepare and file income tax returns on a separate company basis.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


  The income tax benefit (provision) was comprised of the following:

                                                    PERIOD ENDED DECEMBER 31,
                                                    ---------------------------
                                                     1995     1996      1997
                                                    ------- --------  ---------
   Current:
     Federal....................................... $62,503 $ 53,907  $ 444,236
     State.........................................  10,921    9,418    174,964
   Deferred:
     Federal.......................................          (92,547)  (125,545)
     State.........................................          (16,168)   (20,984)
                                                    ------- --------  ---------
   Income tax benefit (provision).................. $73,424 $(45,390) $ 472,671
                                                    ======= ========  =========

  A reconciliation between the U.S. statutory rate and the effective rate was as follows for the periods presented:

                                                             PERIOD ENDED
                                                             DECEMBER 31,
                                                            ------------------
                                                            1995   1996   1997
                                                            ----   ----   ----
   Statutory tax rate...................................... (34)%  (34)%  (34)%
   State taxes, net of federal benefit.....................  (6)    (6)    (6)
   Nondeductible intangible amortization...................         49     17
   Other...................................................          1
                                                            ---    ---    ---
   Effective tax rate...................................... (40)%   10 %  (23)%
                                                            ===    ===    ===

  Significant components of the Company's deferred tax assets and liabilities were composed of the following as of December 31:

                                                           1996       1997
                                                         ---------  ---------
   Assets:
    Allowances for financial reporting purposes which
     are currently nondeductible--current...............            $  62,560
    Net operating loss carryforwards.................... $   2,071
    Valuation allowances................................    (2,071)
   Liabilities:
    Property and equipment and intangible assets........  (168,125)  (417,628)
    Partnership investments.............................   (77,648)
    Long-term rental agreements.........................   (33,445)
                                                         ---------  ---------
   Net deferred tax liabilities......................... $(279,218) $(355,068)
                                                         =========  =========

8. STOCKHOLDERS' EQUITY


  Recapitalization--In November 1997, the Company restated its certificate of incorporation to increase the aggregate number of shares of all classes of stock which it is authorized to issue to 280,000,000 shares as follows:
20,000,000 shares of preferred stock $.01 par value per share, 260,000,000 shares of common stock $.01 par value per share, of which 200,000,000 is Class A, 50,000,000 is Class B and 10,000,000 is Class C. The Class A and B entitles the holder to one and ten votes, respectively, per share. The Class C is non-voting.

  In addition, at that time, the Company effected a recapitalization, pursuant to which each share of the Company's existing common stock was cancelled and the Company was recapitalized with 29,667,883 shares of Class A common stock, 4,670,626 shares of Class B common stock and 1,295,518 shares of Class C common stock.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


  ATS Stock Purchase Agreement--On January 22, 1998, the Company consummated the transactions contemplated by the stock purchase agreement (the ATS Stock Purchase Agreement), dated as of January 8, 1998, with Steven B. Dodge, Chairman of the Board, President and Chief Executive Officer of ARS and ATS, and certain other officers and directors of ARS (or their affiliates or family members or family trusts), pursuant to which those persons purchased
8.0 million shares of ATS Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $80.0 million, including 4.0 million shares by Mr. Dodge for $40.0 million. Payment of the purchase price was in the form of cash aggregating approximately $30.6 million and in the form of notes aggregating approximately $49.4 million due on the earlier of the consummation of the CBS Merger or, in the event the CBS Merger Agreement is terminated, December 31, 2000. The notes bear interest at the six-month London Interbank Rate, as measured from time to time, plus 1.5% per annum, and are secured by shares of ARS Common Stock having a fair market value of not less than 175% of the principal amount of and accrued and unpaid interest on the note. The notes are prepayable at any time at the option of the debtor and will be due and payable, at the option of the Company, in the event of certain defaults as described in the notes.

  Stock Option Plans--In November 1997, the Company instituted the 1997 Stock Option Plan, as amended and restated in April 1998, (the Plan) which provides for the granting of options to employees and directors to acquire up to 15,000,000 shares of ATS Class A and Class B Common Stock. The Plan is expected to be amended in connection with the ATC Merger, described in Note 11, to limit future grants to Class A Common Stock. No options were granted under the Plan during 1997. In January 1998, the Company granted 2,911,300 options at an exercise price of $10 per share to employees and directors of ATS and subsequently granted 1,400,000 options at an exercise price of $13 per share to employees of an acquired company. (See Note 9).

  ATSI also has a stock option plan which provides for the granting of options to employees to acquire up to 1,000,000 shares of the common stock of ATSI, of which options to purchase an aggregate of 682,000 shares have been issued. In addition, approximately 599,000 options to purchase shares of ARS Common Stock held by current and future employees of ATS may be exchanged for ATS options. The ATSI options will be exchanged for ATS options and the ARS options may be exchanged in a manner that will preserve the spread in such options between the option exercise price and the fair market value of the stock subject thereto and the ratio of the spread to the exercise price prior to such conversion. These ARS options are expected to be exchanged, at least in part, into options to acquire stock of ATS, as part of the CBS Merger.

  Exercise prices in the case of incentive stock options are not less than the fair value of the underlying common stock on the date of grant. Exercise prices in the case of non-qualified stock options are set at the discretion of the Board of Directors. Options vest ratably over various periods, generally five years, commencing one year from the date of grant. There have been no option grants at exercise prices less than fair value.

  The following table summarizes the ATSI option activity for the periods presented:

                                                                    WEIGHTED
                                           EXERCISE     NUMBER      AVERAGE
                                             PRICE     CURRENTLY   REMAINING
                                 OPTIONS   PER SHARE  EXERCISABLE LIFE (YEARS)
                                 -------  ----------- ----------- ------------
Granted during 1996 and
 outstanding at December 31,
 1996........................... 550,000        $5.00   160,000       8.71
Granted......................... 172,000  $7.50-$8.00                 9.24
Cancelled....................... (40,000)       $5.00
                                 -------  -----------   -------       ----
Outstanding as of December 31,
 1997........................... 682,000                160,000       8.89
                                 =======                =======       ====

  As described in Note 1, the intrinsic value method is used to determine compensation associated with stock option grants. No compensation cost has been recognized to date for grants under the Plan. Had compensation

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1996 and 1997 consistent with the provisions of FAS 123, the Company's net loss would have been approximately $568,000 and approximately $2,492,000 for the years ended December 31, 1996 and 1997, respectively. Pro forma basic and diluted net loss per common share would have been approximately $(0.05) for the year ended December 31, 1997.

  The "fair value" of each option grant is estimated on the date of grant using the minimum value method based on the following key assumptions: risk-free interest rate of 6.3% and expected lives of 5 years. In accordance with the provisions of FAS 123, since the Company's stock is not publicly traded, expected volatility in stock price has been omitted in determining the fair value for options granted.

9. ACQUISITIONS

 1998 Acquisitions

  In January 1998, the Company consummated an agreement to acquire all of the outstanding stock of Gearon & Co. Inc. (Gearon), a company based in Atlanta, Georgia, for an aggregate purchase price of approximately $80.0 million. The purchase price consisted of approximately $32.0 million in cash and assumed liabilities and the issuance of approximately 5.3 million shares of Class A Common Stock. Gearon is engaged in site acquisition, development, construction and facility management of wireless network communications facilities on behalf of its customers and owned or had under construction approximately 40 tower sites. Following consummation, the Company granted options to acquire up to 1,400,000 shares of Class A Common Stock at an exercise price of $13.00 to employees at Gearon.

  In January 1998, the Company consummated the acquisition of OPM-USA-Inc.
(OPM), a company which owned approximately 90 towers at the time acquisition. In addition, OPM is in the process of developing an additional 160 towers that are expected to be constructed during the next 12 to 18 months. The purchase price, which is variable and based on the number of towers completed and the forward cash flow of the completed OPM towers, could aggregate up to $105.0 million, of which approximately $21.3 million was paid at the closing. The company had also agreed to provide the financing to OPM to enable it to construct the 160 towers in an aggregate amount not to exceed $37.0 million (less advances as of consummation aggregating approximately $5.7 million, excluding accrued interest).

  In January 1998, the company consummated the acquisition of a communications site with six towers in Tuscon, Arizona for approximately $12.3 million.

  In January 1998, the Company consummated the acquisition of a tower near Palm Springs, California for approximately $0.75 million.

  In January 1998, ARS transferred to ATS 14 communications sites currently used by ARS and various third parties (with an ARS net book value of approximately $4.7 million), and ARS and ATS entered into leases or subleases of space on the transferred towers. Two additional communications sites will be transferred and leases entered into following acquisition by ARS of the sites from third parties.

  In February 1998, the company acquired 11 communications tower sites in northern California for approximately $11.8 million.

  In March 1998, the Company acquired a tower in Sacramento, California for approximately $1.2 million.

 1997 Acquisitions

  In December 1997, the Company consummated the acquisition of a tower site in Northern California for approximately $2.0 million.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


  In October 1997, the Company acquired two affiliated entities operating approximately 110 tower sites and a tower site management business located principally in northern California for approximately $45.0 million. In connection therewith, the Company had also agreed to loan up to $1.4 million to the sellers on an unsecured basis, of which approximately $0.26 million had been advanced and was repaid at closing.

  In October 1997, the Company acquired tower sites and certain video, voice and data transport operations for approximately $70.25 million. The acquired business owned or leased approximately 128 tower sites, principally in the Mid-Atlantic region, with the remainder in California and Texas.

  In September 1997, the Company acquired nine tower sites in Massachusetts and Rhode Island for approximately $7.2 million and land in Oklahoma for approximately $0.6 million.

  In August 1997, the Company acquired six tower sites in Connecticut and Rhode Island for approximately $1.5 million.

  In July 1997, the Company, in individual transactions, acquired the following:

    (i) the assets of three affiliated entities which owned and operated approximately fifty towers and a tower site management business in southern California for an aggregate purchase price of approximately $33.5 million;

    (ii) the assets of one tower site in Washington, D.C. for approximately $0.9 million;

    (iii) the assets of six tower sites in Pennsylvania for approximately $0.3 million and

    (iv) the rights to build five tower sites in Maryland for approximately $0.5 million.

  In May 1997, the Company acquired 21 tower sites and a tower site management business in Georgia, North Carolina and South Carolina for approximately $5.4 million. The agreement also provides for additional payments by the Company if the seller is able to arrange for the purchase or management of tower sites presently owned by an unaffiliated public utility in South Carolina, which payments could aggregate up to approximately $1.2 million; management believes that it is unlikely that any such arrangement will be entered into.

  In May 1997, the Company acquired the assets of two affiliated companies engaged in the site acquisition business in various locations in the United States for approximately $13.0 million.

  In May 1997, the Company and an unaffiliated party formed a limited liability company to own and operate communication towers which will be constructed on over 50 tower sites in northern California. The Company advanced approximately $0.8 million to this entity and currently owns a 70% interest in the entity, with the remaining 30% owned by an unaffiliated party. The Company is obligated to provide additional financing for the construction of these and any additional towers it may approve; the obligation for such 50 tower sites is estimated to be approximately $5.3 million. The accounts of the limited liability company are included in the consolidated financial statements with the other party's investment reflected as minority interest in subsidiary.

  In May 1997, the Company acquired three tower sites in Massachusetts for approximately $0.26 million.

 1996 Acquisitions

  In February 1996, the Company acquired Skyline Communications and Skyline Antenna Management in exchange for an aggregate of 26,989 shares of ARS Class A Common Stock, having a fair value of approximately $774,000, $2.2 million in cash, and the assumption of approximately $300,000 of long-term debt which was paid at closing. Skyline Communications owned eight towers, six of which are in West Virginia and

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

the remaining two in northern Virginia. Skyline Antenna Management managed more than 200 antenna sites, primarily in the northeast region of the United States.

  In April 1996, the Company acquired BDS Communications, Inc. and BRIDAN Communications Corporation for 257,495 shares of ARS Class A common stock having a fair value of approximately $7.4 million and $1.9 million in cash of which approximately $1.5 million was paid at closing. BDS Communications owned three towers in Pennsylvania and BRIDAN Communications managed or had sublease agreements on approximately forty tower sites located throughout the mid-Atlantic region.

  In July 1996, the Company entered into a limited liability company agreement with an unaffiliated party relating to the ownership and operation of a tower site in Needham, Massachusetts, whereby the Company acquired a 50.1% interest in the corporation for approximately $3.8 million in cash. The accounts of the limited liability company are included in the consolidated financial statements with the other party's investment reflected as minority interest in subsidiary.

  In October 1996, the Company acquired the assets of tower sites in Hampton, Virginia and North Stonington, Connecticut for approximately $1.4 million and $1.0 million in cash, respectively.

  Substantially all of the 1996 acquisitions were consummated by ARS and the net assets were subsequently contributed to the Company.

  The acquisitions consummated during 1997 and 1996 have been accounted for by the purchase method of accounting. The purchase price has been preliminarily allocated to the assets acquired, principally intangible and tangible assets, and the liabilities assumed based on their estimated fair values at the date of acquisition. The excess of purchase price over the estimated fair value of the net assets acquired has been recorded as unallocated purchase price. The financial statements reflect the preliminary allocation of certain purchase prices as the appraisals of the assets acquired have not been finalized. The Company does not expect any changes in depreciation and amortization as a result of such appraisals to be material to the consolidated results of operations.

  Unaudited Pro Forma Operating Results--The operating results of these acquisitions have been included in the Company's consolidated results of operations from the date of acquisition. The following unaudited pro forma summary presents the consolidated results of operations as if the acquisitions had occurred as of January 1, 1996 after giving effect to certain adjustments, including depreciation and amortization of assets and interest expense on debt incurred to fund the acquisitions. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of January 1, 1996 or results which may occur in the future.

                                                     YEAR ENDED    YEAR ENDED
                                                    DECEMBER 31,  DECEMBER 31,
                                                        1996          1997
                                                    ------------  ------------
   Net revenues.................................... $35,601,000   $44,933,000
   Loss before extraordinary loss.................. (21,716,000)   (8,998,000)
   Net loss........................................ (21,716,000)   (9,692,000)
   Basic and diluted pro forma loss per common
    share..........................................                     (0.20)

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


10. SUPPLEMENTAL CASH FLOW INFORMATION

  Supplemental cash flow information and noncash investing and financing activities are as follows:

                                   YEAR ENDED    YEAR ENDED     THREE MONTHS
                                  DECEMBER 31,  DECEMBER 31,   ENDED MARCH 31,
                                      1996          1997      1997      1998
                                  ------------  ------------ ------- -----------
Supplemental cash flow informa-
 tion:
  Cash paid during the period for
   interest (including amounts
   capitalized).................. $    90,539    $2,398,201  $95,504 $ 1,433,066
  Cash paid during the period for
   income
   taxes.........................                   124,988               19,800
Noncash investing and financing
 activities:
  Property and equipment trans-
   ferred from Parent............  11,103,352        50,000            4,729,047
  Property and equipment trans-
   ferred to
   Parent........................                  (725,000)
  Land transferred to Parent.....  (1,100,000)
  Deferred financing costs paid
   by Parent.....................   1,255,474
  Investment in affiliate paid by
   Parent........................     325,000
  Issuance of common stock for
   acquisition...................                                     48,000,000
  Increase in tax basis and due
   to Parent from corporate re-
   structuring...................                                    125,210,000
  Issuance of notes receivable to
   stockholders..................                                     49,375,000
Details of acquisitions financed
 by Parent:
  Purchase price of net assets
   acquired......................  20,954,401
  Liabilities assumed............  (2,219,637)
  Stock issued by Parent.........  (8,153,312)
                                  -----------
  Cash paid by Parent............  10,581,452
  Less: cash acquired............  (1,600,000)
                                  -----------
  Net cash paid by Parent for ac-
   quisitions.................... $ 8,981,452
                                  ===========

11. OTHER TRANSACTIONS

 Pending Transactions:

  In December 1997, the Company entered into a merger agreement with American Tower Corporation (ATC) pursuant to which ATC will merge with and into ATS (the ATC Merger), which will be the surviving corporation. Pursuant to the merger, ATS expects to issue an aggregate of approximately 30.0 million shares of ATS Class A Common Stock (including shares issuable upon exercise of options to acquire ATC Common Stock which will become options to acquire ATS Class A Common Stock). ATC is engaged in the business of acquiring, developing and leasing wireless communications sites to companies using or providing cellular telephone, paging, microwave and specialized mobile radio services. At December 31, 1997, ATC owned and operated approximately 775 communications towers located in 31 states. Consummation of the transaction is subject to, among other things, the expiration or earlier termination of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (HSR Act) waiting period, and is expected to occur in the Spring of 1998. (See Note 12).

  In January 1998, the Company entered into an agreement to purchase the assets relating to a teleport business serving the Washington, D.C. area for a purchase price of approximately $30.5 million. The facility is

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

located is northern Virginia, inside of the Washington Beltway, on ten acres. Consummation of the transaction is expected to occur in the Spring of 1998. (See Note 12).

  ATS is negotiating certain changes in the ATS/PCS, LLC (formerly Communications Systems Development, LLC) arrangements, including the acquisition by ATS for the 58 communications sites in northern California presently owned by ATS/PCS, LLC in exchange for shares of Class A Common Stock, arrangements with respect to development of communications sites in other locations, a priority return of ATS's construction advances, an increase in the percentage interest of the other member in ATS/PCS, LLC and a management fee to ATS.

  ATS is also negotiating an agreement to acquire a company which is in the process of constructing approximately 40 towers in the Tampa, Florida area, of which seven are presently operational. The purchase price will be equal to the excess of (i) ten times the "Current Run Rate Cash Flow" at the time of closing, over (ii) the principal amount of the secured note referred to below. The purchase price will be payable in shares of Class A Common Stock (valued at market prices shortly prior to closing) and, at the election of the seller, cash in an amount not to exceed 49% of the purchase price. "Current Run Rate Cash Flow" means twelve (12) times the excess of net revenues over the direct operating expenses for the month preceding closing. ATS is obligated to advance construction funds to the seller in an aggregate amount not to exceed $12.0 million in the form of a secured note (guaranteed by the stockholders on a nonrecourse basis and secured by the stock of the seller), of which approximately $1.0 million was advanced through March 31, 1998. The secured note would be payable in the event a definitive acquisition agreement is not executed or if the acquisition were not consummated. Subject to the negotiation and execution of a definitive agreement and to the satisfaction of certain conditions, including, depending on the circumstances, the expiration or earlier termination of the HSR Act waiting period, the acquisition is expected to be consummated in the Spring of 1999.

                             *  *   *   *   *   *


12.EVENTS SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS' REPORT (UNAUDITED)

 CBS Merger Tax Liability:

  Assuming the "fair market value" of ARS' stock interest in ATS was equal to $22 7/16 per share, the last reported sale price of such stock in the "when-issued" market on June 2, 1998, the total estimated tax reimbursement ATS would be required to make would be approximately $305.0 million. Such estimate gives effect to deductions of approximately $90 million, based on such closing price, available to ARS as a consequence of stock option cancellations contemplated by the CBS Merger. The tax reimbursement would change by approximately $20.5 million for each $1.00 change in the "fair market value" of the common stock under the tax reporting position to be followed. The estimates described above are based on a number of assumptions and interpretations of various applicable income tax rules and are subject to change.

  ARS has agreed that it will pursue, for the benefit and at the cost of ATS, a refund claim, attributable to the "make whole" provision, estimated at approximately $85.0 million, based on the assumed "fair market value" set forth above. Any such refund claims will, in fact, be based on the actual amount of tax paid.

 Closing Date Balance Sheet Adjustments:

  The ARS-ATS Separation Agreement provides for closing date balance sheet adjustments based upon the working capital, as defined, and debt levels of ARS. ATS will benefit from or bear the cost of such adjustments.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED) (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

ATS' preliminary estimate of such adjustments is that it will not be required to make a payment of more than $50.0 million and that, in addition, it will be required to reimburse CBS for the tax consequences of any such payment, which could result in additional liability to ATS of approximately $33.0 million (assuming a payment of $50.0 million) under the tax reporting method to be followed and as to which a refund claim will be filed. Since the amounts of working capital and debt are dependent upon the uncertainty, among other things, of recent operating results and cash capital contributions, as well as CBS Merger expenses and the interpretation and intent of certain provisions of the CBS Merger Agreement as to which certain issues between ATS and CBS exist, the ultimate payment will differ from the estimate provided herein and ATS is unable to state definitively what payments will be owed by ATS to CBS.

 Interim Financing Agreement:

  ATS has entered into a stock purchase agreement with respect to a preferred stock financing (the Interim Financing) which provides for the issuance and sale by ATS of up to $400.0 million of redeemable preferred stock (the Interim Preferred Stock). ATS plans to draw on such commitment and sell Interim Preferred Stock to finance its obligations to CBS for the tax reimbursement. Consummation of the Interim Financing is subject to the negotiation and execution of a definitive preferred stock purchase agreement and satisfaction of the closing conditions to be set forth therein. ATS intends to redeem the Interim Preferred Stock, to the extent issued, out of the proceeds of this Offering.

 Acquisitions:

  In April 1998, ATS entered into an agreement to acquire a broadcasting tower in the Boston, Massachusetts area for 720,000 shares of Class A Common Stock. Subject to the satisfaction of certain conditions, the acquisition is expected to be consummated in the second quarter of 1998.

  In May 1997, the Company acquired the assets relating to a teleport business serving the Washington, D.C. area for a purchase price of approximately $30.5 million.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

MicroNet, Inc. and Affiliates and
American Tower Systems, Inc.

  We have audited the accompanying combined statements of net assets of MicroNet, Inc. and affiliates sold to American Tower Systems, Inc. (the "Company") as of December 31, 1996 and October 31, 1997, and the related combined statements of income and cash flows derived from those assets for the year ended December 31, 1996, and the ten months ended October 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such combined financial statements present fairly, in all material respects, the net assets of MicroNet, Inc. and affiliates sold to American Tower Systems, Inc. as of December 31, 1996 and October 31, 1997, and the results of operations related to those assets, and cash flows generated from those assets for the year ended December 31, 1996, and the ten months ended October 31, 1997, in conformity with generally accepted accounting principles.

  The accompanying combined financial statements have been prepared from the separate records maintained by the Company and may not be indicative of the conditions that would have existed or the results of operations had the net assets sold been operated as an unaffiliated company. Certain expenses represent allocations made by the Company's Parent, and, as discussed in Note A, no provision for income taxes has been made in the combined statements of income derived from the net assets sold.

                                          Pressman Ciocca Smith LLP

Hatboro, Pennsylvania
February 26, 1998

                         MICRONET, INC. AND AFFILIATES

                     COMBINED STATEMENTS OF NET ASSETS SOLD

                     DECEMBER 31, 1996 AND OCTOBER 31, 1997

                                                     DECEMBER 31,  OCTOBER 31,
                                                         1996          1997
                                                     ------------  ------------
ASSETS
Current Assets
  Prepaid expenses.................................. $    301,942  $    465,611
                                                     ------------  ------------
    Total Current Assets............................      301,942       465,611
Property and Equipment..............................   39,564,758    40,329,382
  Less accumulated depreciation.....................  (22,486,975)  (24,513,888)
                                                     ------------  ------------
                                                       17,077,783    15,815,494
Goodwill, net of amortization.......................    4,120,276     3,691,081
Intangible Assets, net of amortization..............      902,227       742,047
Other Assets........................................      183,087        70,354
                                                     ------------  ------------
                                                     $ 22,585,315  $ 20,784,587
                                                     ============  ============
LIABILITIES AND NET ASSETS TO BE SOLD
Current Liabilities
  Customer service prepayments...................... $    459,638  $    307,961
                                                     ------------  ------------
    Total Current Liabilities.......................      459,638       307,961
Commitments and Contingencies
Net Assets To Be Sold...............................   22,125,677    20,476,626
                                                     ------------  ------------
                                                     $ 22,585,315  $ 20,784,587
                                                     ============  ============


                            See accompanying notes.

                         MICRONET, INC. AND AFFILIATES

           COMBINED STATEMENTS OF INCOME DERIVED FROM NET ASSETS SOLD

      YEAR ENDED DECEMBER 31, 1996, AND TEN MONTHS ENDED OCTOBER 31, 1997

                                                                    TEN MONTHS
                                                       YEAR ENDED      ENDED
                                                        DECEMBER    OCTOBER 31,
                                                        31, 1996       1997
                                                       -----------  -----------
Net Revenues.......................................... $15,058,305  $15,103,459
Operating Expenses
  Service.............................................   5,955,270    5,670,523
  Selling and marketing...............................     488,857      347,475
  General and administrative..........................   3,422,581    2,676,978
  Depreciation........................................   3,199,495    2,034,072
  Amortization........................................     736,025      591,775
                                                       -----------  -----------
                                                        13,802,228   11,320,823
                                                       -----------  -----------
Operating Income......................................   1,256,077    3,782,636
Other Income--Net.....................................      42,904       33,681
                                                       -----------  -----------
Net Income Derived from Net Assets To Be Sold.........   1,298,981    3,816,317
Net Assets To Be Sold, Beginning of Period............  22,563,349   22,125,677
Distributions To Parent...............................  (1,736,653)  (5,465,368)
                                                       -----------  -----------
Net Assets To Be Sold, End of Period.................. $22,125,677  $20,476,626
                                                       ===========  ===========


                            See accompanying notes.

                         MICRONET, INC. AND AFFILIATES

         COMBINED STATEMENTS OF CASH FLOWS DERIVED FROM NET ASSETS SOLD

      YEAR ENDED DECEMBER 31, 1996, AND TEN MONTHS ENDED OCTOBER 31, 1997

                                                                   TEN MONTHS
                                                                     ENDED
                                                      YEAR ENDED    OCTOBER
                                                       DECEMBER       31,
                                                       31, 1996       1997
                                                      -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Income derived from net assets sold.................. $ 1,298,981  $3,816,317
Adjustments to reconcile income derived from net
 assets sold to cash provided by operating
 activities:
  Depreciation and amortization......................   3,935,520   2,625,847
  Loss (gain) on disposal of property and equipment..        (400)      9,062
  Write off assets to net realizable value...........      65,313         --
  Change in assets and liabilities:
    Prepaid expenses.................................     (49,781)   (163,669)
    Other assets.....................................      15,396     112,733
    Customer service prepayments.....................     149,642    (151,677)
                                                      -----------  ----------
CASH PROVIDED BY OPERATING ACTIVITIES................   5,414,671   6,248,613
                                                      -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment...................  (3,678,418)   (783,845)
Increase in intangible assets........................         --       (2,400)
Proceeds from sale of property and equipment.........         400       3,000
                                                      -----------  ----------
CASH USED FOR INVESTING ACTIVITIES...................  (3,678,018)   (783,245)
                                                      -----------  ----------
INCREASE IN CASH AND CASH EQUIVALENTS BEFORE
 ADJUSTMENT..........................................   1,736,653   5,465,368
ADJUSTMENT FOR NET ASSETS NOT SOLD...................  (1,736,653) (5,465,368)
                                                      -----------  ----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS......................................... $       --   $      --
                                                      ===========  ==========


                            See accompanying notes.

                         MICRONET, INC. AND AFFILIATES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                    DECEMBER 31, 1996 AND OCTOBER 31, 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  This summary of significant accounting policies of MicroNet, Inc. and affiliates (the "Company") is presented to assist in understanding its combined financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the combined financial statements.

 Basis of Presentation and Combination

  The accompanying combined statements of net assets sold to American Tower Systems, Inc. ("ATS") are intended to present the assets and liabilities of the Company sold to ATS (the "Net Assets") pursuant to an asset purchase agreement between ATS and Suburban Cable TV Co. Inc. ("Suburban") and the income and cash flows derived from such assets and liabilities. MicroNet is a wholly owned subsidiary of Suburban (the "Company's Parent"), which is a wholly owned subsidiary of Lenfest Communications, Inc. ("LCI"). As of July 8, 1997, the Company agreed to sell substantially all of the operating assets of its communication towers, satellite transmission and microwave video and data signal transmission businesses to ATS for approximately $70.25 million. The accompanying combined statements include 128 operating tower sites of the Company, including 28 tower sites operated by Suburban and other cable TV operating subsidiaries of LCI. The transaction closed as of October 31, 1997.

  The combined financial statements include the accounts of MicroNet, Inc. and those of all wholly owned subsidiaries, excluding the assets, liabilities and results of operations of assets not sold to ATS. The combined financial statements also include the assets, liabilities and results of operations of the 28 tower sites included in the sale that are operated by Suburban and other cable TV operating subsidiaries of LCI.

 Business Activity and Concentrations of Credit Risk

  The Company provides satellite and microwave transmission of video, voice and data communications and tower site rental throughout the United States. The Company grants credit to broadcast and cable networks and cellular and paging companies throughout the nation. Consequently, the Company's ability to collect the amounts due from customers is affected by economic fluctuations in these industries.

 Use of Estimates

  The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates, and such differences could be material to the combined financial statements.

 Property and Equipment

  Property and equipment are stated at cost. For acquired communication networks and facilities, the purchase price has been allocated to net assets on the basis of appraisal reports issued by an independent appraiser. Depreciation is provided using the accelerated and straight-line methods of depreciation for financial reporting purposes at rates based on estimated useful lives ranging from 3 to 33 years.

  Expenditures for renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

                         MICRONET, INC. AND AFFILIATES

 Capitalization of Costs

  All costs properly attributable to capital items, including that portion of employees' compensation allocable to installation, engineering, design, construction and various other capital projects are capitalized.

 Goodwill and Intangible Assets

  Goodwill and intangible assets acquired in connection with the purchases of communications networks and facilities have been valued at acquisition cost on the basis of the allocation of the purchase price on a fair market value basis to net assets as determined by an independent appraiser. Additions to these assets are stated at cost. Intangible assets consist of FCC licenses, organization costs and covenants not to compete. The intangible assets are being amortized on the straight-line method over their legal or estimated useful lives to a maximum of forty (40) years. Goodwill represents the cost of an acquired partnership interest in excess of amounts allocated to specific assets based on their fair market values. Goodwill is amortized on the straight-line method over ten years. In accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ", the Company assesses on an on-going basis the recoverability of intangible assets based on estimates of future undiscounted cash flows for the applicable business acquired compared to net book value. If the future undiscounted cash flow estimate is less than net book value, net book value is then reduced to the undiscounted cash flow estimate. The Company also evaluates the amortization periods of intangible assets to determine whether events or circumstances warrant revised estimates of useful lives. As of October 31, 1997, management believes that no revisions to the remaining useful lives or writedowns of deferred charges are required.

 Revenue Recognition

  The Company bills certain customers in advance; however, revenue is recognized as services are provided. Credit risk is managed by discontinuing services to customers who are delinquent.

 Income Taxes

  The Company, as a participating subsidiary, joins in the filing of a consolidated Federal tax return with LCI. Current and deferred Federal income taxes are allocated among LCI and its consolidated subsidiaries based upon the respective net income (loss) and timing differences of each company. The Company files separate state tax returns. No provision for income taxes has been made in the combined financial statements. Deferred tax assets and liabilities are excluded from net assets sold.

 Advertising

  The Company follows the policy of charging the costs of advertising to expense as incurred.

 Fair Value of Financial Instruments

  The Company believes that the carrying value of all financial instruments is a reasonable estimate of fair value at December 31, 1996 and October 31, 1997.

NOTE B--SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

  ATS did not assume any debt of the Company. There is no interest expense paid reflected in the accompanying financial statements. The Company did not make any income tax payments to LCI.

  In 1996, the Company wrote down $65,313 of property and equipment to net realizable value. (See Note C).

                         MICRONET, INC. AND AFFILIATES

NOTE C--PROPERTY AND EQUIPMENT

  The schedule of property and equipment at December 31, 1996 and October 31, 1997, is as follows:

                                                                   ESTIMATED
                                        DECEMBER 31, OCTOBER 31,  USEFUL LIVES
                                            1996         1997       IN YEARS
                                        ------------ ------------ ------------
   Land................................ $  3,027,303 $  3,027,303
   Building and improvements...........    1,799,553    1,814,012    15-33
   Computer equipment..................      291,002      299,976      5
   Furniture, fixtures and office
    equipment..........................      616,678      619,028      7
   Tower, head-end equipment and
    microwave equipment................   32,289,707   33,025,202     7-15
   Land improvements...................      188,195      206,337     7-15
   Leasehold improvements..............      278,430      278,430     5-15
   Radio equipment.....................        9,360        9,360     5-7
   Test equipment......................      584,458      588,305      7
   Vehicles............................      480,072      461,429     3-5
                                        ------------ ------------
                                        $ 39,564,758 $ 40,329,382
                                        ============ ============

  During 1996, the Company recognized an impairment loss in connection with a failed project to rebuild a tower. The township denied the Company's request to tear-down and rebuild a larger tower on an existing tower site. Legal and engineering costs associated with the project in the amount of $65,313, previously capitalized, were written off. This impairment loss is included in general and administrative expenses in the 1996 combined statement of income.

NOTE D--GOODWILL

  The excess of the purchase price paid over the acquired net assets has been allocated to goodwill. Accumulated amortization at December 31, 1996 and October 31, 1997, was $1,030,069 and $1,459,264, respectively.

NOTE E--INTANGIBLE ASSETS

  A schedule of intangible assets and accumulated amortization at December 31, 1996 and October 31, 1997, is as follows:

                                                    DECEMBER 31, 1996
                                            ----------------------------------
                                                        ACCUMULATED
   DESCRIPTION                                AMOUNT    AMORTIZATION    NET
   -----------                              ----------- ------------ ---------
   FCC licenses............................ $   326,163  $  49,238   $ 276,925
   Organization costs and covenants not to
    compete................................   1,201,174    575,872     625,302
                                            -----------  ---------   ---------
                                            $ 1,527,337  $ 625,110   $ 902,227
                                            ===========  =========   =========
                                                     OCTOBER 31, 1997
                                            ----------------------------------
                                                        ACCUMULATED
   DESCRIPTION                                AMOUNT    AMORTIZATION    NET
   -----------                              ----------- ------------ ---------
   FCC licenses............................ $   326,163  $  56,033   $ 270,130
   Organization costs and covenants not to
    compete................................   1,203,574    731,657     471,917
                                            -----------  ---------   ---------
                                            $ 1,529,737  $ 787,690   $ 742,047
                                            ===========  =========   =========

                         MICRONET, INC. AND AFFILIATES

NOTE F--LEASES

  The Company leases office space from an individual who is a shareholder, chairman of the board and chief executive officer of LCI. The lease began on May 24, 1990, and is classified as an operating lease. The initial lease term assumed by ATS expires October 31, 1998.

  Future minimum lease payments under all non-cancelable operating leases with initial terms of one year or more consisted of the following at October 31, 1997:

                                                            RELATED
      YEAR ENDING DECEMBER 31,                               PARTY     OTHER
      ------------------------                              ------- -----------
        1998............................................... $81,874 $   997,956
        1999...............................................     --      833,947
        2000...............................................     --      784,922
        2001...............................................     --      750,748
        2002...............................................     --      548,683
       Thereafter..........................................     --    1,535,365
                                                            ------- -----------
      Total minimum lease payments......................... $81,874 $ 5,451,621
                                                            ======= ===========

  Rental expense for all operating leases, principally head-end land and building facilities, amounted to $1,149,855 for the year ended December 31, 1996, and $982,484 for the ten months ended October 31, 1997. In addition, the Company made total payments to the related party for office space of $81,874 for the year ended December 31, 1996, and $68,228 for the ten month period ended October 31, 1997.

  In addition to fixed rentals, certain leases require payment of maintenance and real estate taxes and contain escalation provisions based on future adjustments in price indices. It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum operating lease commitments will not be less than the annualized amount shown for the ten months ended October 31, 1997.

NOTE G--LESSOR OPERATING LEASES

  The Company is the lessor of tower and head-end equipment and microwave equipment under operating leases expiring in various years through 2005. Rental income from operating leases amounted to $5,909,260 for the year ended December 31, 1996, and $7,624,515 for the ten months ended October 31, 1997.

  Following is a summary of property held for lease at December 31, 1996 and October 31, 1997:

                                                  DECEMBER 31,  OCTOBER 31,
                                                      1996          1997
                                                  ------------  ------------
      Tower, head-end equipment and microwave
       equipment................................. $ 32,289,707  $ 33,025,202
      Less accumulated depreciation..............  (20,271,612)  (22,049,480)
                                                  ------------  ------------
                                                  $ 12,018,095  $ 10,975,722
                                                  ============  ============

                         MICRONET, INC. AND AFFILIATES

  Minimum future rentals to be received on non-cancelable leases consisted of the following as of October 31, 1997:

      YEAR ENDING OCTOBER 31,
      -----------------------
        1998....................................................... $  7,778,174
        1999.......................................................    5,481,722
        2000.......................................................    4,671,884
        2001.......................................................    3,327,044
        2002.......................................................      831,607
       Thereafter..................................................      299,311
                                                                    ------------
                                                                    $ 22,389,742
                                                                    ============

NOTE H--OTHER INCOME

  The schedules of other income for the year ended December 31, 1996, and ten months ended October 31, 1997, are as follows:

                                                  YEAR ENDED  TEN MONTHS ENDED
                                                 DECEMBER 31,   OCTOBER 31,
                                                     1996           1997
                                                 ------------ ----------------
   Interest income..............................   $ 42,504       $ 42,743
   Gain (loss) on disposal of property and
    equipment...................................        400         (9,062)
                                                   --------       --------
                                                   $ 42,904       $ 33,681
                                                   ========       ========

NOTE I--EMPLOYEE HEALTH BENEFIT PLAN

  As a subsidiary of LCI, the Company participates in the Lenfest Group Employee Health Plan (a trust) in order to provide health insurance for its employees. This trust is organized under Internal Revenue Code Section 501(c)(9)--Voluntary Employee Beneficiary Association (VEBA). Benefits are prefunded by contributions from the Company and all other participating LCI subsidiaries. Insurance expense is recognized as incurred. The Company does not provide postretirement benefits to its employees. Therefore, Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions", does not have an impact on the Company's financial statements.

NOTE J--401(K) PLAN

  LCI provides a 401(k) retirement plan to the employees of its subsidiaries. The Company, as an indirect wholly owned subsidiary, is entitled to participate. The Company matches the entire amount contributed by an eligible employee up to 5% of their salary, subject to regulatory limitations. For the year ended December 31, 1996, the Company matched $112,033 of contributions. For the ten months ended October 31, 1997, the Company matched $90,616.

NOTE K--RELATED PARTY TRANSACTIONS

  The Company does business and generates revenue with subsidiaries of Tele-Communications, Inc. ("TCI"), (a stockholder of LCI, through an indirect, wholly owned subsidiary). The amount of revenues generated was $1,225,000 for the year ended December 31, 1996, and $1,477,000 for the ten months ended October 31, 1997. An additional $69,000 received from TCI was included in customer service prepayments as of December 31, 1996 and October 31, 1997.

                         MICRONET, INC. AND AFFILIATES

  All services provided to related parties were at standard billing rates.

  Certain management services are provided to the Company by Suburban. Such services include legal, tax, treasury, risk management, benefits administration and other support services. Included in selling, general and administrative expenses for the year ended December 31, 1996, and the ten months ended October 31, 1997, were allocated expenses of $108,000 and $90,000, respectively, related to these services. Allocated expenses are based on Suburban's estimate of expenses related to the services provided to the Company in relation to those provided to other affiliates of Suburban. Management believes that these allocations were made on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had the Company contracted directly with third parties. Management has not made a study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been. The fees and expenses charged by Suburban are subject to change.

  The Company entered into a lease agreement with a principal stockholder of LCI (See Note F).

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
 Stockholders of Diablo
 Communications, Inc. (A California
 S Corporation):

  We have audited the accompanying balance sheets of Diablo Communications, Inc. (the "Company"), as of December 31, 1995 and 1996, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
San Francisco, California
November 4, 1997

                          DIABLO COMMUNICATIONS, INC.
                          (A CALIFORNIA S CORPORATION)

                                 BALANCE SHEETS

                                             DECEMBER 31,
                                        ------------------------  SEPTEMBER 30,
                                           1995         1996          1997
                                        -----------  -----------  -------------
                                                                   (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash................................. $   515,896  $   708,434   $  554,201
  Accounts receivable:
    Trade, net of allowance for doubt-
     ful accounts of $10,000 at each
     date..............................     292,971      334,926      398,844
    Affiliates.........................     440,532      560,813    1,231,952
  Prepaid and other current assets.....     242,436      160,678      199,702
                                        -----------  -----------   ----------
      Total current assets.............   1,491,835    1,764,851    2,384,699
PROPERTY AND EQUIPMENT, net............   1,720,423    2,952,926    2,992,593
INVESTMENT IN AFFILIATE................       4,158       10,053        7,757
DEPOSITS AND OTHER ASSETS..............     224,338      182,984      293,617
                                        -----------  -----------   ----------
TOTAL.................................. $ 3,440,754  $ 4,910,814   $5,678,666
                                        ===========  ===========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..................... $   191,258  $   246,579   $  188,624
  Accrued expenses.....................     164,211      232,691      178,000
  Deferred revenue.....................     340,556      364,865      250,056
  Current portion of long-term debt....     303,045      420,875      505,129
                                        -----------  -----------   ----------
      Total current liabilities........     999,070    1,265,010    1,121,809
                                        -----------  -----------   ----------
LONG-TERM DEBT.........................     925,002    1,786,410    1,732,390
                                        -----------  -----------   ----------
COMMITMENTS AND CONTINGENCIES (Note 4)
STOCKHOLDERS' EQUITY:
  Common stock, no par value,
   10,000,000 shares authorized,
   202,000 shares issued and outstand-
   ing.................................   3,465,242    3,465,242    3,465,242
  Accumulated deficit..................  (1,948,560)  (1,605,848)    (640,775)
                                        -----------  -----------   ----------
      Total stockholders' equity.......   1,516,682    1,859,394    2,824,467
                                        -----------  -----------   ----------
TOTAL.................................. $ 3,440,754  $ 4,910,814   $5,678,666
                                        ===========  ===========   ==========

                       See notes to financial statements.

                          DIABLO COMMUNICATIONS, INC.
                          (A CALIFORNIA S CORPORATION)

                              STATEMENTS OF INCOME

                                      YEARS ENDED          NINE MONTHS ENDED
                                     DECEMBER 31,            SEPTEMBER 30,
                                 ----------------------  ----------------------
                                    1995        1996        1996        1997
                                 ----------  ----------  ----------  ----------
                                                              (UNAUDITED)
REVENUES:
  Tower revenues................ $5,925,022  $6,337,292  $4,778,569  $5,878,022
  Sublease revenues--related
   party........................    414,000     365,500     253,500     337,940
  Management fees--related par-
   ty...........................     96,968      97,513      70,531      80,621
  Insurance proceeds............        --      213,000         --          --
                                 ----------  ----------  ----------  ----------
    Total revenues..............  6,435,990   7,013,305   5,102,600   6,296,583
                                 ----------  ----------  ----------  ----------
OPERATING EXPENSES:
  General and administrative....  1,229,313   1,414,136   1,036,774     968,071
  Depreciation and amortiza-
   tion.........................    283,023     416,883     359,184     359,856
  Rent expense..................  1,875,527   2,039,302   1,512,615   1,829,720
  Technical.....................  1,422,267   1,618,722   1,144,103   1,244,912
  Sales and promotional.........    433,443     530,447     393,685     430,846
                                 ----------  ----------  ----------  ----------
    Total operating expenses....  5,243,573   6,019,490   4,446,361   4,833,405
                                 ----------  ----------  ----------  ----------
INCOME FROM OPERATIONS..........  1,192,417     993,815     656,239   1,463,178
OTHER INCOME (EXPENSE), NET.....   (120,388)   (144,257)    (90,335)    133,704
                                 ----------  ----------  ----------  ----------
NET INCOME...................... $1,072,029  $  849,558  $  565,904  $1,596,882
                                 ==========  ==========  ==========  ==========


                       See notes to financial statements.

                          DIABLO COMMUNICATIONS, INC.
                          (A CALIFORNIA S CORPORATION)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                    COMMON STOCK
                               ----------------------
                               OUTSTANDING            ACCUMULATED
                                 SHARES      AMOUNT     DEFICIT       TOTAL
                               ----------- ---------- -----------  -----------
BALANCE, DECEMBER 31, 1994....   202,000   $3,465,242 $(1,689,475) $ 1,775,767
  Cash and noncash
   distributions to
   stockholders...............                         (1,331,114)  (1,331,114)
  Net income..................                          1,072,029    1,072,029
                                 -------   ---------- -----------  -----------
BALANCE, DECEMBER 31, 1995....   202,000    3,465,242  (1,948,560)   1,516,682
  Cash distributions to stock-
   holders....................                           (506,846)    (506,846)
  Net income..................                            849,558      849,558
                                 -------   ---------- -----------  -----------
BALANCE, DECEMBER 31, 1996....   202,000    3,465,242  (1,605,848)   1,859,394
  Cash distributions to stock-
   holders (unaudited)........                           (631,809)    (631,809)
  Net income (unaudited)......       --           --    1,596,882    1,596,882
                                 -------   ---------- -----------  -----------
BALANCE, SEPTEMBER 30, 1997
 (unaudited)..................   202,000   $3,465,242 $  (640,775) $ 2,824,467
                                 =======   ========== ===========  ===========



                       See notes to financial statements.

                          DIABLO COMMUNICATIONS, INC.
                          (A CALIFORNIA S CORPORATION)

                            STATEMENTS OF CASH FLOWS

                                    YEARS ENDED           NINE MONTHS ENDED
                                    DECEMBER 31,            SEPTEMBER 30,
                               -----------------------  ----------------------
                                  1995        1996         1996        1997
                               ----------  -----------  ----------  ----------
                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING AC-
 TIVITIES:
 Net income................... $1,072,029  $   849,558  $  565,904  $1,596,882
 Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Depreciation and amortiza-
   tion.......................    283,023      416,883     359,184     359,856
  Changes in assets and lia-
   bilities:
   Accounts receivable--
    trade.....................   (163,273)     (30,000)   (213,355)    (63,918)
   Accounts receivable--Affil-
    iates.....................   (244,175)    (132,236)    (74,543)   (671,139)
   Prepaid and other current
    assets....................   (178,370)      81,758     (16,395)    (39,024)
   Deposits and other assets..    (37,181)      22,778      65,703    (108,337)
   Accounts payable and ac-
    crued expenses............    115,175      123,801    (265,136)   (112,646)
   Deferred revenue...........     67,287       24,309      69,329    (114,809)
                               ----------  -----------  ----------  ----------
    Net cash provided by oper-
     ating activities.........    914,515    1,356,851     490,691     846,865
                               ----------  -----------  ----------  ----------
CASH FLOW FROM INVESTING
 ACTIVITIES--Purchases of
 property and equipment.......   (948,781)  (1,636,705) (1,219,152)   (399,523)
                               ----------  -----------  ----------  ----------
CASH FLOWS FROM FINANCING AC-
 TIVITIES:
  Long-term borrowings........    500,000    1,250,000   1,250,000     217,075
  Repayments of long-term
   debt.......................    (50,469)    (270,762)   (192,775)   (186,841)
  Cash distributions to stock-
   holders....................   (880,193)    (506,846)   (362,171)   (631,809)
                               ----------  -----------  ----------  ----------
    Net cash provided by (used
     in) financing
     activities...............   (430,662)     472,392     695,054    (601,575)
                               ----------  -----------  ----------  ----------
NET INCREASE (DECREASE) IN
 CASH.........................   (464,928)     192,538     (33,407)   (154,233)
CASH, BEGINNING OF PERIOD.....    980,824      515,896     515,896     708,434
                               ----------  -----------  ----------  ----------
CASH, END OF PERIOD........... $  515,896  $   708,434  $  482,489  $  554,201
                               ==========  ===========  ==========  ==========
SUPPLEMENTAL INFORMATION:
  Cash paid for interest...... $   92,384  $   140,970  $   91,988  $   90,335
  Noncash distribution to
   stockholders...............    450,921          --          --          --

                       See notes to financial statements.

                          DIABLO COMMUNICATIONS, INC.
                         (A CALIFORNIA S CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
                                 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Corporate Structure--Diablo Communications, Inc. (the "Company") is engaged in acquiring, developing and operating communications towers, for use by radio operators as well as other communication related businesses. As of December 31, 1996, the Company owned and/or operated 81 towers and rooftops throughout Northern California.

  Sale of the Company--On October 9, 1997, substantially all of the Company's assets were sold to American Tower Systems, Inc. ("ATS"). ATS also assumed the Company's operating lease agreements and certain of the Company's liabilities on that date. The sale price was approximately $40,000,000. Subsequent to the sale, the Company changed its name and will pursue other business opportunities as Tyris Corporation.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

  Unaudited Interim Information--The financial information with respect to the nine-month periods ended September 30, 1996 and 1997 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such periods. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year.

  Impairment of Long-Lived Assets--In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("FAS 121"). FAS 121 addresses the accounting for the impairment of long-lived assets, certain intangibles and goodwill when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted this statement during 1996 and the impact on the Company's results of operations, liquidity or financial position was not material.

  Property and Equipment--Property and equipment are recorded at cost. Depreciation is provided using the double-declining method over estimated useful lives ranging from 3 to 15 years.

  Investment in Affiliate--The Company owns a 25% interest in New Loma Communications, Inc. which is accounted for using the equity method of accounting.

  Revenue Recognition--Tower and sublease revenues are recognized when earned over the lease terms. Management fee revenues are recognized when earned over the terms of the management contracts. Deferred revenue represents advance payments by customers where related revenue is recognized when services are provided.

  S Corporation Election--The accompanying financial statements do not include any provision for federal or state income taxes since the Company is treated as a partnership under Subchapter S of the Internal Revenue Code and under similar state income tax provisions. Accordingly, income or loss is allocated to the shareholders and included in their tax returns.

  Retirement Plan--Employees of the Company are eligible for participation in a 401-K plan managed by the Company, subject to certain minimum age and length-of-employment requirements. Under the plan, the Company does not match the participants' contributions.

                          DIABLO COMMUNICATIONS, INC.
                         (A CALIFORNIA S CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
 (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
                                 IS UNAUDITED)


2. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following:

                                              DECEMBER 31,
                                          ----------------------  SEPTEMBER 30,
                                             1995        1996         1997
                                          ----------  ----------  -------------
                                                                   (UNAUDITED)
   Land and improvements................  $  674,574  $1,017,949   $1,135,034
   Towers...............................     533,175   1,342,178    1,543,206
   Technical equipment..................     387,451     508,212      510,097
   Office equipment, furniture, fixtures
    and other equipment.................     378,290     478,285      506,172
   Construction in progress.............     209,592     473,163      631,241
                                          ----------  ----------   ----------
     Total..............................   2,183,082   3,819,787    4,325,750
   Less accumulated depreciation and am-
    ortization..........................    (462,659)   (866,861)  (1,333,157)
                                          ----------  ----------   ----------
   Property and equipment, net..........  $1,720,423  $2,952,926   $2,992,593
                                          ==========  ==========   ==========

  Technical and office equipment include assets under capital leases of $285,749, $285,749 and $288,698 at September 30, 1997, December 31, 1996 and
1995, respectively with related accumulated depreciation of $223,980, $199,588 and $167,065, respectively.

3. LONG-TERM DEBT

  Outstanding amounts under the Company's financing arrangements consisted of the following:

                                               DECEMBER 31,
                                           ----------------------  SEPTEMBER 30,
                                              1995        1996         1997
                                           ----------  ----------  -------------
                                                                    (UNAUDITED)
   Advances on bank term loan approved up
    to $1,500,000, varying interest rates
    at 9.44% to 9.85%....................              $1,250,000   $1,250,000
   Notes payable to banks at interest
    rates of prime plus 1.5%.............  $  858,333     658,333      525,000
   Other notes payable to banks..........     212,107     202,302      419,377
   Capital lease obligations.............     157,607      96,650       43,142
                                           ----------  ----------   ----------
     Total...............................   1,228,047   2,207,285    2,237,519
   Less scheduled current maturities.....    (303,045)   (420,875)    (505,129)
                                           ----------  ----------   ----------
   Long-term debt........................  $  925,002  $1,786,410   $1,732,390
                                           ==========  ==========   ==========

  In October 1997, the Company's long-term debt was either assumed by ATS or repaid by the Company with proceeds from the sale of assets to ATS (see Note 1--"Sale of the Company").

                          DIABLO COMMUNICATIONS, INC.
                         (A CALIFORNIA S CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
 (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
                                 IS UNAUDITED)


4. COMMITMENTS AND CONTINGENCIES

  The Company leases various technical and office equipment under capital leases and certain office space and other real property under noncancelable operating leases. Future minimum lease payments under these operating and capital leases are as follows:

                                                            OPERATING  CAPITAL
                                                              LEASES    LEASES
                                                            ---------- --------
   Year ending December 31:
       1997................................................ $  662,260 $ 73,529
       1998................................................    613,607   31,161
       1999................................................    608,642
       2000................................................    567,817
       2001................................................    510,557
       Thereafter..........................................  2,808,872
                                                            ---------- --------
         Total............................................. $5,771,755  104,690
                                                            ==========
   Less interest portion...................................              (8,040)
                                                                       --------
   Present value of minimum lease payments.................            $ 96,650
                                                                       ========

5. RELATED PARTY TRANSACTIONS

  New Loma Communications, Inc., is a corporation in which the Company owns 25% of the outstanding capital stock.

  Drake Industrial Park, Inc. and Diablo Communications of Southern California, Inc. are corporations under common ownership as that of the Company.

  During the nine months ended September 30, 1996 and 1997 and the years ended December 31, 1995 and 1996, the Company received income from New Loma Communications, Inc., as follows:

                                                YEARS ENDED    NINE MONTHS ENDED
                                               DECEMBER 31,      SEPTEMBER 30,
                                             ----------------- -----------------
                                               1995     1996     1996     1997
                                             -------- -------- -------- --------
                                                                  (UNAUDITED)
   Sublease revenues........................ $414,000 $365,500 $253,500 $337,940
   Management services......................   96,968   97,513   70,531   80,621
                                             -------- -------- -------- --------
     Total.................................. $510,968 $463,013 $324,031 $418,561
                                             ======== ======== ======== ========

  The Company had the following accounts receivable from affiliates:

                                                 DECEMBER 31,
                                               ----------------- SEPTEMBER 30,
                                                 1995     1996       1997
                                               -------- -------- -------------
                                                                  (UNAUDITED)
   Diablo Communications of Southern Califor-
    nia, Inc.................................  $391,872 $517,400  $1,214,622
   New Loma Communications...................    48,660   27,859         176
   Drake Industrial Park, Inc................             15,554      17,154
                                               -------- --------  ----------
     Total...................................  $440,532 $560,813  $1,231,952
                                               ======== ========  ==========

                          DIABLO COMMUNICATIONS, INC.
                         (A CALIFORNIA S CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
 (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
                                 IS UNAUDITED)


6. SPIN-OFF OF SOUTHERN CALIFORNIA OPERATION--NONCASH DISTRIBUTION TO
   STOCKHOLDERS

  In order to establish a separate company under which to conduct Southern California business, on September 1, 1995, all of the Company's Southern California communication site leases, customer contracts, affiliated receivables, communication site equipment, vehicles, vehicle obligations, office lease and contracts, and office equipment were distributed to the Company's stockholders at net book value according to their pro rata ownership. The net book value of such distribution was $450,921.

  The Company's 1995 statement of income includes a net loss from the Southern California operations of $318,291 for the eight months ended August 31, 1995.

7. MT. DIABLO COMMUNICATION SITE DAMAGE

  On December 12, 1995, a severe wind destroyed the tower at the Company's Mt. Diablo communication facility. The Company received insurance proceeds totalling approximately $434,000 in 1996. Of these proceeds, $126,000 was capitalized in property and equipment, $213,000 was recorded as revenue and $95,000 was recorded as a reduction of operating expenses.

8. FUTURE LEASE INCOME

  The Company has long-term, non-cancelable agreements under operating leases for license fee income. Future minimum annual lease income at December 31, 1996 is as follows:

       Year ending December 31:
           1997..................................................... $ 3,263,693
           1998.....................................................   2,786,793
           1999.....................................................   1,935,638
           2000.....................................................   1,493,622
           2001.....................................................     964,394
           Thereafter...............................................     593,206
                                                                     -----------
             Total.................................................. $11,037,346
                                                                     ===========

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Diablo Communications of Southern California, Inc.

  We have audited the balance sheets of Diablo Communications of Southern California, Inc. (a California S Corporation) (the "Company") as of December 31, 1995 and December 31, 1996 and the related statements of operations, stockholders' equity and cash flows for the period from September 1, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Diablo Communications of Southern California, Inc. as of December 31, 1995 and December 31, 1996, and the results of its operations and its cash flows for the period from September 1, 1995 (inception) to December 31, 1995 and the year ended December 31, 1996 in conformity with generally accepted accounting principles.

  As emphasized in Note 9 to the financial statements, during October 1997, the Company sold substantially all of its assets to an outside party.

                                          Rooney, Ida, Nolt & Ahern
                                          Certified Public Accountants

Oakland, California
February 7, 1997
October 9, 1997 as to note 9
to the financial statements

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                                 BALANCE SHEETS

                                              DECEMBER 31,
                                          ----------------------  SEPTEMBER 30,
                                            1995        1996          1997
                                          ---------  -----------  -------------
                                                                   (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash................................... $ 204,781  $    61,043   $    15,094
  Accounts receivable, trade.............     7,591       27,245        12,914
  Prepaid expenses.......................     1,272        2,462        24,990
                                          ---------  -----------   -----------
    Total current assets.................   213,644       90,750        52,998
                                          ---------  -----------   -----------
PROPERTY AND EQUIPMENT--net..............   441,105    1,013,434     1,667,418
                                          ---------  -----------   -----------
OTHER ASSETS:
  Prepaid expenses--net..................     2,348        7,970         6,468
  Deposits...............................     6,976       10,776        11,146
                                          ---------  -----------   -----------
    Total other assets...................     9,324       18,746        17,614
                                          ---------  -----------   -----------
TOTAL.................................... $ 664,073  $ 1,122,930   $ 1,738,030
                                          =========  ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIENCY)
CURRENT LIABILITIES:
  Notes and contracts payable............ $ 283,544  $   310,522   $   382,494
  Accounts payable.......................   148,438      447,232     1,242,179
  Customer fees advanced.................     1,707       12,839        17,426
  Accrued liabilities....................     5,419       16,023        11,634
                                          ---------  -----------   -----------
    Total current liabilities............   439,108      786,616     1,653,733
                                          ---------  -----------   -----------
LONG-TERM DEBT...........................    21,139      930,617     1,065,417
                                          ---------  -----------   -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIENCY):
  Common stock, no par value, 10,000,000
   shares authorized, 1,000,000 issued
   and outstanding.......................   450,921      450,921       450,921
  Accumulated deficit....................  (247,095)  (1,045,224)   (1,432,041)
                                          ---------  -----------   -----------
    Total stockholders' equity
     (deficiency)........................   203,826     (594,303)     (981,120)
                                          ---------  -----------   -----------
TOTAL.................................... $ 664,073  $ 1,122,930   $ 1,738,030
                                          =========  ===========   ===========

                       See notes to financial statements.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                            STATEMENT OF OPERATIONS

                              SEPTEMBER 1,                  NINE MONTHS ENDED
                             (INCEPTION) TO  YEAR ENDED       SEPTEMBER 30,
                              DECEMBER 31,  DECEMBER 31, -----------------------
                                  1995          1996        1996        1997
                             -------------- ------------ ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
NET REVENUES...............    $  45,445     $  408,555   $ 251,733   $ 660,195
OPERATING EXPENSES:
  Operating expenses,
   excluding depreciation
   and amortization and
   corporate general and
   administrative
   expenses................       49,488        319,011     196,377     402,945
  Depreciation and
   amortization............        8,459         29,405      22,123      32,886
  Corporate general and
   administrative..........      226,528        776,063     604,853     500,014
                               ---------     ----------   ---------   ---------
    Total operating
     expenses..............      284,475      1,124,479     823,353     935,845
                               ---------     ----------   ---------   ---------
OPERATING LOSS.............     (239,030)      (715,924)   (571,620)   (275,650)
                               ---------     ----------   ---------   ---------
OTHER INCOME (EXPENSES):
  Interest expense.........       (8,656)       (85,911)    (54,096)   (113,643)
  Interest income..........        1,391          4,506       3,461       3,276
                               ---------     ----------   ---------   ---------
    Total other income
     (expenses)............       (7,265)       (81,405)    (50,635)   (110,367)
                               ---------     ----------   ---------   ---------
LOSS FROM OPERATIONS BEFORE
 INCOME TAXES..............     (246,295)      (797,329)   (622,255)   (386,017)
INCOME TAX PROVISION.......          800            800         800         800
                               ---------     ----------   ---------   ---------
NET LOSS...................    $(247,095)    $ (798,129)  $(623,055)  $(386,817)
                               =========     ==========   =========   =========


                       See notes to financial statements.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                        ACCUMULATED
                                           COMMON STOCK   DEFICIT      TOTAL
                                           ------------ -----------  ---------
BALANCES, SEPTEMBER 1, 1995 (inception)...   $450,921   $       -0-  $ 450,921
  Net loss................................                 (247,095)  (247,095)
                                             --------   -----------  ---------
BALANCES, DECEMBER 31, 1995...............    450,921      (247,095)   203,826
  Net loss................................                 (798,129)  (798,129)
                                             --------   -----------  ---------
BALANCES, DECEMBER 31, 1996...............    450,921    (1,045,224)  (594,303)
  Net loss (unaudited)....................                 (386,817)  (386,817)
                                             --------   -----------  ---------
BALANCES, SEPTEMBER 30, 1997..............   $450,921   $(1,432,041) $(981,120)
                                             ========   ===========  =========



                       See notes to financial statements.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                            STATEMENT OF CASH FLOWS

                              SEPTEMBER 1                   NINE MONTHS ENDED
                             (INCEPTION) TO  YEAR ENDED       SEPTEMBER 30,
                              DECEMBER 31,  DECEMBER 31, -----------------------
                                  1995          1996        1996        1997
                             -------------- ------------ ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss..................    $(247,095)    $ (798,129)  $(623,055)  $(386,817)
                               ---------     ----------   ---------   ---------
 Adjustments to reconcile
  net loss to cash used by
  operating activities:
  Depreciation and
   amortization............        8,459         29,405      21,517      32,886
  Changes in assets and
   liabilities:
    Accounts receivable....       (7,591)       (19,654)    (23,386)     14,331
    Prepaid expenses.......       (1,151)        (1,190)     (4,129)    (22,528)
    Deposits...............       (4,096)        (3,800)     (3,800)       (370)
    Accounts payable and
     accrued expenses......      153,857        309,398     119,535     790,558
    Customer fees
     advanced..............        1,707         11,132      (1,707)      4,587
                               ---------     ----------   ---------   ---------
  Total adjustments........      151,185        325,291     108,030     819,464
                               ---------     ----------   ---------   ---------
Cash provided (used) by
 operating activities......      (95,910)      (472,838)   (515,025)    432,647
                               ---------     ----------   ---------   ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Collection on note
   receivable..............       81,310
  Purchase of property and
   equipment...............      (50,449)      (599,856)   (371,191)   (685,368)
  Organization costs.......       (2,516)
  Loan fees................                      (7,500)     (7,500)
                               ---------     ----------   ---------   ---------
Cash provided (used) by
 investing activities......       28,345       (607,356)   (378,691)   (685,368)
                               ---------     ----------   ---------   ---------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Proceeds from debt.......      275,000      1,000,000     750,000     248,751
  Repayment of debt........       (2,654)       (63,544)    (47,523)    (41,979)
                               ---------     ----------   ---------   ---------
Cash provided by financing
 activities................      272,346        936,456     702,477     206,772
                               ---------     ----------   ---------   ---------
INCREASE (DECREASE) IN
 CASH......................      204,781       (143,738)   (191,239)    (45,949)
CASH, BEGINNING OF PERIOD..          -0-        204,781     204,781      61,043
                               ---------     ----------   ---------   ---------
CASH, END OF PERIOD........    $ 204,781     $   61,043   $  13,542   $  15,094
                               =========     ==========   =========   =========

                       See notes to financial statements.

              DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Nature of business:

  The Company develops and operates telecommunications sites in Southern California. The Company has a broad customer base which includes specialized mobile radio companies, paging companies, cellular telephone providers, broadcasters, emergency services, various private and governmental two-way radio users, and other entities with wireless communications needs.

  Revenues are generated primarily from individual license agreements which entitle a customer to use an antenna system or antenna tower space, and to use on-site space in a climate controlled building for their transmitters, receivers, and related equipment.

  For most of its sites, the Company holds a long-term lease interest. As a recognized full service site manager, the Company also manages sites for outside site owners.

 Allowances for doubtful accounts:

  The Company uses the allowance method for accounting for bad debts. An allowance for bad debts has not been provided currently since the Company's bad debt experience indicates that the amount would not be material.

 Leases:

  Leases meeting certain criteria are treated as capital leases requiring related assets and lease obligations to be recorded at their present value in the financial statements. Other leases, not qualifying under these criteria, are treated as operating leases for which rentals are charged to expense.

 S Corporation election:

  The Company has elected, by unanimous consent of its stockholders, to have its income taxed directly to the stockholders. Accordingly, provision for income taxes, except for an $800 minimum state franchise taxes, has not been made. Deferred income taxes have not been recorded because such amounts are immaterial.

 Property and equipment:

  Property and equipment are recorded at cost and depreciation is computed using a combination of straight-line and accelerated methods of accounting over useful lives of 5 to 15 years.

 Organization costs and loan fees:

  Organization costs and loan fees are amortized using the straight-line method of accounting over 5 years.

 Unaudited interim financial information:

  In the opinion of management, the financial statements for the unaudited periods presented include all adjustments necessary for a fair presentation in accordance with generally accepted accounting principles, consisting solely of normal recurring accruals and adjustments. The results of operations and cash flows for the nine months ended September 30, 1996 and September 30, 1997 are not necessarily indicative of results which would be expected for a full year.

              DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

 Use of estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of disclosures. Accordingly, actual results could differ from those estimates.

 Concentration of Credit Risk:

  The Company extends credit to customers on an unsecured basis in the normal course of business. No individual customer is significant to the Company's customer base. The Company has policies governing the extension of credit and collection of amounts due from customers.

 Recognition of Revenues:

  Tower and sublease revenues are recognized when earned over the lease terms. Management fee revenues are recognized when earned over the terms of the management contracts.

 Corporate general and administrative expenses:

  Corporate general and administrative expenses consists of corporate overhead costs not specifically allocable to any of the Company's direct operating profit centers.

 Impairment of long-lived assets:

  In accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ", the company assesses on an on-going basis the recoverability of intangible assets based on estimates of future undiscounted cash flows for the applicable business acquired compared to net book value. If the future undiscounted cash flow estimate is less than net book value, net book value is then reduced to the undiscounted cash flow estimate. The Company also evaluates the amortization periods of intangible assets to determine whether events or circumstances warrant revised estimates of useful lives. As of September 30, 1997, management believes that no revisions to the remaining useful lives or writedowns of deferred charges are required.

 Fair value of financial instruments:

  The Company believes that the carrying value of all financial instruments is a reasonable estimate of fair value as of December 31, 1996 and September 30, 1997.

 Retirement plan:

  Employees of the Company, through its affiliate Diablo Communications, Inc., are eligible for participation in a 401(k) plan, subject to certain minimum age and length-of-employment requirements. The plan does not provide for any Company contributions.

 Supplemental cash flow information:

  For financial statement purposes of the statements of cash flows, the Company issued capital stock in exchange for $450,921 in net assets, primarily property and equipment on September 1, 1995.

  Cash payments for interest approximated $8,656, $71,256, $50,653 and $116,663 for period September 1, 1995 to December 31, 1995, for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, respectively.

              DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

  Cash payments for income taxes was $800 for the period September 1, 1995 to December 31, 1995, for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, respectively.

NOTE 2. COMPANY ORGANIZATION:

  In order to establish a separate company under which to conduct business in Southern California, on September 1, 1995, Diablo Communications, Inc. distributed all of its Southern California communication site leases, customer contracts, affiliated receivables, communication site equipment, vehicles, vehicle obligations, office lease and contracts, and office equipment to its stockholders according to their pro rata ownership. The stockholders then contributed these assets in exchange for 1,000,000 shares of capital stock. The net value of this contribution was $450,921.

NOTE 3. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following:

                                                  DECEMBER 31,
                                               ------------------- SEPTEMBER 30,
                                                 1995      1996        1997
                                               -------- ---------- -------------
                                                                    (UNAUDITED)
   Land improvements.......................... $  8,276 $   48,770  $   48,770
   Towers and wiring..........................    6,261     31,815     205,269
   Equipment..................................   19,190     26,477      26,477
   Office furniture and equipment.............   27,729     27,729      27,729
   Computers and software.....................   23,718     24,746      24,746
   Vehicles...................................   27,546     27,546      27,546
   Construction in progress...................  355,276    880,769   1,392,684
                                               -------- ----------  ----------
     Total....................................  467,996  1,067,852   1,753,221
                                               -------- ----------  ----------
     Less accumulated depreciation............   26,891     54,418      85,803
                                               -------- ----------  ----------
     Property and equipment, net.............. $441,105 $1,013,434  $1,667,418
                                               ======== ==========  ==========

NOTE 4. RELATED PARTY TRANSACTIONS:

  Richard D. Spight and the Mary C. Spight Family Trust are the majority stockholders of Diablo Communications of Southern California, Inc. and Diablo Communications, Inc.

  At the end of each period, the Company owed the following amounts to Diablo Communications, Inc:

                                                  DECEMBER 31,
                                                ----------------- SEPTEMBER 30,
                                                  1995     1996       1997
                                                -------- -------- -------------
                                                                   (UNAUDITED)
   Note payable at 8.68%....................... $275,000 $220,000  $  183,333
   Accounts payable............................  116,872  297,400   1,214,622

  After the sale of the Company's assets on October 9, 1997, these related note and accounts payable were paid in full.

  Interest expense on this related party note payable was $4,776, $22,424, $17,335 and $13,290 for the period September 30, 1995 (inception) to December 31, 1995, year ended December 31, 1996 and for the nine month periods ended September 30, 1996 and September 30, 1997, respectively.

              DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

NOTE 5. NOTES PAYABLE:

  The Company has taken advances against a bank term loan approved for $1,500,000. The Company pays interest only on the advances at rates ranging from 9.44% to 9.85%. The line of credit requires that certain financial covenants be maintained. The note is secured by a blanket lien on all of the Company's assets.

  During March 1997, the Company entered into an unsecured credit agreement with American Tower Systems, Inc., that provides the Company with a $650,000 unsecured loan commitment of which $248,751 was outstanding at September 30, 1997. The Company pays interest only on the advances at prime, currently 8.5%. The note matures at the earlier of consummation of the sale or June 30, 2000.

  The Company repaid all advances on both of these notes after the sale of substantially all its assets.

NOTE 6. LONG-TERM DEBT:

  Maturities of long-term debt for the years subsequent to December 31, 1996, are as follows:

      YEAR ENDING
      DECEMBER 31,
      ------------
       1997.......................................................... $   87,689
       1998..........................................................    204,759
       1999..........................................................    205,199
       2000..........................................................    201,841
       2001..........................................................    200,000
      Thereafter.....................................................    116,666
                                                                      ----------
       Totals........................................................ $1,016,154
                                                                      ==========

NOTE 7. COMMITMENTS:

 Capital leases:

  The future minimum lease payments under capital leases for communications equipment and certain office equipment in effect at December 31, 1996 are as follows:

      YEAR ENDING
      DECEMBER 31,
      ------------
       1997............................................................ $ 3,422
       1998............................................................   2,282
                                                                        -------
       Total...........................................................   5,704
       Less interest portion...........................................     719
                                                                        -------
       Present value of minimum lease payments.........................   4,985
       Less current installments.......................................   2,833
                                                                        -------
       Long-term obligations under capital leases...................... $ 2,152
                                                                        =======
       Cost of equipment under capital leases.......................... $12,946
       Less accumulated depreciation to December 31, 1996..............   7,625
                                                                        -------
       Net............................................................. $ 5,321
                                                                        =======
       Current depreciation expense.................................... $ 2,129
                                                                        =======

              DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

 Operating leases:

  At December 31, 1996, the Company was liable for various leases of office space and other real and personal property which require future minimum annual rental payments as follows:

            YEAR ENDING
            DECEMBER 31,
            ------------
             1997............................... $231,937
             1998...............................  211,661
             1999...............................  216,298
             2000...............................  193,998
             2001...............................   62,950
            Thereafter..........................      -0-
                                                 --------
             Total.............................. $916,844
                                                 ========

  In addition, the Company is liable for various real property leases based on percentages of gross income ranging from 25% to 70%.

  Rental expenses for these operating leases were $35,611, $271,419, $173,407 and $344,987, for the period September 1, 1995 (inception) to December 31, 1995, the year ended December 31, 1996 and for the nine month periods ended September 30, 1996 and September 30, 1997, respectively.

NOTE 8. FUTURE LEASE INCOME:

  At December 31, 1996, the Company has long-term, non-cancelable agreements under operating-type leases for license fee income. Future minimum annual lease income is as follows:

            YEAR ENDING
            DECEMBER 31,
            ------------
             1997............................. $  659,445
             1998.............................    585,155
             1999.............................    434,161
             2000.............................    287,430
             2001.............................    193,657
            Thereafter........................        -0-
                                               ----------
             Total............................ $2,159,848
                                               ==========

NOTE 9. SUBSEQUENT EVENT:

  On October 9, 1997 the Company, along with Diablo Communications, Inc., a related company, sold substantially all of its assets to American Tower Systems, Inc. (ATS) for a combined purchase price of approximately $46.5 million. DCSC's allocable share of the purchase price is approximately $5.4 million. Some of DCSC's liabilities were included in the transaction.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors, Stockholders and Partners of
Meridian Communications
Calabasas, California:

  We have audited the accompanying combined balance sheets of Meridian Communications (the "Company") as of December 31, 1995 and 1996, and the related combined statements of income, partners' capital and stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Long Beach, California
October 31, 1997

                            MERIDIAN COMMUNICATIONS

                            COMBINED BALANCE SHEETS

                  DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997

                                                  DECEMBER 31,
                                              ---------------------  JUNE 30,
                                                 1995       1996       1997
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................. $   30,897 $   63,665 $   21,168
  Accounts receivable:
  Trade, net of allowance for doubtful ac-
   counts of $1,244 and $10,118 in 1995 and
   1996, respectively, and $17,720 (unau-
   dited) at June 30, 1997...................     60,961     80,190    103,709
  Other accounts receivable (Note 8).........     19,461     25,889  2,260,295
  Prepaid expenses and other current assets..     79,044     77,108    122,366
                                              ---------- ---------- ----------
    Total current assets.....................    190,363    246,852  2,507,538
PROPERTY AND EQUIPMENT, Net (Note 2).........  2,523,929  2,917,751  3,147,692
INTANGIBLES, Net.............................     22,000    141,948    112,292
OTHER ASSETS.................................      1,859      2,259      6,299
                                              ---------- ---------- ----------
TOTAL........................................ $2,738,151 $3,308,810 $5,773,821
                                              ========== ========== ==========
LIABILITIES AND PARTNERS' CAPITAL AND
 STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
  Current maturities of long-term loans pay-
   able to shareholder and partner (Note 7).. $  119,121 $  234,607 $  477,388
  Accounts payable and accrued expenses......    175,627    182,441    286,803
  Security and other deposits................    128,208    231,154    131,611
                                              ---------- ---------- ----------
    Total current liabilities................    422,956    648,202    895,802
                                              ---------- ---------- ----------
LONG-TERM LOANS PAYABLE TO SHAREHOLDER AND
 PARTNER (Note 7)............................    553,533  1,012,681    918,808
DEFERRED REVENUE.............................    214,918    279,641    186,413
COMMITMENTS AND CONTINGENCIES (Note 3)
PARTNERS' CAPITAL AND STOCKHOLDERS' EQUITY:
  Common stock; $1.00 par value; 75,000
   shares authorized; 4,000 shares issued and
   outstanding...............................      4,000      4,000      4,000
  Additional paid-in capital.................     16,632     16,632     16,632
  Partners' capital..........................    631,690    507,245  2,734,202
  Retained earnings..........................    894,422    840,409  1,017,964
                                              ---------- ---------- ----------
    Total partners' capital and stockholders'
     equity..................................  1,546,744  1,368,286  3,772,798
                                              ---------- ---------- ----------
TOTAL........................................ $2,738,151 $3,308,810 $5,773,821
                                              ========== ========== ==========

            See accompanying notes to combined financial statements.

                            MERIDIAN COMMUNICATIONS

                         COMBINED STATEMENTS OF INCOME
 YEARS ENDED DECEMBER 31, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1996 AND
                                      1997

                                 YEARS ENDED
                                DECEMBER 31,        SIX MONTHS ENDED JUNE 30,
                            ----------------------  --------------------------
                               1995        1996         1996          1997
                            ----------  ----------  ------------  ------------
                                                           (UNAUDITED)
REVENUES:
  Site use................. $3,918,420  $4,165,919  $  2,103,614  $  2,278,612
  Site management..........     72,337     125,348        51,355        52,178
  Repeater service.........    140,945     206,556        67,319        54,087
                            ----------  ----------  ------------  ------------
    Total revenues.........  4,131,702   4,497,823     2,222,288     2,384,877
EXPENSES:
  Operating expenses,
   excluding depreciation
   and amortization........  3,034,285   3,217,369     1,543,333     1,730,211
  Depreciation and
   amortization............    303,197     416,369       202,154       210,983
                            ----------  ----------  ------------  ------------
OPERATING INCOME...........    794,220     864,085       476,801       443,683
OTHER INCOME (EXPENSE):
  Interest and other income
   (expense)...............      5,155       3,581        23,311       (17,741)
  Interest expense to
   shareholder and
   partner (Note 6)........    (36,111)    (73,126)      (36,712)      (61,968)
  Gain on sale of business
   (Note 8)................                                          3,080,563
                            ----------  ----------  ------------  ------------
    Total other income (ex-
     pense)................    (30,956)    (69,545)      (13,401)    3,000,854
                            ----------  ----------  ------------  ------------
INCOME BEFORE INCOME TAX-
 ES........................    763,264     794,540       463,400     3,444,537
INCOME TAXES...............        800         800         3,145         2,526
                            ----------  ----------  ------------  ------------
NET INCOME................. $  762,464  $  793,740  $    460,255  $  3,442,011
                            ==========  ==========  ============  ============


            See accompanying notes to combined financial statements.

                             MERIDAN COMMUNICATIONS

       COMBINED STATEMENTS OF PARTNERS' CAPITAL AND STOCKHOLDERS' EQUITY

   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1997

                                 ADDITIONAL
                          COMMON  PAID-IN    PARTNERS'    RETAINED
                          STOCK   CAPITAL     CAPITAL     EARNINGS      TOTAL
                          ------ ---------- -----------  ----------  -----------
BALANCE, DECEMBER 31,
 1994...................  $4,000  $16,632   $   630,902  $  987,093  $ 1,638,627
Net income (loss).......                        855,135     (92,671)     762,464
Cash distributions......                       (854,347)                (854,347)
                          ------  -------   -----------  ----------  -----------
BALANCE, DECEMBER 31,
 1995...................   4,000   16,632       631,690     894,422    1,546,744
Net income (loss).......                        847,753     (54,013)     793,740
Cash distributions......                       (972,198)                (972,198)
                          ------  -------   -----------  ----------  -----------
BALANCE, DECEMBER 31,
 1996...................   4,000   16,632       507,245     840,409    1,368,286
Net income (Unaudited)..                      3,264,456     177,555    3,442,011
Cash distributions (Un-
 audited)...............                     (1,037,499)              (1,037,499)
                          ------  -------   -----------  ----------  -----------
BALANCE, JUNE 30, 1997
 (Unaudited)............  $4,000  $16,632   $ 2,734,202  $1,017,964  $ 3,772,798
                          ======  =======   ===========  ==========  ===========



            See accompanying notes to combined financial statements.

                            MERIDIAN COMMUNICATIONS

                       COMBINED STATEMENTS OF CASH FLOWS

 YEARS ENDED DECEMBER 31, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1996 AND
                                     1997

                                      YEARS ENDED          SIX MONTHS ENDED
                                     DECEMBER 31,              JUNE 30,
                                 ----------------------  ----------------------
                                    1995        1996       1996        1997
                                 ----------  ----------  ---------  -----------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING AC-
 TIVITIES:
 Net income....................  $  762,464  $  793,740  $ 460,255  $ 3,442,011
 Adjustments to reconcile net
  income to net cash
  provided by operating activi-
  ties:
 Depreciation and amortiza-
  tion.........................     303,197     416,369    202,154      210,983
 Provision for doubtful ac-
  counts.......................        (907)      8,874      1,955        7,748
 Loss (gain) on disposal of
  property and equipment.......                   7,315      8,954   (2,922,335)
 Changes in operating assets
  and liabilities:
  Accounts receivable--trade...      45,358     (28,108)    (5,500)     (31,266)
  Accounts receivable--other...      10,136      (6,428)    11,962       15,594
  Prepaid expenses and other
   current assets..............     (23,359)      1,936    (76,357)     (45,258)
  Other assets.................         (59)       (400)    (4,200)      (4,040)
  Accounts payable and accrued
   expenses....................      47,801     (23,185)   255,826      153,552
  Security and other depos-
   its.........................       9,679       2,946       (400)         457
  Deferred revenue.............      28,628      64,723      5,500      (93,228)
                                 ----------  ----------  ---------  -----------
   Net cash provided by operat-
    ing activities.............   1,182,938   1,237,782    860,149      734,218
                                 ----------  ----------  ---------  -----------
CASH FLOWS FROM INVESTING AC-
 TIVITIES:
 Purchase of property and
  equipment....................    (716,932)   (857,562)  (312,264)    (508,699)
 Proceeds from sale of property
  and equipment................                  42,609     29,175      750,575
 Purchase of intangibles.......                (122,500)
 Receipt of deposits for re-
  peater services..............                 130,000
 Application of deposits for
  repeater services............                                        (130,000)
                                 ----------  ----------  ---------  -----------
   Net cash provided by (used
    in) investing activities...    (716,932)   (807,453)  (283,089)     111,876
                                 ----------  ----------  ---------  -----------
CASH FLOWS FROM FINANCING AC-
 TIVITIES:
 Borrowings from shareholder
  and partner..................     400,000     655,000    100,000      219,000
 Repayments on loans from
  shareholder and partner......     (37,346)    (80,366)   (26,432)     (70,092)
 Cash distributions............    (854,347)   (972,195)  (486,101)  (1,037,499)
                                 ----------  ----------  ---------  -----------
   Net cash provided by (used
    in) financing activities...    (491,693)   (397,561)  (412,533)    (888,591)
                                 ----------  ----------  ---------  -----------
INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS..............     (25,687)     32,768    164,527      (42,497)
CASH AND CASH EQUIVALENTS, BE-
 GINNING OF PERIOD.............      56,584      30,897     30,897       63,665
                                 ----------  ----------  ---------  -----------
CASH AND CASH EQUIVALENTS, END
 OF PERIOD.....................  $   30,897  $   63,665  $ 195,424  $    21,168
                                 ==========  ==========  =========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION--
 Cash paid during the period
  for:
 Interest......................  $   36,111  $   72,673  $  13,087  $    33,168
 Income taxes..................  $        0  $      900  $     900  $       800

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  -- During December 1996, the Company acquired equipment by incurring accrued expenses in the amount of $19,191.
  -- During February 1997, the Company received a non-trade account receivable in the amount of $2,250,000 from the sale of a repeater system.

           See accompanying notes to combined financial statements.

                            MERIDIAN COMMUNICATIONS

                    NOTES TO COMBINED FINANCIAL STATEMENTS

 YEARS ENDED DECEMBER 31, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1996 AND
                                     1997
   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                  UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  General--The combined financial statements include the accounts of Meridian Sales and Services Company ("MSSC"), a California S corporation, Meridian Communications North ("MCN"), a general partnership, and Meridian Radio Sites ("MRS"), a general partnership (referred to collectively as Meridian Communications or the "Company") which share common ownership and management. All significant intercompany balances and transactions have been eliminated in combination.

  Meridian Communications develops and manages telecommunication antenna site facilities and repeater (mobile relay) equipment throughout Southern California.

  Cash and Cash Equivalents--Cash and cash equivalents include cash in the bank as well as short-term investments with an original maturity of three months or less.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Property and Equipment--Property and equipment are stated at cost less accumulated depreciation. Major renewals or betterments are capitalized and depreciated over their estimated useful lives. Repairs and maintenance are charged to expense in the period incurred.

  Depreciation for financial statements purposes is computed using the straight-line method over the estimated useful lives of the assets. Buildings and leasehold improvements are depreciated over a period of 20 years, antenna site equipment over a period of 7 years, and office furniture, equipment, and automobiles over a period of 5 years.

  Intangibles--Intangible assets are primarily comprised of the rights to a site lease acquired in 1996 and, to a lesser extent, an FCC license. The FCC license was sold in February 1997 with the sale of the assets used in connection with the repeater business for $3,000,000 (see Note 8). The site lease rights are amortized on a straightline basis over the remainder of the lease term of 8 years.

                            MERIDIAN COMMUNICATIONS

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                  UNAUDITED)


  Long-Lived Assets--The Company records impairment losses on long-lived assets when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

  Concentration of Credit Risk--The Company performs ongoing credit evaluation of its customers' financial condition and generally requires a one-month security deposit from its customers. As of December 31, 1996, the Company had no significant concentrations of credit risk.

  Revenue Recognition and Deferred Revenue--Revenue is recorded when services are provided, according to rates set forth in customer contracts. Deferred revenue is recorded when services are paid in advance of performance.

  Income Taxes--The Company is comprised of an S corporation and two partnerships for federal and state income tax purposes. The stockholders and partners report any income or loss of the Company directly on their personal tax returns. State income tax expense is computed using statutory tax rates applicable to S corporations.

  Interim Financial Statements--The accompanying combined balance sheet as of June 30, 1997 and the combined statements of income, partners' capital and stockholders' equity, and cashflows for the six months ended June 30, 1997 and 1996 are unaudited. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein. These adjustments consist of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

2. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                              DECEMBER 31,
                                         -----------------------   JUNE 30,
                                            1995         1996        1997
                                         -----------  ----------  -----------
                                                                  (UNAUDITED)
      Land.............................. $    28,839  $   28,839  $    28,839
      Antenna site equipment............   2,258,476   2,518,713    2,315,813
      Buildings and leasehold improve-
       ments............................   1,767,261   1,793,290    1,793,290
      Office furniture, equipment and
       automobiles......................     259,586     247,260      248,342
      Construction in progress..........     195,787     687,006    1,167,466
                                         -----------  ----------  -----------
                                           4,509,949   5,275,108    5,553,750
      Less accumulated depreciation and
       amortization.....................  (1,986,020) (2,357,357)  (2,406,058)
                                         -----------  ----------  -----------
                                         $ 2,523,929  $2,917,751  $ 3,147,692
                                         ===========  ==========  ===========

                            MERIDIAN COMMUNICATIONS

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                  UNAUDITED)


3. LEASE COMMITMENTS

  The Company leases office and antenna site facilities under operating lease agreements through the year 2009. One of the facilities is leased from a shareholder of MSSC for $28,800 annually. This lease expires December 31, 1997. The Company is committed to minimum rental payments under leases (exclusive of real estate taxes, maintenance and other related charges) at December 31, 1996, as follows:

    Years Ended December 31:

     1997............................................................ $  512,706
     1998............................................................    495,449
     1999............................................................    441,866
     2000............................................................    319,169
     2001............................................................    275,987
     Thereafter......................................................  2,100,576
                                                                      ----------
                                                                      $4,145,753
                                                                      ==========

  Rent expense charged to operations for the years ended December 31, 1995 and 1996 amounted to $629,242 and $727,427, respectively, of which $20,400 and $28,800, respectively, was paid to the shareholder. Rent expense charged to operations for the six months ended June 30, 1996 and 1997 amounted to $311,266 and $414,990, respectively, of which $14,400 was paid to the shareholder in both periods.

4. INCOME TAXES

  The Company's provision for income taxes for the years ended December 31, 1995 and 1996 consists of a minimum state liability of $800 for each year which is assessed to MSSC.

  The Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders and partners are liable for individual federal and state income taxes on their respective shares of the Company's taxable income. The Corporation continues to pay a California surtax of 1.5% of taxable income or the minimum state tax, whichever is greater.

5. PROFIT SHARING PLAN

  MSSC has a profit sharing plan (the "Plan") which covers all employees who have accumulated a minimum amount of hours of service during a year. MSSC's contribution to the Plan is determined annually by the Board of Directors. Provisions for contributions to the profit sharing plan of $22,578 and $21,457, respectively, were made for the years ended December 31, 1995 and 1996.

  Effective July 1, 1997, there will be no additional contributions to the Plan. Additionally, the Plan will be terminated and all assets distributed to the participants as defined in the Plan.

6. RELATED PARTY TRANSACTIONS

  The Company engages in transactions with a shareholder and partner whereby working capital funds are loaned to the Company and repaid over terms agreed to by both parties (see Note 7). Interest expense incurred on these loans amount to $36,111 and $73,126 for the years ended December 31, 1995 and 1996, respectively, and $36,712 and $61,968 for the six months ended June 30, 1996 and 1997, respectively.

  Certain of the Company's buildings and equipment are regularly repaired and maintained by Lee's Two-Way Radio, a California corporation owned and controlled by Norman Kramer, a general partner. Payments to Lee's Two-Way Radio for the years ended December 31, 1995 and 1996 were $31,369 and $34,765, respectively.

  Payments for administrative services in the amount of $16,194 and $14,466 for the years ended December 31, 1995 and 1996, respectively, were paid to Norman Kramer, a general partner.

                            MERIDIAN COMMUNICATIONS

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                  UNAUDITED)


7. LONG-TERM LOANS PAYABLE TO SHAREHOLDER AND PARTNER

                                                   DECEMBER 31,
                                                -------------------  JUNE 30,
                                                  1995      1996       1997
                                                -------- ---------- -----------
                                                                    (UNAUDITED)
Unsecured loan payable to shareholder in the
 original amount of $310,000, payable in sixty
 monthly installments of $6,857, including
 interest at the rate of 10% per annum. Final
 installment is due March 31, 2000............  $272,654 $  218,440 $  189,240
Unsecured loan payable to shareholder in the
 original amount of $400,000 at December 31,
 1995 and increased to $500,000 during 1996,
 payable in sixty monthly installments of
 $10,624 per month, including interest at the
 rate of 10% per annum. Final installment due
 August 31, 2001..............................   400,000    473,848    432,956
Unsecured loan payable to shareholder in the
 original amount of $55,000, interest payable
 at the rate of 10% per annum, due November
 27, 2001.....................................               55,000     55,000
Unsecured loan payable to shareholder in the
 original amount of $500,000, interest payable
 at the rate of 10% per annum, due December
 31, 2001.....................................              500,000    500,000
Unsecured temporary loans payable to share-
 holder and partner, at the rate of 10% per
 annum, payable upon demand...................                         219,000
                                                -------- ---------- ----------
                                                 672,654  1,247,288  1,396,196
Less current maturities.......................   119,121    234,607    477,388
                                                -------- ---------- ----------
                                                $553,533 $1,012,681 $  918,808
                                                ======== ========== ==========

  All loans to the shareholder and partner were paid in full following the sale of the Company's assets and business to ATS (see Note 9).

8. SALE OF THE REPEATER BUSINESS

  Effective December 1, 1996, the Company entered into a ten-year agreement with an unrelated party granting the party the right to manage a repeater system and granting the party an option to purchase the system. Under the agreement, the Company received a non-refundable $300,000 option fee in the first quarter of 1997 from the party. In addition, the Company receives repeater service fees quarterly from the party. As of June 30, 1997, the system is still being managed by the party and the purchase option has not been exercised.

  Effective February 19, 1997, the Company sold a repeater system to an unrelated party for $3,000,000. As of June 30, 1997, the uncollected portion of the purchase price, $2,250,000, was included in non-trade accounts receivable. This amount was received during August 1997.

  Effective February 28, 1997, the balance of the repeater business was sold to a separate buyer for the assumption of certain liabilities regarding the business.

  Revenues for the repeater business which were transferred as a result of these transactions are $140,945, $206,556 and $54,087 for the years and period ended December 31, 1995 and 1996, and June 30, 1997, respectively.

                            MERIDIAN COMMUNICATIONS

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                  UNAUDITED)


9. SUBSEQUENT EVENT (UNAUDITED)

  Effective July 1, 1997, the Company sold substantially all of its assets and the business related to these assets to American Tower Systems, Inc. ("ATS"). The combined purchase price was $32,121,638 plus construction adjustments of $581,042 for the acquisition and construction of certain new sites from June 14, 1996 through the date of the sale. Assets which were not sold to ATS include cash, accounts receivable, and assets related to the repeater business which were sold to unrelated buyers (see Note 8).

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
American Tower Systems, Inc.

  We have audited the accompanying balance sheets of Tucson Communications Company (the "Partnership") as of December 31, 1997 and 1996, and the related statements of income, partners' deficit, and cash flows for the years then ended. The financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tucson Communications Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Ernst & Young LLP
San Diego, California
January 13, 1998, except for Note 7,
as to which the date is January 27, 1998

                         TUCSON COMMUNICATIONS COMPANY

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...........................    $  623      $   389
PROPERTY AND EQUIPMENT, net...........................       751          836
OTHER ASSETS..........................................        16           18
                                                          ------      -------
TOTAL.................................................    $1,390      $ 1,243
                                                          ======      =======
LIABILITIES AND PARTNERS' DEFICIT
CURRENT LIABILITIES:
  Current portion of long-term debt...................    $  198      $   180
  Accrued expenses....................................        31           18
                                                          ------      -------
    Total current liabilities.........................       229          198
LONG-TERM DEBT........................................     1,851        2,065
OTHER LONG-TERM LIABILITIES...........................        22           47
                                                          ------      -------
    Total long-term liabilities.......................     1,873        2,112
PARTNERS' DEFICIT.....................................      (712)      (1,067)
                                                          ------      -------
TOTAL.................................................    $1,390      $ 1,243
                                                          ======      =======



                See accompanying notes to financial statements.

                         TUCSON COMMUNICATIONS COMPANY

                              STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                       YEAR ENDED   YEAR ENDED
                                                      DECEMBER 31, DECEMBER 31,
                                                          1997         1996
                                                      ------------ ------------
REVENUES:
  Tower revenues, including reimbursed expenses of
   $121 and $116, respectively.......................    $1,460       $1,438
OPERATING EXPENSES:
  Tower operations...................................       317          287
  Depreciation and amortization......................       166          164
  General and administrative.........................       136           84
                                                         ------       ------
    Total operating expenses.........................       619          535
                                                         ------       ------
INCOME FROM OPERATIONS...............................       841          903
OTHER INCOME.........................................        12           19
INTEREST EXPENSE.....................................      (198)        (213)
                                                         ------       ------
NET INCOME...........................................    $  655       $  709
                                                         ======       ======



                See accompanying notes to financial statements.

                         TUCSON COMMUNICATIONS COMPANY

                        STATEMENTS OF PARTNERS' DEFICIT

                                 (IN THOUSANDS)

BALANCE, DECEMBER 31, 1995............................................ $(1,151)
Net income............................................................     709
Distributions.........................................................    (625)
                                                                       -------
BALANCE, DECEMBER 31, 1996............................................  (1,067)
Net income............................................................     655
Distributions.........................................................    (300)
                                                                       -------
BALANCE, DECEMBER 31, 1997............................................ $  (712)
                                                                       =======



                See accompanying notes to financial statements.

                         TUCSON COMMUNICATIONS COMPANY

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                       YEAR ENDED   YEAR ENDED
                                                      DECEMBER 31, DECEMBER 31,
                                                          1997         1996
                                                      ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income..........................................    $ 655        $ 709
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization......................      166          164
  Changes in assets and liabilities:
    Accrued expenses.................................       13           12
    Other long-term liabilities......................      (25)          (9)
                                                         -----        -----
      Net cash provided by operating activities......      809          876
                                                         -----        -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment................      (79)         (12)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of long-term debt........................     (196)        (183)
  Distributions......................................     (300)        (625)
                                                         -----        -----
      Net cash used in financing activities..........     (496)        (808)
                                                         -----        -----
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.........................................      234           56
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.......      389          333
                                                         -----        -----
CASH AND CASH EQUIVALENTS, END OF PERIOD.............    $ 623        $ 389
                                                         =====        =====


                See accompanying notes to financial statements.

                         TUCSON COMMUNICATIONS COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1997 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Partnership Structure--Tucson Communications Company (the "Partnership") was organized as a limited partnership in the state of California on October 6, 1983 for the purpose of developing, managing and leasing a communications site located in the Tucson Mountains near Tucson, Arizona. Income allocations and cash distributions are in accordance with the partnership agreement.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates, and such differences could be material to the financial statements.

  Concentration of Credit Risk--The Partnership extends credit to customers on an unsecured basis in the normal course of business. The Partnership has policies governing the extension of credit and collection of amounts due from customers.

  Impairment of Long-Lived Assets--In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("FAS 121"). FAS 121 addresses the accounting for the impairment of long-lived assets when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Partnership adopted this statement during 1996 and the impact on the Partnership's results of operations, liquidity or financial position was not material.

  Cash and Cash Equivalents--Cash and cash equivalents includes cash on hand, demand deposits, and short-term investments with original maturities of three months or less.

  Property and Equipment--Property and equipment are recorded at cost. Cost includes expenditures for tower and related assets. Depreciation is provided using the double-declining balance method on equipment and straight-line method on buildings over estimated useful lives ranging from five to 31.5 years.

  Fair Value of Financial Instruments--The Partnership believes that the carrying value of all financial instruments is a reasonable estimate of fair value as of December 31, 1997 and 1996, respectively.

  Recognition of Revenues--Tower revenues are recognized when earned over the lease terms.

  Income Taxes--The financial statements contain no provision for income taxes since the income or loss of the Partnership flows through to the Partners, who are responsible for including their share of the taxable results of operations on their respective tax returns.

                         TUCSON COMMUNICATIONS COMPANY

2. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following (in thousands):

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
     Land and improvements............................   $   593      $   591
     Towers and buildings.............................     1,635        1,635
     Technical equipment..............................     1,309        1,293
     Construction in progress.........................        73           12
                                                         -------      -------
       Total..........................................     3,610        3,531
     Less accumulated depreciation....................    (2,859)      (2,695)
                                                         -------      -------
     Property and equipment, net......................   $   751      $   836
                                                         =======      =======

  The Partnership's property and equipment are generally leased to customers under noncancelable operating leases with remaining terms ranging from one to 18 years. However, the leases allow cancellation under certain technical circumstances as specified in the respective lease agreements. Many of the leases also contain renewal options with specified increases in lease payments upon exercise of the renewal option.

  Future minimum tower revenues required to be paid by lessees under all noncancelable leases in effect at December 31, 1997 are as follows (in thousands):

        YEAR ENDING DECEMBER 31:
        ------------------------
          1998.......................................................... $ 1,362
          1999..........................................................   1,401
          2000..........................................................   1,444
          2001..........................................................   1,489
          2002..........................................................   1,536
          Thereafter....................................................  11,496
                                                                         -------
            Total....................................................... $18,728
                                                                         =======

  The amounts for the following customer accounted for greater than 10% of total operating revenues (in thousands):

                                                        YEAR ENDED   YEAR ENDED
                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
     Motorola.........................................     $443         $442
     Peoples Choice...................................      143          143
     Saturn Cable.....................................      156          149

3. OTHER ASSETS

  Other assets consisted of the following (in thousands):

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
     Prepaid loan fees................................     $ 31         $ 31
     Less accumulated amortization....................      (16)         (14)
     Deposits.........................................        1            1
                                                           ----         ----
     Other assets.....................................     $ 16         $ 18
                                                           ====         ====

                         TUCSON COMMUNICATIONS COMPANY

4. LONG-TERM DEBT

  On May 31, 1990, the Partnership entered into a loan agreement with a financial institution to borrow $3,100,000. Every twelve months the loan bears a new interest rate based on the one-year Constant Maturities, plus 3.5%. At December 31, 1997, the interest rate in effect was 9.15%. The loan is secured by land and equipment located on Tucson Mountain. Interest and principal payments are payable monthly and the loan matures on July 1, 2005. Cash paid for interest during the year ended December 31, 1997 and 1996 was $198,000 and $214,000, respectively.

  Future principal payments required under the Company's financing agreement at December 31, 1997 are approximately (in thousands):

        YEAR ENDING DECEMBER 31:
        ------------------------
          1998........................................................... $  198
          1999...........................................................    216
          2000...........................................................    237
          2001...........................................................    260
          2002...........................................................    285
          Thereafter.....................................................    853
                                                                          ------
            Total........................................................ $2,049
                                                                          ======

5. RELATED PARTY TRANSACTIONS

  The Partnership pays an affiliated company for salaries, rent and utilities. During the years ended December 31, 1997 and 1996, the Partnership paid $72,000 and $65,000, respectively. In addition, the Partnership pays an affiliate of the general partner on an hourly basis for management services. During the years ended December 31, 1997 and 1996, the Partnership paid $34,000 and $29,000, respectively.

6. CONTINGENCY

  The Partnership received notification of a matter involving threatened litigation relating to an on-site injury suffered by an individual during 1996. The party has requested a settlement payment of $800,000. Management of the Partnership believes any liability arising from this matter will be covered by insurance and will not have a material impact on the Partnership's financial statements.

7. SUBSEQUENT EVENT

  On January 27, 1998, the Partnership sold substantially all of the assets of the Partnership to American Tower Systems, Inc. for approximately $12,000,000.

                         INDEPENDENT AUDITORS' REPORT

The Stockholders
Gearon & Co., Inc.:

  We have audited the accompanying balance sheets of Gearon & Co., Inc. (the "Company") as of December 31, 1997 and 1996, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Atlanta, Georgia
February 27, 1998

                               GEARON & CO., INC.

                                 BALANCE SHEETS

                                                      DECEMBER 31, DECEMBER 31,
                                                          1997         1996
                                                      ------------ ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................... $ 4,285,940   $  813,182
  Accounts receivable--trade, net of allowance for
   doubtful accounts of $309,164 and $129,650 in 1997
   and 1996, respectively............................   6,516,370    7,132,363
  Unbilled receivables...............................   4,741,198      515,688
  Accounts receivable--other.........................     286,751        6,390
  Receivable from related party......................         --       200,000
                                                      -----------   ----------
    Total current assets.............................  15,830,259    8,667,623
PROPERTY AND EQUIPMENT, net..........................   3,793,881      561,028
OTHER ASSETS.........................................     138,800       27,530
                                                      -----------   ----------
TOTAL................................................ $19,762,940   $9,256,181
                                                      ===========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................... $ 2,653,403   $   27,587
  Accrued expenses...................................     239,350       39,693
  Accrued merger related expenses....................   6,225,205
  Note payable.......................................   5,000,000
                                                      -----------   ----------
    Total current liabilities........................  14,117,958       67,280
COMMITMENTS AND CONTINGENCIES (Note 3)
STOCKHOLDERS' EQUITY
  Common stock, no par value, 10,000 shares
   authorized;
   7,500 issued and outstanding in 1996..............                      750
  Class A voting common stock, no par value, 10,000
   shares authorized, 7,500 issued and outstanding in
   1997..............................................           8
  Class B nonvoting common stock, no par value,
   1,000,000 shares authorized, 798,335 issued and
   outstanding in 1997...............................         798
  Additional paid-in capital.........................   5,549,944
  Retained earnings..................................      94,232    9,188,151
                                                      -----------   ----------
    Total stockholder's equity.......................   5,644,982    9,188,901
                                                      -----------   ----------
TOTAL................................................ $19,762,940   $9,256,181
                                                      ===========   ==========


                       See notes to financial statements.

                               GEARON & CO., INC.

                            STATEMENTS OF OPERATIONS

                                                       YEAR ENDED    YEAR ENDED
                                                      DECEMBER 31,  DECEMBER 31,
                                                          1997          1996
                                                      ------------  ------------
REVENUES:
  Fees and bonuses................................... $25,052,348   $15,613,655
  Pass-through revenues..............................   4,376,070     5,349,795
  Tower rentals......................................     172,868        53,200
  Other..............................................     328,467       467,785
                                                      -----------   -----------
    Total revenues...................................  29,929,753    21,484,435
OPERATING EXPENSES:
  Operating expenses.................................  12,835,263     6,619,029
  Tower expenses.....................................     165,887        41,926
  Pass-through expenses..............................   4,376,070     5,349,795
                                                      -----------   -----------
    Total operating expenses.........................  17,377,220    12,010,750
                                                      -----------   -----------
GROSS PROFIT.........................................  12,552,533     9,473,685
General and administrative expenses..................   2,496,749     1,394,757
Merger related expenses..............................  13,796,434
                                                      -----------   -----------
INCOME (LOSS) FROM OPERATIONS........................  (3,740,650)    8,078,928
OTHER INCOME AND EXPENSES, NET.......................      73,310        94,822
                                                      -----------   -----------
NET INCOME (LOSS).................................... $(3,667,340)  $ 8,173,750
                                                      ===========   ===========




                       See notes to financial statements.

                               GEARON & CO., INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                               COMMON STOCK
                         ------------------------- ADDITIONAL
                         COMMON  CLASS A  CLASS B   PAID-IN    RETAINED
                         STOCK   VOTING  NONVOTING  CAPITAL    EARNINGS       TOTAL
                         ------  ------- --------- ---------- -----------  -----------
BALANCE--January 1,
 1996................... $ 750    $--      $--     $      --  $ 8,783,131  $ 8,783,881
  Distributions to
   shareholder..........                                       (7,768,730)  (7,768,730)
  Net income............                                        8,173,750    8,173,750
                         -----    ----     ----    ---------- -----------  -----------
BALANCE--December 31,
 1996...................   750                                  9,188,151    9,188,901
  Exchange of 7,500
   shares of original
   common stock for
   7,500 shares of Class
   A voting stock and
   742,500 shares of
   Class B nonvoting
   common stock.........  (750)      8      742
  Issuance of 55,835
   shares of Class B
   nonvoting stock to
   certain employees....                     56     5,549,944                5,550,000
  Distributions to
   shareholder..........                                       (5,426,579)  (5,426,579)
  Net loss..............                                       (3,667,340)  (3,667,340)
                         -----    ----     ----    ---------- -----------  -----------
BALANCE--December 31,
 1997................... $  --    $  8     $798    $5,549,944 $    94,232  $ 5,644,982
                         =====    ====     ====    ========== ===========  ===========




                       See notes to financial statements.

                               GEARON & CO., INC.

                            STATEMENTS OF CASH FLOWS

                                                      YEAR ENDED    YEAR ENDED
                                                     DECEMBER 31,  DECEMBER 31,
                                                         1997          1996
                                                     ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................. $(3,667,340)  $ 8,173,750
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
    Provision for doubtful accounts.................      383,167      129,650
    Depreciation....................................      185,670      103,283
    Noncash merger related expense..................    5,550,000
    Changes in assets and liabilities;
      Decrease (increase) in accounts receivable
       trade........................................      232,826   (3,434,228)
      Decrease (increase) in unbilled receivables...   (4,225,510)     782,867
      Decrease (increase) in accounts receivable
       other........................................     (280,361)      20,307
      Increase in other assets......................     (111,270)     (21,748)
      Increase (decrease) in accounts payable.......    1,779,560      (35,463)
      Increase (decrease) in accrued expenses.......      199,657      (22,523)
      Increase in accrued merger related expense....    6,225,205
                                                     ------------  -----------
  Net cash provided by operating activities.........    6,271,604    5,695,895
                                                     ------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES;
  Acquisition of property and equipment.............     (329,998)    (134,910)
  Construction of towers, net of accounts payable...   (2,242,269)    (336,242)
                                                     ------------  -----------
        Net cash used in investing activities.......   (2,572,267)    (471,152)
                                                     ------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to stockholder......................   (5,426,579)  (7,768,730)
  Repayments from (loans to) related party..........      200,000     (170,000)
  Proceeds from note payable........................    5,000,000
  Loan from stockholder.............................      500,000
  Repayment to stockholder..........................     (500,000)
                                                     ------------  -----------
        Net cash used in financing activities.......     (226,579)  (7,938,730)
                                                     ------------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS........................................    3,472,758   (2,713,987)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR .......      813,182    3,527,169
                                                     ------------  -----------
CASH AND CASH EQUIVALENTS, END OF YEAR.............. $  4,285,940  $   813,182
                                                     ============  ===========

                       See notes to financial statements.

                              GEARON & CO., INC.

                         NOTES TO FINANCIAL STATEMENTS
          (AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Corporate Structure--Gearon & Co., Inc. (the "Company"), a Georgia corporation, was incorporated on September 6, 1991 and is engaged in the site acquisition, development, construction and facility management of wireless network communication facilities on behalf of its customers. The Company operates in markets throughout the United States. In addition, as of December 31, 1997, the Company owned and operated 16 communications towers with an additional 20 towers in varying stages of development. The towers are located in Georgia, Florida, and Tennessee.

  On January 22, 1998, the Company merged into and became a part of American Tower Systems, Inc. (ATSI) a subsidiary of American Radio Systems Corporation
(ARS), pursuant to an Agreement and Plan of Merger ("the Merger Agreement") executed on November 21, 1997. Under the Merger Agreement, the holders of the Company's common stock at the effective date of the merger received a total of $32,000,000 in cash and liabilities assumed by ATSI and 5,333,333 shares of ATSI stock with an agreed-upon fair value of $48,000,000.

  On December 30, 1997, the Company awarded a total of 55,835 shares of Class B common stock valued at $5,550,000 (based on the share price paid by ATSI in the merger) to certain key employees, awarded cash bonuses totaling approximately $7,667,000 to certain employees, and incurred approximately $580,000 in other merger related expenses. On January 20, 1998, the Company awarded an additional 503 shares of Class B common stock valued at $50,000 (based on the share price paid by ATSI in the merger) to a key employee. In addition, on January 20, 1998, accounts receivable of approximately $11,000,000 and two automobiles with a net book value of $16,247 were distributed to the majority stockholder.

  Pursuant to the Merger Agreement, the Company borrowed a total of $10,000,000 from ATSI in two $5,000,000 installments on December 24, 1997 and January 20, 1998, respectively, to fund working capital and merger related expenses. Such borrowings bore interest at 7.5% and were repaid at closing.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of Credit Risk--The Company extends credit to customers on an unsecured basis in the normal course of business. Credit risk is limited due to the financial reputation of the customers comprising the Company's customer base. The Company has policies governing the extension of credit and collection of amounts due from customers.

  The following represents a summary of fees and bonuses earned from individual customers in excess of 10% of total fees and bonuses for the year ended:

                                                              1997       1996
                                                           ---------- ----------
     Customer A........................................... $7,705,000 $4,773,000
     Customer B...........................................  5,462,000
     Customer C...........................................  5,660,000

  Impairment of Long-Lived Assets--In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS 121 addresses the accounting for the impairment of

                              GEARON & CO., INC.

long-lived assets, certain intangibles and goodwill when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted this statement during 1996 and the impact on the Company's results of operations, liquidity or financial position was not material.

  Cash and Cash Equivalents--Cash and cash equivalents includes cash on hand, demand deposits and short-term investments with original maturities of three months or less.

  Property and Equipment--Property and equipment are recorded at cost. Ordinary repairs and maintenance are expensed as incurred; major replacements and improvements are capitalized and depreciated over their estimated useful lives. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

      Leasehold improvements...................................... Life of lease
      Furniture and fixtures......................................     3-7 years
      Machinery and equipment.....................................     3-7 years
      Communications towers.......................................      15 years

  Construction in Progress--The Company's tower construction expenditures are recorded as construction in progress until the assets are placed in service. When the assets are placed in service, they are transferred to the appropriate property and equipment category and depreciated. The Company also capitalizes subcontractor and employee labor and overhead costs incurred in connection with the construction of towers.

  Revenue Recognition--Revenues from fees and bonuses are recognized based upon the completion of certain activities as defined by the respective contracts with individual customers. Several of the contracts provide for reimbursement by customers of certain costs in addition to fees earned. Such costs are recognized on the accrual basis and are reflected as pass-through revenues and expenses in the statements of operations. Tower and sublease revenues are recognized when earned over the terms of the related leases.

  Income Taxes--At inception, the Company elected to be treated as a Subchapter S Corporation ("S Corporation") for income tax purposes. Accordingly, no recognition has been given to income taxes in the financial statements since the income is reportable on the individual tax return of the stockholders. Two states in which the Company does business do not recognize S Corporations for tax purposes and therefore the Company is liable for income taxes in those states. The amounts paid or accrued for income taxes were not material in relation to the financial statements.

  New Accounting Pronouncement--In June 1997, the Financial Accounting Standards Board issued SFAS 131, "Disclosure About Segments of an Enterprise and Related Information" which the Company will adopt in 1998. SFAS 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The Company has not yet completed its analysis of the impact of this statement.

  Reclassifications--Certain 1996 amounts have been reclassified to conform to the 1997 presentation.

                              GEARON & CO., INC.

2. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
      Land............................................  $   82,198   $     --
      Leasehold improvements..........................      73,180      60,902
      Furniture and fixtures..........................     138,111      81,694
      Machinery and equipment.........................     564,404     306,705
      Communications towers...........................   2,542,922     336,242
      Construction in progress........................     801,060         --
                                                        ----------   ---------
      Property and equipment, at cost.................   4,201,875     785,543
      Accumulated depreciation........................   (407,994)    (224,515)
                                                        ----------   ---------
      Property and equipment--net.....................   3,793,881   $ 561,028
                                                        ==========   =========

3. COMMITMENTS AND CONTINGENCIES

  Lease Obligations--The Company currently leases office space, office equipment and land for communications towers under operating leases that expire at varying dates through 2002. The tower ground leases contain options for the Company to renew, at its discretion, for five-year periods up to a maximum term of twenty-five years. The leases require the Company to maintain certain insurance coverage and provide for maintenance and repairs. Future minimum lease payments for noncancelable office, equipment and ground leases are as follows for the periods ending December 31:

      1998...........................................................    400,794
      1999...........................................................    374,501
      2000...........................................................    351,755
      2001...........................................................    234,971
      2002...........................................................    179,705
                                                                      ----------
      Total.......................................................... $1,541,726
                                                                      ==========

  Customer Leases--The Company owns communications towers which it leases to third parties. The leases which are noncancelable and expire at various dates through 2006, contain options for the lessees to renew, at their discretion, for 5-year periods up to a maximum term of 25 years.

  Future minimum rental receipts expected to be received from customers under noncancelable leases are as follows for the periods ending December 31:

      1998........................................................... $  731,511
      1999...........................................................    794,812
      2000...........................................................    803,334
      2001...........................................................    766,185
      2002...........................................................    654,154
      Thereafter.....................................................    159,016
                                                                      ----------
      Total.......................................................... $3,909,012
                                                                      ==========

                              GEARON & CO., INC.

  Purchase Commitments--At December 31, 1997, the Company had entered into an agreement to acquire land for a communications tower for a purchase price of $100,000. The purchase closed on February 11, 1998. In addition, at December 31, 1997, the Company had a verbal agreement with a customer to purchase seven communications towers for an aggregate purchase price of approximately $1,000,000. This purchase is expected to be consummated in March 1998.

  Employment Agreement--In August 1997, the Company entered into an employment agreement with an officer of the Company. The Agreement is for a term of one year and is renewable for successive one-year terms. The agreement contains provisions for compensation in the event of termination or a change in control of the Company. The compensation due to this officer as a result of the merger discussed in Note 1 has been included in accrued merger related expenses as of December 31, 1997. In November and December 1997, the Company entered into employment agreements with two officers of the Company. These agreements are for a term of two years, renewable for successive two-year terms and contain provisions for compensation in the event of termination other than for cause.

  Legal Matters--The Company is a party to certain legal matters arising in the ordinary course of business. In the opinion of management, none of these matters are expected to have a material effect on the financial position, results of operations, or cash flows of the Company.

4. RETIREMENT PLAN

  On September 1, 1996, the Company established the Gearon & Co., Inc. Employee Savings and Retirement Plan (the "Plan"), a 401(k) plan. Employees of the Company are eligible for participation in the Plan subject to certain minimum age and length of employment requirements. Plan participants can contribute from 2% to 15% of their compensation, as defined. The Company matches 25% of the participants' contributions up to 10% of compensation. The Plan's assets are invested in equity, bond, balanced, and money market mutual funds. The Company contributed approximately $79,000 and $24,000 for the years ended December 31, 1997 and 1996, respectively.

5. COMMON STOCK

  Effective October 23, 1997, the Company authorized the issuance of 10,000 shares of Class A common stock and 1,000,000 shares of Class B common stock. Class A has voting privileges while Class B common stock is nonvoting. On October 23, 1997, all 7,500 shares of common stock previously outstanding were exchanged for 7,500 shares of Class A common stock and 742,500 shares of Class B common stock which were transferred to the original stockholder and a trust related to the original stockholder.

6. RELATED PARTY TRANSACTIONS

  The receivable from a related party totaling $200,000 at December 31, 1996 was repaid in full in January 1997.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
American Tower Corporation:

  We have audited the accompanying consolidated balance sheets of American Tower Corporation and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Tower Corporation and subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick llp

Houston, Texas
January 23, 1998

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                          DECEMBER 31, DECEMBER 31,  MARCH 31,
                                              1996         1997        1998
                                          ------------ ------------ -----------
                                                                    (UNAUDITED)
Current assets:
 Cash and cash equivalents..............    $    92      $    996    $  1,111
 Accounts receivable, net of allowance
  for doubtful accounts of $104, $175
  and $174 respectively.................        816         1,021       1,084
 Prepaid expenses and other current as-
  sets..................................        793           719         984
 Assets held for sale...................        700           --          --
                                            -------      --------    --------
  Total current assets..................      2,401         2,736       3,179
Land....................................      5,301         6,234       6,239
Rental towers and related fee based as-
 sets, net of accumulated depreciation
 of $3,984, $8,362 and $9,730, respec-
 tively.................................     61,556       112,412     125,788
Other assets, net of accumulated amorti-
 zation of $836, $951 and $1,268, re-
 spectively.............................      6,269         7,432       7,785
                                            -------      --------    --------
  Total assets..........................    $75,527      $128,814    $142,991
                                            =======      ========    ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable.......................    $   720      $  2,810    $    688
 Accrued interest payable...............        598         1,061           4
 Deferred revenues and other current li-
  abilities.............................        978         2,125       3,277
 Current portion of long-term debt......      1,075         1,000       1,000
                                            -------      --------    --------
  Total current liabilities.............      3,371         6,996       4,969
Long-term debt, less current portion....     49,771        74,478      90,139
Other liabilities.......................        450           190         184
Deferred income taxes...................      6,337         6,767       6,957
                                            -------      --------    --------
  Total liabilities.....................     59,929        88,431     102,249
Commitments and contingencies
Redeemable preferred stock $.01 par val-
 ue.
 Authorized 5,000,000 shares; 22,500
  shares issued and outstanding.........      4,000         4,052       4,067
Stockholders' equity:
 Common stock, $.01 par value. Autho-
  rized 250,000 shares; 75,331, 149,549
  and 149,549 shares issued and out-
  standing, respectively................          1             2           2
 Additional paid-in capital.............     12,051        36,426      36,426
 Retained earnings (accumulated defi-
  cit)..................................       (454)          (97)        247
                                            -------      --------    --------
  Total stockholders' equity............     11,598        36,331      36,675
                                            -------      --------    --------
  Total liabilities and stockholders'
   equity...............................    $75,527      $128,814    $142,991
                                            =======      ========    ========

          See accompanying notes to consolidated financial statements.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                      YEAR ENDED          THREE MONTHS ENDED
                                     DECEMBER 31,              MARCH 31,
                                ------------------------  --------------------
                                 1995    1996     1997      1997       1998
                                ------  -------  -------  ---------  ---------
                                                              (UNAUDITED)
Total revenues................  $8,277  $12,366  $20,006  $   4,581  $   6,260
Operating expenses:
 Direct tower costs...........   1,868    2,849    4,138        856      1,305
 Selling, general and adminis-
  trative.....................   1,601    2,049    3,183        723        862
 Depreciation and amortiza-
  tion........................   1,908    2,709    4,903      1,027      1,755
                                ------  -------  -------  ---------  ---------
  Total operating expenses....   5,377    7,607   12,224      2,606      3,922
                                ------  -------  -------  ---------  ---------
Operating income..............   2,900    4,759    7,782      1,975      2,338
Interest expense..............   3,068    3,808    5,439      1,285      1,791
Other expenses................     414      150      514         33        --
                                ------  -------  -------  ---------  ---------
Income (loss) before income
 taxes and extraordinary
 item.........................    (582)     801    1,829        657        547
Income tax (expense) benefit..     217     (303)    (801)      (288)      (188)
                                ------  -------  -------  ---------  ---------
Income (loss) before extraor-
 dinary item..................    (365)     498    1,028        369        359
Extraordinary loss, net of tax
 benefit of $117, $272, and
 $371, respectively...........     207      451      619        --         --
                                ------  -------  -------  ---------  ---------
Net income (loss).............    (572)      47      409        369        359
Accretion of preferred stock..     --       --        52        --          15
                                ------  -------  -------  ---------  ---------
Net income (loss) available to
 common stockholders..........  $ (572) $    47  $    35  $     369  $     344
                                ======  =======  =======  =========  =========



          See accompanying notes to consolidated financial statements.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                          COMMON STOCK
                          -------------
                                                                        TOTAL
                                          ADDITIONAL    ACCUMULATED STOCKHOLDERS'
                          SHARES  VALUE PAID-IN CAPITAL   DEFICIT      EQUITY
                          ------- ----- --------------- ----------- -------------
Balances at December 31,
 1994...................   67,500  $ 1      $ 7,424        $ 71        $ 7,496
Allocation of redeemable
 preferred stock pro-
 ceeds to warrants......       --   --          500          --            500
Net loss................       --   --           --        (572)          (572)
                          -------  ---      -------        ----        -------
Balances at December 31,
 1995...................   67,500    1        7,924        (501)         7,424
Shares of common stock
 issued in acquisition..    6,481   --        4,127          --          4,127
Conversion of warrants
 to common stock........    1,350   --           --          --             --
Net income..............       --   --           --          47             47
                          -------  ---      -------        ----        -------
Balances at December 31,
 1996...................   75,331    1       12,051        (454)        11,598
Conversion of warrants
 to common stock........   24,265   --           --          --             --
Conversion of warrants
 with put feature to
 common stock...........   12,462   --          174          --            174
Sale of common stock,
 net of issuance costs..   36,049    1       23,201          --         23,202
Common stock issued in
 connection with tower
 acquisition............    1,442   --        1,000          --          1,000
Net income..............       --   --           --         409            409
Accretion of redeemable
 preferred stock........       --   --           --         (52)           (52)
                          -------  ---      -------        ----        -------
Balances at December 31,
 1997...................  149,549  $ 2       36,426         (97)        36,331
Net income (unaudited)
 .......................      --   --           --          359            359
Accretion of redeemable
 preferred stock
 (unaudited) ...........      --   --           --          (15)           (15)
                          -------  ---      -------        ----        -------
Balances at March 31,
 1998 (unaudited) ......  149,549  $ 2      $36,426        $247        $36,675
                          =======  ===      =======        ====        =======


          See accompanying notes to consolidated financial statements

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                  YEAR ENDED          THREE MONTHS ENDED
                                 DECEMBER 31,              MARCH 31,
                            ------------------------  --------------------
                             1995    1996     1997      1997       1998
                            ------  -------  -------  ---------  ---------
                                                          (UNAUDITED)       ---
Cash flows from operating
 activities:
 Net income (loss)......... $ (572) $    47  $   409  $     369  $     359
 Adjustments to reconcile
  net income (loss) to net
  cash
  provided by operating
  activities:
  Depreciation and amorti-
   zation..................  1,908    2,709    4,903      1,027      1,755
  Accretion of debt dis-
   counts..................    202      808      121        109        111
  Deferred income taxes....   (334)      31      430        288        190
  Deferred loan costs writ-
   ten-off.................    324      --       990        --         --
 Changes in assets and lia-
  bilities:
  Increase in accounts re-
   ceivable, net...........   (203)    (218)    (205)      (709)       (63)
  (Increase) decrease in
   prepaid expenses and
   other current assets....   (109)    (111)      74       (239)      (265)
  Increase (decrease) in
   accounts payable........     59      231    2,090        194     (2,122)
  Increase (decrease) in
   accrued interest pay-
   able....................     14       59      463         67     (1,057)
  Increase (decrease) in
   deferred revenues and
   other...................    332     (417)   1,061        143      1,152
                            ------  -------  -------  ---------  ---------
   Total adjustments.......  2,193    3,092    9,927        880       (299)
                            ------  -------  -------  ---------  ---------
   Net cash provided by op-
    erating activities.....  1,621    3,139   10,336      1,249         60
                            ------  -------  -------  ---------  ---------
Cash flows from investing
 activities:
 Payments for purchases of
  towers and related as-
  sets..................... (7,351) (14,249) (56,075)   (11,795)   (15,484)
 Proceeds from the sale of
  land.....................     24      --       --         --         --
 Payments for purchases of
  land.....................   (500)  (1,124)   (933)       (100)        (5)
                            ------  -------  -------  ---------  ---------
   Net cash used in invest-
    ing activities......... (7,827) (15,373) (57,008)   (11,895)   (15,489)
                            ------  -------  -------  ---------  ---------
Cash flows from financing
 activities:
 Proceeds from borrowings
  on long-term debt........  4,646   39,850   70,800     11,262     15,544
 Proceeds from issuance of
  common stock.............    --       --    23,202        --         --
 Proceeds from issuance of
  preferred stock..........  4,133      367      --         --         --
 Payments of long-term
  debt..................... (1,680) (28,736) (45,633)       --         --
 Payments of deferred loan
  costs and interest rate
  cap......................    (98)  (1,060)    (793)       --         --
                            ------  -------  -------  ---------  ---------
   Net cash provided by
    (used in) financing ac-
    tivities...............  7,001   10,421   47,576     11,262     15,544
                            ------  -------  -------  ---------  ---------
   Net increase (decrease)
    in cash and cash equiv-
    alents.................    795   (1,813)     904        616        115
Cash and cash equivalents
 at beginning of period....  1,110    1,905       92         92        996
                            ------  -------  -------  ---------  ---------
Cash and cash equivalents
 at end of period.......... $1,905  $    92  $   996  $     708  $   1,111
                            ======  =======  =======  =========  =========
Supplemental disclosure of
 cash flow information--
 cash paid during the pe-
 riod for interest......... $2,915  $ 2,925  $ 3,902  $     656  $   1,919
                            ======  =======  =======  =========  =========

          See accompanying notes to consolidated financial statements.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   DECEMBER 31, 1995, 1996 AND 1997 AND MARCH 31, 1997 AND 1998 (UNAUDITED)

(1)SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Basis of Presentation

  The accompanying consolidated financial statements reflect the financial position, results of operations, and cash flows of American Tower Corporation and its wholly-owned subsidiaries, collectively referred to as ATC or the Company. All significant intercompany transactions and balances have been eliminated.

 (b) Description of Business

  The primary business of the Company is the leasing of antenna and transmitter space on communication towers to companies using or providing cellular telephone, paging, microwave and specialized mobile radio services. The Company currently owns and operates communication tower sites located primarily in the western, eastern and southern United States.

 (c) Interim Financial Information

  The unaudited financial statements for the three months ended March 31, 1997 and 1998 are presented for comparative purposes only and have been prepared on a basis substantially consistent with that of the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments, which are of a normal and recurring nature, considered necessary for a fair presentation. Operating results for the three-month periods ended March 31, 1997 and 1998 are not necessarily indicative of the results that may be expected for a full year.

 (d) Cash Equivalents

  Cash equivalents consist of short-term investments with an original maturity of three months or less.

 (e) Rental Towers and Related Fee Based Assets

  Rental towers and related fee based assets are stated at cost. Depreciation on rental towers and related fee based assets is calculated on the straight-line method over the estimated useful lives of the assets which range from 3 to 25 years.

 (f) Other Assets

  Other assets include licenses and permits which are amortized on a straight-line basis over their expected period of benefit, 25 years, and a noncompete agreement with a stockholder which is being amortized on a straight-line basis over its seven year term. Also included are deferred loan costs associated with various debt issuances which are amortized over the terms of the related debt based on the amount of outstanding debt using the interest method.

 (g) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

  The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs of disposal. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

 (h) Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (i) Fair Value of Financial Instruments

  SFAS No. 107, Disclosure about Fair Value of Financial Instruments requires the Company to disclose estimated fair values for its financial instruments. Fair value estimates are made at discrete points in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision.

  The Company believes that the carrying amounts of its financial instrument current assets and current liabilities approximate the fair value of such items due to their short-term nature. The carrying amount of long-term debt approximates its fair value because the interest rates approximate market.

 (j) Revenue Recognition

  Revenues are recognized as tower services are provided. Amounts billed or received prior to services being performed are deferred until such time as the revenue is earned.

 (k) Stock Option Plan

  On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board (APB) Opinion No. 25 and provide pro forma net income disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure requirements of SFAS No. 123.

 (l) Interest Rate Cap Agreements

  The Company was party to a financial instrument to reduce its exposure to fluctuations in interest rates. The purchase price of the interest rate cap agreements was capitalized and included in prepaid expenses in the accompanying consolidated balance sheets and amortized over the life of the agreements using the straight-line method. The interest rate cap agreements expired in December 1997.

 (m) Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (n) Reclassifications

  Certain reclassifications have been made to prior period amounts in order to conform to the current presentation.

(2)RENTAL TOWERS AND RELATED FEE BASED ASSETS

 Asset Acquisitions

  In December 1995, the Company acquired in a single transaction substantially all of the tower sites and locations of CSX Realty Development Corporation
(CSX) for $9,750,000 which was funded through cash and

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES seller financed debt. In addition during 1995, the Company acquired 81 other tower sites in several unrelated transactions.

  In October 1996, the Company acquired in a single transaction substantially all of the tower sites and locations of Prime Communications Sites Holdings LLC and its subsidiary (Prime) for approximately $15.3 million which was funded through borrowings under the Company's credit facility, seller financed debt and the issuance of common stock of the Company to the seller. In addition, during 1996 the Company acquired four other tower sites in two unrelated transactions.

  In July 1997, the Company acquired in a single transaction 32 tower sites for approximately $11.8 million which was funded through borrowings under the Company's credit facility. In addition, during 1997 the Company acquired 89 tower sites in several unrelated transactions totaling $25.2 million. The purchase price for all acquisitions has been allocated to the land, towers and related fee based assets and licenses and permits based on their respective estimated fair values.

  The following unaudited pro forma information represents the consolidated results of operations of the Company as if the 1997 acquisitions had occurred on January 1, 1996, and the 1996 acquisitions had occurred on January 1, 1995 (in thousands):

                                                       1995     1996     1997
                                                      -------  -------  -------
   Rental revenue.................................... $10,575  $17,290  $21,578
   Operating income.................................. $ 3,737  $ 7,835  $ 9,039
   Net loss.......................................... $(1,442) $(2,002) $  (326)

  The pro forma information is not necessarily indicative of operating results that would have occurred if each acquisition had been consummated as of the respective dates, nor is it necessarily indicative of future operating results. The actual results of operations of the acquired assets are included in the Company's consolidated financial statements only from the date of acquisition.

TOWER DISPOSAL

  On January 13, 1997, the Company entered into a binding letter agreement with a related shareholder and director to sell 45 communication towers for a purchase price of $700,000. The closing of this transaction occurred during March 1997. At the closing, the Company sold the communication towers to the shareholder in exchange for a $700,000 reduction in payments owed under the subordinated note payable to the shareholder issued in October 1994. See note 6 for further discussion. Due to the agreement, the related assets have been reflected as assets held for resale on the December 31, 1996 balance sheet.

(3)PREPAID EXPENSES AND OTHER CURRENT ASSETS

  Prepaid expenses and other current assets consisted of the following (in thousands):

                                                       DECEMBER
                                                          31,
                                                       ---------  MARCH 31,  ---
                                                       1996 1997    1998
                                                       ---- ---- -----------
                                                                 (UNAUDITED)
Prepaid land leases................................... $619 $637    $727
Other current assets..................................  174   82     257
                                                       ---- ----    ----
                                                       $793 $719    $984
                                                       ==== ====    ====

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

(4)OTHER ASSETS

  Other assets consisted of the following (in thousands):

                                                       DECEMBER 31,
                                                       -------------  MARCH 31,
                                                        1996   1997     1998
                                                       ------ ------ -----------
                                                                     (UNAUDITED)
Deferred loan costs, net.............................. $1,009 $  751     $719
Licenses and permits, net.............................  4,428  5,898    6,289
Noncompete costs, net.................................    623    538      502
Other assets..........................................    209    245      275
                                                       ------ ------   ------
                                                       $6,269 $7,432   $7,785
                                                       ====== ======   ======

(5)DEFERRED REVENUES AND OTHER CURRENT LIABILITIES

  Deferred revenues and other current liabilities consisted of the following (in thousands):

                                                          DECEMBER
                                                             31,
                                                         -----------  MARCH 31,
                                                         1996  1997     1998
                                                         ---- ------ -----------
                                                                     (UNAUDITED)
Deferred revenues....................................... $201 $1,125   $1,799
Deferred compensation contracts.........................  300    150      150
Accrued expenses and other..............................  477    850    1,328
                                                         ---- ------   ------
                                                         $978 $2,125   $3,277
                                                         ==== ======   ======

(6)LONG-TERM DEBT

  On October 11, 1996, the Company entered into a senior credit facility (the Credit Facility) in connection with the acquisition of the communication towers from Prime as discussed in note 2. The Credit Facility was extinguished during 1997 in connection with the Company entering into a new Senior Credit Agreement, discussed in further detail below.

  The Credit Facility included a $23 million revolving line of credit, which included a sub-allotment for letters of credit, and a $37 million term loan facility. The Company utilized the proceeds of the term loan to (i) repay $21.6 million of principal and interest to its existing senior lenders, (ii) prepay in full $6.1 million of principal and interest to its senior subordinated lender, and (iii) to fund $8.6 million of the purchase price for the Prime acquisition.

  The Credit Facility incurred interest at LIBOR plus 275 basis points for interest periods ranging up to five months; thereafter, the credit facility incurred interest at LIBOR plus an applicable margin, not to exceed 275 basis points, based upon a defined leverage ratio, for interest periods of one, three or six months. The term loan and the revolving Credit Facility required principal amortization with quarterly payments totaling $5.6 million in 1999. The Credit Facility contained restrictions on payment of dividends, and set forth minimum operating cash flows, as defined, to be attained by the Company.

  Immediately prior to entering into the Credit Facility in October 1996, the Company owed its senior lenders $21.5 million under a term loan, revolving line of credit and acquisition line of credit facilities which had been amended and extended in December 1995. The outstanding balance of the prior senior agreement bore interest at LIBOR plus 275 basis points. In conjunction with entering into the Credit Facility, the Company expensed $451,000, net of taxes, of deferred loan and other financing costs associated with prior credit facilities. In conjunction with the amendment of the Company's senior credit agreement in December 1995, the Company expensed $207,000, net of taxes, of deferred loan and other financing costs associated with prior credit facilities. Such deferred loan and other financing costs written off in 1995 have been reflected as extraordinary losses in the consolidated statements of operations.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

  On June 30, 1997, the Company entered into a new senior credit agreement (the Credit Agreement). The Credit Agreement includes a $100 million revolving line of credit, which includes a sub-allotment for letters of credit and a $25 million term loan facility. In connection with entering into the Credit Agreement, the Company expensed $619,000, net of taxes, of deferred loan and other financing costs associated with the prior credit facility. These deferred loan and other financing costs written off in 1997 have been reflected as extraordinary loss in the consolidated statements of operations.

 SELLER ACQUISITION FINANCING

  In connection with the acquisition of the towers and related sites in October 1996 as more fully discussed in note 2 and above, the Company issued an aggregate of $2.5 million of subordinated term notes to certain sellers. Payment terms required (i) a single installment on October 11, 2004 or (ii) immediate payment upon an initial public offering. The subordinated term notes incurred interest at 11% payable quarterly commencing January 1997. During 1997 these notes were fully repaid.

  Long-term debt consists of the following (in thousands):

                                               DECEMBER 31,
                                              ----------------     MARCH 31,
                                               1996     1997       1998
                                              -------  -------  -----------
                                                                (UNAUDITED)
Term note payable, due in quarterly payments
 beginning in September 1999, interest at a
 base rate, as defined......................  $   --   $70,800    $86,350
Term note payable, due in quarterly payments
 beginning in January 1999, interest at
 8.38% until May 1997 at which time interest
 is LIBOR plus a maximum of 2.75%. Balance
 repaid during 1997.........................   39,850      --         --
Seller financing, noninterest-bearing
 secured note payable, due in annual
 installments commencing December 20, 1996
 through December 20, 2000..................    6,313    5,313      5,313
Subordinated note payable to shareholder,
 interest payable in quarterly installments
 at 10.5% per annum; payment of principal
 due in annual installments beginning
 November 15, 2001; original principal
 reduced by value of stock warrant (see note
 9). Balance repaid during 1997.............    3,000      --         --
Subordinated notes payable, interest payable
 in quarterly installments at 11.0% per
 annum; single installment due October 2004.
 Balance repaid during 1997.................    2,561      --         --
Noninterest-bearing unsecured note payable,
 maturing in 1999...........................      500      500        500
Note payable, due in quarterly installments
 commencing January 1, 1995 bearing interest
 at 10%. Balance repaid during 1997.........      300      --         --
Other.......................................       43       34         34
Discounts associated with noninterest-
 bearing obligations........................   (1,671)  (1,169)    (1,058)
Discount assigned to stock warrants (see
 note 9)....................................      (50)     --         --
                                              -------  -------    -------
  Total long-term debt......................   50,846   75,478     91,139
Less current portion........................    1,075    1,000      1,000
                                              -------  -------    -------
  Long-term debt excluding current portion..  $49,771  $74,478    $90,139
                                              =======  =======    =======

  The Company was party to a financial instrument in order to reduce its exposure to fluctuations in interest rates. The agreement provided for the third parties to make payments to the Company whenever a defined floating interest rate exceeded 10 percent per annum. No such payments were made in 1995 or 1996. Payments on the interest rate cap agreements were based on the notional principal amount of the agreements; no funds were actually borrowed or are to be repaid as of December 31, 1996. The unamortized portion of the purchase price was approximately $107,000 and $50,000 at December 31, 1995 and 1996, respectively. $5,000,000 under this interest rate cap agreement expired in 1995 and the remaining $9,000,000 agreement expired in December 1997.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

  The aggregate annual maturities of long-term debt (not reduced for discount rates on noninterest-bearing obligations) for each of the five years subsequent to December 31, 1997 are as follows (in thousands):

            YEAR ENDING
            DECEMBER 31,
            ------------
            1998................................. $ 1,000
            1999.................................   2,250
            2000.................................   6,457
            2001.................................   5,000
            2002.................................   8,300
            Thereafter...........................  53,640
                                                  -------
                                                  $76,647
                                                  =======

(7)FEDERAL INCOME TAXES

  Income tax expense for the years ended December 31, 1995, 1996, and 1997 consisted of the following (in thousands):

                                                                1995   1996 1997
                                                               ------  ---- ----
   Current.................................................... $  --   $--  $--
   Deferred...................................................   (217)  303  801
                                                               ------  ---- ----
                                                               $(217)  $303 $801
                                                               ======  ==== ====

  Income tax expense at December 31, 1995, 1996 and 1997 differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before taxes and extraordinary items as follows (in thousands):

                                                               1995   1996 1997
                                                               -----  ---- ----
   Computed "expected" tax expense (benefit).................. $(198) $272 $622
   State taxes................................................    29    28   30
   Adjustment of prior taxes..................................   --    --   112
   Other......................................................   (48)    3   37
                                                               -----  ---- ----
     Total.................................................... $(217) $303 $801
                                                               =====  ==== ====

  At December 31, 1997, the Company had net operating loss carryforwards
(NOLs) of approximately $14,285,000 for U.S. Federal income tax purposes. The NOLs, if unused, will expire between 2008 and 2012. The portion of the NOLs which existed prior to October 15, 1994 are subject to annual limitations imposed by the Internal Revenue Code under Section 382. The current NOL balance is subject to limitations should a change in ownership occur.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1997 are as follows (in thousands):

                                                                    1996   1997
                                                                   ------ ------
   Deferred tax assets:
    Net operating loss carryforward..............................  $3,472 $5,357
    Accrued liabilities..........................................      64     92
    Other........................................................      72     67
                                                                   ------ ------
     Net deferred tax assets.....................................   3,608  5,516
                                                                   ------ ------
   Deferred tax liability--rental towers and related fee based assets, principally due to differences in basis for financial
    reporting purposes and tax purposes..........................   9,945 12,283
                                                                   ------ ------
     Net deferred tax liability..................................  $6,337 $6,767
                                                                   ====== ======

  There is no valuation allowance at December 31, 1996 and 1997 recorded against the deferred tax assets. It is the opinion of management that the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies will more likely than not result in the realization of the deferred tax assets.

(8)REDEEMABLE PREFERRED STOCK

  In December 1995, the Company completed a private placement offering to its existing security holders to sell up to 22,500 newly created shares of Series A Redeemable Preferred Stock, $0.01 par value (Series A Preferred Stock), at $200 per share. Net proceeds to the Company were approximately $4,500,000.

  The shares of Series A Preferred Stock were sold together with 10-year warrants to purchase a total of 22,500 shares of common stock at a nominal exercise price. The Company determined the warrants to have an estimated fair value of $500,000 at the offering date which was recorded as additional paid-in capital and a reduction of the outstanding Series A Preferred Stock. As of December 31, 1997, all of these warrants had been exercised.

  Each share of Series A Preferred Stock has a liquidation preference of $200 per share. The Company at its option can redeem any or all the outstanding shares of preferred stock for $200 per share. The Company is required to redeem all such shares at a price of $200 per share upon the occurrence of (i) a public offering or (ii) a change of control. The preferred shares have no voting or dividend rights.

(9)STOCKHOLDERS' EQUITY

  In conjunction with the acquisition of Bowen-Smith Holdings, Inc., the Company issued warrants to the senior subordinated debt holder for 12,462 shares of common stock with an exercise price of $.01 per share. This warrant was immediately exercisable into common stock of the Company. The Company determined this warrant to have an estimated market value of $600,000 at the acquisition date which was recorded as additional paid-in capital and a reduction of the outstanding principal of the senior subordinated note payable. The Company recorded accretion of the debt discount of $75,000 and $59,000 for the years ended December 31, 1995 and 1996, respectively. As discussed further in note 6, the Company prepaid the senior subordinated debt holder in connection with the October 1996 amendment and extension of the Company's senior credit facility. The remaining unamortized debt discount of $450,000 was included as an extraordinary loss on the consolidated statement of operations for the year ended December 31, 1996. The senior subordinated warrant holder could require the Company to purchase the stock warrants beginning in October 2002. The put amount was defined in the warrant agreement with the senior subordinated lender. At December 31, 1996, the accompanying consolidated financial statements include an accrual for $174,000 related to the put feature of the warrants granted to the senior subordinated lender. These warrants were exercised and the put retired on June 30, 1997.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

  During 1994, a warrant was also issued to a stockholder for 3,115 shares of common stock with a nominal exercise price. Due to certain restrictions as to the exercisability of this warrant, it was determined to have a value of $75,000. This amount is reduced against the principal amount of the subordinated note payable to stockholder. The Company recorded accretion of the debt discount of $12,000 for each of the years ended December 31, 1995 and 1996. This warrant was exercised in 1997 in connection with the retirement of the subordinated note payable to stockholder.

  In June 1997, the Company completed a private placement offering of 36,049 shares of common stock with Clear Channel Communications, Inc. whereby the Company raised proceeds of $23 million, net of issuance costs of approximately $2 million.

(10)STOCK OPTION PLAN

  In 1995, the Company adopted a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 9,231 shares of common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. All stock options have 10-year terms and vest and become fully exercisable after a range of 3 to 4 years from the date of grant.

  At December 31, 1997, there were 2,731 additional shares available for grant under the Plan. The per share weighted-average value of stock options granted during 1995, 1996, and 1997 was $37, $192, and $233, respectively, on the date of grant, using the Black Scholes model with the following assumptions: risk-free interest rate of 5.71% for the 1995 options, 6.58% for the 1996 options, and 6.50% for the 1997 options, expected life of 8 years, expected volatility of 0%, and an expected dividend yield of 0%.

  The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below (in thousands):

                                                               1995   1996  1997
                                                               -----  ----  ----
   Net income (loss)
   As reported................................................ $(572) $ 47  $377
   Pro forma..................................................  (579) (231)   73

  At December 31, 1996, the range of exercise prices and weighted average remaining contractual life of outstanding options was $100-$475, and 3.7 years, respectively. At December 31, 1997, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $100-- $475, and 7 years, respectively. Stock option activity during the periods indicated is as follows:

                                                                WEIGHTED AVERAGE
                                               NUMBER OF SHARES  EXERCISE PRICE
                                               ---------------- ----------------
   Balance at December 31, 1994                        --             $--
    Granted...................................      1,100              100
                                                    -----             ----
   Balance at December 31, 1995...............      1,100              100
    Granted...................................      4,600              475
    Forfeited.................................       (500)             100
                                                    -----             ----
   Balance at December 31, 1996...............      5,200              432
    Granted...................................      1,300              475
    Forfeited.................................         --              --
                                                    -----             ----
   Balance at December 31, 1997...............      6,500             $440
                                                    =====             ====

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

  At December 31, 1996 and 1997, the number of options exercisable was 116 and 1,805, respectively, and the weighted-average exercise price of these options was $100 and $392 per share respectively.

(11)RELATED PARTY TRANSACTIONS AND COMMITMENTS

 LEASES

  In the ordinary course of business the Company leases land and buildings under long-term (ranging from one to ten years) operating leases. Total rent expense relating to land and building leases was approximately $459,000, $665,000, $1,285,000, $307,000 and $457,000 for the years ending December 31,
1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, respectively.

Minimum future lease payments for the years ending December 31, are as follows (in thousands):

   1998................................................................ $ 1,517
   1999................................................................   1,363
   2000................................................................   1,223
   2001................................................................   1,271
   2002................................................................     829
   Thereafter..........................................................   4,237
                                                                        -------
     Total minimum lease payments...................................... $10,440
                                                                        =======

 RELATED PARTY TRANSACTIONS

  The Company has entered into consulting agreements with three shareholders. The total management payments under these agreements was $300,000 for each of the years ended December 31, 1996 and 1997, respectively, and future minimum payments required by these management agreements are $300,000 and $262,500 for the years ended December 31, 1998 and 1999, respectively.

  The Company was subject to a management agreement, which was terminated during 1997, with a private investment firm which is a significant shareholder of the Company. The Company paid $127,000 and $342,725 to this investment firm during the years ended December 31, 1996 and 1997, respectively. The Company's president and chairman, as well as another director are the principal executive officers in the private investment firm.

  The Company leases land for certain of its tower sites from an entity owned by a shareholder. During the years ended December 31, 1996 and 1997, rental expense relating to these land leases totaled $35,000 and $63,000, respectively. Additionally, prior to 1997, the Company leased its office facility from the same entity. Annual expense for the office facility approximated $48,000 per year. The same shareholder is President of a tower fabrication and construction company. The Company has acquired the majority of its new towers from this entity, and during the years ended December 31, 1996 and 1997, the Company made payments of $1,710,000 and $3,057,000 respectively, to this entity.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

(12)SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES

  The Company had the following noncash financing and investing activities (in thousands):

                                                              1995  1996  1997
                                                             ------ ----- -----
   Notes payable issued for tower acquisitions.............  $8,164 2,361   --
   Common stock issued for acquisitions....................     --  4,127 1,000
   Reduction of note payable in connection with disposal of
    towers.................................................     --    --    700
   Put accrual written-off.................................     --    --    174
   Notes payable issued for noncompete agreements..........     160   --    --
   Accrued acquisition costs...............................     150   --    --
   Accrued debt refinancing costs..........................     100    --   --

(13)MERGER AGREEMENT

  In December 1997, the Company entered into a Merger Agreement with American Tower Systems Corporation (ATS) which, subject to certain conditions, will result in the merger of the Company into ATS. The merger is scheduled to be completed during the first half of 1998.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
OPM-USA-INC.
Sarasota, Florida

  We have audited the accompanying balance sheets of OPM-USA-INC. (the "Company") as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity (deficiency), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
March 2, 1998

                                  OPM-USA-INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996

                                                          1997         1996
                                                       -----------  ----------
ASSETS
CURRENT ASSETS:
  Cash................................................ $   790,267  $   28,673
  Accounts receivable.................................     349,628         --
  Prepaid expenses and other current assets...........     268,236      60,830
                                                       -----------  ----------
    Total current assets..............................   1,408,131      89,503
PROPERTY AND EQUIPMENT, Net...........................  15,333,257   2,694,349
OTHER ASSETS..........................................      93,776      91,049
                                                       -----------  ----------
TOTAL................................................. $16,835,164  $2,874,901
                                                       ===========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
  Accounts payable.................................... $ 2,104,929  $  708,003
  Accrued compensation................................     177,210         --
  Accrued expenses....................................     189,233       2,384
  Deferred revenue....................................     804,705      18,932
  Current maturities of long-term debt................       1,744       1,587
                                                       -----------  ----------
    Total current liabilities.........................   3,277,821     730,906
                                                       -----------  ----------
LONG-TERM DEBT........................................  16,333,310   1,600,853
                                                       -----------  ----------
COMMITMENTS AND CONTINGENCIES.........................         --          --
                                                       -----------  ----------
STOCKHOLDERS' EQUITY (DEFICIENCY):
  Common stock: $1.00 par value; 100 shares
   authorized; 100 shares issued and outstanding
   (including treasury shares)........................         100         100
  Additional paid-in capital..........................     999,956     999,956
  Accumulated deficit.................................  (2,276,023)   (456,914)
  Treasury stock, at cost, 10 shares at December 31,
   1997...............................................  (1,500,000)        --
                                                       -----------  ----------
    Total stockholders' equity (deficiency)...........  (2,775,967)    543,142
                                                       -----------  ----------
TOTAL................................................. $16,835,164  $2,874,901
                                                       ===========  ==========


                       See notes to financial statements.

                                  OPM-USA-INC.

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                           1997        1996
                                                        -----------  ---------
REVENUES--Tower revenue................................ $   863,258  $  60,402
EXPENSES:
  Operating expenses, excluding depreciation and amor-
   tization............................................   1,145,699    280,868
  Depreciation and amortization........................     428,499     43,230
  General and administrative expenses..................     488,496    138,967
                                                        -----------  ---------
OPERATING LOSS.........................................  (1,199,436)  (402,663)
                                                        -----------  ---------
OTHER INCOME (EXPENSE):
  Interest expense.....................................    (635,956)   (17,625)
  Other income.........................................      16,283      7,621
                                                        -----------  ---------
    Total other expense................................    (619,673)   (10,004)
                                                        -----------  ---------
NET LOSS............................................... $(1,819,109) $(412,667)
                                                        ===========  =========



                       See notes to financial statements.

                                  OPM-USA-INC.

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                ADDITIONAL
                         COMMON  PAID-IN   ACCUMULATED   TREASURY
                         STOCK   CAPITAL     DEFICIT       STOCK        TOTAL
                         ------ ---------- -----------  -----------  -----------
BALANCE, JANUARY 1,
 1996...................  $100   $  3,281  $   (44,247) $       --   $   (40,866)
  Net loss..............   --         --      (412,667)         --      (412,667)
  Contributed capital...   --     996,675          --           --       996,675
                          ----   --------  -----------  -----------  -----------
BALANCE, DECEMBER 31,
 1996...................   100    999,956     (456,914)         --       543,142
  Net loss..............   --         --    (1,819,109)         --    (1,819,109)
  Acquisition of trea-
   sury stock...........   --         --           --    (1,500,000)  (1,500,000)
                          ----   --------  -----------  -----------  -----------
BALANCE, DECEMBER 31,
 1997...................  $100   $999,956  $(2,276,023) $(1,500,000) $(2,775,967)
                          ====   ========  ===========  ===========  ===========



                       See notes to financial statements.

                                  OPM-USA-INC.

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                         1997         1996
                                                     ------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss........................................... $ (1,819,109) $  (412,667)
 Adjustments to reconcile net loss to net cash pro-
  vided by operating activities:
  Depreciation and amortization.....................      428,499       43,230
  Interest expense added to loan principal..........        2,400          900
  Changes in operating assets and liabilities:
    Prepaid expenses and other current assets.......     (207,406)     (60,830)
    Accounts receivable.............................     (349,628)         --
    Loan origination costs..........................      (35,000)     (88,167)
    Accounts payable and accrued expenses...........    1,760,985      655,049
    Deferred revenue................................      785,773       18,932
                                                     ------------  -----------
  Net cash provided by operating activities.........      566,514      156,447
                                                     ------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES--
 Purchase of property and equipment.................  (13,034,977)  (2,736,879)
                                                     ------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Capital contributions..............................          --       996,675
 Purchase of treasury stock.........................   (1,500,000)         --
 Proceeds from long-term debt.......................   14,731,638    1,602,556
 Repayment of long-term debt........................       (1,581)        (126)
                                                     ------------  -----------
 Net cash provided by financing activities..........   13,230,057    2,599,105
                                                     ------------  -----------
INCREASE IN CASH....................................      761,594       18,673
CASH, BEGINNING OF YEAR.............................       28,673       10,000
                                                     ------------  -----------
CASH, END OF YEAR................................... $    790,267  $    28,673
                                                     ============  ===========


                       See notes to financial statements.

                                 OPM-USA-INC.

                         NOTES TO FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1997 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  General--OPM-USA-INC. (the "Company") develops and manages telecommunication antenna site facilities in the Southeastern United States.

  Sale of Company--In September 1997, the Company's stockholders entered into an agreement to sell their common stock to American Tower Systems, Inc. ("ATSI") for a maximum purchase price of $105,000,000. The purchase price is contingent upon the actual number of towers to be built on sites identified by OPM and the cash flows generated from those towers. Approximately $21,300,000 was paid at closing. The sale closed on January 8, 1998. ATSI also agreed to provide financing on identified sites which are in various stages of receiving site permits to enable an additional 190 towers to be constructed. The aggregate amount of this financing is limited to $37,000,000, of which $5,784,156 was outstanding at December 31, 1997.

  Concentration of Credit Risk--The Company performs ongoing credit evaluation of its customers' financial condition. As of December 31, 1997, there are three customers which individually comprise approximately 47%, 17% and 16% of the Company's total revenue.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Property and Equipment--Property and equipment is stated at cost, less accumulated depreciation. Repairs and maintenance are charged to expense in the year incurred. Depreciation for financial statement purposes is computed using the straight-line method over the estimated useful lives of the assets. Telecommunication towers and antenna site equipment are depreciated over a period of 15 years, and office furniture, equipment, and automobiles are depreciated over the useful lives of the assets ranging from 5 to 7 years.

  Construction in Progress--The Company's tower construction expenditures are recorded as construction in progress until the assets are placed in service. The Company capitalizes subcontractor employee labor and overhead costs incurred in connection with the construction of towers. As assets are placed in service, they are transferred to the appropriate property and equipment category and depreciation commences.

  Other Assets--Other assets consist principally of deferred financing costs which are being amortized over a three-year period. Accumulated amortization aggregated $35,500 and $3,200 at December 31, 1997 and 1996, respectively.

  Long-Lived Assets--The Company records impairment losses on long-lived assets if events and circumstances indicate that the assets might be impaired. Recoverability of long-lived assets is determined by periodically comparing the forecasted, undiscounted net cash flows of the operations to which the assets relate to the carrying amount. Through December 31, 1997, no impairments requiring adjustments have occurred.

  Revenue Recognition and Deferred Revenue--Tower revenues are recognized as earned. Deferred revenue is recorded when tower rents are paid in advance of performance.

  Income Taxes--The Company is an S corporation for federal and state income tax purposes. The stockholders report any income or loss of the Company directly on their personal tax returns.

                                 OPM-USA-INC.

                    YEARS ENDED DECEMBER 31, 1997 AND 1996


2. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following at December 31:

                                                         1997         1996
                                                      -----------  ----------
   Land.............................................. $   575,102  $  110,000
   Telecommunication towers and antenna site equip-
    ment.............................................  11,525,984   1,559,302
   Office furniture, equipment and automobiles.......     326,439     109,893
   Construction in progress..........................   3,342,056     955,243
                                                      -----------  ----------
     Total...........................................  15,769,581   2,734,438
   Less accumulated depreciation.....................    (436,324)    (40,089)
                                                      -----------  ----------
   Property and equipment, net....................... $15,333,257  $2,694,349
                                                      ===========  ==========

3. COMMITMENTS AND CONTINGENCIES

  Lease Obligations--The Company leases office and antenna site facilities under various operating lease agreements expiring through the year 2016. The Company is committed to minimum rental payments under leases (exclusive of real estate taxes, maintenance and other related charges) at December 31, 1997, as follows:

   YEARS ENDING DECEMBER 31:
   -------------------------
   1998.......................................................... $   715,623
   1999..........................................................     737,092
   2000..........................................................     759,205
   2001..........................................................     781,981
   2002..........................................................     805,440
   Thereafter....................................................  14,176,317
                                                                  -----------
   Total......................................................... $17,975,658
                                                                  ===========

  Rent expense charged to operations for the years ended December 31, 1997 and 1996 amounted to $277,600 and $43,500, respectively.

  Contract Obligations--The Company has contract obligations for the erection of tower sites of $4,531,000 at December 31, 1997.

  Litigation--The Company periodically becomes involved in various claims and lawsuits that are incidental to its business. In the opinion of management, there are no matters currently pending which would, in the event of adverse outcome, have a material impact on the Company's financial position, the results of operations or liquidity.

4. CUSTOMER LEASES

  The Company leases space on its tower properties to customers for set periods of time. Long-term leases typically contain provisions for renewals and specified rent increases over the lease terms. The Company has minimum lease commitments from its customers under these leases at December 31, 1997, as follows:

                                  OPM-USA-INC.

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

   YEARS ENDING DECEMBER 31:
   -------------------------
   1998.......................................................... $ 1,375,980
   1999..........................................................   1,384,847
   2000..........................................................   1,394,065
   2001..........................................................   1,403,636
   2002..........................................................   1,582,977
   Thereafter....................................................  10,171,488
                                                                  -----------
                                                                  $17,312,993
                                                                  ===========

5. RELATED-PARTY TRANSACTIONS

  The Corporation has engaged with Atlantic Tower Construction, Inc. ("ATC"), a corporation 100% owned by the Company's existing stockholder, to construct certain telecommunication antenna site facilities. Payments to ATC aggregated $922,700 and $617,000 for the years ended December 31, 1997 and 1996, respectively.

  In January 1998, the Company's stockholder paid bonuses aggregating $600,000 to certain employees of the Company in connection with the sale of the Company. Such amounts will be expensed by the Company in 1998.

6. LONG-TERM DEBT

                                                         1997         1996
                                                      -----------  ----------
   Unsecured loan payable to stockholder, Owen P.
    Mills, in the original amount of $937,786, with
    no repayment terms, including interest at the
    rate of 8% per annum............................. $ 1,144,249  $  972,110
   Secured loan payable to Suntrust Bank in the
    original amount of $575,000. Suntrust Bank has
    made available a nonrevolving credit facility in
    an amount not to exceed $10,000,000 for sites and
    fully constructed antenna towers located thereon.
    The loan matures in three years, at which time
    the principal balance and accrued interest are
    payable in full. The rate of interest accrues on
    the outstanding principal balance of the loan
    based on a floating rate equal to 3% above the
    LIBOR rates......................................   9,350,500     575,000
   Secured loan payable to ATSI for financing con-
    struction of antenna towers and sites, including
    interest at a rate of 11.5% per annum............   5,784,156         --
   Unsecured mortgage loan payable to
    Goodwin/Woodhouse in the original amount of
    $25,000; interest payable at the rate of 9.5% per
    annum, due November 30, 2006.....................      23,293      24,874
   Secured loan payable to Huntington Bank in the
    original amount of $30,000, interest accrued at
    the rate of 8% per annum, principal and interest
    due March 31, 2013...............................      32,856      30,456
                                                      -----------  ----------
   Total.............................................  16,335,054   1,602,440
   Less current maturities...........................      (1,744)     (1,587)
                                                      -----------  ----------
   Long-term debt--net............................... $16,333,310  $1,600,853
                                                      ===========  ==========

  In connection with the sale of the Company, the loans to the stockholder, Suntrust Bank and ATS were paid in full (see Note 1).

                                  * * * * * *

                                                                     APPENDIX A


                      AMERICAN RADIO SYSTEMS CORPORATION

                                   FORM 10-K

                                      FOR

                                  YEAR ENDED

                               DECEMBER 31, 1997

The following Annual Report on Form 10-K of American Radio Systems Corporation
(ARS) for the year ended December 31, 1997 (the "1997 Form 10-K") was filed by ARS with the Securities and Exchange Commission on March 31, 1998.

The information included in Note 1--"Pending Sale of Radio Operations and Tower Separation", Note 10--"Tower Separation" and "Liquidity and Capital Resources-Tower Separation" in Management's Discussion and Analysis of Financial Conditions and Results of Operations of the 1997 Form 10-K is hereby supplemented by the following recent developments:

1. Based on an estimate of "fair market value" using available information as of June 2, 1998 of $22 7/16 per share of ATS common stock, the estimated Merger Tax Liability would be approximately $325.0 million, of which approximately $20.0 million will be borne by ARS and the remaining obligation (of approximately $305.0 million) will be paid by ATS. The estimated federal income tax liability will increase or decrease by approximately $20.5 million for each $1.00 increase or decrease in the "fair market value" per share of the ATS common stock.

2. The Company estimates, as of June 2, 1998, that closing date balance sheet adjustments based upon working capital and specified debt levels (including the liquidation preference of the ARS Cumulative Preferred Stock) of ARS and the taxes associated with such adjustments will result in a payment by ATS to CBS of not more than $83.0 million.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM 10-K

   FOR ANNUAL AND TRANSITION REPORTS PURSUANT TO SECTIONS 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

(MARK ONE)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
    ACT OF 1934 (FEE REQUIRED)

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997

                                      OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES ACT OF
    1934 (NO FEE REQUIRED)

                FOR THE TRANSITION PERIOD FROM       TO       .

                        COMMISSION FILE NUMBER 0-26102

                      AMERICAN RADIO SYSTEMS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              04-3196245
    (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)

               116 HUNTINGTON AVENUE BOSTON, MASSACHUSETTS 02116
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

                                (617) 375-7500
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

         SECURITIES REGISTERED PURSUANT TO SECTION 12 (B) OF THE ACT:

             TITLE OF EACH CLASS                    NAME OF EXCHANGE ON WHICH REGISTERED
             -------------------                    ------------------------------------
     Class A Common Stock, $.01 par value                 New York Stock Exchange

         SECURITIES REGISTERED PURSUANT TO SECTION 12 (G) OF THE ACT:
                               (TITLE OF CLASS)

                                     None

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days.  Yes [X]   No

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

  The aggregate market value of the voting and non-voting common equity stock held by non-affiliates of the registrant as of March 22, 1998 was approximately $1,279,338,600. As of March 22, 1998 24,746,510 shares of Class A Common Stock, 3,494,325 shares of Class B Common Stock and 1,295,518 shares of Class C Common Stock were issued and outstanding.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       AMERICAN RADIO SYSTEMS CORPORATION

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 PART I.
 ITEM 1.  Business......................................................     1
 ITEM 2.  Properties....................................................    10
 ITEM 3.  Legal Proceedings.............................................    10
 ITEM 4.  Submission of Matters to a Vote of Security Holders...........    11
 PART II.
 ITEM 5.  Market for the Registrant's Common Equity and Related
           Stockholder Matters..........................................    12
 ITEM 6.  Selected Financial Data.......................................    13
 ITEM 7.  Management's Discussion and Analysis of Financial Condition
           and Results of Operations....................................    16
 ITEM 8.  Financial Statements and Supplementary Data...................    22
 ITEM 9.  Changes In and Disagreements With Accountants On Accounting
           and Financial Disclosure.....................................    22
 PART III.
 ITEM 10. Directors and Executive Officers of the Registrant............    23
 ITEM 11. Executive Compensation........................................    25
 ITEM 12. Security Ownership of Certain Beneficial Owners and
           Management...................................................    28
 ITEM 13. Certain Relationships and Related Transactions................    31
 PART IV.
 ITEM 14. Exhibits, Financial Statement Schedule, and Reports on Form 8-
           K............................................................    32
          Signatures....................................................    33

INTRODUCTION

  American Radio Systems Corporation ("American," "ARS" or the "Company") desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. American's Annual Report on Form 10-K contains "forward-looking statements" including statements concerning projections, plans, objectives, future events or performance and underlying assumptions and other statements which are other than statements of historical fact. For a description of the important factors, among others, that may have affected and could in the future affect American's actual results and could cause American's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of American, see "Management's Discussion and Analysis of Financial Condition and Results of Operations".

  As used in this Form 10-K, (a) "Tower Subsidiary", "Tower" and "ATS" mean American Tower Systems Corporation (and include, unless the context otherwise indicates, all of its subsidiaries), (b) "ATC" means American Tower Corporation, (c) "ATC Merger" means the merger of ATC into ATS, (d) "American Radio", the "Company" and "ARS" mean American Radio Systems Corporation (and include, unless the context otherwise indicates, all of its subsidiaries), (e) "CBS" means CBS Corporation, (f) "CBS Merger" means the merger of ARS into a subsidiary of CBS, (g) "Tower Separation" means the separation of ATS from ARS which will occur pursuant to the CBS Merger, (h) "ATSI" means American Tower Systems (Delaware), Inc., a wholly-owned subsidiary of ATS which conducts the site acquisition business of ATS, (i) "ATSLP" means American Tower Systems, L.P., an indirect wholly-owned subsidiary of ATS, which conducts all of the communications site business of ATS other than the site acquisition business, and (j) "Operating Subsidiary" means each of ATSI and ATSLP.

                                    PART I

ITEM 1. BUSINESS.

GENERAL

  American is a national broadcasting company formed in 1993 to acquire, develop and operate radio stations throughout the United States in markets where it can be a leading radio operator (i.e., one of the top two radio operators in terms of local market revenues). As of December 31, 1997, the Company owned and/or operated approximately 100 radio stations in 21 markets consisting of Austin, Baltimore, Boston, Buffalo, Charlotte, Cincinnati, Dayton, Fresno, Hartford, Kansas City, Las Vegas, Pittsburgh, Portsmouth, Portland, Riverside/San Bernadino, Rochester, Sacramento, San Jose, Seattle, St. Louis and West Palm Beach and owned and/or operated approximately 760 wireless communication sites.

  ATS is a leading independent owner and operator of wireless communications towers in the U.S. ATS's primary business is the leasing of antennae sites on multi-tenant towers for a diverse range of wireless communications industries, including personal communications services, cellular, paging, specialized mobile radio, enhanced specialized mobile radio and fixed microwave services, as well as radio and television broadcasters. ATS also offers its customers network development services, including site acquisition, zoning, antennae installation, site construction and network design. These services are offered on a time and materials or fixed fee basis or incorporated into build to suit construction contracts. ATS intends to expand these services and to capitalize on its relationships with its wireless customers through major build to suit construction projects. ATS is also engaged in the video, voice and data transmission business, which it currently conducts in the New York City to Washington, D.C. corridor and in Texas.

  ATS is a holding company whose principal asset is all of the issued and outstanding capital stock of ATSI. In January 1998, ATSI transferred substantially all of its assets and business, other than its site acquisition business to ATSLP. ATSI and ATSLP are co-borrowers under ATS's loan agreement with the banks. References to ATS include ATS and its consolidated subsidiaries, including ATSI and ATSLP, unless the context otherwise requires.

  Pursuant to the CBS Merger, American Radio will become a wholly-owned subsidiary of CBS and each holder of ARS Common Stock, at the effective time of the CBS Merger, will receive for each share of ARS Common Stock held by such holder, $44.00 per share in cash and one share of ATS Common Stock of the same class as the ARS Common Stock to be surrendered. The balance of the shares of ATS owned by ARS will be distributed to holders of options to purchase ARS common stock and will be transferred to holders of ARS 7% Convertible Exchangeable Preferred Stock, $1,000 liquidation preference (Convertible Preferred Stock) upon conversion thereof. The CBS Merger has been approved by the ARS common stockholders and did not require approval of the CBS stockholders. Consummation of the CBS Merger is conditioned on, among other things, the expiration or earlier termination of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (HSR Act) waiting period and approval of the FCC of the transfer of control of ARS's radio broadcasting licenses. Subject to satisfaction of such conditions, the CBS Merger is expected to occur in the Spring of 1998. As a result of the Tower Separation, Tower will cease to be a subsidiary of, or otherwise be affiliated with ARS, and will thereafter operate as an independent publicly held company. See Pending Transactions.

RECENT TRANSACTIONS

  During 1997, the Company consummated the following station acquisitions, all of which were accounted for as purchases:

                                                                   AGGREGATE
                                                       NUMBER     PRELIMINARY
 DESCRIPTION/LOCATION                                OF STATIONS PURCHASE PRICE
 --------------------                                ----------- --------------
EZ Communications, Inc. ............................ 24 stations $830.0 million
Austin, TX..........................................  3 stations   28.7 million
Baltimore, MD.......................................  2 stations   90.0 million
Boston/Worcester, MA................................  3 stations   29.3 million
Charlotte, NC.......................................   1 station   10.0 million
Cincinnati, OH......................................   1 station   30.5 million
Dayton, OH..........................................  3 stations   15.6 million
Fresno, CA..........................................  2 stations    6.0 million
Lebanon, OH.........................................   1 station    3.0 million
Palm Springs, CA....................................   1 station    5.1 million
Portsmouth, NH......................................  4 stations    6.0 million
Rochester, NY.......................................  5 stations   35.0 million
Sacramento, CA......................................  3 stations   50.0 million
San Jose, CA........................................  2 stations   31.0 million

  Certain of these properties were operated by the Company prior to acquisition under local marketing agreements (LMA's).

  During 1997, the Company consummated the following station exchange transactions:

         GIVEN BY COMPANY                             RECEIVED BY COMPANY
----------------------------------- -------------------------------------------------------
                         NUMBER OF                           NUMBER OF  OTHER CONSIDERATION
   LOCATION               STATIONS          LOCATION          STATIONS   RECEIVED (GIVEN)
   --------              ----------         --------         ---------- -------------------
Philadelphia, PA........ 2 stations Charlotte, NC........... 5 stations              None
Charlotte, NC........... 1 station  Pittsburgh, PA.......... 1 station    $  20.0 million
Rochester, NY........... 3 stations Cincinnati, OH.......... 1 station     (16.0) million
Philadelphia, PA........ 1 station  Sacramento, CA.......... 2 stations              None
Sacramento, CA.......... 1 station  West Palm Beach, FL..... 3 stations    (33.0) million
New Orleans, LA......... 3 stations Seattle, WA............. 2 stations     (7.5) million

  During 1997, the Company disposed of the following properties:

                                                    NUMBER OF   CONSIDERATION
   LOCATION                                          STATIONS      RECEIVED
   --------                                         ---------- ----------------
Detroit, MI........................................ 1 station  $   20.0 million
Omaha, NE.......................................... 2 stations     38.0 million
Rochester, NY...................................... 1 station       0.7 million
Sacramento, CA..................................... 2 stations     29.0 million
San Jose, CA....................................... 1 station       3.2 million
Seattle, WA........................................ 1 station       1.8 million
St. Louis, MO...................................... 1 station      10.0 million
West Palm Beach, FL................................ 3 stations 29.0 million and a tower property

  The Company also acquired the New England Weather Service (NEWS), located in Hartford, CT, during 1997. The Company exercised an option to acquire NEWS which it had obtained in 1995; consideration paid consisted of an option purchase price of $1.0 million, which had been paid in 1995, and nominal purchase consideration at the time of closing.

  During 1997, the Tower Subsidiary consummated the following acquisitions:

                                                                  CONSIDERATION
   DESCRIPTION/LOCATION                     NUMBER OF TOWERS          GIVEN
   --------------------                     ----------------      -------------
Northern California................... 1 tower                    $2.0 million
Northern California................... 110 towers and a site      45.0 million
                                       management business
Mid-Atlantic/California/Texas......... 128 towers and video,      70.3 million
                                       voice and data transport
Massachusetts/Rhode Island/Oklahoma... 9 towers and a landsite     7.8 million
Connecticut/Rhode Island.............. 6 towers                    1.5 million
Southern California................... 56 towers and a site       33.5 million
                                       management business
Washington, D.C....................... 1 tower                     0.9 million
Pennsylvania.......................... 6 towers                    0.3 million
Maryland.............................. Building rights for 5       0.5 million
                                       towers
Georgia, North and South Carolina..... 21 towers and a site        5.4 million
                                       management business
Several geographic areas.............. Tower site development     13.0 million
                                       businesses
Massachusetts......................... 3 towers                    0.3 million


  In May 1997, the Tower Subsidiary and an unaffiliated party formed a limited liability corporation to own and operate communication towers which will be constructed on over 50 tower sites in northern California. The Tower Subsidiary paid approximately $0.8 million to the unaffiliated party and currently owns a 70% interest in the entity, with the remaining 30% owned by an unaffiliated party. The Tower Subsidiary is obligated to provide additional financing for the construction of these and any additional towers it may approve; the obligation for such 50 tower sites is estimated to be approximately $5.3 million. The accounts of the limited liability corporation are included in the consolidated financial statements with the other party's investment reflected as minority interest in subsidiary.

  For further information regarding these transactions, see the Consolidated Financial Statements.

 1998 Station Acquisitions and Dispositions:

  During the first quarter of 1998, the Company has consummated the following station exchange transactions:

         GIVEN BY COMPANY                             RECEIVED BY COMPANY
----------------------------------- -------------------------------------------------------
                         NUMBER OF                           NUMBER OF  OTHER CONSIDERATION
 LOCATION                 STATIONS  LOCATION                  STATIONS         GIVEN
 --------                ---------- --------                 ---------- -------------------
Dayton, OH.............. 6 stations Kansas City, MO......... 4 stations            None
Kansas City, MO......... 2 stations St. Louis, MO...........  1 station    $7.0 million

  During the first quarter of 1998, the Company has disposed of the following station:

                                                                  CONSIDERATION
  LOCATION                                     NUMBER OF STATIONS   RECEIVED
  --------                                     ------------------ -------------
Sacramento, CA................................      1 station      $4.0 million

  During the first quarter of 1998, the Company has consummated the following station acquisition:

                                                                  CONSIDERATION
LOCATION                                       NUMBER OF STATIONS     GIVEN
--------                                       ------------------ -------------
Riverside, San Bernadino/Sun City, CA.........     2 stations     $60.0 million

 1998 Tower Acquisitions:

  During the first quarter of 1998, the Tower Subsidiary consummated the following acquisitions:

                                                         NUMBER OF CONSIDERATION
 DESCRIPTION/LOCATION                                     TOWERS       GIVEN
 --------------------                                    --------- -------------
Tucson, AZ.............................................. 6 towers  $12.0 million
Palm Springs, CA........................................ 1 tower    0.75 million
Northern CA............................................. 11 towers  11.8 million

  In January 1998, the Tower Subsidiary consummated an agreement to acquire all of the outstanding stock of Gearon & Co. Inc. (Gearon), a company based in Atlanta, Georgia, for an aggregate purchase price of approximately $80.0 million consisting of approximately $32.0 million in cash and assumed liabilities and the issuance of approximately 5.3 million shares of Tower Class A Common Stock. Gearon is engaged in site acquisition, development, construction and facility management of wireless network communications facilities on behalf of its customers and owns or has under construction approximately 40 tower sites. Following consummation, the Tower Subsidiary granted options to acquire up to 1,200,000 shares of Class A Common Stock at an exercise price of $13.00 to employees of Gearon.

  In January 1998, the Tower Subsidiary consummated the acquisition of OPM-USA-INC. (OPM), a company which owned approximately 90 towers at the time of acquisition. In addition, OPM is in the process of developing an additional 160 towers that are expected to be constructed during the next 12 to 18 months. The purchase price, which is variable and based on the number of towers completed and the forward cash flow of the completed OPM towers, could aggregate up to $105.0 million, of which approximately $21.3 million was paid at the closing. The Tower Subsidiary had also agreed to provide the financing to OPM to enable it to construct the 160 towers in an aggregate amount not to exceed $37.0 million (less advances as of consummation aggregating approximately $5.8 million).

  In January 1998, the Company transferred to the Tower Subsidiary 14 communications sites currently used by the Company and various third parties (with an ARS net book value of approximately $4.2 million), and the Company and the Tower Subsidiary entered into leases or subleases of space on the transferred towers. Two additional communications sites will be transferred and leases entered into following acquisition by the Company of the sites from third parties.

 Equity and Debt Financings

  January 1997 Private Offering: In January 1997, American sold 2,000,000 shares of 11 3/8% Cumulative Exchangeable Preferred Stock, $100 liquidation preference per share (the Cumulative Exchangeable Preferred Stock). Net proceeds from the offering were approximately $192.1 million. The Cumulative Exchangeable Preferred Stock is exchangeable at American's option for the Exchange Debentures. American has the option, on or prior to January 15, 2002, to pay dividends on the Cumulative Exchangeable Preferred Stock (and/or interest on the Exchange Debentures) in the form of additional shares of Exchangeable Preferred Stock (or Exchange Debentures). The Cumulative Exchangeable Preferred Stock and Exchange Debentures are redeemable for cash at any time after January 15, 2002 at the option of American, and American is required to redeem all of the Cumulative Exchangeable Preferred Stock outstanding on January 15, 2009.

  Credit Agreements: In January 1997, American entered into two credit agreements (the American Credit Agreement) pursuant to which American may borrow a maximum combined principal amount of $900.0 million, of which $150.0 million was available only to finance the repurchase of certain note obligations of EZ which were assumed by the Company in connection with the EZ Merger (the EZ Note commitment) and has since been cancelled. In October 1997, the Tower Subsidiary entered into the 1997 ATS Credit Agreement, which replaced the previously existing credit agreement. All amounts outstanding under the previous agreement were repaid with proceeds from the 1997 ATS Credit Agreement. The 1997 ATS Credit Agreement provides the Tower Subsidiary with a $250.0 million loan commitment based on ATS maintaining certain operational ratios and an additional $150.0 million loan at the discretion of ATS, which is available through June 2005.

  In order to facilitate future growth and, in particular, to finance its construction program, ATS is in the process of negotiating an amended and restated loan agreement with its senior lenders, pursuant to which the existing maximum borrowing of the Operating Subsidiaries would be increased from $400.0 million to $900.0 million, subject to compliance with certain financial ratios, and ATS would be able to borrow an additional $150.0 million, subject to compliance with certain less restrictive ratios. Borrowings under an amended loan agreement would also be available to finance acquisitions. There can be no assurance that such negotiations will result in the execution of definitive loan agreements on terms satisfactory to ATS.

PENDING TRANSACTIONS

  CBS Merger: In September 1997, the Company entered into a merger agreement with CBS which was amended and restated in December 1997 pursuant to which the Company will become a wholly-owned subsidiary of CBS and each holder of ARS Common Stock, at the effective time of the CBS Merger, will receive for each share of ARS Common Stock held by such holder, $44.00 per share in cash and one share of ATS Common Stock of the same class as the ARS Common Stock to be surrendered. The balance of the shares of ATS owned by ARS will be distributed to holders of options to purchase ARS common stock and will be transferred to holders of ARS Convertible Preferred Stock upon conversion thereof. The CBS Merger has been approved by the ARS common stockholders and did not require approval of the CBS stockholders. Consummation of the CBS Merger, is conditioned on, among other things, the expiration or earlier termination of the HSR Act waiting period and approval of the Federal Communications Commission (FCC) of the transfer of control of ARS's radio broadcasting licenses. Subject to satisfaction of such conditions, the CBS Merger is expected to occur in the Spring of 1998.

 Pending Radio Transactions:

  Portsmouth: In March 1998, entered into an agreement to sell the assets of WQSO-FM and WZNN-AM serving Rochester, New Hampshire and WERZ-FM and WMYF-AM, serving Exeter, New Hampshire for approximately $6.0 million. Subject to the receipt of FCC approval, the transaction is expected to be consummated in the second quarter of 1998.

  Portland, Sacramento, San Francisco and San Jose: In April 1997, the Company entered into an asset exchange agreement pursuant to which it will acquire KINK-FM, serving Portland, Oregon, KUFX-FM

(formerly KBRG-FM), serving Fremont/San Francisco, California, $2.0 million in a promissory note to ARS due September 30, 1998 or at the time of certain earlier events, and 150,000 shares of common stock of Latin Communications, Inc., in exchange for KBRG-FM (formerly KBAY-FM), serving San Jose, and KRRE-FM (formerly KSSJ-FM), serving Sacramento. The agreement also provides for the exchange of KINK-FM for KBRG-FM in the event regulatory approval for the exchange of KUFX-FM and KRRE-FM cannot be obtained. The Justice Department has approved the exchange of KRRE-FM for KUFX-FM. The transaction is expected to be consummated in the second quarter of 1998. The Company began programming and marketing KINK-FM and KUFX-FM pursuant to an LMA agreement in January 1998. At the same time the purchaser of KBRG-FM began programming and marketing KBRG-FM pursuant to an LMA agreement.

  Sacramento: In March 1998, the Company expects to enter into an asset exchange agreement pursuant to which, subject to the receipt of FCC approval, the Company's KRAK-FM would exchange FCC frequencies with another radio station also located in the Sacramento market for approximately $4.4 million.

  San Jose and Monterey: In March 1997, the Company entered into a merger agreement pursuant to which the Company will acquire the assets of KEZR-FM serving San Jose and KLUE-FM serving Monterey, California in exchange for approximately 723,000 shares of Class A Common Stock valued at approximately $20.0 million and $4.0 million in cash. In June 1997, the Company and the seller each received a Civil Investigative Demand from the Antitrust Division of the Department of Justice requesting certain documentary materials regarding the merger and the purchase, sale, trade or other transfer of radio stations in San Jose, California. Subject to the receipt of FCC approval and resolution of the matters raised by the Antitrust Division described above, the acquisition is expected to be consummated in the second half of 1998.

  San Jose: In October 1997, the Company entered into an agreement to sell KSJO-FM for approximately $30.0 million. Subject to the receipt of FCC approval, the transaction is expected to be consummated in the first half of 1998.

  St. Louis: In September 1997, the Company entered into an agreement to sell the assets of KFNS-AM serving the St. Louis, Missouri market for approximately $3.8 million. Subject to the receipt of FCC approval, the transaction is expected to be consummated in the second quarter of 1998.

  Temple: In May 1997, the Company entered into an agreement to acquire radio station KKIK-FM, licensed to Temple, Texas (in the Austin area) for approximately $3.7 million. Subject to the approval of the FCC, the transaction is expected to be consummated in the second quarter of 1998.

  West Palm Beach: In July 1997, the Company entered into an agreement to acquire WTPX-FM for approximately $11.0 million. The Company began programming and marketing the station pursuant to an LMA in June 1997. In October 1997, the Company entered into an agreement to terminate these agreements.

  In October 1997, the Company entered into an agreement to sell WEAT-AM serving West Palm Beach, Florida for approximately $1.5 million. Subject to the receipt of FCC approval, the transaction is expected to be consummated in the second quarter of 1998.

 Pending Tower Subsidiary Transactions:

  In December 1997, the Tower Subsidiary entered into a merger agreement with American Tower Corporation (ATC) pursuant to which ATC will merge with and into ATS which will be the surviving corporation. Pursuant to the ATC merger, ATS expects to issue an aggregate of approximately 31.1 million shares of ATS Class A Common Stock (including shares issuable upon exercise of options to acquire ATC common stock which will become options to acquire ATS Class A Common Stock). ATC is engaged in the business of acquiring, developing, and leasing wireless communications sites to companies using or providing cellular telephone, paging, microwave and specialized mobile radio services and is located in 31 states, primarily in the western, eastern and southern United States. Consummation of the transaction is subject to, among other things, the expiration or earlier termination of the HSR Act waiting period, and is expected to occur in the Spring of 1998.

  In January 1998, the Tower Subsidiary entered into an agreement to purchase the assets relating to a teleport business serving the Washington, D.C. area for a purchase price of approximately $30.5 million, subject to receipt of FCC approval. The facility is located in northern Virginia, inside of the Washington Beltway, on ten acres.

  In February 1998, the Tower Subsidiary entered into an agreement to acquire a tower in Sacramento, California for approximately $1.2 million.

  In March 1998, ATS entered into a letter of intent to acquire a company which is in the process of constructing approximately 40 towers in the Tampa, Florida area, of which seven are presently operational. The purchase price will be equal to ten times the "Current Run Rate Cash Flow" at the time of closing which is expected to occur in the Spring of 1999. The purchase price is payable in shares of Class A Common Stock (valued at market prices shortly prior to closing) and, at the election of the seller, cash in an amount not to exceed 49% of the purchase price. "Current Run Rate Cash Flow" means twelve
(12) times the excess of net revenues over direct operating expenses for the month preceding closing. ATS is obligated to advance construction funds to the seller in an aggregate amount not to exceed $12.0 million in the form of a secured note (guaranteed by the stockholders on a nonrecourse basis and secured by the stock of the seller), of which approximately $2.1 million has been advanced to date or will be advanced in April 1998.

  Unless otherwise noted, consummation of these pending transactions is expected to occur in the first half of 1998.

COMPETITION

 Radio Broadcasting

  The financial success of each of the Company's radio stations is dependent, to a significant degree, upon its audience ratings and its share of the overall radio advertising revenue within its geographic market and the popularity of its programming within that market and, to a lesser extent, on the economic health of the geographic market in which it operates. Radio broadcasting is a highly competitive business. Each of the Company's radio stations competes for audience share and advertising revenue directly with other media, such as billboards, newspapers, television, magazines, direct mail, compact discs and music videos. With the elimination of restrictions on the number of radio stations which may be owned nationally by a single operator and the liberalization of local ownership restrictions effected by the Telecommunications Act of 1996, the radio industry is experiencing a concentration of ownership, as a result of which, competition may intensify as a limited number of larger companies with greater resources emerges. See Federal Regulation of Radio Broadcasting below.

  The radio broadcasting industry is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems and by digital audio broadcasting (DAB). DAB may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats to local and national audiences. The radio broadcasting industry historically has grown in terms of total revenues despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes and compact discs. Another possible competitor to traditional radio is In Band On Channel (IBOC) digital radio. IBOC could provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional FM radio services.

  In addition to management experience, factors that may materially influence a station's competitiveness include the station's rank in its market, its authorized transmission power, general radio signal strength, audience characteristics, local program acceptance and the characteristics of other stations in the market area. The Company attempts to improve its competitive position in each market by devoting extensive research to its stations' programming, implementing advertising campaigns aimed at the demographic groups for which its stations program and managing its sales efforts to attract a larger share of advertising dollars.

 Tower Subsidiary

  ATS competes for antennae site customers with wireless carriers that own and operate their own tower networks and lease tower space to other carriers, site development companies that acquire space on existing towers for wireless providers and manage new tower construction, other national independent tower companies and traditional local independent tower operators. Wireless service providers that own and operate their own tower networks generally are substantially larger and have greater financial resources than ATS. ATS believes that tower location and capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting owners, operators and managers of communications sites.

  ATS competes for acquisition and new tower construction site opportunities with wireless service providers, site developers and other independent tower operating companies, as well as financial institutions. ATS believes that competition for acquisitions and tower construction sites will increase and that additional competitors will enter the tower market, certain of which may have greater financial resources than ATS.

EMPLOYEES

  As of December 31, 1997, American employed 2,655 employees (1,910 full time and 745 part time persons). American has three agreements with the American Federation of Television and Radio Artists (AFTRA) covering various on-air personnel at four of its Boston stations, two of its Hartford stations and two of its Pittsburgh stations which expired on May 31, 1997 and are currently in negotiation. American also has agreements with the International Brotherhood of Electrical Workers, AFL-CIO (IBEW) in Boston, Cincinnati, and in Fresno which expired on March 1, 1997, and is currently in negotiation. American considers its relations with its employees, AFTRA, and IBEW to be satisfactory.

REGULATORY MATTERS

 Federal Regulation of Radio Broadcasting

  The radio broadcasting industry is subject to extensive and changing regulatory oversight, governing, among other things, technical operations, ownership and business and employment practices, and certain types of program content (including indecent and obscene program material).

  The ownership, operation and sale of radio broadcast stations (including those licensed to American) are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act of 1934, as amended (Communications Act). The Communications Act prohibits the assignment of an FCC license or a transfer of control of an FCC licensee without the prior written approval of the FCC. In determining whether to grant requests for consents to such assignments or transfers, and in determining whether to grant or renew a radio broadcast license, the FCC considers a number of factors pertaining to the licensee (and proposed licensee) including compliance with alien ownership restrictions and rules governing the multiple ownership and cross-ownership of broadcast and other media properties, the "character" of the applicant and those persons or entities holding "attributable" interests in the applicant and compliance with the Anti-Drug Abuse Act of 1988. Among other things, the FCC assigns frequency bands for radio broadcast stations; issues, renews, revokes and modifies radio broadcast station licenses; regulates transmitting equipment used by radio broadcast stations; and adopts and implements regulations and policies that directly or indirectly affect the ownership, operation, program content and employment and business practices of radio broadcast stations. The FCC also has the power to impose penalties for violations of its rules and the Communications Act.

  On February 8, 1996, the President signed the Telecommunications Act of 1996 which substantially amended the Communications Act. The Telecommunications Act, among other things, eliminated the national radio broadcast ownership restrictions in the FCC's broadcast ownership regulations and increased the number of radio broadcast stations that a single entity may own in a local radio market. The precise number of stations that may be commonly owned in a particular local market depends upon the number of commercial radio stations serving that market.

  Reference should be made to the Communications Act, the FCC's rules and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of radio broadcast stations.

 Communications Site Business

  Federal Regulations. Both the FCC and the FAA regulate towers used for wireless communications radio and television antenna. Such regulations control the siting, lighting, marking and maintenance of towers and may, depending on the characteristics of the tower, require registration of tower facilities and issuance of determinations of no hazard. Wireless communications devices operating on towers are separately regulated and independently licensed by the FCC based upon the regulation of the particular frequency used. In addition, the FCC also separately licenses and regulates television and radio stations broadcasting from towers. Depending on the height and location, proposals to construct new antenna structures or to modify existing antenna structures are reviewed by the FAA to ensure that the structure will not present a hazard to aircraft, and such a review is a prerequisite to FCC authorization of communication devices placed on a tower. Tower owners also may bear the responsibility for notifying the FAA of any tower lighting failures. ATS generally indemnifies its customers against any failure to comply with applicable standards. Failure to comply with applicable requirements may lead to civil penalties.

  The introduction and development of digital television also may affect ATS and some of its largest customers. In addition, the structural and power requirements for DTV transmission facilities may necessitate the relocation of many currently co-located FM antennae. The construction and reconstruction of this substantial number of antenna structures presents a potentially significant state and local regulatory obstacle to the communications site industry. As a result, the FCC has solicited comments on whether, and in what circumstances, the FCC should preempt state and local zoning and land use laws and ordinances regulating the placement and construction of communications sites. There can be no assurance as to whether or when any such federal preemptive regulations may be promulgated or, if adopted, what form they might take, whether they would be more or less restrictive than existing state and local regulations, or whether the constitutionality of such regulation, if challenged, would be upheld.

  Local Regulations. Local regulations include city and other local ordinances, zoning restrictions and restrictive covenants imposed by local authorities. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting ATS's ability to respond to customer demand. In addition, such regulations increase costs associated with new tower construction. There can be no assurance that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted which increase such delays or result in additional costs to ATS. Such factors could have a material adverse effect on ATS's financial condition or results of operations.

ENVIRONMENTAL MATTERS

  Under various federal, state and local environmental laws, ordinances and regulations, an owner of real estate or a lessee conducting operations thereon may become liable for the costs of investigation, removal or remediation of soil and groundwater contaminated by certain hazardous substances or wastes. Certain of such laws impose cleanup responsibility and liability without regard to whether the owner or operator of the real estate or operations thereon knew of or was responsible for the contamination, and whether or not operations at the property have been discontinued or title to the property has been transferred. The owner or operator of contaminated real estate also may be subject to common law claims by third parties based on damages and costs resulting from off-site migration of the contamination. In connection with its former and current ownership or operation of its properties, American and, in particular, ATS may be potentially liable for environmental costs such as those discussed above.

  American believes it and ATS are in compliance in all material respects with all applicable material environmental laws. ATS has not received any written notice from any governmental authority or third party asserting, and is not otherwise aware of, any material environmental non-compliance, liability or claim relating to hazardous substances or wastes or material environmental laws. However, no assurance can be given (i) that there are no undetected environmental conditions for which ATS might be liable in the future or (ii) that future regulatory action, as well as compliance with future environmental laws, will not require ATS to incur costs that could have a material adverse effect on ATS's financial condition and results of operations.

ITEM 2. PROPERTIES.

  American's corporate headquarters are located in leased facilities at 116 Huntington Avenue, Boston, Massachusetts.

  The properties used by American's radio stations and owned by the Tower Subsidiary consist of office and studio facilities, towers, and tower and transmitter sites. Station studio and sales offices are generally located in a downtown or business district. Antennas are located on either American-owned or leased towers. Transmitter and tower sites are generally located to provide maximum market coverage. American believes that owning its tower and transmitter sites is an important goal for the Company inasmuch as such ownership provides a station with the stabilizing benefits of predictable cash flow and lower fixed operating costs.

  American owns many of its towers, transmitter sites and studio facilities. Certain office and studio facilities, towers and tower and transmitter sites are also leased by American under leases that expire in three to twenty-five years, most of which are renewable. American does not anticipate any difficulties in renewing its leases, where required, or in leasing additional space, if required, and it believes that its properties are adequate for its operations.

  American owns substantially all of the equipment it uses, including its transmitting antennas, transmitters, studio equipment and general office equipment.

  American believes that its properties are in good condition and suitable for its operations; however, American continually reviews opportunities to upgrade its properties. See Notes to Consolidated Financial Statements of American for additional information regarding the Company's credit agreements and the minimum annual rental commitments of American.

  ATS's interests in its communications sites are comprised of a variety of fee interests, leasehold interests created by long-term lease agreements and private easements, as well as easements, licenses or rights-of-way granted by government entities. In rural areas, a communications site typically consists of a three to five acre tract which supports towers, equipment shelters and guy wires to stabilize the structure. Less than 2,500 square feet are required for a self-supporting tower structure of the kind typically used in metropolitan areas. Land leases generally have twenty (20) to twenty-five (25) year terms, with three five-year renewals, or are for five-year terms with automatic renewals unless ATS otherwise specifies. Some land leases provide "trade-out" arrangements whereby ATS allows the landlord to use tower space in lieu of paying all or part of the land rent. Pursuant to its loan agreement, the senior lenders have liens on substantially all of the fee interests, leasehold interests and other assets of the Operating Subsidiary which owns, directly or, in certain cases, through subsidiaries all of the assets of the consolidated group.

ITEM 3. LEGAL PROCEEDINGS.

  From time to time, American becomes involved in various claims and lawsuits that are incidental to its business. In the opinion of American's management, there are no legal or regulatory proceedings pending against American which could have a material impact on financial position, the results of operations or liquidity.

  In February 1998, various letters alleging that WEGQ-FM, Lawrence, Massachusetts, caused blanketing interference were filed at the FCC against the station's pending license renewal application. American is investigating the complaint and preparing a response. In March 1998, a letter complaining about the programming of WPXY-FM, Rochester, New York, was filed with the FCC against the station's renewal application. American has filed an opposition to the programming complaint. The FCC has indicated that it considers the complaints against both stations to be informal objections.

  On August 13, 1997, a petition to deny alleging multiple ownership violations, assertion of excessive control by American, and lack of candor with respect to radio stations in the West Palm Beach market was filed against American's application to acquire WTPX-FM, Jupiter, Florida, which was submitted to the FCC in File No. BALH-970703GM (the WTPX-FM Application). On September 16, 1997, American and the seller jointly requested the dismissal of the WTPX-FM Application. The FCC granted the request without prejudice to whatever further action, if any, the Commission may deem appropriate with respect to the matters raised in the petition, and dismissed the petition as moot. American is reviewing the allegations to ensure compliance with applicable law.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

  On December 19, 1997, holders of Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share (collectively, the Common Stock) of American, owning of record shares representing in excess of 50% of the combined voting power of all the outstanding Common Stock as of December 19, 1997, consented in writing pursuant to Sections 228 and 251 of the Delaware General Corporation Law to (i) the approval and adoption of the Amended and Restated Agreement and Plan of Merger, by and among American, CBS and R Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CBS (CBS Sub), dated as of December 18, 1997 (Amended Agreement), pursuant to which CBS Sub will merge with and into American and American will become a subsidiary of CBS, and the transactions contemplated thereby and (ii) the approval and adoption of the Agreement and Plan of Merger between American and ATS Merger Corporation, a Delaware corporation and wholly-owned subsidiary of American, dated as of December 18, 1997 (the Tower Merger Agreement), which provides for the merger (the Tower Merger) of ATS Merger Corporation with and into American, and the transactions contemplated thereby.

  Because the stockholders having given their written consent to the approval and adoption of the Amended Agreement and Tower Merger Agreement own shares representing in excess of 50% of the voting power of the outstanding American Common Stock, their written consent is sufficient to approve and adopt the Amended Agreement and the Tower Merger Agreement under the Delaware General Corporation Law without regard to the consent/vote of any other stockholder of American. For this reason, American will not call a meeting of the stockholders to vote on the Amended Agreement or the Tower Merger Agreement nor will American ask the holders of American Common Stock for a proxy relating thereto.

                                   PART II.

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
        MATTERS.

  Shares of the Company's Class A Common Stock, par value $.01 per share (the Class A Shares) were quoted on the Nasdaq National Market System under the symbol "AMRD" from the consummation of the Common Stock initial public offering in June 1995 through February 4, 1997. On February 5, 1997, the Company began trading on the New York Stock Exchange under the symbol "AFM". The following table sets forth, for the calendar quarters indicated, the high and low closing sales prices of the Class A Shares while quoted on the New York Stock Exchange and the Nasdaq National Market System, as reported in published financial sources. There is no public trading market for the Company's Class B Common Stock, par value $.01 per share (the Class B Shares), or the Company's Class C Common Stock, par value $.01 per share (the Class C Shares).

                                                                HIGH      LOW
                                                              -------- ---------
      1997:
      First Quarter.......................................... $36 1/4  $28 1/4
      Second Quarter.........................................  39 7/8   25 3/4
      Third Quarter..........................................  51 7/8   38 13/16
      Fourth Quarter.........................................  53 5/16  47 5/8
                                                                HIGH      LOW
                                                              -------- ---------
      1996:
      First Quarter.......................................... $34 1/2  $25
      Second Quarter.........................................  43 1/2   30 1/4
      Third Quarter..........................................  43       33
      Fourth Quarter.........................................  37 3/4   23 7/8
                                                                HIGH      LOW
                                                              -------- ---------
      1995:
      Second Quarter (commencing June 9, 1995)............... $26      $18 1/4
      Third Quarter..........................................  29 3/4   23
      Fourth Quarter.........................................  28 1/2   19 1/2

  As of March 22, 1998, there were 317 holders of record (which number does not include the number of stockholders whose shares are held of record by a broker or clearing agency but does include each such brokerage house or clearing agency as one record holder) of the Class A Shares; 46 holders of record of the Class B shares; and one holder of record of the Class C shares.

  The Company has not paid dividends on its shares of Common Stock, and the payment of dividends on Common Stock is restricted by the terms of the American Credit Agreement, the Indenture under which the 9% Senior Subordinated Notes were issued in February 1996 and the 9.75% EZ Senior Subordinated Notes. It is not anticipated that any dividends will be paid on any shares of any class of the Company's Common Stock in the foreseeable future.

ITEM 6. SELECTED COMBINED FINANCIAL DATA OF AMERICAN AND THE
        PREDECESSOR ENTITIES.

  The following Selected Combined Financial Data have been derived from the consolidated financial statements of American and its predecessor entities. On November 1, 1993, American commenced operations following the merger of four radio broadcasting entities: Stoner Broadcasting Systems, Inc., Atlantic Radio, L.P., Multi Market Communications, Inc. and Boston AM Radio Corporation (collectively, the Predecessor Entities). The following financial data present the combined operating results and financial position of the Predecessor Entities for the periods prior to the date of the Combination (November 1, 1993) for the ten months ended October 31, 1993 as if such entities had combined effective October 31, 1993 or, if later, the commencement of operations of certain Predecessor Entities. The information as of December 31, 1994, 1995, 1996 and 1997 and for each of the years then ended is based on the historical American consolidated financial statements. This selected financial data should be read in connection with such financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Form 10-K.

                      SELECTED COMBINED FINANCIAL DATA(1)

                      AMERICAN RADIO SYSTEMS CORPORATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                           COMBINED
                          PREDECESSOR
                          ENTITIES(2) AMERICAN(2)  COMBINED(2)                AMERICAN
                          ----------- ------------ ------------ ---------------------------------------
                                          TWO
                          TEN MONTHS     MONTHS        YEAR
                             ENDED       ENDED        ENDED           YEARS ENDED DECEMBER 31,
                          OCTOBER 31, DECEMBER 31, DECEMBER 31, ---------------------------------------
                             1993         1993         1993       1994      1995      1996      1997
                          ----------- ------------ ------------ --------  --------  -------- ----------
STATEMENT OF OPERATIONS
 DATA:
Net revenues............    $45,010     $ 8,943      $53,953    $ 68,034  $ 97,772  $178,019 $  374,118
Operating income
 (loss).................       (845)         91         (754)      5,756    14,452    27,031     55,033
Income (loss) before ex-
 traordinary losses.....     (4,877)       (447)      (5,324)        (73)    9,105     5,135     (7,649)
Extraordinary losses-
 net....................                                          (1,160)     (817)              (2,333)
Net income (loss) appli-
 cable to common stock-
 holders................     (4,877)       (447)      (5,324)     (3,120)    7,473       162    (41,146)
Basic income (loss) be-
 fore extraordinary
 losses per common
 share..................                $  (.08)                $   (.21) $    .70  $    .01 $    (1.42)
Diluted income (loss)
 before extraordinary
 losses per common
 share..................                $  (.08)                $   (.21) $    .65  $    .01 $    (1.42)
                                        =======                 ========  ========  ======== ==========
BALANCE SHEET DATA:
Working capital.........    $ 1,331     $ 8,496                 $ 16,342  $ 22,045  $ 34,986 $   72,464
Total assets............     64,236      63,424                  158,121   248,796   796,303  2,054,205
Long-term debt, includ-
 ing current portion and
 deferred interest......     59,610      57,355                  130,590   152,504   330,672    924,154
Redeemable Preferred
 Stock..................                                                                        215,550

--------
(1) Year-to-year comparisons are significantly affected by the timing of acquisitions and dispositions of radio stations, which have been numerous during the periods shown. See "Business" for a description of the acquisitions and dispositions made in 1997.
(2) The information for the Combined Predecessor Entities includes the results of operations of the following entities for the following periods: Stoner and Atlantic--the ten months ended October 31, 1993; Multi Market--the sum of (a) eight-twelfths of the fiscal year ended August 31, 1993, and (b) the historical results for the two months ended October 31, 1993 (included in the ten months ended October 31, 1993); and Boston AM--the ten months ended October 31, 1993 (in that period). In addition, the 1993 financial information combines the Predecessor Entities for the ten months ended October 31, 1993 and historical American financial statements for the two month period ended December 31, 1993.

                SELECTED FINANCIAL DATA OF PREDECESSOR ENTITIES

  The following Selected Financial Data for each of Stoner, Atlantic, Multi Market and Boston AM presented below is derived from those respective companies' financial statements which have been audited by independent accountants.

                   SBS HOLDING, INC. AND SUBSIDIARY (STONER)
                                 (IN THOUSANDS)

                                                                     TEN MONTHS
                                                                        ENDED
                                                                     OCTOBER 31,
                                                                        1993
                                                                     -----------
STATEMENT OF OPERATIONS DATA:
Net revenues........................................................   $20,797
Income before change in accounting principle(a).....................     2,272
Net income..........................................................     2,117
                                                                       =======
BALANCE SHEET DATA:
Working capital.....................................................   $ 3,868
Total assets........................................................    30,692
Long-term debt, including current portion...........................    27,000

--------
(a) Includes cumulative effect of adopting Statement of Financial Accounting Standards (FAS) No. 109, Accounting for Income Taxes, ($155).

                     ATLANTIC RADIO, L.P. AND SUBSIDIARIES
                                 (IN THOUSANDS)

                                                                     TEN MONTHS
                                                                        ENDED
                                                                     OCTOBER 31,
                                                                        1993
                                                                     -----------
STATEMENT OF OPERATIONS DATA:
Net revenues........................................................   $18,643
Net loss............................................................    (4,830)
                                                                       =======
BALANCE SHEET DATA:
Working capital (deficiency)........................................   $ 1,174
Total assets........................................................    21,767
Long-term debt, including current portion...........................    23,779

                       MULTI MARKET COMMUNICATIONS, INC.
                                (IN THOUSANDS)

                                                                     TWO MONTHS
                                                          YEAR ENDED    ENDED
                                                          AUGUST 31, OCTOBER 31,
                                                             1993      1993(A)
                                                          ---------- -----------
STATEMENT OF OPERATIONS DATA:
Net revenues.............................................  $ 3,355     $   510
Loss before extraordinary gain(b)........................     (597)       (115)
Net loss.................................................     (238)       (115)
                                                           =======     =======
BALANCE SHEET DATA:
Working capital (deficiency).............................  $(3,664)    $(3,727)
Total assets.............................................    6,532       6,423
Long-term debt, including current portion................    4,250       4,200

--------
(a) Comparison of the fiscal year ended August 31 on a pro rata basis to the two months ended October 31, 1993 is significantly affected due to seasonality.
(b) Represents gain on the forgiveness of debt.

                          BOSTON AM RADIO CORPORATION
                                (IN THOUSANDS)

                                                                    TEN MONTHS
                                                                       ENDED
                                                                    OCTOBER 31,
                                                                      1993(A)
                                                                    -----------
STATEMENT OF OPERATIONS DATA:
Net revenues.......................................................   $ 2,823
Net loss...........................................................    (1,807)
                                                                      =======
BALANCE SHEET DATA:
Working capital....................................................   $    16
Total assets.......................................................     5,354
Long-term debt, including current portion and deferred interest....     4,631

--------
(a) Comparison of the fiscal year ended December 31 on a pro rata basis to the ten months ended October 31, 1993 is significantly affected due to seasonality.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

  The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's Report on Form 10-K contains "forward-looking statements" including statements concerning projections, plans, objectives, future events or performance and underlying assumptions and other statements which are other than statements of historical fact. The Company wishes to caution readers that the following important factors, among others, may have affected and could in the future affect the Company's actual results and could cause the Company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company: (a) the Company's ability to meet debt service requirements; (b) the Company's ability to compete successfully with other radio broadcasters; (c) the possibility of adverse governmental action or regulatory restrictions from those administering the antitrust laws, the FCC or other governmental authorities;
(d) the availability of funds under its credit agreements to fund acquisitions for the foreseeable future, or, if such funds are inadequate, the ability of the Company to obtain new or additional debt or equity financing and the potential dilutive effect of any such equity financing and (e) the Company's ability to successfully operate existing and any subsequently acquired stations and towers, particularly with the increasing number and geographic diversity of its operations.

GENERAL

  The Company's financial results are dependent on a number of factors, including the general strength of the local and national economies, population growth, ability to provide popular programming, local market competition, relative efficiency of radio broadcasting compared to other advertising media, signal strength and government regulation and policies. The primary operating expenses involved in owning and operating radio stations are employee salaries, depreciation and amortization, programming, solicitation of advertising and promotion. The Company's tower segment revenues and operating expenses do not exceed 6% of the Company's consolidated totals for all periods presented and are not discussed separately.

  The Company's revenues are affected primarily by the advertising rates the Company's stations are able to charge. These rates are in large part based on a station's ability to attract audiences in the demographic groups targeted by its advertisers, as measured principally by quarterly reports by independent national rating services. Because audience ratings in the local market are crucial to a station's financial success, the Company endeavors to develop strong listener loyalty. The Company believes that the diversification of formats on its radio stations helps the Company to insulate itself from the effects of changes in musical tastes of the public for any particular format.

  The number of advertisements that can be broadcast without jeopardizing listening levels (and the resulting ratings) is limited in part by the format of a particular radio station. The Company's stations strive to maximize revenue by constantly managing the number of commercials available for sale and adjusting prices based upon local market conditions. In the broadcasting industry, stations often utilize trade or barter agreements to generate advertising time sales in exchange for goods or services used in the operation of the stations, instead of cash. The Company minimizes its use of trade agreements and historically has sold over 93% of its advertising time for cash.

  Most advertising contracts are short-term and generally run only for a few weeks. In each of 1995, 1996 and 1997, approximately 77% of the Company's revenue was generated from local advertising, which is sold primarily by each station's sales staff. To generate national advertising sales, the Company engages an independent advertising sales representative that specializes in national sales for each of its stations.

  The Company's first calendar quarter historically produces the lowest revenues for the year, while each of the other quarters produces higher and roughly equivalent revenues.

RESULTS OF OPERATIONS

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  As of December 31, 1996, the Company owned and/or operated forty-eight FM and twenty-three AM stations. As of December 31, 1995, the Company owned and/or operated fifteen FM and nine AM stations. During 1996, the Tower Subsidiary also continued to increase the number of tower sites and management agreements with several acquisitions. These transactions have significantly affected operations for the year ended December 31, 1996 as compared to the year ended December 31, 1995. See the Notes to the Consolidated Financial Statements for a description of the 1996 station acquisitions.

  Net revenues were $178.0 million for the year ended December 31, 1996 compared to $97.8 million in 1995, an increase of $80.2 million or 82.0%. This increase was attributable to revenue growth in certain of the Company's existing markets and more importantly the impact of the 1996 station acquisitions. In addition, the 1995 major league baseball labor dispute adversely impacted the Company's 1995 financial performance.

  Operating expenses excluding net local marketing agreement expenses, depreciation and amortization and corporate general and administrative expenses were $120.0 million for the year ended December 31, 1996 compared to $66.4 million in 1995, an increase of $53.6 million or 80.7%. This increase was due to the impact of increased costs associated with the Company's revenue growth.

  Net local marketing agreement (LMA) expense was $8.1 million for the year ended December 31, 1996 compared to $0.6 million in 1995, an increase of $7.5 million. The increase is related to the impact of 1996 station acquisitions as the Company enters into LMA agreements prior to the consummation of many of its acquisitions and dispositions. Net LMA expenses consist of fees paid or earned by the Company under agreements which permit an entity to program and market stations prior to their acquisition. Local marketing agreement expenses for the year ended December 31, 1996 are presented net of approximately $2.3 million of revenues earned under such agreements.

  Depreciation and amortization was $17.8 million and $12.4 million for the years ended December 31, 1996 and December 31, 1995, respectively, an increase of $5.4 million or 43.5%. This increase was primarily attributable to the impact of increased expenses associated with the increase in depreciable and amortizable assets resulting from 1996 station acquisitions.

  Corporate general and administrative expense increased to $5.0 million for the year ended December 31, 1996 from $3.9 million for the year ended December 31, 1995, an increase of $1.1 million or 28.2%. This increase was primarily attributable to the higher personnel costs associated with supporting the Company's greater number of stations.

  Interest expense was $22.3 million for the year ended December 31, 1996 compared to $12.5 million for the 1995 period, an increase of $9.8 million or 78.4%. The increase is related to higher borrowing levels during 1996, including the Senior Subordinated Notes issued in early 1996, and to a lesser extent borrowings under the 1995 Credit Agreement.

  Interest income was $5.5 million for the year ended December 31, 1996 compared to $2.4 million for the year ended December 31, 1995, an increase of $3.1 million. The increase is attributable to interest income earned on certain station investment notes and higher investable cash balances in 1996.

  Gain (loss) on the sales of assets and other, net in 1996 was primarily attributable to the loss of the sale of WNEZ-FM and to a lesser extent losses on the sales of assets associated with the integration of certain station facilities. The gain on sale of assets for 1995 represents gains on the sale of radio broadcasting properties in Binghamton, New York ($3.9 million) and Des Moines, Iowa ($7.7 million).

  Provision for income taxes for the year ended December 31, 1996 was $4.8 million compared to $6.8 million for year ended December 31, 1995. The effective tax rate for the year ended December 31, 1996 was approximately 48.4% compared to 42.9% in 1995. The higher rate in 1996 is due to the effect of permanent differences, principally amortization of non-deductible goodwill on acquisitions consummated through mergers.

  Redeemable common and preferred stock dividends for the year ended December 31, 1996 were $5.0 million as compared to $0.8 million for the year ended December 31, 1995. The 1996 dividends are attributable to the Convertible Preferred Stock issued in late June 1996. The 1995 dividends were attributable to the Series C Common Stock which was retired in June 1995 with proceeds from the Company's initial public offering.

  Net income applicable to common stockholders was $0.2 million for the year ended December 31, 1996 compared to $7.5 million for the year ended December 31, 1995, a decrease of $7.3 million as a result of the factors discussed above.

  Broadcast cash flow (i.e., operating income before net LMA expenses, depreciation and amortization and corporate general and administrative expense) was $58.0 million for the year ended December 31, 1996 compared to $31.3 million for the year ended December 31, 1995, a $26.7 million or 85.3% increase. Broadcast cash flow margins were 32.6% in 1996 compared to 32.0% in 1995.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  As of December 31, 1997, the Company owned and/or operated seventy-six FM and twenty-five AM stations. See the Notes to the Consolidated Financial Statements for a description of the 1997 station acquisitions and dispositions. During 1997, the Tower Subsidiary also continued to increase the number of tower sites and management agreements with several acquisitions. These transactions have significantly affected operations for the year ended December 31, 1997 as compared to the year ended December 31, 1996.

  Net revenues were $374.1 million for the year ended December 31, 1997 compared to $178.0 million for 1996, an increase of $196.1 million or 110.2%. This increase was attributable to revenue growth in some of the Company's existing markets and, to a more substantial extent, the impact of the EZ Merger in 1997 and acquisitions that occurred in the latter half of 1996 and during 1997.

  Operating expenses excluding net local marketing agreement expenses, depreciation and amortization and corporate general and administrative expenses were $241.8 million for the year ended December 31, 1997 compared to $120.0 million for the same period in 1996, an increase of $121.8 million or 101.5%. This increase was due to the impact of increased costs associated with the Company's revenue growth and acquisitions.

  Net local marketing agreement expenses were $2.3 million for the year ended December 31, 1997 compared to $8.1 million for 1996, a decrease of $5.8 million. Local marketing agreement expenses for the year ended December 31, 1997 and 1996 are presented net of approximately $4.1 million and $2.3 million, respectively, of revenues earned under such agreements. The change in the balances for each period are based on the timing of pending station acquisitions and dispositions.

  Depreciation and amortization was $64.7 million and $17.8 million for the year ended December 31, 1997 and 1996, respectively, an increase of $46.9 million. This increase was primarily attributable to the impact of increased expenses associated with the increase in depreciable and amortizable assets resulting from the 1996 and 1997 acquisitions.

  Merger costs were $2.0 million for the year ended December 31, 1997 and result from costs incurred to date in connection with the pending sale of radio properties to CBS.

  Corporate general and administrative expenses increased to $8.2 million for the year ended December 31, 1997 from $5.0 million for the year ended December 31, 1996, an increase of $3.2 million or 64.0%. This increase was primarily attributable to the higher personnel costs associated with supporting the Company's greater number of stations and tower properties.

  Interest expense was $59.7 million for the year ended December 31, 1997 compared to $22.3 million for the 1996 period, an increase of $37.4 million or 167.7%. The increase is related to higher borrowing levels under the Company's credit agreements in 1997 as compared to 1996 which resulted from the 1996 and 1997 acquisitions.

  Interest income was $2.4 million for the year ended December 31, 1997 compared to $5.5 million for the year ended December 31, 1996, a decrease of $3.1 million. The decrease is attributable to lower investable cash balances in 1997 and higher interest income earned on certain station investment notes in 1996 as compared to 1997.

  Loss on the sale of assets and other, net was $5.7 million and $0.3 million for the year ended December 31, 1997 and 1996, respectively. The 1997 loss was primarily attributed to the loss on the termination of an acquisition in West Palm Beach, FL somewhat offset by gains on certain asset and station sales. The loss in 1996 was primarily attributable to the loss on the sale of a station in Hartford, CT and to a lesser extent, losses on the sales of assets associated with the integration of certain station facilities.

  The income tax benefit for the year ended December 31, 1997 was $0.5 million as compared to a provision of $4.8 million for year ended December 31, 1996. The effective tax rate for the year ended December 31, 1997 was approximately 5.1% compared to 48.4% in 1996. The effective rate in 1997 is due to the effect of permanent differences, principally amortization of non-deductible goodwill.

  Extraordinary losses for the year ended December 31, 1997 were $2.3 million, net of a $1.5 million tax benefit. The extraordinary losses were a result from the write-off of certain deferred financing costs pursuant to the extinguishment of debt under the Company's previous credit agreements.

  Preferred stock dividends for the year ended December 31, 1997 were $31.2 million compared to $5.0 million for the 1996 period. The dividends for the 1997 period include $9.6 million of dividends attributable to the Convertible Preferred Stock issued in late June 1996 and $21.6 million of dividends attributable to the Cumulative Exchangeable Preferred Stock issued in late January 1997. The dividends for the 1996 dividends are attributable to the Convertible Preferred Stock.

  Net loss applicable to common stockholders was $41.1 million for the year ended December 31, 1997 compared to net income applicable to common stockholders of $0.2 million for the year ended December 31, 1996, as a result of the factors discussed above.

  Broadcast cash flow was $132.3 million for the year ended December 31, 1997 compared to $58.0 million for the year ended December 31, 1996, a $74.3 million or 128.1% increase. Broadcast cash flow margins were 35.4% in 1997 compared to 32.6% in 1996.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's liquidity needs arise from its acquisition-related activities, debt service, working capital, capital expenditures and dividend payments. Historically, the Company has met its operational liquidity needs with internally generated funds and has financed the acquisition of radio broadcasting properties and tower related properties, including related working capital needs, with a combination of bank borrowings and proceeds from the sale of the Company's equity and debt securities. For the year ended December 31, 1997 cash flows provided by operating activities were $43.3 million, as compared to $15.7 million for the year ended December 31, 1996 and $9.7 million for the year ended December 31, 1995.

  Cash flows used for investing activities were $645.1 million for the year ended December 31, 1997 as compared to $421.9 million for the year ended December 31, 1996 and $81.2 million for the year ended December 31, 1995. The increase is attributable to the increased acquisition activity in 1997 from year to year.

  Cash provided by financing activities was $608.0 million for the year ended December 31, 1997 as compared to $412.8 million for the year ended December 31, 1996 and $72.2 for the year ended December 31, 1995. The increase in 1997 is due to the exchangeable preferred stock offering described below and the impact of borrowings under the Company's credit agreements.

  Offering: In January 1997, the Company consummated a private offering of 2,000,000 shares of Cumulative Exchangeable Preferred Stock. Net proceeds to the Company from the offering were approximately $192.1 million. Proceeds of the offering were used initially to repay indebtedness and thereafter to fund acquisitions. Dividends on the Cumulative Exchangeable Preferred Stock are cumulative at an annual rate of 11 3/8% (equivalent to $11.375 per share) and are payable quarterly in cash, or, at the Company's election, on or prior to January 15, 2002, with the issuance of additional shares. The Cumulative Exchangeable Preferred Stock possesses mandatory redemption features and has been classified accordingly in the financial statements.

  Credit Agreements: As of December 31, 1997, the Company had approximately $924.2 million of total long-term debt (including the current portion thereof) outstanding. This included approximately $593.5 million of borrowings outstanding under the Company's and the Tower Subsidiary's credit agreements and $325.0 million outstanding under Senior Subordinated Notes. In January 1997, the Company entered into new credit agreements with a syndicate of banks (the 1997 Credit Agreement) which replaced the $300.0 million previous Credit Agreement. The 1997 Credit Agreement consists of two separate lending agreements, providing for facilities consisting of a $550.0 million reducing revolver credit facility, a $200.0 million revolving credit converting to a term loan facility and a $150.0 million term loan facility, which was available only to repurchase, if required, certain note obligations of EZ which were assumed by the Company in connection with the EZ Merger. As described below, the Company was not required to repurchase any of the 9.75% Notes, and therefore such commitment was canceled in May 1997.

  In October 1997, the Tower Subsidiary entered into the 1997 ATS Credit Agreement, which replaced the previously existing credit agreement. All amounts outstanding under the previous agreement were repaid with proceeds from the 1997 ATS Credit Agreement. The 1997 ATS Credit Agreement provides the Tower Subsidiary with a $250.0 million loan commitment based on ATS maintaining certain operational ratios and an additional $150.0 million loan at the discretion of ATS, which is available through June 2005. In order to facilitate future growth and, in particular, to finance its construction program, ATS is in the process of negotiating an amended and restated loan agreement with its senior lenders, pursuant to which the existing maximum borrowing of the Operating Subsidiaries would be increased from $400.0 million to $900.0 million, subject to compliance with certain financial ratios, and ATS would be able to borrow an additional $150.0 million, subject to compliance with certain less restrictive ratios. Borrowings under an amended loan agreement would also be available to finance acquisitions. There can be no assurance that such negotiations will result in the extension of definitive loan agreements on terms satisfactory to ATS. In connection with the refinancing, the Company expects to recognize an extraordinary loss of approximately $1.4 million, net of a tax benefit of $0.9 million, during the second quarter of 1998.

  In order to finance acquisitions of radio stations, tower related properties and for general corporate purposes, the Company has borrowed and expects to continue to borrow under its credit agreements. As part of the EZ Merger, the Company assumed EZ's obligations with respect to $150.0 million principal amount of the 9.75% EZ Notes and repaid all borrowings under the EZ credit facility with borrowings from the 1997 Credit Agreement. As required by the closing of the EZ Merger, the Company was required to offer to purchase the 9.75% EZ Notes at 101% of their principal amount. Such offer expired in May 1997 and, no such notes were tendered for repurchase.

  Tower Separation: Based on a $16.00 per share price, the Tower Separation will result in a taxable gain to ARS, of which approximately $20.0 million will be borne by ARS and the remaining obligation (currently estimated at approximately $113.0 to $153.0 million) will be required to be paid by ATS pursuant to provisions of the Merger Agreement. This liability is expected to be paid with borrowings under ATS' loan agreement or proceeds from equity financings and the timing of such payments is dependent upon the timing of the merger consummation. Such estimated tax liability would increase or decrease by approximately $14.8 million for each $1.00 per share increase or decrease in the fair market value of the ATS Common Stock.

  The Merger Agreement also provides for closing date balance sheet adjustments based upon the working capital and specified debt levels (including the liquidation preference of the ARS Cumulative Preferred Stock) of ARS at the effective time of the Merger which may result in payments to be made by either ARS or ATS to the other party following the closing date of the Merger. ATS will benefit from or bear the cost of such adjustments. Since the amounts of working capital and debt are dependent upon future operations and events, including without limitation cash flow from operations, capital expenditures, and expenses of the Merger and the Tower Separation, neither ARS nor ATS is able to state with any degree of certainty what payments, if any, will be owed following the closing date by either ARS or ATS to the other party.

  ATS Stock Purchase Agreement: On January 22, 1998, the Tower Subsidiary consummated the transactions contemplated by the stock purchase agreement (ATS Stock Purchase Agreement), dated as of January 8, 1998, with Steven B. Dodge, Chairman of the Board, President and Chief Executive Officer of ARS and ATS, and certain other officers and directors of ARS (or their affiliates or family members or family trusts), pursuant to which those persons purchased 8.0 million shares of ATS Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $80.0 million, including 4.0 million shares by Mr. Dodge for $40.0 million. Payment of the purchase price was in the form of cash aggregating approximately $30.6 million and in the form of notes aggregating approximately $49.4 million due on the earlier of the consummation of the CBS Merger or, in the event the CBS Merger Agreement is terminated, December 31, 2000. The notes bear interest at the six-month London Interbank Rate, from time to time, plus 1.5% per annum, and are secured by shares of ARS Common Stock having a fair market value of not less than 175% of the principal amount of and accrued and unpaid interest on the notes. The notes are prepayable at any time at the option of the obligor and will be due and payable, at the option of the Tower Subsidiary, in the event of certain defaults as described in the agreement.

  A substantial portion of the Company's cash flow from operations is required for debt service. However, the Company's leverage could make it vulnerable to a downturn in the operating performance of its radio stations, tower properties or a downturn in economic conditions.

  The Company believes that its cash flows from operations will be sufficient to meet its quarterly dividends, debt service requirements for interest and scheduled payments of principal under the 1997 Credit Agreements and its other debt obligations. If such cash flow is not sufficient to meet such debt service requirements, the Company may be required to sell equity securities, refinance its obligations or dispose of one or more of its properties in order to make such scheduled payments. There can be no assurance that the Company would be able to effect any of such transactions on favorable terms.

  The Company's working capital needs fluctuate throughout the year due to industry-wide seasonality and its broadcast of sporting events at different times during the year. The Company historically has had sufficient cash from its operations to meet its working capital needs, apart from needs generated by newly acquired properties, and believes that it has sufficient financial resources available to it, including borrowing under the credit agreements, to finance operations for the foreseeable future.

  The Company has entered into numerous station and tower acquisition and related agreements (see the Notes to the Consolidated Financial Statements). The consummation of many of these agreements is subject to, among other things, FCC approval and in some cases expiration or earlier termination of the HSR Act waiting period and the negotiation of definitive agreements. Unless otherwise noted, the Company intends to effect all of the transactions as soon as the necessary approvals are obtained. The Company intends to finance the acquisitions with available cash, borrowings under the credit agreements, and, in certain cases, issuance of equity securities.

  ARS and ATS made approximately $24.1 million and $20.6 million, respectively, in capital expenditures for the year ended December 31, 1997, principally related to tower construction and office consolidations. The Company expects capital expenditures in 1998 to be approximately $29.0 million and $133.0 million for ARS and ATS, respectively, consisting principally of tower construction, office consolidations and ongoing technical improvements. To the extent that funds generated from operations, or available cash, are insufficient to finance non-recurring capital expenditures, ARS and ATS would seek to borrow the necessary funds under their respective credit agreements.

YEAR 2000

  The Company is aware of the issues associated with the Year 2000 as it relates to information systems. The Year 2000 is not expected to have a material impact on the Company's current information systems because its software is either already Year 2000 compliant or required changes are not expected to be material. Based on the nature of the Company's business, the Company anticipates it is not likely to experience material business interruption due to the impact of Year 2000 compliance on its customers and vendors. As a result, the Company does not anticipate that incremental expenditures to address Year 2000 compliance will be material to the Company's liquidity, financial position or results of operations over the next few years.

INFLATION

  The impact of inflation on the Company's operations has not been significant to date. However, there can be no assurance that a high rate of inflation in the future would not have an adverse effect on the Company's operating results.

RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, the FASB released FAS No. 130 "Reporting Comprehensive Income" (FAS 130), and FAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" (FAS 131). These pronouncements will be effective in 1998. FAS 130 establishes standards for reporting comprehensive income items and will require the Company to provide a separate statement of comprehensive income; reported financial statement amounts will be affected by this adoption. FAS 131 established standards for reporting information about the operating segments in a company's annual report and interim reports and will require the Company to adopt this standard in 1998.

  In February 1998, the FASB released SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits," (FAS 132) which the Company will be required to adopt in 1998. FAS 132 will require additional disclosure concerning changes in the Company's pension obligations and assets and eliminates certain other disclosures no longer considered useful. Adoption will not have any effect on reported results of operations or financial position.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

  The following consolidated financial statements of American Radio Systems Corporation are filed herein.

  American Radio Systems Corporation and Subsidiaries

    Independent Auditors' Report
    Consolidated Balance Sheets as of December 31, 1996 and 1997
    Consolidated Statements of Operations for each of the three years in the period ended December 31, 1997
    Consolidated Statements of Stockholders' Equity (Deficiency) for each of the three years in the period ended December 31, 1997
    Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1997
    Notes to Consolidated Financial Statements

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

  Not applicable.

                                   PART III.

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF AMERICAN

  Set forth below are the name and age of each director, his principal occupation and business experience during the past five years and the names of other companies of which he serves as a director as of March 30, 1998.

                           PRINCIPAL OCCUPATIONS AND BUSINESS EXPERIENCE DURING
   DIRECTOR                                THE PAST FIVE YEARS
   --------                ----------------------------------------------------
 Steven B. Dodge ........ Mr. Dodge has been Chairman of the Board, President
  Age 52                  and Chief Executive Officer since the founding of the
                          Company on November 1, 1993. Mr. Dodge was the
                          founder in 1988 of Atlantic Radio, L.P. (Atlantic),
                          one of the predecessors of the Company, and served as
                          Chief Executive Officer of the general partner of
                          Atlantic. Prior to forming Atlantic, Mr. Dodge served
                          as Chairman and Chief Executive Officer of American
                          Cablesystems Corporation, a cable television company
                          he founded in 1978 and which was merged into
                          Continental Cablevision, Inc. in 1988. Mr. Dodge
                          serves as a director of American Media, Inc. and the
                          National Association of Broadcasters (the NAB).
 Thomas H. Stoner ....... Mr. Stoner has been Chairman of the Executive
  Age 63                  Committee and the Compensation Committee of the Board
                          since the founding of the Company. Mr. Stoner founded
                          Stoner Broadcasting Systems, Inc. (Stoner) in 1965.
                          Stoner, which was one of the predecessors of
                          American, operated radio stations for over 25 years
                          in large, medium and small markets. Mr. Stoner is a
                          director of Gaylord Container Corporation and a
                          trustee of the Chesapeake Bay Foundation.
 Alan L. Box ............ Mr. Box has served as a director and Executive Vice
  Age 46                  President since the consummation of the merger of EZ
                          Communications, Inc. into American (EZ Merger). In
                          1974, he was the General Manager of EZ's Washington,
                          D.C. area radio station. He became Executive Vice
                          President and General Manager and a director of EZ in
                          1979, President of EZ in 1985 and Chief Executive
                          Officer of EZ in 1995. He serves as a director of
                          George Mason Bankshares Inc. and George Mason Bank.
                          Previously, Mr. Box served as the Chairman of the NAB
                          Digital Audio Broadcast Task Force and as a director
                          of the NAB.
 Joseph L. Winn ......... Mr. Winn has been the Treasurer, Chief Financial
  Age 46                  Officer and a director since the founding of the
                          Company. In addition to serving as Chief Financial
                          Officer of the Company, Mr. Winn was Co-Chief
                          Operating Officer responsible for Boston operations
                          until May 1994 when Mr. Gehron joined American. Mr.
                          Winn served as Chief Financial Officer and a director
                          of the general partner of Atlantic since its
                          organization. He also served as Executive Vice
                          President of the general partner of Atlantic from its
                          organization until June 1992, and as its President
                          from June 1992 until the organization of American.
                          Atlantic was one of the predecessors of the Company.
                          Prior to joining Atlantic, Mr. Winn served as Senior
                          Vice President and Corporate Controller of American
                          Cablesystems since joining that company in 1983.
 Charlton H. Buckley..... Charlton H. Buckley was elected a director in August
  Age 60                  1996. Mr. Buckley is the founder, President and Chief
                          Executive Officer of Henry Broadcasting Company
                          (HBC). Mr. Buckley is also President and 100% owner
                          of Steele Park Resort, Inc., which owns and operates
                          a resort on Lake Berryessa in California's Napa
                          Valley, and is a co-founder of World Asphalt Company,
                          a manufacturer of roofing products located in
                          Sacramento, CA. Mr. Buckley has been involved in the
                          radio broadcast industry since 1983 when HBC acquired
                          its first stations in Portland, Oregon. Prior to that
                          time, Mr. Buckley was involved in the construction
                          business.

                           PRINCIPAL OCCUPATIONS AND BUSINESS EXPERIENCE DURING
   DIRECTOR                                THE PAST FIVE YEARS
   --------                ----------------------------------------------------
 Arnold L. Chavkin ...... Mr. Chavkin has been a director since the founding of
  Age 46                  the Company. Mr. Chavkin is a general partner of
                          Chase Capital Partners (CCP), previously known as
                          Chemical Venture Partners (CVP), which is a general
                          partner of Chase Equity Associates (CEA), one of
                          American's shareholders, and previously a principal
                          shareholder of Multi Market Communications, Inc.
                          (Multi-Market), one of the predecessors of the
                          Company. Mr. Chavkin has been a General Partner of
                          CCP and CVP since January 1992 and has served as the
                          President of Chemical Investments, Inc. since March
                          1991. Mr. Chavkin is also a director of R&B Falcon
                          Drilling Company, Bell Sports Corporation, and
                          Wireless One, Inc. Prior to joining Chemical
                          Investments, Inc., Mr. Chavkin was a specialist in
                          investment and merchant banking at Chemical Bank for
                          six years.
 James H. Duncan, Jr. ... Mr. Duncan has been a director since the founding of
  Age 50                  the Company. Mr. Duncan is the founder, Chief
                          Executive Officer and a 50% shareholder of Duncan's
                          American Radio, Inc., which publishes the Duncan
                          Guide and other reports and publications about the
                          radio broadcasting industry. Mr. Duncan had served as
                          a director of Stoner from 1983 until the merger with
                          the Company in 1993. Mr. Duncan had also served as a
                          director of Price Communications Corporation from
                          1992 to 1994, and as a director of Emmis Broadcasting
                          Corporation from 1985 to 1992.
 Arthur C. Kellar........ Mr. Kellar has served as a director since the
  Age 75                  consummation of the EZ Merger. He was the founder of
                          EZ and served as a director of EZ since 1967,
                          Chairman of the Board since 1968 and President from
                          1967 until 1985. From the period 1956 through 1978,
                          Mr. Kellar was the President and principal
                          stockholder of O.K. Broadcasting, Inc., which owned
                          and operated WEEL-AM, a radio station located in
                          Fairfax, Virginia. Mr. Kellar currently serves as a
                          director of George Mason Bankshares, Inc.
 Charles D. Peebler,      Mr. Peebler was elected a director in May 1994. He is
  Jr. ................... president of True North Communications, Inc. Mr.
  Age 61                  Peebler served as a director of Stoner for more than
                          twelve years, from 1976 to 1988. Mr. Peebler also
                          serves as a director of Ultrafem Inc. and American
                          Tool Companies, Inc.
 Lance R. Primis ........ Mr. Primis was elected a director in April 1997. From
  Age 51                  1992 until December 1996, he served as the president
                          and chief operating officer of The New York Times
                          Company, a major newspaper and information company.
                          Prior to that time, he was the president and general
                          manager of The New York Times newspaper. Mr. Primis
                          serves as a director of several companies including,
                          the Advertising Council, the Audit Bureau of
                          Circulations, Partnership For A Drug-Free America,
                          International Herald Tribune and The New York
                          Partnership.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Commission. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, or written representation from certain reporting persons that they were not required to file a Form 5, the Company believes that, during the fiscal year ended December 31, 1996, its officers, directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to such individuals, except that (1) Mr. Bouloukos failed to report the exercise of options on December 18 and 19, 1997; this omission was corrected by reporting these events on his Form 5 for 1997; (2) Mr. Gehron failed to report (i) a purchase of 1,200 shares of Class A Common Stock on November 13, 1996 and (ii) the acquisition of 450 shares of Class A Common Stock pursuant to the consummation of the merger of the EZ Merger into the Company, resulting from his involuntary exchange of shares of EZ stock for shares of the Company's common stock; these omissions were corrected by reporting these events on his Form 5 for 1997; and
(3) Mr. Dodge failed to report (i) the acquisition by his adult son of 135 shares of Class A Common Stock pursuant to the consummation of the EZ Merger, resulting from his sons' involuntary exchange of shares of EZ stock for shares of the Company's common stock, (ii) Mr. Dodge's gift of 43 shares of Class A Common Stock on June 30, 1997, (iii) his adult son's purchase of 50 shares of Class A Common Stock on October 17, 1997, and (iv) his son's sale of 15 shares of Class A Common Stock on January 9, 1998; these omissions were corrected by reporting these events on his Form 5 for 1997. Mr. Dodge disclaims any beneficial ownership with respect to the above transactions regarding his adult son.

ITEM 11. EXECUTIVE COMPENSATION

  The following table summarizes the annual and long-term compensation for the years ended December 31, 1995, 1996 and 1997 of American's Chief Executive Officer and each of the other executive officers whose salary and bonus exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

                                   ANNUAL                               LONG-TERM
                                COMPENSATION                          COMPENSATION
                              -------------------                -------------------------
                                                                   SHARES
        NAME AND                                  OTHER ANNUAL   UNDERLYING    ALL OTHER
   PRINCIPAL POSITION    YEAR SALARY(1)    BONUS  COMPENSATION   OPTIONS(2)   COMPENSATION
   ------------------    ---- ---------    ------ ------------   ----------   ------------
Steven B. Dodge......... 1995 $252,625
 Chairman of the Board,  1996 $297,250     50,000                  40,000         4,910(3)
 President and Chief     1997 $502,338                            100,000         1,716(3)
 Executive Officer
Joseph L. Winn(4)....... 1995 $227,859                             65,000
 Treasurer and Chief     1996 $257,250     42,500                  20,000        11,456(5)
 Financial Officer       1997 $352,329     40,000                  35,000        12,876(5)
Don P. Bouloukos........ 1996 $ 81,504(6)           $100,000(6)   200,000(6)      3,420(5)
 Co-Chief Operating      1997 $352,332     50,000    432,218(10)                 16,741(5)
 Officer
John R. Gehron.......... 1995 $227,544                             40,000
 Co-Chief Operating      1996 $247,250     20,000   $ 75,000(7)    10,000        13,500(8)
 Officer
                         1997 $352,297     20,000                  20,000         1,662(3)
David Pearlman.......... 1995 $222,745                             85,000
 Co-Chief Operating      1996 $257,250     42,500   $364,000(9)    20,000        11,520(5)
 Officer
                         1997 $352,340     20,000                  25,000        20,314(5)

--------
 (1) Includes Company's matching 401(k) plan contributions.
 (2) For information regarding the Stock Option Plan, see the Notes to Consolidated Financial Statements.
 (3) Includes group term life insurance and parking expenses paid by the Company.
 (4) Mr. Winn also served as Co-Chief Operating Officer until Mr. Gehron joined American in May 1994.
 (5) Includes group term life insurance, automobile lease and parking expenses paid by the Company.
 (6) For the period September 3, 1996 through December 31, 1996. Mr. Bouloukos was granted options in August 1996 to purchase an aggregate of 200,000 shares at $33.33 per share; such options were terminated by agreement and Mr. Bouloukos was granted new options to purchase 200,000 shares of Class A Common Stock at $27.25 per share, the closing price of the Class A Common Stock on Nasdaq on December 31, 1996. In 1996, Mr. Bouloukos also received a $100,000 demand loan at a variable interest rate (prime). In 1997, the loan was forgiven and included as compensation.

 (7) For period from May 16, 1994 through December 31, 1994. In 1994, Mr. Gehron also received a $75,000 demand loan at a variable interest rate (prime) at the time he joined American. In 1996, the loan was forgiven and included as compensation.
 (8) Includes group term life insurance, personal travel, relocation expenses paid by the Company.
 (9) Includes compensation associated with May 13, 1996 option exercise of 14,000 shares of Class B Common Stock.
(10) Includes compensation associated with December 31, 1997 option exercise of 18,000 shares of Class A Common Stock.

DIRECTOR COMPENSATION

  Mr. Stoner is party to an agreement with American pursuant to which he is entitled to annual compensation at the rate of $50,000 and to a nonaccountable expense allowance of $50,000 until the earlier of (a) October 31, 1998 or (b) his death. The following directors receive an annual committee fee as indicated: Mr. Stoner ($4,000), Mr. Duncan ($5,000), Mr. Peebler ($5,000), Mr. Buckley ($6,000). Directors are also eligible to receive grants of options under American's Amended and Restated 1993 Stock Option Plan (the Stock Option
Plan) and have received such grants in the past for their service. See Item 12 for information about grants of options to directors. During the last fiscal year, all of the above named directors were each granted options under the Plan to purchase 5,000 Shares of Class A Common Stock at $28.25 per share (with the exception of Messrs. Kellar and Primis who received grants at $29.00). Each of the foregoing options is exercisable in 20% cumulative annual increments commencing one year from the date of the grant and expires at the end of ten years.

STOCK OPTION INFORMATION

  The following table sets forth certain information relating to option grants pursuant to the Stock Option Plan in the year ended December 31, 1997 to the individuals named in the Summary Compensation Table above.

                       OPTION GRANTS IN FISCAL YEAR 1997
                               INDIVIDUAL GRANTS

                                                           POTENTIAL REALIZABLE
                                                             VALUE AT ASSUMED
                                                             ANNUAL RATES OF
                       NUMBER OF                               STOCK PRICE
                       SHARES OF                               APPRECIATION
                       UNDERLYING   EXERCISE               FOR OPTION TERMS(B)
                        OPTIONS       PRICE     EXPIRATION --------------------
  NAME                 GRANTED(A)   PER SHARE      DATE        5%        10%
  ----                 ---------- ------------- ---------- ---------- ---------
Steven B. Dodge.......  100,000   $28.25-31.075   1/1/07   $1,773,779 4,545,788
Joseph L. Winn........   35,000          $28.25   1/1/07      621,820 1,575,813
Don P. Bouloukos......      --              --       --           --        --
John R. Gehron........   20,000          $28.25   1/1/07      355,325   900,464
David Pearlman........   25,000          $28.25   1/1/07      444,157 1,125,581

--------
(a) All options granted to Mr. Dodge and 26,930 shares to Mr. Winn were granted for Class B Common Stock (all other 1997 grants were for Class A Common Stock) pursuant to the Stock Option Plan. The options become exercisable in 20% cumulative annual increments commencing one year from the grant dates. Options issued to Steven B. Dodge at $31.075 were issued at 110% of the fair market value at the date of grant.
(b) Potential Realizable Value is based on the assumed growth rates for the ten-year option term, as applicable. A 5% per year appreciation in stock price from $28.25 per share yields $46.02 per share and from $31.08 per share yields $50.62 per share. A 10% per year appreciation in stock price from $28.25 per share yields $73.27 per share and from $31.08 per share yields $80.60 per share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, and there is no assurance the value realized by an executive will be at or near the amounts reflected in this table.

  The following table sets forth certain information with respect to the unexercised options to purchase Class A and B Common Stock granted under the Stock Option Plan to the individuals named in the Summary Compensation Table above.

                                                                VALUE OF UNEXERCISED
                             NUMBER OF UNEXERCISED            IN-THE-MONEY OPTIONS AT
                         OPTIONS AT DECEMBER 31, 1997           DECEMBER 31, 1997(A)
                         --------------------------------   ----------------------------
  NAME                    EXERCISABLE      UNEXERCISABLE    EXERCISABLE(A) UNEXERCISABLE
  ----                   --------------   ---------------   -------------- -------------
Steven B. Dodge.........     98,000           192,000         $4,187,625    $6,025,727
Joseph L. Winn..........    154,000           126,000         $7,127,125    $4,624,125
Don P. Bouloukos........     22,000           160,000         $  573,375    $4,170,000
John R. Gehron..........    114,000           116,000         $5,257,625    $4,774,250
David Pearlman..........    160,000           126,000         $7,157,750    $4,652,625

--------
(a)Based on the last sale price of the Class A Common Stock on NYSE on December 31, 1997 of $53.31.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

  The following table provides information as of March 22, 1998, with respect to the shares of American Common Stock beneficially owned by (i) each person known by American to own more than 5% of the outstanding American Common Stock, (ii) each director of American, (iii) each executive officer required to be identified in the Summary Compensation Table of American, and (iv) by all directors and executive officers of American as a group. The number of shares beneficially owned by each director or executive officer is determined according to the rules of the Securities and Exchange Commission (the Commission), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within sixty days of March 22, 1998 through the exercise of an option, conversion feature or similar right. Except as noted below, each holder has sole voting and investment power with respect to all shares of American Common Stock listed as owned by such person or entity.

                               SHARES OF ARS COMMON STOCK BENEFICIALLY OWNED
                          -------------------------------------------------------
                                                          PERCENT OF  PERCENT OF
                                    PERCENT OF PERCENT OF   COMMON   TOTAL VOTING
                           NUMBER    CLASS A    CLASS B     STOCK       POWER
                          --------- ---------- ---------- ---------- ------------
DIRECTORS AND EXECUTIVE
 OFFICERS
Steven B. Dodge(1)......  2,287,946       *      60.33       7.71       36.00
Thomas H. Stoner(2).....    915,967       *      26.18       3.10       15.33
Don P. Bouloukos(3).....    182,000       *        --           *           *
Alan L. Box(4)..........    418,428    1.68        --        1.41           *
John R. Gehron(5).......    237,650       *       5.67          *        3.44
David Pearlman(6).......    289,520       *       6.95          *        4.23
Joseph L. Winn(7).......    192,048       *       5.13          *        3.07
Charlton H. Buckley(8)..  1,662,557    6.72        --        5.63        2.79
Arnold Chavkin/CEA(9)...  1,323,429       *        --        4.48           *
James H. Duncan,
 Jr.(10)................     15,278       *          *          *           *
Arthur C. Kellar(11)....  2,069,257    8.33        --        6.99        3.46
Charles D. Peebler,
 Jr.(12)................     10,200       *          *          *           *
Lance R. Primis(13).....      1,000       *        --           *           *
All executive officers
 and directors as a
 group (13 per-
 sons)(14)..............  9,605,280   18.00      88.17      31.24       62.21
FIVE PERCENT
 STOCKHOLDERS
Baron Capital Group,
 Inc.(15)...............  5,879,770   23.76        --       19.91        9.85
Wellington Management
 Company LLP(16)........  1,929,676    7.80        --        6.53        3.23
Massachusetts Financial
 Services Company(17)...  3,157,679   12.76        --       10.69        5.29
Lehman Brothers Holding
 Inc.(18)...............  2,050,000    8.28        --        6.94        3.43
FMR Corp.(19)...........  1,716,690    6.94        --        5.81        2.88

--------
 *   Less than 1%.
 (1) Mr. Dodge is Chairman of the Board, President and Chief Executive Officer of American. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 75,950 shares of ARS Class A Common Stock owned by Mr. Dodge. Does not include 60,000 shares of ARS Class B Common Stock purchasable under an option granted on October 1, 1994, 24,000 shares ARS Class B Common Stock purchasable under an option granted on January 18, 1996 and 80,000 shares of ARS Class B Common Stock purchasable under an option granted on January 2, 1997; includes 90,000 shares as to which the October option, 16,000 shares as to which the January 18 option and 20,000 shares as to which the January 2 option are exercisable. Includes an aggregate of 25,050 shares of ARS Class A Common Stock and 20,832 shares of ARS Class B Common Stock owned by three trusts for the benefit of Mr. Dodge's children and 3,000 shares of ARS Class A Common Stock owned by Mr. Dodge's wife. Mr. Dodge disclaims beneficial ownership in all shares owned by such trusts and his wife. Does not include 170 shares of ARS Class A Common Stock held by Thomas S. Dodge, an adult child of Mr. Dodge, with respect to which Mr. Dodge disclaims beneficial ownership.
 (2) Mr. Stoner is Chairman of the Executive Committee of the ARS Board. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Does not include 4,000 shares of ARS Class A Common Stock purchasable under an option granted on January 2, 1997. Includes 1,000 shares purchasable under the January option and 23,811 shares of ARS Class B Common Stock owned by his wife, an aggregate of 261,998 shares of ARS Class B Common Stock owned by trusts of which he and/or certain other persons are trustees and a charitable foundation, of which Mr. Stoner serves as an officer. Mr.
     Stoner disclaims beneficial ownership of 162,128 shares of ARS Class B Common Stock owned by such trusts. Does not include 61,454 shares of ARS Class B Common Stock and 10,125 shares of ARS Class A Common Stock owned by Mr. Stoner's adult children.
 (3) Mr. Bouloukos is Co-Chief Operating Officer of American. His address is
     116 Huntington Avenue, Boston, Massachusetts 02116. Includes 182,000 shares of ARS Class A Common Stock purchasable under an option granted on December 31, 1996.
 (4) Mr. Box is a director and Executive Vice President of American. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Does not include 80,000 shares of ARS Class A Common Stock purchasable under an option granted on April 22, 1997. Includes 20,000 shares of ARS Class A Common Stock as to which the April option is exercisable and an aggregate of 84,010 shares of ARS Class A Common Stock purchasable under options originally granted by EZ on June 30, 1993 and May 26, 1996.
 (5) Mr. Gehron is Co-Chief Operating Officer of American. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 7,650 shares of ARS Class A Common Stock owned by Mr. Gehron. Includes 160,000 shares of ARS Class B Common Stock purchasable under an option granted on May 23, 1994, 40,000 shares of ARS Class B Common Stock purchasable under an option granted on February 15, 1995, 10,000 shares of ARS Class B Common Stock purchasable under an option granted on January 18, 1996 and 20,000 shares of ARS Class A Common Stock purchasable under an option granted on January 2, 1997.
 (6) Mr. Pearlman is Co-Chief Operating Officer of American. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 3,000 shares of ARS Class A Common Stock owned individually by Mr. Pearlman and 520 shares of ARS Class A Common Stock held for the benefit of his children. Includes 156,000 shares of ARS Class B Common Stock purchasable under an option granted on December 16, 1993, 50,000 shares of ARS Class B Common Stock purchasable under an option granted on February 15, 1995, 5,000 shares of ARS Class B Common Stock purchasable under an option granted on May 18, 1995, 30,000 shares of ARS Class B Common Stock purchasable under an option granted on June 15, 1995, 20,000 shares of ARS Class B Common Stock purchasable under an option granted on January 18, 1996 and 25,000 shares of ARS Class A Common Stock purchasable under an option granted on January 2, 1997.
 (7) Mr. Winn is a director, Treasurer and Chief Financial Officer of American. His address is 116 Huntington Avenue, Boston, Massachusetts 02116.
     Includes 2,000 shares of ARS Class A Common Stock and 7,948 shares of ARS Class B Common Stock owned individually by Mr. Winn and 100 shares of ARS Class A Common Stock held for the benefit of his children. Does not include 32,000 shares of ARS Class B Common Stock purchasable under an option granted on December 16, 1993, 24,000 shares of ARS Class B Common Stock purchasable under an option granted on February 15, 1995, 2,000 shares of ARS Class B Common Stock purchasable under an option granted on May 18, 1995, 12,000 shares of ARS Class B Common Stock purchasable under an option granted on January 18, 1996 and 21,544 shares of ARS Class B Common Stock and 6,456 shares of ARS Class A Common Stock purchasable under options granted on January 2, 1997; includes 128,000 shares as to which the December option, 36,000 shares as to which the February option, 3,000 at to which the May option, 8,000 shares as to which the January 18 option and 5,386 shares and 1,614 shares as to which the January 2 option are exercisable.
 (8) Mr. Buckley is a director of American. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Does not include 4,000 shares of ARS Class A Common Stock purchasable under an option granted on January 2, 1997. Does not include 6,053 shares of ARS Class A Common Stock which are held by an adult child of Mr. Buckley and in which Mr. Buckley disclaims beneficial ownership. Includes 1,000 shares purchasable under the January option.
 (9) Mr. Chavkin is a director of American. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Mr. Chavkin, as a general partner of CCP, which is the general partner of CEA, may be deemed to own beneficially shares held by CEA. Mr. Chavkin disclaims such beneficial ownership. CEA is the sole holder of ARS Class C Common Stock and owns 26,911 shares of ARS Class A Common Stock. The address of CCP and CEA is 380 Madison Avenue, 12th Floor, New York, New York 10017. Does not include 4,000 shares of ARS Class A Common Stock purchasable under an option granted on January 2, 1997. Includes 1,000 shares purchasable under the January option.
(10) Mr. Duncan is a director of American. His address is 116 Huntington
     Avenue, Boston, Massachusetts 02116. Does not include 2,000 shares of ARS Class B Common Stock purchasable under an option granted on December 16, 1993, 1,600 shares of ARS Class B Common Stock purchasable under an option granted on February 15, 1995, 1,800 shares of ARS Class B Common Stock purchasable under an option granted on January 18, 1996 and 4,000 shares of ARS Class A Common Stock purchasable under an option granted on January 2, 1997; includes 4,000 shares as to which the December option, 1,600 shares as to which the February option, 1,200 shares as to which the January 18 option and 1,000 shares as to which the January 2 option are exercisable. Includes (a) 500 shares of ARS Class A Common Stock and 6,578 shares of ARS Class B Common Stock owned directly and (b) 400 shares of ARS Class A Common Stock owned as follows: (i) 200 shares of ARS Class A Common Stock held by Mr. Duncan's spouse, (ii) 100 shares of ARS Class A Common Stock held by one of his daughters, and (iii) 100 shares of ARS Class A Common Stock held by his spouse for his stepson.
     Mr. Duncan has disclaimed beneficial ownership of these shares.
(11) Mr. Kellar is a director of American. His address is 116 Huntington
     Avenue, Boston, Massachusetts 02116. Mr. Kellar owns 1,984,247 shares of ARS Class A Common Stock. Does not include 4,000 shares of ARS Class A Common Stock purchasable under an option granted April 15, 1997. Includes 1,000 shares of ARS Class A Common Stock as to which the April grant is exercisable and an aggregate of 84,010 shares of ARS Class A Common Stock purchasable under options originally granted by EZ on June 30, 1993 and May 26, 1996.
(12) Mr. Peebler is a director of American. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 2,000 shares of ARS Class A Common Stock owned by Mr. Peebler. Does not include 4,000 shares of ARS Class B Common Stock purchasable under an option granted February 15,
     1995, 1,800 shares of ARS Class B Common Stock purchasable under an option granted on January 18, 1996 and 4,000 shares of ARS Class A Common Stock purchasable under an option granted January 2, 1997; includes 6,000 shares as to which the February option, 1,200 shares as to which the January 18 option and 1,000 shares as to which the January 2 option are exercisable.
(13) Mr. Primis is a director of American. His address is 116 Huntington
     Avenue, Boston, Massachusetts 02116. Does not include 4,000 shares of ARS Class A Common Stock purchasable under an option granted April 15, 1997. Includes 1,000 shares purchasable under the January option.
(14) Includes all shares stated to be owned in the preceding notes.
(15) The address of Baron Capital Group, Inc. (Baron) is 767 Fifth Avenue, New York, New York 10153. Based on Baron's Amendment No. 3 Schedule 13D dated February 27, 1998, Mr. Baron, the president of Baron, has sole voting power over 180,000 shares of ARS Class A Common Stock, shared voting power over 1,910,350 shares of ARS Class A Common Stock, sole dispositive power over 180,000 shares of ARS Class A Common Stock and shared dispositive power over 1,910,350 shares of ARS Class A Common Stock. Mr. Baron disclaims beneficial ownership of 5,879,770 shares of ARS Class A Common Stock.
(16) The address of Wellington Management Company LLP (Wellington) is 75 State Street, Boston, Massachusetts 02109. Based on its Schedule 13G (Amendment No. 2) dated August 8, 1997, Wellington has shared voting power over 985,313 shares of ARS Class A Common Stock and shared dispositive power over 1,929,676 shares of ARS Class A Common Stock.
(17) The address of Massachusetts Financial Services Company (MFS) is 500 Boylston Street, Boston, Massachusetts 02116-3741. Based on its Schedule 13G (Amendment No. 2) dated February 11, 1998, MFS has sole voting power over 3,132,749 shares of ARS Class A Common Stock and sole dispositive power over 3,157,679 shares of ARS Class A Common Stock.

(18) The address of Lehman Brothers Holding Inc. (Lehman) is 3 World Financial Center, 24th Floor, New York, New York 10285. Based on its Schedule 13G dated February 25, 1998, Lehman has shared voting power over 2,050,000 shares of ARS Class A Common Stock and shared dispositive power over 2,050,000 shares of ARS Class A Common Stock.
(19) The address of FMR Corp. (FMR) is 82 Devonshire Street, Boston, Massachusetts 02109. Based on its Amendment No. 2 to its Schedule 13G dated February 9, 1998, FMR has sole voting power over 206,790 shares of ARS Class A Common Stock and sole dispositive power over 1,716,690 shares of ARS Class A Common Stock.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

  The Chase Manhattan Bank (Chase) is a co-syndication agent and a lender with an approximately 9% combined participation under American's prior credit agreements in 1995, 1996 and 1997 respectively. Chase is an affiliate of CCP, the general partner of CEA; Mr. Chavkin, a director, is a general partner of CCP. For the years ended December 31, 1995, 1996 and 1997, Chase's share of interest and fees paid by American pursuant to the provisions of such credit facilities were $1,688,500, $533,000 and $2,711,000, respectively. Chase Securities Inc. is an affiliate of Chase, and was an underwriter in the public offering of American's 9% Senior Subordinated Notes in February 1996.

  In January 1998, ATS consummated the transactions contemplated by the ATS Stock Purchase Agreement, dated as of January 8, 1998, with Steven B. Dodge, Chairman of the Board and Chief Executive Officer of ARS and ATS, and certain other officers and directors of ARS (or their affiliates, members of their families or family trusts), pursuant to which those persons purchased 8.0 million shares of ATS Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $80.0 million, including 4.0 million shares by Mr. Dodge for $40.0 million.


  Mr. Bouloukos, a Co-Chief Operating Officer, and the Company were parties to a demand loan agreement pursuant to which the Company loaned to Mr. Bouloukos $100,000 at a variable interest rate (prime) at the time he joined the Company in August 1996. In 1997, the loan was forgiven and included in compensation.

  Management believes that the above transactions were on terms, and the Company intends to continue its policy that all future transactions between it and its officers, directors principal stockholders and affiliates will be on terms, not less favorable to the Company than those which could be obtained from unaffiliated third parties.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

(A) DOCUMENTS FILED AS PART OF THIS REPORT

  (1) Financial Statements

(B) REPORTS ON FORM 8-K FILED IN THE FOURTH QUARTER OF 1997.

  1. Form 8-K (Items 5 and 7) on October 16, 1997

  2. Form 8-K/A (Items 5 and 7) on October 24, 1997

  3. Form 8-K (Items 5 and 7) on December 23, 1997

(C) EXHIBITS--SEE EXHIBIT INDEX BEGINNING ON PAGE (I).

(D) CONSOLIDATED FINANCIAL STATEMENT SCHEDULE

  Schedule II--Valuation and Qualifying Accounts--See page S-1.

  All other schedules have been omitted because the required information either is not applicable or is shown in or determinable from the financial statements or notes thereto.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED ON THE 30TH DAY OF MARCH, 1998.

                                          American Radio Systems Corporation

                                                    /s/ Steven B. Dodge
                                          By: _________________________________
                                              STEVEN B. DODGE
                                                 CHIEF EXECUTIVE OFFICER,
                                                  DIRECTOR,PRESIDENT AND
                                                   CHAIRMAN OF THE BOARD

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

         /s/ Steven B. Dodge           Chairman of the          March 30, 1998
-------------------------------------   Board, Chief
           STEVEN B. DODGE              Executive Officer,
                                        President and
                                        Director

         /s/ Joseph L. Winn            Chief Financial          March 30, 1998
-------------------------------------   Officer
           JOSEPH L. WINN               and Director

           /s/ Alan L. Box             Executive Vice           March 30, 1998
-------------------------------------   President
             ALAN L. BOX                and Director

       /s/ Justin D. Benincasa         Vice President and       March 30, 1998
-------------------------------------   Corporate
         JUSTIN D. BENINCASA            Controller

        /s/ Thomas H. Stoner           Director                 March 30, 1998
-------------------------------------
          THOMAS H. STONER

        /s/ Arthur C. Kellar           Director                 March 30, 1998
-------------------------------------
          ARTHUR C. KELLAR

       /s/ Charlton H. Buckley         Director                 March 30, 1998
-------------------------------------
         CHARLTON H. BUCKLEY

              SIGNATURE                         TITLE                DATE

        /s/ Arnold L. Chavkin           Director                March 30, 1998
-------------------------------------
          ARNOLD L. CHAVKIN

      /s/ James H. Duncan, Jr.          Director                March 30, 1998
-------------------------------------
        JAMES H. DUNCAN, JR.

     /s/ Charles D. Peebler, Jr.        Director                March 30, 1998
-------------------------------------
       CHARLES D. PEEBLER, JR.

         /s/ Lance R. Primis            Director                March 30, 1998
-------------------------------------
           LANCE R. PRIMIS

                         INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of American Radio Systems Corporation:

  We have audited the accompanying consolidated balance sheets of American Radio Systems Corporation and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedule listed in the index at Item 14. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of American Radio Systems Corporation and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 6, 1998
 (Except for Note 3 as to
  which the date is March 27, 1998)

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                      DECEMBER 31, DECEMBER 31,
                                                          1996         1997
                                                      ------------ ------------
                       ASSETS
                       ------
CURRENT ASSETS:
  Cash and cash equivalents..........................   $ 10,447    $   16,643
  Accounts receivable (less allowance for doubtful
   accounts of $4,560 in 1996 and $7,703 in 1997, re-
   spectively).......................................     51,897        90,468
  Employee and other related-party receivables.......        249           144
  Prepaid expenses and other assets..................      3,354         5,009
  Current portion of investment notes receivable
   (less valuation allowance of $6,750 in 1997)......                    2,250
  Deferred income taxes..............................      3,370         6,428
                                                        --------    ----------
      Total current assets...........................     69,317       120,942
                                                        --------    ----------
PROPERTY AND EQUIPMENT--Net..........................     90,247       250,189
                                                        --------    ----------
OTHER ASSETS:
  Restricted cash....................................                   22,141
  Investment note receivable-related party (less val-
   uation allowance of $500 in 1996).................        743
  Investment notes receivable........................     69,177        36,812
  Intangible assets--net:
    Goodwill.........................................    232,908       353,897
    FCC licenses.....................................    233,558     1,112,273
    Other intangible assets..........................     26,794        38,884
    Unallocated purchase price, net..................                  108,192
  Deposits and other long-term assets................     26,064        10,875
  Net assets held under exchange agreement...........     47,495
                                                        --------    ----------
      Total other assets.............................    636,739     1,683,074
                                                        --------    ----------
TOTAL................................................   $796,303    $2,054,205
                                                        ========    ==========

                See notes to consolidated financial statements.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                      DECEMBER 31, DECEMBER 31,
                                                          1996         1997
                                                      ------------ ------------
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
CURRENT LIABILITIES:
  Current maturities of long-term debt...............   $    561    $      450
  Accounts payable...................................      7,085         9,687
  Accrued compensation...............................      3,027         3,456
  Accrued expenses...................................     16,355        20,708
  Accrued interest...................................      7,303        14,177
                                                        --------    ----------
      Total current liabilities......................     34,331        48,478
                                                        --------    ----------
DEFERRED INCOME TAXES................................     33,205       196,028
                                                        --------    ----------
OTHER LONG-TERM LIABILITIES..........................      2,149         8,954
                                                        --------    ----------
LONG-TERM DEBT.......................................    330,111       923,704
                                                        --------    ----------
MINORITY INTEREST IN SUBSIDIARIES....................        344           626
                                                        --------    ----------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK:
  Cumulative Exchangeable Preferred Stock, $0.01 par
   value; 10,000,000 shares authorized; 2,105,602
   shares issued and outstanding; liquidation
   preference $100 per share.........................                  215,550
                                                        --------    ----------
STOCKHOLDERS' EQUITY:
  Preferred Stock; $0.01 par value; 10,000,000 shares
   authorized: Convertible Exchangeable Preferred
   Stock; 137,500 shares issued and outstanding
   (represented by 2,750,000 depositary shares);
   liquidation preference $1,000 per share...........          1             1
  Class A Common Stock; $.01 par value; 100,000,000
   shares authorized; 15,101,022 and 24,708,096
   shares issued and outstanding, respectively.......        151           247
  Class B Common Stock; $.01 par value; 15,000,000
   shares authorized; 4,658,096 and 3,508,639 shares
   issued and outstanding, respectively..............         47            35
  Class C Common Stock; $.01 par value; 6,000,000
   shares authorized; 1,295,518 shares issued and
   outstanding.......................................         13            13
  Additional paid-in capital.........................    390,731       671,211
  Unearned compensation..............................       (297)         (202)
  Retained earnings (accumulated deficit)............      5,955        (9,982)
                                                        --------    ----------
      Total..........................................    396,601       661,323
                                                        --------    ----------
  Less:
    Treasury stock, at cost, 18,449 and 19,019 shares
     at December 31, 1996 and December 31, 1997,
     respectively....................................       (438)         (458)
                                                        --------    ----------
      Total stockholders' equity.....................    396,163       660,865
                                                        --------    ----------
TOTAL................................................   $796,303    $2,054,205
                                                        ========    ==========

                See notes to consolidated financial statements.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1995      1996      1997
                                                  --------  --------  --------
NET REVENUES....................................  $ 97,772  $178,019  $374,118
                                                  --------  --------  --------
OPERATING EXPENSES:
  Operating expenses excluding depreciation and
   amortization, net local marketing agreement
   and corporate general and administrative
   expenses.....................................    66,448   120,004   241,836
  Net local marketing agreement expenses........       600     8,128     2,314
  Depreciation and amortization.................    12,364    17,810    64,743
  Merger expenses...............................                         1,985
  Corporate general and administrative..........     3,908     5,046     8,207
                                                  --------  --------  --------
    Total expenses..............................    83,320   150,988   319,085
                                                  --------  --------  --------
OPERATING INCOME................................    14,452    27,031    55,033
                                                  --------  --------  --------
OTHER INCOME (EXPENSE):
  Interest expense..............................   (12,497)  (22,287)  (59,749)
  Interest income and other, net................     2,435     5,525     2,364
  Gains (losses) on sale of assets and other,
   net..........................................    11,544      (308)   (5,713)
                                                  --------  --------  --------
    Total other income (expense)................     1,482   (17,070)  (63,098)
                                                  --------  --------  --------
INCOME (LOSS) FROM OPERATIONS BEFORE
 EXTRAORDINARY LOSSES AND INCOME TAXES..........    15,934     9,961    (8,065)
INCOME TAX (BENEFIT) PROVISION..................     6,829     4,826      (416)
                                                  --------  --------  --------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSSES.......     9,105     5,135    (7,649)
EXTRAORDINARY LOSSES ON EXTINGUISHMENT OF DEBT,
 NET OF INCOME TAX BENEFIT OF $614 and $1,476 in
 1995 and 1997, respectively....................      (817)             (2,333)
                                                  --------  --------  --------
NET INCOME (LOSS)...............................     8,288     5,135    (9,982)
REDEEMABLE COMMON AND PREFERRED STOCK DIVI-
 DENDS..........................................      (815)   (4,973)  (31,164)
                                                  --------  --------  --------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK-
 HOLDERS--BASIC.................................  $  7,473  $    162  $(41,146)
                                                  ========  ========  ========
BASIC PER SHARE AMOUNTS:
  Before extraordinary items....................  $   0.70  $   0.01  $  (1.42)
  Extraordinary items...........................     (0.07)      --      (0.09)
                                                  --------  --------  --------
  Net income (loss).............................  $   0.63  $   0.01  $  (1.51)
                                                  ========  ========  ========
DILUTED PER SHARE AMOUNTS:
  Before extraordinary items....................  $   0.65  $   0.01  $  (1.42)
  Extraordinary items...........................     (0.06)      --      (0.09)
                                                  --------  --------  --------
  Net income (loss).............................  $   0.59  $   0.01  $  (1.51)
                                                  ========  ========  ========
SHARES FOR BASIC................................    11,838    19,550    27,290
SHARES FOR DILUTED..............................    12,585    20,510    27,290
                                                  ========  ========  ========

                See notes to consolidated financial statements.

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                                      A-41

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                                 (IN THOUSANDS)

                            CONVERTIBLE
                            EXCHANGEABLE         SERIES A           SERIES B           SERIES D           CLASS A
                          PREFERRED STOCK      COMMON STOCK       COMMON STOCK       COMMON STOCK       COMMON STOCK
                         ------------------ ------------------ ------------------ ------------------ ------------------
                           SHARES             SHARES             SHARES             SHARES             SHARES
                         OUTSTANDING AMOUNT OUTSTANDING AMOUNT OUTSTANDING AMOUNT OUTSTANDING AMOUNT OUTSTANDING AMOUNT
                         ----------- ------ ----------- ------ ----------- ------ ----------- ------ ----------- ------
BALANCE, JANUARY 1,
 1995..................                        3,631     $36       374      $ 4       317      $ 3
Repayment of note re-
 ceivable..............
Stock options granted
 below fair market val-
 ue....................
Reclassification of Se-
 ries A, B and C re-
 deemable stock........
Two-for-one stock ex-
 change................                        3,631      36       374        4       317        3
Distributions on re-
 deemable stock........
Reversal of dividends
 payable...............
Conversion to Class A
 Common Stock..........                       (1,275)    (13)                        (539)      (5)     1,813     $ 18
Conversion to Class B
 Common Stock..........                       (5,637)    (56)                         (95)      (1)
Conversion to Class C
 Common Stock..........                         (298)     (3)     (748)      (8)
Shares allocated to
 treasury..............                          (52)
Issuance of Class A
 Common Stock, net of
 issuance costs of
 $8,303................                                                                                 4,770       47
Exercise of Common
 Stock Option and War-
 rant..................                                                                                     1
Conversion of Senior
 Series C Common Stock
 to Class B and Class C
 Common Stock..........
Acquisition of treasury
 stock.................
Amortization of un-
 earned compensation...
Conversion of Class B
 Common Stock to Class
 A Common Stock........                                                                                    61        1
Retirement of treasury
 stock.................
Net income.............
Reclassification of
 capital deficiency ac-
 count.................
                                              ------     ---      ----      ---      ----      ---     ------     ----
BALANCE, DECEMBER 31,
 1995..................                            0       0         0        0         0        0      6,645       66
Dividends payable......
Distributions paid.....
Issuance of Class A
 Common Stock, net of
 issuance cost of
 $7,034................                                                                                 4,501       45
Shareholder conversion
 in conjunction with
 issuance of Class A
 Common Stock..........                                                                                   838        8
Issuance of Preferred
 Stock, net of issuance
 cost of $4,725........      138      $ 1
Issuance of Class A
 Common Stock for Sky-
 line, Bridan Tower,
 and Henry Mergers.....                                                                                 2,165       22
Conversion of Class B
 Common Stock to Class
 A Common Stock........                                                                                   952       10
Exercise of common
 stock options.........
Amortization of un-
 earned compensation...
Net income.............
                             ---      ---     ------     ---      ----      ---      ----      ---     ------     ----
BALANCE, DECEMBER 31,
 1996..................      138        1          0       0         0        0         0        0     15,101      151
Dividends payable......
Distributions paid.....
Issuance of Class A
 Common Stock .........                                                                                 8,362       83
Issuance of Preferred
 Stock, net of issuance
 costs of $7,750.......
Conversion of Class B
 Common Stock To Class
 A Common Stock........                                                                                 1,193       12
Exercise of common
 stock Options.........                                                                                    53        1
Tax benefit of stock
 options...............
Acquisition of treasury
 stock.................                                                                                    (1)
Amortization of un-
 earned Compensation...
Net loss...............
                             ---      ---     ------     ---      ----      ---      ----      ---     ------     ----
BALANCE, DECEMBER 31,
 1997..................      138      $ 1          0     $ 0         0      $ 0         0      $ 0     24,708     $247
                             ===      ===     ======     ===      ====      ===      ====      ===     ======     ====

                See notes to consolidated financial statements.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

                                 (IN THOUSANDS)


     CLASS B             CLASS C
   COMMON STOCK        COMMON STOCK       NOTE     TREASURY STOCK                               CAPITAL
------------------- ------------------ RECEIVABLE  ----------------                ADDITIONAL DEFICIENCY  RETAINED
  SHARES              SHARES              FROM                          UNEARNED    PAID-IN      UPON     EARNINGS  DIVIDENDS
OUTSTANDING  AMOUNT OUTSTANDING AMOUNT STOCKHOLDER SHARES   AMOUNT    COMPENSATION  CAPITAL   COMBINATION (DEFICIT)  PAYABLE
-----------  ------ ----------- ------ ----------- -------  -------   ------------ ---------- ----------- --------- ---------
                                          $(500)       (26) $  (340)                $ 18,357   $(21,709)   $(1,680)  $   265
                                            500
                                                                         $(473)          473
                                                                                       3,121
                                                       (26)                              (43)
                                                                                                              (815)
                                                                                         265                            (265)
   5,731      $57      1,046     $11
                                                                                      70,355
                          79       1                                                      11
     268        3        671       6
     (18)                                              (18)    (438)                     438
                                                                            82
     (61)      (1)
                                                        52      340                     (340)
                                                                                                             8,288
                                                                                     (21,709)    21,709
  ------      ---      -----     ---      -----     ------  -------      -----      --------   --------    -------   -------
   5,920       59      1,796      18          0        (18)    (438)      (391)       70,928   $      0      5,793         0
                                                                                               ========
                                                                                                            (4,973)    4,973
                                                                                                                      (4,973)
                                                                                     114,457
    (338)      (3)      (500)     (5)
                                                                                     132,774
                                                                                      72,131
    (952)     (10)
      28        1                                                                        441
                                                                            94
                                                                                                             5,135
  ------      ---      -----     ---      -----     ------  -------      -----      --------               -------   -------
   4,658       47      1,296      13          0        (18)    (438)      (297)      390,731                 5,955         0
                                                                                     (25,210)               (5,955)   15,613
                                                                                                                     (15,613)
                                                                                     311,213
                                                                                      (7,750)
  (1,193)     (12)
      44        0                                                                        930
                                                                                       1,297
                                                        (1)     (20)
                                                                            95
                                                                                                            (9,982)
  ------      ---      -----     ---      -----     ------  -------      -----      --------               -------   -------
   3,509      $35      1,296     $13          0     $  (19) $  (458)     $(202)     $671,211               $(9,982)  $     0
  ======      ===      =====     ===      =====     ======  =======      =====      ========               =======   =======

     CLASS B
   COMMON STOCK
-------------------
  SHARES
OUTSTANDING   TOTAL
------------ ---------
             $ (5,564)
                  500
                3,121
                 (815)
   5,731
               70,402
                   12
     268            9
     (18)
                   82
     (61)
                8,288
------------ ---------
   5,920       76,035
               (4,973)
              114,502
    (338)
              132,775
               72,153
    (952)
      28          442
                   94
                5,135
------------ ---------
   4,658      396,163
              (15,552)
              (15,613)
              311,296
               (7,750)
  (1,193)           0
      44          930
                1,298
                  (20)
                   95
               (9,982)
------------ ---------
   3,509     $660,865
============ =========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                  YEARS ENDED DECEMBER 31,
                                                -------------------------------
                                                  1995       1996       1997
                                                ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)............................  $   8,288  $   5,135  $  (9,982)
 Adjustments to reconcile net income (loss) to
  cash provided by operating activities:
 Barter revenues..............................     (4,678)    (7,989)   (13,137)
 Barter expenses..............................      4,626      6,973     12,052
 Depreciation and amortization................     12,364     17,810     64,744
 Amortization of deferred financing costs.....        278        868      1,475
 Amortization of debt discount................                    84        100
 Amortization of debt premium.................                             (574)
 Provision for losses on accounts
  receivable..................................      1,387      2,977      4,608
 Provision for loss on investment note
  receivable..................................                            6,750
 Extraordinary losses, net....................        817                 2,333
 Deferred taxes...............................      3,490        940     (5,481)
 Accretion of note discount...................        (53)       (42)
 Recovery of allowance on investment note
  receivable..................................                             (500)
 (Gain) loss on sale of station and other,
  net.........................................    (11,544)       248       (404)
 Loss on broadcasting contract................                            1,670
 Stock compensation...........................         82         94         95
 Minority interest in net earnings of
  subsidiaries and investments................                              584
 Change in assets and liabilities, net of
  effects of mergers and acquisitions:
  Accounts receivable.........................     (6,030)   (27,872)   (15,433)
  Prepaid expenses and other assets...........       (919)    (1,202)      (783)
  Restricted cash.............................                             (703)
  Accounts payable and accrued expenses.......      2,609     10,846     (5,844)
  Accrued interest............................       (993)     6,789      1,738
                                                ---------  ---------  ---------
   Cash provided by operating activities......      9,724     15,659     43,308
                                                ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Payments for purchase of property, equipment
  and intangible assets.......................     (5,926)   (25,109)   (45,730)
 Proceeds from asset and radio station sales..     15,302      1,087     86,551
 Repayment of investment notes receivable.....      3,000      1,350      1,243
 Payments for purchase of tower properties....     (7,300)    (9,797)  (181,333)
 Payments for purchase of radio stations......    (31,013)  (312,591)  (500,824)
 Payments for investment notes receivable and
  related intangible assets...................    (48,597)   (56,522)   (11,371)
 Deposits and other long-term assets..........     (6,649)   (20,303)     6,391
                                                ---------  ---------  ---------
   Cash used for investing activities.........    (81,183)  (421,885)  (645,073)
                                                ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Borrowings under the Credit Agreements.......    225,000    154,000    790,500
 Repayments under the Credit Agreements.......   (202,500)  (151,500)  (351,000)
 Borrowings under other obligations...........                              750
 Repayment of other obligations...............     (1,288)      (454)    (1,227)
 Net proceeds from debt offering--net of
  discount....................................               173,581
 Net proceeds from stock offerings and
  options.....................................     69,882    247,474    193,165
 Additions to deferred financing costs........     (3,896)    (5,344)    (8,195)
 Redemption of Series C Senior Common Stock...    (14,580)
 Dividends paid...............................                (4,973)   (15,613)
 Distribution to minority shareholder.........                             (419)
 Purchase of treasury stock...................       (438)
                                                ---------  ---------  ---------
   Cash provided by financing activities......     72,180    412,784    607,961
                                                ---------  ---------  ---------
INCREASE IN CASH AND CASH EQUIVALENTS.........        721      6,558      6,196
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..      3,168      3,889     10,447
                                                ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, END OF YEAR........  $   3,889  $  10,447  $  16,643
                                                =========  =========  =========

                See notes to consolidated financial statements.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  American Radio Systems Corporation and subsidiaries (collectively, American, ARS or the Company) is a national broadcasting company formed in 1993 to acquire, develop and operate radio stations and communications towers throughout the United States. As of December 31, 1997 the Company owned and/or operated approximately 100 radio stations in 21 markets and owned and/or operated approximately 760 wireless communication sites.

  American Tower Systems Corporation and subsidiaries (formerly American Tower Systems Holding Corporation) (collectively, the Tower Subsidiary, ATS or Tower) is a wholly-owned subsidiary of ARS. ATS was incorporated in July 1995 for the purpose of acquiring, developing, marketing, managing and operating wireless communications tower sites throughout the United States, for use by communications related businesses, wireless communications providers, and television and radio broadcasters. ATS' primary business is the leasing of antennae sites on multi-tenant towers and rooftops, primarily for its own towers and, to a lesser extent, for unaffiliated communications site owners. In support of its rental business, ATS also offers its customers network development services, including site acquisition, zoning, antennae installation, site construction and network design. These services are offered on a time and materials or fixed fee basis or incorporated into build to suit construction contracts. ATS is also engaged in the video, voice and data transmission business, which it currently conducts in the New York City to Washington D.C. corridor and in Texas.

  Pending Sale of Radio Operations and Tower Separation--In September 1997, ARS entered into a merger agreement with a subsidiary of CBS Corporation (formerly Westinghouse Electric Corporation) (CBS) which was amended and restated in December 1997 (the Merger Agreement) pursuant to which the CBS subsidiary will merge with and into ARS. Each holder of ARS common stock at the effective time of the merger will receive (i) $44.00 per share in cash, and (ii) one share, of the same class, of Tower common stock owned by ARS (the Tower Separation). As a result of the Tower Separation, Tower will cease to be a subsidiary of, or otherwise be affiliated with, ARS and will thereafter operate as an independent publicly held company. ARS and Tower will enter into certain agreements pursuant to the Merger Agreement providing for, among other things, the orderly separation of ARS and Tower, the transfer of lease obligations to Tower of leased space on certain towers owned or leased by ARS to Tower, and the allocation of certain tax liabilities between ARS and Tower. The Tower Separation will result in a taxable gain to ARS, of which $20.0 million will be borne by ARS and the remaining obligation (currently estimated at approximately $113.0 to $153.0 million) will be paid by Tower pursuant to provisions of the Merger Agreement (the Merger Tax Liability). The Merger Tax Liability is based on an assumed fair market value of the Tower Common Stock of $16.00 per share. Such estimated Merger Tax Liability would increase or decrease by $14.8 million for each $1.00 per share increase or decrease in the fair market value of ATS Common Stock. (See Note 10).

  The Merger has been approved by stockholders of ARS who hold sufficient voting power to approve such action. Consummation of the Merger is subject to, among other things, the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (HSR Act) and the approval by the Federal Communications Commission
(FCC) of the transfer of control of ARS' FCC licenses with respect to its radio stations to CBS. Subject to the satisfaction of such conditions, the Merger is expected to be consummated in the spring of 1998.

  Basis of Presentation and Principles of Consolidation--The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in affiliates, owned more than 20 percent but not in excess of 50 percent, are accounted for using the equity method, when less than a controlling interest is held. The Company also consolidates its 50.1% interest and its 70.0% interest in two other limited liability communications tower companies, with the other companies' investment reflected as minority interest in the accompanying balance

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

sheet. Equity in earnings (loss) of affiliates not consolidated and the minority interest in earnings (loss) of consolidated affiliates is reported as a component of gains on sales of assets and other, net in the accompanying consolidated statement of operations. There were no such amounts for the years ended December 31, 1995 and 1996; such amounts approximated $362,000 for the year ended December 31, 1997.

  Information with respect to the Company's radio and tower segments is presented within these notes to consolidated financial statements, principally
Note 14. The Company believes that the tower segment should not be accounted for as a discontinued operation based upon the Company's belief that a measurement date will not occur until such time as the Merger is granted regulatory approval. Further, in the event the Merger is not consummated, the Company's board of directors will determine, based on the facts and circumstances then existing, whether the distribution of Tower to the Company's stockholders will be in their best interests. Accordingly, the tower segment has not been reported as a discontinued operation in the accompanying consolidated financial statements.

  Revenue Recognition--Revenues are recognized when advertisements are broadcast and transmitting services are provided. Tower and sublease revenues are recognized when earned. Escalation clauses and other incentives present in lease agreements are recognized on a straight-line basis over the term of the leases. Management fee, consulting and video revenues are recognized as such services are provided.

  Corporate General and Administrative Expense--Corporate general and administrative expense consists of corporate overhead costs not specifically allocable to any of the Company's individual business properties.

  Barter Transactions--Revenue from the stations' exchange of advertising time for goods and services is recorded as the advertising is broadcast at the fair market value of goods or services received or to be received. The value of the goods and services is charged to expense when used. Net barter receivables are included in accounts receivable.

  Barter transactions were approximately as follows for the years ended December 31 (in thousands):

                                                         1995   1996    1997
                                                        ------ ------  -------
   Barter revenues..................................... $4,678 $7,989  $13,137
   Barter expenses.....................................  4,626  6,973   12,052
   Net barter receivables..............................    248    811    1,457
   Barter fixed asset additions........................    131     22      202
   Net barter asset (liability) assumed in acquisi-
    tions..............................................          (431)      42

  Net Local Marketing Agreement Expense--Net local marketing agreement (LMA) expenses consist of fees paid by or earned by American under agreements which permit an entity to program and market stations prior to their acquisition. The Company enters into such agreements prior to the consummation of many of its acquisitions or dispositions. LMA expenses for the years ended December 31, 1996 and 1997 are presented net of approximately $2,333,000 and $4,138,000, respectively, of revenue earned under such agreements with third parties.

  Concentration of Credit Risk--The Company extends credit to customers on an unsecured basis in the normal course of business. No individual industry or industry segment is significant to the Company's customer base. The Company has policies governing the extension of credit and collection of amounts due from customers.

  Derivative Financial Instruments--The Company uses derivative financial instruments as a means of managing interest-rate risk associated with current debt or anticipated debt transactions that have a high

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

probability of being executed. Derivative financial instruments used include interest rate swap agreements and interest rate cap agreements. These instruments are matched with either fixed or variable rate debt and, when matched, are recorded on a settlement basis as an adjustment to interest expense. Premiums paid to purchase interest rate cap agreements are amortized as an adjustment of interest expense over the life of the contract. Derivative financial instruments are not held for trading purposes. (See Notes 3 and 12).

  Impairment of Long-Lived Assets--Recoverability of long-lived assets is determined by periodically comparing the forecasted undiscounted net cash flows of the operations to which the assets relate to the carrying amount, including associated intangible assets of such operations. Through December 31, 1997, no impairments requiring adjustment have occurred.

  Stock-Based Compensation--Compensation related to equity grants or awards to employees is measured using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 (See Note 8).

  Income (Loss) Per Common Share--In the fourth quarter of 1997, the Company adopted Statement of Financial Accounting Standards No. 128, (FAS 128) Earnings Per Share. Prior to the fourth quarter of 1997, the Company computed income (loss) per common share using the methods outlined in Accounting Principles Board Opinion No. 15, Earnings Per Share, and its interpretations.

  Basic income (loss) per common share is computed using the weighted average number of common shares outstanding during each year. Diluted income (loss) per common share reflects the effect of the Company's outstanding options (using the treasury stock method) and assumes conversion of preferred stock except where such items would be antidilutive.

  A reconciliation of the denominator for the basic and diluted per share calculations is as follows:

                                                           1995   1996   1997
                                                          ------ ------ ------
   Shares for basic computation.......................... 11,838 19,550 27,290
   Effect of stock options...............................    747    960    --
   Assumed conversion of redeemable common and preferred
    stock................................................    --     --     --
                                                          ------ ------ ------
   Shares for diluted computation........................ 12,585 20,510 27,290
                                                          ====== ====== ======

  Shares of redeemable common and preferred stock convertible into common stock have been excluded from the diluted computation as they are anti-dilutive. Had such shares been included, shares for diluted computation would have been increased by 410,000, 1,662,000 and 3,235,000 in 1995, 1996 and
1997, respectively. In addition, because such shares are anti-dilutive, no adjustment has been made to reconcile from income (loss) for the basic computation to that for the diluted computation. No effect has been given to stock options in 1997 as they are anti-dilutive for that year. Had such options been included, shares for diluted computation would have been increased by 1,388,000.

  Property and Equipment and Intangible Assets--Property and equipment are recorded at cost, or at estimated fair value in the case of acquired properties. Cost includes expenditures for radio properties, communications sites and related assets and the net amount of interest cost associated with significant capital additions. Approximately $120,000 and $921,000 of interest was capitalized for the years ended December 31, 1996 and 1997, respectively. Depreciation is provided using the straight-line method over estimated useful lives ranging from three to fifteen years.

  Non-competition and consulting agreements, FCC licenses, favorable transmitter sites, goodwill, and various other intangibles, acquired in connection with the Company's acquisitions of the various radio stations and communications sites, are being amortized over their estimated useful lives, ranging from one to forty years, using the straight-line method. FCC licenses and goodwill are generally amortized over a fifteen to forty year

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

period. Other intangible assets consist principally of deferred financing costs, broadcast affiliation agreements, favorable studio and office space leases and costs incurred on pending acquisitions. Accumulated amortization of goodwill aggregated approximately $6,369,000 and $17,318,000 at December 31, 1996 and 1997, respectively. Accumulated amortization of FCC licenses aggregated approximately $7,628,000 and $42,876,000 at December 31, 1996 and 1997, respectively. Accumulated amortization of other intangible assets aggregated approximately $14,112,000 and $18,698,000 at December 31, 1996 and 1997, respectively. Accumulated amortization of the unallocated purchase price aggregated approximately $356,000 and $3,726,000 at December 31, 1996 and 1997, respectively.

  The consolidated financial statements reflect the preliminary allocation of certain purchase prices as the appraisals for certain acquisitions have not yet been finalized. The Company is currently conducting studies to determine certain purchase price allocations of Tower acquisitions and expects that upon final allocation the average estimated useful life will approximate fifteen years. The final allocation of purchase price is not expected to have a material effect on the Company's results of operations, liquidity or financial position.

  Property and equipment and intangible assets included approximately $108.6 million and $84.0 million of assets related to radio stations held for sale or under exchange agreements (excluding the Merger Agreement) as of December 31, 1996 and 1997, respectively. The following summary presents the results of operations (excluding depreciation and amortization, net local marketing agreement and corporate general and administrative expenses) relating to these stations that are included in the accompanying consolidated financial statements for each respective period.

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                               ---------------
                                                                1996    1997
                                                               ------- -------
   Net operating revenues..................................... $15,795 $22,271
   Net operating expenses.....................................  10,663  15,742

  Restricted Cash--Restricted cash represents cash held in escrow pursuant to certain exchange agreements. Such agreements may be terminated at the Company's option, in which event such cash held in escrow is required to be utilized to reduce borrowings under the Company's credit agreement.

  Investment Notes Receivable--In connection with certain transactions discussed in Notes 9, 10 and 11, the Company has loaned funds at varying rates of interest to certain entities which own radio stations and tower properties that the Company is obligated, or has options, to purchase. These notes have varying interest rates ranging from 6% to 12% and are collateralized by substantially all of the assets of the related radio stations. In connection with the OPM acquisition and the Gearon acquisition described in Note 11, the Company entered into certain note agreements prior to consummation of these acquisitions.

  The Company agreed to advance OPM an amount not to exceed $37.0 million, of which approximately $5.8 million (including accrued interest) was advanced as of December 31, 1997. The note bore interest at prime rate plus 3%, was unsecured and was an assumed liability upon closing of the OPM acquisition.

  The Company also agreed to advance Gearon an amount not to exceed $10.0 million prior to closing, of which approximately $5.0 million was advanced as of December 31, 1997. The note bore interest at 7.25% per annum, was unsecured and was paid upon closing of the Gearon acquisition.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

financial statements and accompanying notes. In the process of preparing its consolidated financial statements, the Company estimates the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. The primary estimates underlying the Company's financial statements include allowances for potential bad debts on accounts and notes receivable, the useful lives of its assets such as property and intangibles, fair values of financial instruments, the realizable value of its tax assets and accruals for health insurance and other matters. Management bases its estimates on certain assumptions, which they believe are reasonable in the circumstances, and while actual results could differ from those estimates, management does not believe that any change in those assumptions in the near term would have a material effect on its financial position, results of operations or liquidity.

  Income Taxes--Deferred taxes are provided to reflect temporary differences in bases between book and tax assets and liabilities, and net operating loss carryforwards. Deferred tax assets and liabilities are measured using currently enacted tax rates. (See Note 6).

  Retirement Plans--The Company has a 401(k) plan covering substantially all employees, subject to certain minimum age and length-of-employment requirements. Under the plan, the Company matches 30% of participants' contributions up to 5% of compensation. The Company contributed approximately $225,000, $299,000 and $866,000 to the plan for the years ended December 31, 1995, 1996, and 1997, respectively.

  Recent Accounting Pronouncements--In June 1997, the FASB released FAS No. 130 "Reporting Comprehensive Income" (FAS 130), and FAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" (FAS 131). These pronouncements will be effective in 1998. FAS 130 establishes standards for reporting comprehensive income items and will require the Company to provide a separate statement of comprehensive income; reported financial statements amounts will be affected by this adoption. FAS 131 established standards for reporting information about the operating segments in its annual report and interim reports and will require the Company to adopt this standard in 1998.

  In February 1998, the FASB released SFAS No. 132, (FAS 132) "Employer's Disclosures about Pensions and Other Postretirement Benefits," which the Company will be required to adopt in 1998. FAS 132 will require additional disclosure concerning changes in the Company's pension obligations and assets and eliminates certain other disclosures no longer considered useful. Adoption will not have any effect on reported results of operations or financial position.

  Cash Flow Information--For purposes of the statements of cash flows, the Company considers all highly liquid, short-term investments with remaining maturities of three months or less when purchased to be cash and cash equivalents.

  Cash payments for interest expense aggregated approximately $9,890,000, $14,329,000 and $57,863,000 for the years ended December 31, 1995, 1996, and
1997, respectively.

  Cash payments for income taxes aggregated approximately $1,808,000, $3,086,000 and $2,800,000 for the years ended December 31, 1995, 1996, and
1997, respectively.

  Significant non-cash investing and financing transactions, apart from the barter transactions discussed above, are as follows:

  For the year ended December 31, 1995:

    Accrued and unpaid Common Deferred Yield Distributions on the Series C Common Stock aggregated $815,000. (See Note 7).

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

    In connection with the acquisition of a radio station, the Company issued a $500,000 note to the previous owner.

    Capital lease obligations of approximately $201,000 were incurred for office furniture and equipment.

    In connection with the Company's initial public offering of its Class A Common Stock (the Initial Public Offering), the Company exchanged approximately 939,000 shares of Senior Series Common Stock for approximately 268,000 shares of Class B Common Stock and approximately 671,000 shares of Class C Common Stock. (See Note 8).

    The Company's obligation to repurchase the shares of the beneficiaries of a Predecessor Entity's Employee Stock Ownership Plan was canceled as a result of the Initial Public Offering and pursuant to a vote by the Board of Directors effective September 30, 1995. (See Note 7).

  For the year ended December 31, 1996:

    In connection with radio station and tower acquisitions, the Company assumed approximately $4,437,000 in liabilities and issued shares of Class A Common Stock with an agreed upon value of approximately $72,153,000. (See
  Note 9).

    Capital lease obligations of approximately $390,000 were incurred for office furniture and equipment. (See Note 3).

  For the year ended December 31, 1997:

    In connection with radio station and tower acquisitions, the Company assumed approximately $227,413,000 in liabilities and issued shares of Class A Common Stock with a value of approximately $310,300,000. The Company received approximately $69,277,000 of restricted cash as consideration for disposed radio stations and approximately $42,848,000 of this restricted cash was used as consideration for radio station acquisitions. The Company also exchanged approximately $44,352,000 in investment notes as consideration towards radio station and tower acquisitions. (See Note 9).

    The Company issued 105,602 additional shares of Cumulative Exchangeable Preferred Stock as dividend payments in kind. (See Note 7).

    Capital lease obligations of approximately $40,000 were incurred for office equipment. (See Note 3).

  Reclassifications--Certain reclassifications have been made to the prior year financial statements to conform with the 1997 presentation.

2. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following as of December 31 (in thousands):

                                                             1996      1997
                                                            -------  --------
   Land and improvements................................... $14,835  $ 27,330
   Buildings and improvements..............................  21,842    60,982
   Towers..................................................   6,891    48,340
   Broadcast equipment.....................................  37,256    95,376
   Office equipment, furniture, fixtures and other equip-
    ment...................................................   8,635    23,613
   Assets under capital lease obligations..................   1,259     1,311
   Construction in progress................................   8,903    13,072
                                                            -------  --------
   Total...................................................  99,621   270,024
   Less accumulated depreciation and amortization..........  (9,374)  (19,835)
                                                            -------  --------
   Property and equipment--net............................. $90,247  $250,189
                                                            =======  ========

  Accumulated amortization for the assets under capital leases aggregated approximately $659,000 and $847,000 at December 31, 1996 and 1997, respectively.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

3. LONG-TERM DEBT

  Outstanding amounts under the Company's long-term debt arrangements consisted of the following as of December 31 (in thousands):

                                                                1996     1997
                                                              -------- --------
   Credit Agreements......................................... $151,500 $505,000
   Tower Credit Agreements...................................    2,500   88,500
   Senior Subordinated Notes.................................  173,665  327,691
   Tower Note Payable--Other.................................    1,558    1,467
   Other Obligations.........................................    1,449    1,496
                                                              -------- --------
   Total.....................................................  330,672  924,154
   Less current maturities...................................      561      450
                                                              -------- --------
   Long-term debt............................................ $330,111 $923,704
                                                              ======== ========

  Credit Agreements--In January 1997, the Company entered into two new credit agreements with a syndicate of banks (collectively, the 1997 Credit Agreement), which replaced the previously existing credit agreement. All amounts outstanding under the previous agreement were repaid with proceeds from the 1997 Credit Agreement; the following discussion, with the exception of information regarding interest rates, is based upon the terms and conditions of the 1997 Credit Agreement. Collectively, the previous credit agreement and the 1997 Credit Agreement are referred to as the Credit Agreements.

  The 1997 Credit Agreement consists of two separate lending agreements, providing for facilities consisting of a $550.0 million reducing revolver credit facility which is available through December 31, 2004, a $200.0 million revolving credit converting to a term loan facility maturing December 31, 2004, and a $150.0 million term loan facility, maturing December 31, 2004, available in connection with certain note obligations of EZ Communications; the $150.0 million facility was not needed, and has expired unused.

  Amounts outstanding under the Credit Agreements bear interest based upon a variable base rate adjusted for a margin which is determined by reference to certain financial ratios of the Company, generally related to leverage. Until such time as the Company requests that rates be fixed or capped, rates are determined, at the option of the Company, by reference to either the Eurodollar rate plus certain percentages, or an alternate base rate (as defined) plus certain percentages. The weighted average interest rates under the Credit Agreements were approximately 8.0% and 7.4% for the years ended December 31, 1996 and 1997, respectively.

  There was $74.8 million and $48.0 million available under the Credit Agreements at December 31, 1996 and 1997, respectively. In connection with the Credit Agreements, the Company is obligated to pay commitment fees based on a percentage of the unused portion of the available commitments (the fee varies depending upon which facility is affected and the Company's leverage ratio). Commitment fees paid related to the Credit Agreements were approximately $24,500, $1,113,000 and $1,111,000 in 1995, 1996 and 1997, respectively.

  The 1997 Credit Agreement contains certain financial and operational covenants and other restrictions with which the Company must comply, including, among others, limitations on certain acquisitions, additional indebtedness, capital expenditures, and payment of cash dividends and stock repurchases. In addition, restrictions are placed upon the use of borrowings under the 1997 Credit Agreement and the Company must maintain certain financial ratios, principally related to leverage. Borrowings under the 1997 Credit Agreement are collateralized by a first security interest in the capital stock of the Company's Restricted Subsidiaries (as defined in the 1997 Credit Agreement), all FCC licenses, and all financial instruments (including the station investment note receivables) and material agreements. The Company's Restricted Subsidiaries have guaranteed the obligations of the Company under the 1997 Credit Agreement.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

3. LONG-TERM DEBT--(CONTINUED)

  Tower Credit Agreements--In October 1997, ATS entered into a new loan agreement with a syndicate of banks (the 1997 Tower Credit Agreement), which replaced the previously existing credit agreement. American Tower Systems (Delaware), Inc. (ATSI) and American Tower Systems, L.P. (ATSLP) (collectively, the Operating Subsidiaries), are co-borrowers under the 1997 Tower Credit Agreement. All amounts outstanding under the previous agreement were repaid with proceeds from the 1997 Tower Credit Agreement. The following discussion, with the exception of the information regarding interest rates and availability under the agreements, is based on the terms and conditions of the 1997 Tower Credit Agreement. Collectively, the previous credit agreement and the 1997 Tower Credit Agreement are referred to as the Tower Credit Agreements.

  The 1997 Tower Credit Agreement provides ATS with a $250.0 million loan commitment based on ATS maintaining certain operational ratios, and an additional $150.0 million loan at the discretion of ATS. The 1997 Tower Credit Agreement may be borrowed, repaid and reborrowed without reducing the availability until June 2005, except as specified in the 1997 Tower Credit Agreement; thereafter, availability decreases in an amount equal to 50% of excess cash flow, as defined in the 1997 Tower Credit Agreement, for the fiscal year immediately preceding the calculation date. In addition, the 1997 Tower Credit Agreement requires commitment reductions in the event of sale of ATS's common stock or debt instruments, and/or permitted asset sales, as defined in the 1997 Tower Credit Agreement.

  Outstanding amounts under the Tower Credit Agreements bear interest at either LIBOR (5.72% as of December 31, 1997 and 5.78% as of December 31, 1996) plus 1.0% to 2.25% or Base Rate, as defined in the Tower Credit Agreements, plus 0.00% to 1.00%. The spread over LIBOR and the Base Rate varies from time to time, depending upon the Tower Subsidiary's financial leverage. Under certain circumstances, the Tower Subsidiary may request that rates be fixed or capped. For the years ended December 31, 1996 and 1997, the weighted average interest rate of the Tower Credit Agreements was 8.75% and 7.54%, respectively.

  There was $67.5 million and $32.7 million available under the Tower Credit Agreements at December 31, 1996 and 1997, respectively. The Tower Subsidiary pays quarterly commitment fees ranging from .375% to .50%, based on ATS's financial leverage and the aggregate unused portion of the aggregated commitment. Commitment fees paid related to the Tower Credit Agreements aggregated approximately $24,000 and $416,000 for the years ended December 31, 1996 and 1997, respectively.

  The 1997 Tower Credit Agreement contains certain financial and operational covenants and other restrictions with which the Tower Subsidiary must comply, whether or not any borrowings are outstanding, including among others, maintenance of certain financial ratios, limitations on acquisitions, additional indebtedness and capital expenditures, as well as restrictions on cash distributions unless certain financial tests are met, and the use of borrowings. The obligations of ATS under the 1997 Tower Credit Agreement are collateralized by a first priority security interest in substantially all of the assets of ATSI. The Tower Subsidiary has pledged all of its stock to the banks as security for ATS's obligations under the 1997 Tower Credit Agreement. ATS is in the process of negotiating an amended and restated loan agreement with its senior lenders, pursuant to which the existing maximum borrowing of the Operating Subsidiaries would be increased from $400.0 million to $900.0 million, subject to compliance with certain financial ratios, and ATS would be able to borrow an additional $150.0 million, subject to compliance with certain less restrictive ratios. Borrowings under an amended loan agreement would also be available to finance acquisitions. In connection with the refinancing, the Company expects to recognize an extraordinary loss of approximately $1.4 million, net of a tax benefit of $0.9 million, during the second quarter of 1998.

  Senior Subordinated Notes--In February 1996, the Company sold $175,000,000 of 9% Senior Subordinated Notes due 2006 (the Subordinated Notes) at a discount of $1,419,000 to yield 9.125% (the Debt Offering). Proceeds to the Company, net of underwriters' discount and associated costs, were approximately $167.5 million.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

3. LONG-TERM DEBT--(CONTINUED)

As of December 31, 1997, the Subordinated Notes aggregated approximately $173,765,000 net of an unamortized discount of approximately $1,235,000. Interest is payable semi-annually on February 1 and August 1 with the face amount of the Subordinated Notes due on February 1, 2006. The Subordinated Notes are redeemable at the option of the Company, in whole or in part at any time on or after February 1, 2001 and prior to maturity, at the following redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest, if any, to but excluding the redemption date, if redeemed during the 12 month period beginning February 1 of the years indicated: 2001-- 104.5%; 2002--103.0%; 2003--101.5%; 2004 and thereafter--100.0%.
Notwithstanding the foregoing, at any time prior to February 1, 1999, the Company may redeem up to $58.3 million principal amount of the Subordinated Notes from the net proceeds of a public equity offering (as defined in the Subordinated Notes indenture) at a redemption price equal to 109.0% of the principal amount thereof plus accrued and unpaid interest, if any, to the Redemption Date, provided that at least $116.7 million principal amount of the Subordinated Notes remain outstanding immediately after the occurrence of any such redemption. The Subordinated Notes are subordinate in right of payment to the prior payment in full of all obligations under the 1997 Credit Agreement. The Subordinated Notes contain certain covenants including, but not limited to, limitations on sales of assets, dividend payments, future indebtedness and issuance of preferred stock, and require an offer to purchase within 15 days after the occurrence of a Change of Control (as defined) the outstanding subordinated Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. A Change of Control will occur upon the consummation of the CBS Merger. Proceeds from the Debt Offering and the equity offering discussed in Note 8, were used to repay outstanding borrowings under the Credit Agreements.

  As part of the EZ Merger, the Company assumed EZ's obligations with respect to $150.0 million principal amount of the EZ 9.75% Senior Subordinated Notes (the 9.75% Notes) and repaid all borrowings under the EZ credit facility with borrowings from the 1997 Credit Agreement. As required by the closing of the EZ Merger, the Company offered to repurchase the 9.75% Notes; such offer commenced in April 1997 and expired in May 1997, with no such notes being tendered for purchase. As of December 31, 1997, the 9.75% Notes aggregated approximately $153,926,000 net of an unamortized premium of approximately $3,926,000. Interest is payable semi-annually on June 1 and December 1 with the face amount of the Subordinated Notes due on February 1, 2006. The 9.75% Notes are redeemable at the option of the Company, in whole or in part at any time on or after December 1, 2000 at a redemption price of 104.875% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption. The redemption price reduces over three years to a redemption price of 100% of the principal amount in 2003 and thereafter. Notwithstanding the foregoing, at any time prior to December 1, 1998, the Company may redeem up to $50.0 million of the original aggregate principal amount of the 9.75% Note with the net proceeds of one public offering of common stock at 109.75% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption, as long as at least $100.0 million of the original aggregate amount of the 9.75% Notes remain outstanding. The 9.75% Notes are general unsecured obligations of the Company and rank pari passu in right of payment to all obligations under the 1997 Credit Agreement. The 9.75% Notes are guaranteed by the restricted subsidiaries as described in Note 16. The 9.75% Notes contain certain covenants including, but not limited to, limitations on sales of assets, dividend payments, future indebtedness and issuance of preferred stock, and require an offer to purchase within 15 days after the occurrence of a Change of Control (as defined) the outstanding 9.75% Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of the purchase.

  Derivative Positions--Under the terms of the Credit Agreements, the Company is required, under certain conditions, to enter into interest rate protection agreements. At December 31, 1996, ARS maintained two swap agreements, expiring in September 2000, under which the interest rate is fixed with respect to $35.5 million of notional principal amount at approximately 7% and 10%. At December 31, 1997, the Company maintained two swap agreements, one expiring in March 2000, under which the interest rate is fixed with respect to $30.8 million

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

3. LONG-TERM DEBT--(CONTINUED)

of notional principal amount at approximately 6.3%, and one expiring in March 2002, under which the interest rate is fixed with respect to $9.0 million of notional principal amount at approximately 6.8%. The Company maintained swap agreements, expiring in September 2001, under which the interest rate is fixed with respect to $35.5 million of notional principal amount at approximately 7.2% and 10.0%. The Company maintained a swap agreement, expiring in March 2002, under which the interest rate is fixed with respect to $37.0 million notional principal amount from March 2000 up to September 2001 and $72.6 million notional principal amount thereafter at approximately 6.8%. The Company also maintained a cap agreement, expiring in April 2000, under which the interest rate is fixed with respect to $119.7 million of notional principal amount at approximately 9.5%. The Company intends to enter into new agreements, at least to the extent necessary to comply with the requirements of the 1997 Credit Agreement (50% of the total variable interest rate indebtedness of the Company must bear fixed interest). The Company's exposure under these agreements is limited to the impact of variable interest rate fluctuations and the periodic settlement of amounts due under these agreements if the other parties fail to perform. (See Note 12).

  Under the terms of the 1997 Tower Credit Agreement, ATSI is required, under certain conditions, to enter into interest rate protection agreements. There were no such agreements outstanding at December 31, 1996. As of December 31, 1997, ATSI maintained a swap agreement, expiring in January 2001, under which the interest rate is fixed with respect to $7.3 million of notional principal amount at approximately 6.4%. ATSI also maintained two cap agreements; one expiring in July 2000, under which the interest rate is fixed with respect to $21.6 million of notional principal amount at approximately 9.5%, and one expiring in November 1999, under which the interest rate is fixed with respect to $7.0 million of notional principal amount at approximately 8.5%. ATSI's exposure under these agreements is limited to the impact of variable interest rate fluctuations and the periodic settlement of amounts due under these agreements if the other parties fail to perform.

  Tower Note Payable--Other--A limited liability company, which is under majority control of the Tower Subsidiary, has a note secured by the minority shareholder's interest in the limited liability company. Interest rates under this note are determined, at the option of the limited liability company, at either the Floating Rate (as defined in the note agreement) or the Federal Home Loan BankBoston rate plus 2.25%. As of December 31, 1996 and 1997, the effective interest rate on borrowings under this note was 8.02%. The note is payable in equal monthly principal payments with interest through 2006.

  Other Obligations--In connection with various acquisitions, the Company has assumed certain long-term obligations of the acquired entities. Substantially all of these obligations were repaid during 1997, with the remaining unpaid obligation payable in monthly installments through 2014. In 1997, the Company also agreed to borrow $750,000 from a lessor to fund leasehold improvements. The unsecured note is payable through 2012 and bears interest at an effective rate of 10.0%.

  Future principal payments required under the Company's long-term debt arrangements at December 31, 1997 are as follows (in thousands):

     YEAR ENDING DECEMBER 31:
     ------------------------
       1998............................................................ $    450
       1999............................................................      271
       2000............................................................      260
       2001............................................................      169
       2002............................................................      183
       Thereafter through 2015.........................................  922,821
                                                                        --------
         Total......................................................... $924,154
                                                                        ========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

3. LONG-TERM DEBT--(CONTINUED)

  Extraordinary Losses--In 1995, the Company replaced its then existing credit facility, and, in connection with repayment of borrowings under that facility, recognized an extraordinary loss of $817,000, net of a tax benefit of $614,000, representing the write-off of deferred financing fees for the old facility. Following the closing of the 1997 Credit Agreement in January 1997 and repayment of amounts outstanding under the previous agreement, the Company recognized an extraordinary loss of approximately $1.6 million, net of a tax benefit of $1.0 million, representing the write-off of deferred financing fees associated with the previous agreement.

  Following the closing of the 1997 Tower Credit Agreement in October 1997, the Tower Subsidiary incurred an extraordinary loss of approximately $1,156,000 (approximately $694,000 net of the applicable income tax benefit) representing the write-off of deferred financing fees associated with the previous agreement.

4. COMMITMENTS AND CONTINGENCIES

  Broadcast Rights--At December 31, 1997, the Company was committed to the purchase of broadcast rights for various sports events, and other programming, including on-air talent, aggregating approximately $42,120,000. This programming is not yet available for broadcast. As of December 31, 1997, aggregate payments related to these commitments during the next five years and thereafter are as follows (in thousands):

     YEAR ENDING DECEMBER 31:
     ------------------------
       1998............................................................. $13,822
       1999.............................................................  12,809
       2000.............................................................  10,795
       2001.............................................................   4,634
       2002.............................................................      60
                                                                         -------
         Total.......................................................... $42,120
                                                                         =======

  Leases--The Company leases various offices, studios, and broadcast and other equipment under operating leases that expire over various terms. Most leases contain renewal options with specified increases in lease payments in the event of renewal by the Company.

  Future minimum rental payments required under non-cancelable operating leases in effect at December 31, 1997 are approximately as follows (in thousands):

     YEAR ENDING DECEMBER 31:
     ------------------------
       1998............................................................. $10,472
       1999.............................................................   9,622
       2000.............................................................   8,809
       2001.............................................................   6,763
       2002.............................................................   5,692
       Thereafter through 2041..........................................  28,180
                                                                         -------
         Total.......................................................... $69,538
                                                                         =======

  Aggregate rent expense under operating leases for the years ended December 31, 1995, 1996 and 1997 approximated $1,769,000, $4,374,000 and $9,695,000, respectively.

  The Company and the Tower Subsidiary obtain a portion of their revenues from leasing tower and transmitting facilities and sub-carrier rights to other broadcasters and communications companies under various

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

4. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

operating leases. The Tower Subsidiary sub-leases rented space on communications towers to its customers, under substantially the same terms and conditions, including cancellation rights, as those found in its own lease contracts. Most leases allow cancellation at will or under certain technical circumstances. The leases expire over various terms and provide for renewal options and increases in lease payments in the event such leases are renewed.

  Future minimum lease revenues for non-cancelable operating leases in effect at December 31, 1997 are approximately as follows (in thousands):

     YEAR ENDING DECEMBER 31:
     ------------------------
       1998............................................................ $ 22,261
       1999............................................................   17,908
       2000............................................................   15,418
       2001............................................................   12,875
       2002............................................................    8,435
       Thereafter through 2022.........................................   28,545
                                                                        --------
         Total......................................................... $105,442
                                                                        ========

  Total rental revenues under these leases approximated $448,000, $676,000 and $1,194,000 for the years ended December 31, 1995, 1996 and 1997, respectively. Total rental revenues under the Company's sub-leases approximated $468,000 and $978,000 for the years ended December 31, 1996 and 1997, respectively.

  Audience Rating and Other Service and Employment Contracts--The Company has entered into various non-cancelable audience rating and other service and employment contracts that expire over the next five years. Most of these audience rating and other service agreements are subject to escalation clauses and may be renewed for successive periods ranging from one to five years on terms similar to current agreements, except for specified increases in payments. Management believes that, in the normal course of business, these contracts will be renewed or replaced by similar contracts.

  Future minimum payments required under these contracts at December 31, 1997 are as follows (in thousands):

   YEAR ENDING DECEMBER 31:
   ------------------------
   1998................................................................ $ 8,086
   1999................................................................   6,971
   2000................................................................   4,527
   2001................................................................   2,298
   2002................................................................   1,289
   Thereafter through 2012.............................................   3,808
                                                                        -------
   Total............................................................... $26,979
                                                                        =======

  Total expense under these contracts for the years ended December 31, 1995, 1996 and 1997 approximated $2,426,000, $4,117,000 and $11,438,000, respectively.

  Acquisition Commitments--See Notes 10 and 11 for information with respect to station acquisition and Tower Subsidiary acquisition commitments.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

4. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

  Litigation--In the normal course of business, the Company is subject to certain suits and other matters. Management believes that the eventual resolution of any pending matters, either individually or in the aggregate, will not have a material effect on the Company's financial position, results of operations or liquidity.

5. RELATED-PARTY TRANSACTIONS

  An individual, who is a stockholder of the Company and was a limited partner and creditor of two of the Predecessor Entities, is a partner in a law firm which represents the Company, and certain associates of this firm serve as assistant secretaries to the Company. Legal fees and other expenses incurred for services rendered by this firm to the Company approximated $772,000, $2,038,000 and $1,969,000 for the years ended December 31, 1995, 1996 and
1997, respectively.

  An affiliate of Chase Equity Associates (CEA), a stockholder of the Company, is a co-syndication agent and an approximate 9%, participant under prior credit agreements. A company director is also a general partner of CEA. For the years ended December 31, 1995, 1996 and 1997, the stockholder affiliate's share of interest and fees paid by the Company pursuant to the provisions of the Credit Agreements were $1,688,500, $553,000 and $2,711,000, respectively.

  See Notes 8 and 10 for other related-party transactions.

6. INCOME TAXES

  The income tax provision (benefit) from continuing operations was comprised of the following for the years ended December 31 (in thousands):

                                                         1995   1996   1997
                                                        ------ ------ -------
   Current:
     Federal........................................... $1,851 $2,721 $ 3,030
     State.............................................    612    799     738
   Deferred:
     Federal...........................................  4,023    905  (4,697)
     State.............................................    343    157    (784)
   Benefit from disposition of stock options (recorded
    to additional paid-in capital).....................           244   1,297
                                                        ------ ------ -------
   Income tax provision (benefit)...................... $6,829 $4,826 $  (416)
                                                        ====== ====== =======

  A reconciliation between the U.S. statutory rate from continuing operations and the effective rate is as follows for the years ended December 31:

                                                               1995  1996   1997
                                                               ----  ----   ----
   Statutory tax rate.........................................  34%   34 %  (34)%
   State taxes, net of federal benefit........................   6     6     (6)
   Goodwill amortization......................................   1     6     26
   Amortization of intangibles................................         1      5
   Meals and entertainment....................................   1     3      7
   Valuation allowance........................................              (13)
   Non-deductible merger costs................................               10
   Other--net.................................................   1    (2)
                                                               ---   ---    ---
   Effective tax rate.........................................  43%   48 %   (5)%
                                                               ===   ===    ===

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

6. INCOME TAXES--(CONTINUED)

  Significant components of the Company's deferred tax assets and liabilities, computed using currently enacted tax rates, are as follows at December 31 (in thousands):

                                                             1996      1997
                                                           --------  ---------
Current assets:
  Allowances and accruals made for financial reporting
   purposes which are currently nondeductible............. $  3,370  $   4,076
  Net operating loss carry forward........................                  75
  Net operating loss carry-back...........................               2,277
                                                           --------  ---------
    Total current assets.................................. $  3,370  $   6,428
                                                           ========  =========
Long-term items:
  Assets:
    Allowances made for financial reporting purposes which
     are currently nondeductible.......................... $    277  $   2,868
    Net operating loss carry-forwards.....................    1,010        717
    Valuation allowance...................................   (1,010)
  Liabilities:
    Property and equipment and intangible assets-
     principally due to tax amortization methods for tax
     purposes.............................................  (33,482)  (199,613)
                                                           --------  ---------
  Net long-term deferred tax liabilities.................. $(33,205) $(196,028)
                                                           ========  =========

  At December 31, 1997, the Company has net operating loss carry-forwards available to reduce future taxable income of $2,260,000 for federal and state purposes. These loss carry-forwards expire through 2009. During 1997, as a result of increases in taxable income and certain tax planning strategies, certain of these assets were realized and the entire valuation allowance of $1,010,000 was removed.

7. REDEEMABLE STOCK

  Activity related to the classes of redeemable stock for the year ended December 31, 1995 is as follows (in thousands):

                                                  SERIES C          SERIES A
                                               ----------------  --------------
                                               SHARES   AMOUNT   SHARES AMOUNT
                                               ------  --------  ------ -------
Balance, January 1, 1995...................... 1,714   $ 13,765    382  $ 3,432
  Reclassification against additional paid-in
   capital....................................                    (382)  (3,432)
  Distributions accrued in kind...............              815
  Distributions paid..........................           (2,580)
  Conversion to Common Stock..................  (939)
  Share redemption............................  (775)   (12,000)
                                               -----   --------   ----  -------
Balance, December 31, 1995....................     0   $      0      0  $     0
                                               =====   ========   ====  =======

  Senior Common Stock--Holders of the Senior Series C Common Stock (the Senior Common Stock) were entitled to quarterly cash distributions (the Common Yield Distributions) equal to 10% of the stock's initial "preferred distribution amount", compounded on a daily basis.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

7. REDEEMABLE STOCK--(CONTINUED)

  Series A Common Stock--Repurchase Obligation to ESOP Stockholders--The Company was obligated to repurchase shares of Class A Common Stock held by an employee stock ownership plan (ESOP) of a Predecessor Entity. During 1995, the Company repurchased at fair market value approximately 18,000 shares.

  As a result of the Initial Public Offering, the Board of Directors of the Company voted effective September 30, 1995 to amend the ESOP to eliminate the right of beneficiaries to require the Company to purchase their shares. Pursuant to this amendment, the Company reclassified the long-term portion of its obligation of approximately $3.4 million to additional paid-in capital. The Board of Directors also voted effective December 31, 1995 to terminate the ESOP. During 1996, the Company applied for a favorable determination letter from the IRS with respect to termination of the plan, which was received in March 1997. The Company is in the process of terminating the ESOP. Accordingly, the ESOP has distributed approximately 315,000 shares of Class A Common Stock to participants through February 1998. Upon distribution of approximately 13,000 remaining shares, the ESOP will be terminated.

  Cumulative Exchangeable Preferred Stock: In January 1997, the Company consummated a private offering of 2,000,000 shares of its 11 3/8% Cumulative Exchangeable Preferred Stock (Exchangeable Preferred Stock) to a group of qualified institutional investors. The Company utilized the net proceeds, which approximated $192.1 million, to repay amounts outstanding under the 1997 Credit Agreement and to fund acquisitions. Shares of Exchangeable Preferred Stock are exchangeable, at the Company's option, in whole but not in part, on any dividend payment date commencing April 15, 1997 into the Company's 11 3/8% Subordinated Exchange Debentures due 2009 (Exchange Debentures). As discussed below, the Exchangeable Preferred Stock possesses mandatory redemption features and is classified as such in the Company's consolidated financial statements.

  Dividends on the Exchangeable Preferred Stock are cumulative at an annual rate of 11 3/8% (equivalent to $11.375 per share), accruing from the date of original issuance (January 30, 1997) and are payable quarterly in arrears on April 15, July 15, October 15, and January 15, commencing April 15, 1997. The Company's ability to pay dividends is restricted under the terms of the Subordinated Notes and is prohibited during the existence of a default under the Company's 1997 Credit Agreement or the Subordinated Note Indenture. The Company has the right, on or prior to January 15, 2002, to pay dividends through the issuance of additional shares of Exchangeable Preferred Stock. The Company met all tests and approximately 105,602 additional shares were issued and $5,990,000 of accrued dividends were paid through December 31, 1997.

  The Exchangeable Preferred Stock is redeemable at the option of the Company, for cash at any time after January 15, 2002, initially at 105.688% of the liquidation preference, declining ratably immediately after January 15, 2007, plus accrued and unpaid dividends of the date of the redemption. In addition, prior to January 15, 2000, the Company may, at its option, use the net cash proceeds of an offering to redeem up to 35% of the outstanding Exchangeable Preferred Stock at 111.375% of the liquidation preference, plus accumulated and unpaid dividends to the date of redemption; provided that after any such redemption, there must be at least $130.0 million aggregate liquidation preference of the Exchangeable Preferred Stock outstanding. The Company is required, subject to certain conditions, to redeem all Exchangeable Preferred Stock outstanding on January 15, 2009, at a redemption price to 100% of the liquidation preference, plus accumulated and unpaid dividends to the date of redemption. Within 15 days after the occurrence of a Change in Control, the Company, will be required, subject to certain conditions, to offer to purchase all of the then outstanding shares at a price equal to 101% of the liquidation preference, plus accumulated and unpaid dividends to the date of redemption. A Change of Control will occur upon the consummation of the CBS Merger. During the first quarter of 1998, the Company paid the holders of the Exchangeable Preferred Stock consent fees aggregating $2.1 million in connection with certain amendments to the holders' Exchangeable Preferred Stock agreements.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

8. STOCKHOLDERS' EQUITY

  Common Stock Classes--The Class A Common Stock and Class B Common Stock entitle the holder to one and ten votes, respectively, per share. The Class C Common Stock is nonvoting.

  Convertible Exchangeable Preferred Stock Offering--The outstanding Convertible Exchangeable Preferred Stock (Convertible Preferred Stock) consists of 137,500 shares (2,750,000 Depositary Shares, each Depositary Share represents ownership of one-twentieth of a share of Convertible Preferred Stock). Proceeds to the Company of the sale of these shares in June 1996, net of underwriters' discount and associated costs, were approximately $132.8 million. Proceeds from the offering were used to fund acquisitions. Shares of Convertible Preferred Stock are convertible at the option of the holder at any time, unless previously redeemed or exchanged, into shares of Class A Common Stock, par value $.01 per share, of the Company at a conversion price of $42.50 per share of Class A Common Stock (equivalent to a conversion rate of 1.1765 shares of Class A Common Stock per Depositary Share), subject to adjustment in certain events.

  The Convertible Preferred Stock is redeemable, in whole or in part, at the option of the Company, for cash at any time after July 15, 1999, initially at $1,049 per share ($52.45 per Depositary Share), declining ratably immediately after July 15 of each year thereafter to a redemption price of $1,000 per share ($50 per Depositary Share) after July 15, 2006, plus in each case accrued and unpaid dividends. The Convertible Preferred Stock will be exchangeable, subject to certain conditions, at the option of the Company, in whole but not in part, on any dividend payment date commencing June 30, 1997 for the Company's 7% Convertible Subordinated Debentures due 2011 (the Exchange Debentures) at a rate of $1,000 principal amount of Exchange Debentures for each share of Convertible Preferred Stock ($50 principal amount for each Depositary Share).

  Dividends on the Convertible Preferred Stock are cumulative at an annual rate of 7% (equivalent to $3.50 per Depositary Share), accruing from the date of original issuance (June 25, 1996) and are payable quarterly in arrears on March 31, June 30, September 30, and December 31, commencing September 30, 1996. The Company's ability to pay dividends is restricted under the terms of the Subordinated Notes (see Note 3) and is prohibited during the existence of a default under the Company's Credit Agreements or the Subordinated Notes. The Company met all tests and approximately $9,625,000 of accrued dividends had been paid through December 31, 1997.

  Common Stock Offerings--In February 1996, the Company consummated an offering of approximately 5,515,000 shares of Class A Common Stock at an offering price of $27 per share, consisting of 4,000,000 shares initially sold by the Company, approximately 1,013,000 shares sold by selling shareholders and approximately 501,000 shares sold by the Company pursuant to the exercise of the underwriters' over-allotment option. Proceeds to the Company, net of underwriters' discount and associated costs, were approximately $114.5 million and were utilized to repay existing debt and fund acquisitions.

  In June 1995, the Company consummated an initial public offering of 5,500,000 shares of the Company's Class A Common Stock ($.01 par value) at a price of $16.50 per share. The total shares issued pursuant to the Initial Public Offering consisted of 4,270,000 shares initially sold by the Company, 730,000 shares by selling shareholders and an additional 500,000 shares sold by the Company pursuant to the underwriters' over-allotment option. Proceeds to the Company, net of underwriters' discount and associated costs, were approximately $70.4 million. The Company used the proceeds of a liquidation preference associated with the Company's Senior Common Stock ($14.6 million) to reduce indebtedness under the then existing credit agreement ($54.0 million) and to repay certain stockholder notes ($1.0 million). The remaining proceeds were used to fund current working capital needs.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

8. STOCKHOLDERS' EQUITY--(CONTINUED)

  Capital Deficiency Upon Combination--In connection with accounting for the Combination, the Predecessor Entities' accumulated deficits or retained earnings at formation in 1993 were carried forward into the Company in the form of a capital deficiency account. The Company has reclassified the balance of the capital deficiency upon combination against additional paid-in capital in the accompanying financial statements.

  ATS Stock Purchase Agreement--On January 22, 1998, the Tower Subsidiary consummated the transactions contemplated by the stock purchase agreement (the ATS Stock Purchase Agreement), dated as of January 8, 1998, with Steven B. Dodge, Chairman of the Board, President and Chief Executive Officer of ARS and ATS, and certain other officers and directors of ARS (or their affiliates or family members or family trusts), pursuant to which those persons purchased
8.0 million shares of ATS Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $80.0 million, including 4.0 million shares by Mr. Dodge for $40.0 million. Payment of the purchase price was in the form of cash aggregating approximately $30.6 million and in the form of notes aggregating approximately $49.4 million due on the earlier of the consummation of the Merger or, in the event the Merger Agreement is terminated, December 31, 2000. The notes bear interest at the six-month London Interbank Rate, from time to time, plus 1.5% per annum, and are secured by shares of ARS Common Stock having a fair market value of not less than 175% of the principal amount of and accrued and unpaid interest on the note. The notes are prepayable at any time at the option of the obligor and will be due and payable, at the option of the Tower Subsidiary, in the event of certain defaults as described in the notes.

  ARS Stock Option Plan--ARS has a stock option plan which provides for the granting of options to employees to acquire up to 3,000,000 shares of Class A and B Common Stock. Exercise prices in the case of incentive stock options are not less than the fair value of the underlying Class A Common Stock on the date of grant. Exercise prices in the case of non-qualified stock options are set at the discretion of the Board of Directors. Options vest ratably over various periods, generally five years, commencing one year from the date of grant.

  The following table summarizes option activity:

                                                                WEIGHTED AVERAGE
                                                                EXERCISE PRICES
                                                      OPTIONS      PER SHARE
                                                     ---------  ----------------
   Outstanding as of December 31, 1993..............   580,000       $ 6.38
   Granted..........................................   322,000       $ 7.79
   Canceled.........................................    (8,000)      $ 6.38
   Exercised........................................    (2,000)      $ 6.38
                                                     ---------       ------
   Outstanding as of December 31, 1994..............   892,000       $ 6.88
   Granted..........................................   362,000       $12.58
   Canceled.........................................    (4,800)      $ 6.38
   Exercised........................................    (1,200)      $ 6.38
                                                     ---------       ------
   Outstanding as of December 31, 1995.............. 1,248,000       $ 8.54
   Granted/issued(1)................................   740,500       $29.40
   Canceled(1)......................................  (260,600)      $ 7.11
   Exercised........................................   (28,800)      $ 6.84
                                                     ---------       ------
   Outstanding as of December 31, 1996.............. 1,699,100       $14.56
   Granted/issued...................................   593,000       $28.07
   Issued in connection with EZ Merger..............   362,239       $ 2.70
   Canceled.........................................    (5,000)      $28.25
   Exercised........................................   (96,261)      $ 9.67
                                                     ---------       ------
   Outstanding as of December 31, 1997.............. 2,553,078       $15.55
                                                     =========       ======

--------
(1) Includes 253,000 options which were canceled and reissued at the December 31, 1996 fair market value of $27.25.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

8. STOCKHOLDERS' EQUITY--(CONTINUED)

  Options exercisable:

                                                                WEIGHTED AVERAGE
                                                                EXERCISE PRICES
                                                                   PER SHARE
                                                                ----------------
   December 31, 1995..........................   271,200 shares      $6.61
   December 31, 1996..........................   520,800 shares      $7.58
   December 31, 1997.......................... 1,155,095 shares      $7.91

  In February 1995, the Board granted options to employees to acquire 282,000 shares of Class B Common Stock with exercise prices below the fair market value at the date of grant ($11.50 per share). In addition, the Board, in June 1995, granted options to an employee to acquire 10,000 shares of Class B Common Stock at an exercise price below fair market value. Fair market value at date of grant was determined based on advice from the Company's investment banker. Unearned compensation with respect to these options aggregated $473,000 and is being amortized over the period that the options vest (five years). Amortization aggregating $82,000, $94,000 and $94,000 was recorded for the years ended December 31, 1995, 1996 and 1997, respectively.

  The following table sets forth information regarding ARS options outstanding at December 31, 1997:

                                              WEIGHTED    WEIGHTED   WEIGHTED AVERAGE
                   RANGE OF      NUMBER       AVERAGE      AVERAGE  EXERCISE PRICE FOR
     NUMBER     EXERCISE PRICE  CURRENTLY  EXERCISE PRICE REMAINING     CURRENTLY
   OF OPTIONS     PER SHARE    EXERCISABLE   PER SHARE      LIFE       EXERCISABLE
   ----------   -------------- ----------- -------------- --------- ------------------
     504,916        $6.38         403,933      $ 6.38        1.0          $ 6.38
     315,200    $ 6.38-- 9.90     189,120      $ 7.80        1.6          $ 7.80
     350,600    $ 9.88--23.75     140,240      $12.66        2.2          $12.66
     465,700    $25.00--39.13      93,140      $26.16        3.5          $26.16
     916,662    $ 1.39--38.81     328,662      $18.98        4.2          $ 2.73
   ---------    -------------   ---------      ------        ---          ------
   2,553,078    $ 1.39--39.13   1,155,095      $15.55        2.8          $ 7.91
   =========    =============   =========      ======        ===          ======

  Tower Stock Option Plans--In November 1997, Tower instituted the 1997 Stock Option Plan which provides for the granting of options to employees and directors to acquire up to 10,000,000 shares of Tower Class A and Class B Common Stock. The Plan is expected to be amended in connection with the ATC Merger, described in Note 11, to limit future grants to Class A Common Stock. No options were granted under this plan during 1997. In January 1998, Tower granted 2,820,300 options at an exercise price of $10 per share to employees and directors and subsequently granted 1,200,000 options at an exercise price of $13 per share to employees of an acquired company. (See Note 10).

  ATSI also has a stock option plan which provides for the granting of options to employees to acquire up to 1,000,000 shares of the common stock of ATSI. In addition, in connection with the Tower Separation approximately 800,000 options to purchase shares of ARS Common stock held by current and future employees of Tower may be exchanged for Tower options. The ARS options will be exchanged in a manner that will preserve the spread in such ARS options between the option exercise price and the fair market value of ARS Common Stock and the ratio of the spread to the exercise price prior to such conversion.

  Exercise prices in the case of incentive stock options are generally not less than the fair value of the underlying common stock on the date of grant. Exercise prices in the case of non-qualified stock options are set at the discretion of the Board of Directors. Options vest ratably over various periods, generally five years, commencing one year from the date of grant. There have been no ATSI option grants at exercise prices different from fair value.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

8. STOCKHOLDERS' EQUITY--(CONTINUED)

  The following table summarizes the ATSI option activity for the periods presented:

                                                                    WEIGHTED
                                           EXERCISE     NUMBER      AVERAGE
                                             PRICE     CURRENTLY   REMAINING
                                 OPTIONS   PER SHARE  EXERCISABLE LIFE (YEARS)
                                 -------  ----------- ----------- ------------
   Granted during 1996 and out-
    standing at December 31,
    1996.......................  550,000     $5.00      160,000       8.71
   Granted.....................  172,000  $7.50-$8.00                 9.24
   Cancelled...................  (40,000)    $5.00
                                 -------                -------       ----
   Outstanding as of December
    31, 1997...................  682,000                160,000       8.89
                                 =======                =======       ====

  As described in Note 1, the intrinsic value method is used to determine compensation associated with stock option grants. No compensation cost has been recognized to date for grants under the Plan.

  Pro Forma Disclosure--As described in Note 1, the Company uses the intrinsic value method to measure compensation expense associated with grants of stock options or awards to employees. Had the Company used the fair value method to measure compensation for grants under all plans made in 1995, 1996 and 1997, reported basic income (loss) applicable to common stockholders and income
(loss) per share would have been $7,257,000 or $0.61 per share in 1995, $(858,000) or $(0.04) per share in 1996, and $(44,272) or $(1.62) per share in
1997. Diluted income per share for 1995 would have been $.58 per share.

  The "fair value" of each option grant is estimated on the date of grant using using the Black/Scholes option pricing model. Key assumptions used to apply this pricing model are as follows:

                                                           1995 AND 1996  1997
                                                           ------------- -------
     Approximate risk-free interest rate..................    6.0%       6.0%
     Expected life of option grants.......................    5 years    5 years
     Expected volatility of underlying stock..............    35.0%      40.0%

  The estimated weighted average fair value of option grants made during 1995, 1996 and 1997 was $5.47, $11.88 and $7.32, respectively, per option.

  Reserved Shares--The Company has reserved 1,400,000 shares of Class A Common Stock and 1,600,000 shares of Class B Common Stock for issuance under ARS' stock option plan (the Plan). The Tower Subsidiary has reserved sufficient shares under the Tower stock option plans.

9. ACQUISITIONS AND DISPOSITIONS

  General: The following acquisitions have been generally accounted for by the purchase method of accounting, and, accordingly, the operating results of the acquired entities, to the extent that a local marketing agreement (LMA) did not exist, have been included in consolidated operating results since the date of acquisition. Stations obtained by exchange of similar properties are recorded at the carrying value of the station given as consideration. The purchase price has been allocated to the assets acquired, principally intangible assets, and the liabilities assumed based on their estimated fair values at the dates of acquisition. The excess of purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill. The financial statements reflect the preliminary allocation of certain purchase prices as the appraisals for certain acquisitions have not yet been finalized. The Company does not expect the final appraisals will have a material effect on the financial position, results of operations or liquidity of the Company.

 1997 Station Acquisitions and Dispositions:

  EZ Merger: On April 4, 1997, the Company consummated the merger of EZ into the Company (the EZ Merger). Pursuant to the EZ Merger, the Company acquired eighteen FM and six AM stations in eight markets:

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

9. ACQUISITIONS AND DISPOSITIONS--(CONTINUED)

Seattle, St. Louis, Pittsburgh, Sacramento, Charlotte, Kansas City, New Orleans and Philadelphia, assumed approximately $222.4 million of long-term debt (of which approximately $72.7 was paid at closing), paid approximately $108.9 million in cash and issued approximately 8,344,000 shares of Class A Common Stock to the EZ stockholders valued at approximately $310.8 million (excluding approximately 362,000 shares of common stock reserved for options held by former employees of EZ valued at approximately $12.5 million). The aggregate purchase price was approximately $830.0 million, including goodwill, approximately $7.0 million in transaction costs, and assumed liabilities (including deferred income taxes) of approximately $428.0 million. The EZ Merger has been accounted for using an effective closing date of April 1, 1997, as the difference between actual and effective closing date on the results of operations, liquidity and financial position was not material.

  As part of the EZ Merger, the Company assumed EZ's obligations with respect to $150.0 million principal amount of the EZ 9.75% Senior Subordinated Notes (the 9.75% Notes) and repaid all borrowings under the EZ credit facility with borrowings from the 1997 Credit Agreement. (See Note 3).

  Austin: In March 1997, the Company acquired KAMX-FM, KKMJ-FM, and KJCE-AM for approximately $28.7 million.

  Baltimore: In February 1997, the Company acquired WWMX-FM and WOCT-FM for approximately $90.0 million.

  Boston/Worcester: In January 1997, the Company acquired WAAF-FM and WWTM-AM for approximately $24.8 million. The Company began programming and marketing the station pursuant to an LMA agreement in August 1996.

  In July 1997, the Company acquired WNFT-AM for approximately $4.5 million. The Company began programming and marketing the station pursuant to an LMA agreement in June 1997.

  Charlotte and Pittsburgh: In May 1997, the Company, as successor to EZ, consummated an asset exchange agreement pursuant to which the Company exchanged WIOQ-FM and WUSL-FM in Philadelphia for WRFX-FM, WPEG-FM, WBAV-FM, WGIV-AM (formerly WBAV-AM) and WFNZ-AM serving Charlotte, and also consummated an asset purchase agreement to acquire WNKS-FM serving Charlotte for approximately $10.0 million.

  In February 1997, EZ and the seller entered into a consent decree with the U.S. Justice Department (the Charlotte Consent Decree). Pursuant to the Charlotte Consent Decree, and in compliance with the FCC's multiple ownership rules, EZ agreed to dispose of WRFX-FM, which was transferred to an independent and insulated trustee upon consummation of the exchange. In August 1997, the Company consummated an asset exchange agreement pursuant to which it exchanged WRFX-FM for WDSY-FM, serving Pittsburgh, and $20.0 million.

  Cincinnati: In January 1997, the Company merged with an unaffiliated corporation pursuant to which it became a party to an agreement to acquire WGRR-FM, for approximately $30.5 million. Pursuant to such merger, the Company issued 18,341 shares of Class A Common Stock valued at approximately $0.5 million. In May 1997, the Company consummated the acquisition of WGRR-FM.

  Cincinnati and Rochester: In February 1997, the Company acquired WVOR-FM, WPXY-FM, WHAM-AM and WHTK-AM for approximately $31.5 million including working capital. In April 1997, the Company exchanged WVOR-FM, WHAM-AM and WHTK-AM serving Rochester, together with $16.0 million, for WKRQ-FM serving Cincinnati.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

9. ACQUISITIONS AND DISPOSITIONS--(CONTINUED)

  Dayton: In February 1997, the Company acquired WXEG-FM for approximately $3.6 million and acquired WLQT-FM and WBBT-FM (formerly WDOL-FM) for approximately $12.0 million. (See Note 11).

  Detroit, Philadelphia, Sacramento: In February 1997, the Company exchanged WFLN-FM in Philadelphia for KSFM-FM and KMJI-AM serving Sacramento and sold WQRS-FM in Detroit for approximately $20.0 million. The net assets were classified as net assets under exchange agreement as of December 31, 1996. See Sacramento below.

  Fresno: In April 1997, the Company acquired KOOR-AM (formerly KOQO-AM) and KOQO-FM for approximately $6.0 million.

  Hartford: In November 1997, the Company acquired for a nominal amount the New England Weather Service, based in Hartford, Connecticut pursuant to the exercise of an option which the Company acquired for $1.0 million, in connection with its acquisition of WTIC-AM and WTIC-FM in May 1996.

  Lebanon: In October 1997, the Company acquired WYLX-FM (formerly WMMA-FM) serving the Lebanon, Ohio market for approximately $3.0 million.

  Omaha: In May 1997, the Company sold the assets of KGOR-FM, KFAB-AM and Business Music Service Inc. for approximately $38.0 million.

  Palm Springs: In December 1997, the Company acquired KEZN-FM for approximately $5.1 million. The Company began programming and marketing the station pursuant to an LMA agreement in October 1997.

  Portsmouth: In September 1997, the Company acquired WQSO-FM (formerly WSRI-
FM), WZNN-AM, WMYF-AM and WEZR-FM for approximately $6.0 million. The Company began programming and marketing the stations pursuant to an LMA agreement in July 1997.

  Rochester: In April 1997, the Company acquired WZNE-FM (formerly WAQB-FM), a newly authorized Class A FM station for approximately $3.5 million.

  In July 1997, the Company sold the assets of WCMF-AM for approximately $0.7 million.

  Sacramento: In March 1997, the Company acquired KXOA-FM, KQPT-AM (formerly KXOA-AM) and KZZO-FM (formerly KQPT-FM) for approximately $50.0 million. In October 1996, the Company entered into an agreement to sell KXOA-FM for approximately $27.5 million. After the expiration of the HSR Act waiting period, the other party to the agreement began programming and marketing KXOA-FM pursuant to an LMA in January 1997. As a condition to consummation of the EZ merger, KXOA-FM was transferred to an independent and insulated trustee (under a trust for the benefit of the Company) and was held by the trustee subject to sale pursuant to the foregoing agreement. In June 1997, the trustee sold KXOA-FM to the ultimate purchaser.

  In April 1997, the Company sold KMJI-AM for approximately $1.5 million.

  Sacramento and West Palm Beach: In March 1997, the Company consummated an agreement to exchange KSTE-AM in Sacramento and $33.0 million in cash for WEAT-FM, WEAT-AM and WOLL-FM serving West Palm Beach. (See Note 11).

  San Jose: In February 1997, the Company acquired KBRG-FM (formerly KBAY-FM) and KKSJ-AM for approximately $31.0 million. (See Note 11).

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

9. ACQUISITIONS AND DISPOSITIONS--(CONTINUED)

  In September 1997, the Company sold the assets of KKSJ-AM for approximately $3.2 million. The acquirer began programming and marketing the stations pursuant to an LMA agreement in June 1997.

  Seattle and New Orleans: In April 1997, the Company exchanged WEZB-FM, WRNO-FM and WBYU-AM, serving New Orleans, and $7.5 million for KBKS-FM (formerly KCIN-FM) and KRPM-AM serving Seattle.

  In June 1997, the Company sold the assets of KMPS-AM for approximately $1.8 million.

  St. Louis: In July 1997, the Company sold the assets of KTRS-AM (formerly KSD-AM) for approximately $10.0 million.

  West Palm Beach: In October 1997, the Company sold the assets of WKGR-FM, WOLL-FM, and WBZT-AM for approximately $29.0 million in cash and a tower site which was transferred to the Tower Subsidiary.

 1996 Station Acquisitions and Dispositions:

  Baltimore: In October 1996, the Company acquired the assets of WBGR-AM for approximately $2.8 million.

  Buffalo: In August 1996, the Company acquired the assets of WSJZ-FM for approximately $12.5 million. The Company had been programming and marketing the station pursuant to an LMA beginning in April 1996.

  Fresno: In December 1996, the Company acquired the assets of KNAX-FM and KVSR-FM (formerly KRBT-FM) for approximately $11.0 million. The Company had been programming and marketing the stations pursuant to an LMA beginning in August 1996.

  Fresno, Omaha, Portland and Sacramento: In July 1996, the Company consummated the merger of Henry Broadcasting Company (HBC). Pursuant thereto, the Company acquired KUFO-FM and KUPL-AM (formerly KBBT-AM) in Portland, Oregon, KYMX-FM and KCTC-AM in Sacramento, California, KGOR-FM and KFAB-AM in Omaha, and KSKS-FM, KKDJ-FM, and KMJ-AM in Fresno, California, for an aggregate purchase price of approximately $110.4 million. As part of a related transaction with the principal stockholder of HBC, the Company acquired certain real estate used in the business of HBC for approximately $2.0 million in cash and obtained a five-year option to acquire certain other real estate for a purchase price of approximately $1.0 million.

  Hartford: In May 1996, the Company acquired WTIC-AM and WTIC-FM for approximately $39.0 million, including approximately $1.1 million of working capital. The Company also paid $1.0 million for a two-year option to purchase for $1.00 the New England Weather Service which was purchased in 1997.

  In December 1996, the Company sold WNEZ-AM serving New Britain, Connecticut for approximately $710,000, and a loss of approximately $140,000 was recorded upon disposition.

  Las Vegas: In October 1996, the Company acquired KMZQ-FM and KXTE-FM (formerly KFBI-FM) for approximately $28.0 million. The Company had been programming and marketing the stations pursuant to an LMA beginning in May 1996. As part of such transaction, the Company paid an additional $0.2 million to acquire the seller's right (and obligation) to purchase KXNT-AM (formerly KVEG-AM) for approximately $1.9 million which purchase, as noted below, was consummated in September 1996.

  In September 1996, the Company acquired the assets of KXNT-AM for approximately $1.9 million. The Company had been programming and marketing the station pursuant to an LMA beginning in May 1996.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

9. ACQUISITIONS AND DISPOSITIONS--(CONTINUED)

  In July 1996, the Company acquired the assets of KMXB-FM (formerly KJMZ-FM) for approximately $8.0 million. The Company had been programming and marketing the station pursuant to an LMA beginning in May 1996.

  In July 1996, the Company acquired the assets of KLUC-FM and KXNO-AM for approximately $11.0 million.

  Philadelphia and Detroit: In May 1996, the Company consummated the transactions contemplated by a merger agreement with Marlin Broadcasting, Inc. (Marlin). The Company acquired WFLN-FM in Philadelphia, Pennsylvania, WQRS-FM in Detroit, Michigan and WTMI-FM in Miami, Florida for an aggregate purchase price of approximately $58.5 million, together with the assumption of approximately $9.0 million of long-term debt which was paid in full at closing. The principal stockholder of Marlin immediately thereafter acquired WTMI-FM from the Company for approximately $18.0 million in cash. Proceeds from the sale of WTMI-FM were held in an escrow account pursuant to a like-kind exchange agreement and were utilized to partially fund the Portland and San Jose transaction discussed below. The Company retained certain Philadelphia real estate and tower assets valued at approximately $1.5 million. In June 1996, the Company entered into an agreement with an unaffiliated party pursuant to which it exchanged the assets of the Philadelphia station for two stations in Sacramento and sold the Detroit station for approximately $20.0 million in cash. This party began programming the Philadelphia and Detroit stations under an LMA beginning in June 1996. The net assets and liabilities of the Detroit and Philadelphia stations included in this exchange agreement were carried on the consolidated balance sheet as of December 31, 1996 as net assets held under exchange agreement.

  Portland: In July 1996, the Company acquired the assets of KBBT-FM (formerly KDBX-FM) for approximately $14.0 million.

  Portland and San Jose: In August 1996, the Company acquired the assets of KUPL-FM and KKJZ-FM in Portland, Oregon and KSJO-FM and KBAY-FM (formerly KUFX-FM) in San Jose, California for approximately $103.0 million. (See Note
11).

  Sacramento: In September 1996, the Company acquired the assets of KRRE-FM (formerly KSSJ-FM) for approximately $14.0 million. The Company had been programming and marketing the station pursuant to an LMA beginning in July 1996. (See Note 11).

  In July 1996, the Company acquired the assets of KSTE-AM serving Rancho Cordova, California for approximately $7.25 million. The Company began programming and marketing the station pursuant to an LMA beginning in April 1996.

 1997 Tower Acquisitions:

  In December 1997, the Tower Subsidiary consummated the acquisition of a tower site in northern California for approximately $2.0 million.

  In October 1997, the Tower Subsidiary acquired two affiliated entities operating approximately 110 tower sites and a tower site management business located principally in northern California for approximately $45.0 million, including assumed liabilities. In connection therewith, the Tower Subsidiary had also agreed to loan approximately $1.4 million to the sellers on an unsecured basis, of which approximately $0.26 million had been advanced and was repaid at the closing.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

9. ACQUISITIONS AND DISPOSITIONS--(CONTINUED)

  In October 1997, the Tower Subsidiary acquired tower sites and certain video, voice and data transport operations for approximately $70.25 million. The acquired business owned or leased approximately 128 towers, principally in the Mid-Atlantic region, with the remainder in California and Texas.

  In September 1997, the Tower Subsidiary acquired nine tower sites in Massachusetts and Rhode Island for approximately $7.2 million and land in Oklahoma for approximately $0.6 million.

  In August 1997, the Tower Subsidiary acquired six tower sites in Connecticut and Rhode Island for approximately $1.5 million.

  In July 1997, the Tower Subsidiary acquired the following:

    (i) the assets of three affiliated entities which owned and operated towers and a tower site management business in southern California for an aggregate purchase price of approximately $33.5 million;

    (ii) the assets of one tower site in Washington, D.C. for approximately $0.9 million;

    (iii) the assets of six tower sites in Pennsylvania for approximately $0.3 million and

    (iv) the rights to build five tower sites in Maryland for approximately $0.5 million.

  In May 1997, the Tower Subsidiary acquired 21 tower sites and a tower site management business in Georgia, North Carolina and South Carolina for approximately $5.4 million. The agreement also provides for additional payments by the Tower Subsidiary if the seller is able to arrange for the purchase or management of tower sites presently owned by an unaffiliated public utility in South Carolina, which payments could aggregate up to approximately $1.2 million; management believes that it is unlikely that any such arrangement will be entered into.

  In May 1997, the Tower Subsidiary acquired the assets of two affiliated companies engaged in the business of acquiring and developing tower sites in various locations in the United States for approximately $13.0 million.

  In May 1997, the Tower Subsidiary and an unaffiliated party formed a limited liability corporation to own and operate communication towers which will be constructed on over 50 tower sites in northern California. The Tower Subsidiary paid approximately $0.8 million to the unaffiliated party and currently owns a 70% interest in the entity, with the remaining 30% owned by an unaffiliated party. The Tower Subsidiary is obligated to provide additional financing for the construction of these and any additional towers it may approve; the obligation for such 50 tower sites is estimated to be approximately $5.3 million. The accounts of the limited liability corporation are included in the consolidated financial statements with the other party's investment reflected as minority interest in subsidiary.

  In May 1997, the Tower Subsidiary acquired three tower sites in Massachusetts for approximately $0.26 million.

 1996 Tower Acquisitions:

  In February 1996, the Tower Subsidiary acquired Skyline Communications and Skyline Antenna Management in exchange for an aggregate of 26,989 shares of ARS Class A Common Stock, having a fair value of approximately $774,000, $2.2 million in cash, and the assumption of approximately $300,000 of long-term debt which was paid at closing. Skyline Communication owned eight towers, six of which are in West Virginia and the remaining two in northern Virginia. Skyline Antenna Management managed more than 200 antenna sites, primarily in the northeast region of the United States.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

  In April 1996, the Tower Subsidiary acquired BDS Communication, Inc. and BRIDAN Communications Corporation for 257,495 shares of ARS Class A Common Stock having a fair value of approximately $7.4 million and $1.9 million in cash of which approximately $1.5 million was paid at closing. BDS Communications owned three towers in Pennsylvania and BRIDAN Communications managed or had sublease agreements on approximately forty tower sites located throughout the mid-Atlantic region.

  In July 1996, the Tower Subsidiary entered into a limited liability company agreement with an unaffiliated party relating to the ownership and operation of a tower site in Needham, Massachusetts, whereby the Tower Subsidiary acquired a 50.1% interest in the company for approximately $3.8 million in cash. The accounts of the limited liability company are included in the consolidated financial statements with the other party's investment reflected as minority interest in subsidiary.

  In October 1996, the Tower Subsidiary acquired the assets of tower sites in Hampton, Virginia and North Stonington, Connecticut for approximately $1.4 million and $1.0 million in cash, respectively.

 Unaudited Pro Forma Information:

  The following unaudited pro forma summary presents the consolidated results of operations as if the acquisitions that occurred in 1996 and 1997, respectively, had occurred as of January 1, 1996 and 1997 after giving effect to certain adjustments, including depreciation and amortization of assets and interest expense on any debt incurred to fund the acquisitions. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of January 1, 1996 and 1997 or of results which may occur in the future.

                                                              UNAUDITED
                                                        ----------------------
                                                        YEARS ENDED DECEMBER
                                                                 31
                                                        ----------------------
                                                           1996        1997
                                                        ----------  ----------
                                                        (IN THOUSANDS, EXCEPT
                                                           PER SHARE DATA)
   Net revenues........................................ $  348,647  $  433,209
   Loss before extraordinary items.....................    (28,524)    (26,000)
   Net loss............................................    (28,524)    (28,333)
   Net loss applicable to common stockholders..........    (33,497)    (59,497)
   Basic loss per common share......................... $    (1.16) $    (2.01)

  Pending station acquisitions are discussed in Notes 10 and 11.

10. OTHER TRANSACTIONS

  Dayton and Kansas City: In January 1998, the Company consummated an agreement to exchange WXEG-FM, WBTT-FM, WLQT-FM, WMMX-FM, WTUE-FM and WONE-AM serving Dayton for WDAF-AM, KOZN-FM (formerly KYYS-FM), KMXV-FM and KUDL-FM serving Kansas City. The Company began programming and marketing KYYS-FM and KMXV-FM pursuant to an LMA agreement in September 1997.

  Kansas City, Sacramento and St. Louis: In January 1998, the Company acquired KLOU-FM in St. Louis in exchange for KUDL-FM and WDAF-AM in Kansas City and approximately $7.0 million. The Company also consummated a related agreement with the same party, pursuant to which the Company sold KCTC-AM serving Sacramento for approximately $4.0 million.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

10. OTHER TRANSACTIONS--(CONTINUED)

  Riverside/San Bernardino and Sun City: In March 1998, the Company acquired KFRG-FM, serving the Riverside/San Bernardino market, and KXFG-FM, serving Sun City, California, for approximately $60.0 million. The Company began programming and marketing the stations pursuant to an LMA agreement in August 1997.

  Tower Subsidiary: In January 1998, the Tower Subsidiary consummated an agreement to acquire all of the outstanding stock of Gearon & Co. Inc. (Gearon), a company based in Atlanta, Georgia, for an aggregate purchase price of approximately $80.0 million consisting of approximately $32.0 million in cash and assumed liabilities and the issuance of approximately 5.3 million shares of Tower Subsidiary Class A Common Stock valued at $9.00 per share. Gearon is engaged in site acquisition, development, construction and facility management of wireless network communication facilities on behalf of its customers and at the time of acquisition owned or had under construction approximately 40 tower sites. Following consummation, the Tower Subsidiary granted options to acquire up to 1,200,000 shares of Class A Common Stock at an exercise price of $13.00 per share to employees of Gearon.

  In January 1998, the Tower Subsidiary consummated the acquisition of OPM-USA-INC. (OPM), a company which owned approximately 90 towers at the time of acquisition. OPM is in the process of developing an additional 160 towers that are expected to be constructed during the next 12 to 18 months. The purchase price, which is variable and based on the number of towers completed and the forward cash flow of the completed OPM towers, could aggregate up to $105.0 million, of which approximately $21.3 million was paid at the closing. The Tower Subsidiary had also agreed to provide the financing to OPM to enable it to construct the 160 towers in an aggregate amount not to exceed $37.0 million (less advances as of consummation aggregating approximately $5.8 million).

  In January 1998, the Tower Subsidiary consummated the acquisition of a communications site with six towers in Tucson, Arizona for approximately $12.0 million.

  In January 1998, the Tower Subsidiary consummated the acquisition of a tower near Palm Springs, California for approximately $0.75 million.

  In January 1998, the Company transferred to the Tower Subsidiary 14 communications sites currently used by the Company and various third parties (with an ARS net book value of approximately $4.2 million), and the Company and the Tower Subsidiary entered into leases or subleases of space on the transferred towers. Two additional communications sites will be transferred and leases entered into following acquisition by the Company of the sites from third parties.

  In February 1998, the Tower Subsidiary acquired 11 communications tower sites in northern California for approximately $11.8 million.

  Tower Separation: The Tower Separation will result in a taxable gain to ARS, of which $20.0 million will be borne by ARS and the remaining obligation (currently estimated at approximately $113.0 to 153.0 million) will be required to be paid by ATS pursuant to provisions of the Merger Agreement. This liability is expected to be paid with borrowings under ATS' loan agreement or proceeds from equity financings and the timing of such payment is dependent upon the timing of the consummation of the Merger Agreement. The estimated Merger Tax Liability shown in the preceding sentence is based on an assumed fair market value of the ATS Common Stock of approximately $16.00 per share. Such estimated Merger Tax Liability would increase or decrease by approximately $14.8 million for each $1.00 per share increase or decrease in the fair market value of the ATS Common Stock.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

10. OTHER TRANSACTIONS--(CONTINUED)

  The Merger Agreement also provides for closing date balance sheet adjustments based upon the working capital and specified debt levels (including the liquidation preference of the ARS Cumulative Preferred Stock) of ARS at the effective time of the Merger which may result in payments to be made by either ARS or ATS to the other party following the closing date of the Merger. ATS will benefit from or bear the cost of such adjustments. Since the amounts of working capital and debt are dependent upon future operations and events, including without limitation cash flow from operations, capital expenditures, and expenses of the Merger and the Tower Separation, neither ARS nor ATS is able to state with any degree of certainty what payments, if any, will be owed following the closing date by either ARS or ATS to the other party.

11. PENDING TRANSACTIONS

  Portsmouth: In March 1998, entered into an agreement to sell the assets of WQSO-FM and WZNN-AM serving Rochester, New Hampshire and WERZ-FM and WMYF-AM, serving Exeter, New Hampshire for approximately $6.0 million. Subject to the receipt of FCC approval, the transaction is expected to be consummated in the second quarter of 1998.

  Portland, Sacramento, San Francisco and San Jose: In April 1997, the Company entered into an asset exchange agreement pursuant to which it will acquire KINK-FM, serving Portland, Oregon, KUFX-FM (formerly KBRG-FM), serving Fremont/San Francisco, California, $2.0 million in a promissory note to ARS due September 30, 1998, or at the time of certain earlier events, and 150,000 shares of common stock of Latin Communications, Inc., in exchange for KBRG-FM (formerly KBAY-FM), serving San Jose, and KRRE-FM (formerly KSSJ-FM), serving Sacramento. The agreement also provides for the exchange of KINK-FM for KBRG-FM in the event regulatory approval for the exchange of KUFX-FM and KRRE-FM cannot be obtained. The Justice Department approved the exchange of KRRE-FM for KUFX-FM. The transaction is expected to be consummated in the second quarter of 1998. The Company began programming and marketing KINK-FM and KUFX-FM pursuant to an LMA agreement in January 1998. At the same time the purchaser of KBRG-FM began programming and marketing KBRG-FM pursuant to an LMA. (See Note 9).

  Sacramento: In March 1998, the Company expects to enter into an asset exchange agreement pursuant to which, subject to the receipt of FCC approval, the Company's KRAK-FM would exchange FCC frequencies with another radio station also located in the Sacramento market for approximately $4.4 million.

  San Jose and Monterey: In March 1997, the Company entered into a merger agreement pursuant to which the Company will acquire the assets of KEZR-FM serving San Jose, California and KLUE-FM serving Monterey, California in exchange for approximately 723,000 shares of Class A Common Stock valued at approximately $20.0 million and $4.0 million in cash. In June 1997, the Company and the seller each received a Civil Investigative Demand from the Antitrust Division of the Department of Justice requesting certain documentary materials regarding the merger and the purchase, sale, or trade or other transfer of radio stations in San Jose, California. Subject to the receipt of FCC approval and resolution of the matters raised by the Antitrust Division described above, the acquisition is expected to be consummated in the second quarter of 1998. (See Note 9).

  San Jose: In October 1997, the Company entered into an agreement to sell KSJO-FM for approximately $30.0 million. Subject to the receipt of FCC approval, the transaction is expected to be consummated in the first half of 1998.

  St. Louis: In September 1997, the Company entered into an agreement to sell the assets of KFNS-AM serving the St. Louis, Missouri market for approximately $3.8 million. Subject to the receipt of FCC approval, the transaction is expected to be consummated in the first half of 1998.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

11. PENDING TRANSACTIONS--(CONTINUED)

  Temple: In May 1997, the Company entered into an agreement to acquire radio station KKIK-FM, licensed to Temple, Texas (in the Austin area) for approximately $3.7 million. Subject to the approval of the FCC, the transaction is expected to be consummated in the second quarter of 1998.

  West Palm Beach: In July 1997, the Company entered into an agreement to acquire WTPX-FM for approximately $11.0 million. The Company began programming and marketing the station pursuant to an LMA in June 1997. In October 1997, the Company entered into an agreement to terminate these agreements.

  In October 1997, the Company entered into an agreement to sell WEAT-AM serving West Palm Beach, Florida for approximately $1.5 million. Subject to the receipt of FCC approval, the transaction is expected to be consummated in the first quarter of 1998.

  Tower Subsidiary: In December 1997, the Tower Subsidiary entered into a merger agreement with American Tower Corporation (ATC) pursuant to which ATC will merge with and into ATS, which will be the surviving corporation. Pursuant to the merger, ATS expects to issue an aggregate of approximately
31.1 million shares of ATS Class A common stock (including shares issuable upon exercise of options to acquire ATC common stock which will become options to acquire ATS Class A common stock). ATC is engaged in the business of acquiring, developing, and leasing wireless communications sites to companies using or providing cellular telephone, paging, microwave and specialized mobile radio services and is located in 31 states primarily in the western, eastern and southern United States. Consummation of the transaction is subject to, among other things, the expiration or earlier termination of the HSR Act waiting period, and is expected to occur in the spring of 1998.

  In January 1998, the Tower Subsidiary entered into an agreement to purchase the assets relating to a teleport business serving the Washington, D.C. area for a purchase price of approximately $30.5 million, subject to receipt of FCC approval. The facility is located in northern Virginia, inside of the Washington Beltway, on ten acres.

  In February 1998, the Tower Subsidiary entered into an agreement to acquire a tower in Sacramento, California for approximately $1.2 million.

  The Company is also pursuing the acquisitions of radio and tower properties and tower businesses in new and existing locations, although there are no definitive purchase agreements with respect thereto.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein. (See Note 1).

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

  Cash, cash equivalents, accounts receivable, accounts payable, accrued expenses and other short-term obligations--These carrying amounts approximate fair value because of the short-term nature of these financial instruments.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

12. FAIR VALUE OF FINANCIAL INSTRUMENTS--(CONTINUED)

  Notes receivable--The fair value of notes receivable is estimated based on discounted cash flows using current interest rates at which similar loans to borrowers with similar credit ratings would be made or if the loan is collateral dependent, management's estimate of the fair value of the collateral. The carrying amount of these notes aggregated $69,920,000 and $39,312,000 at December 31, 1996 and 1997, respectively, and approximate their fair value.

  Deposits on station purchases--The fair value is not practicable to estimate.

  Long-term debt--The fair values of long-term debt are estimated based on current market rates and instruments with the same risk and maturities. The fair value of long-term debt approximated the carrying value at December 31, 1996 and 1997.

  Interest rate protection agreements--The fair values of these agreements are obtained from dealer quotes. These values represent the estimated amount the Company would receive or pay to terminate the agreements taking into consideration the current interest rates. The Company would expect to pay the fair value of these agreements of approximately $1.5 million and $2.7 million as of December 31, 1996 and 1997, respectively. (See Note 3).

13. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                      FIRST     SECOND      THIRD     FOURTH
                                     QUARTER    QUARTER    QUARTER    QUARTER
                                     --------  ---------  ---------  ---------
                                      IN THOUSANDS, EXCEPT PER SHARE DATA
   1997
   Net revenues....................  $ 54,237  $ 100,108  $ 106,167  $ 113,606
   Operating income................     2,220     18,556     15,929     18,328
   Net income (loss) before ex-
    traordinary item...............    (2,725)     2,421       (324)    (7,021)
   Net income (loss) before divi-
    dends..........................    (4,364)     2,421       (324)    (7,715)
   Basic and diluted loss per share
    before extraordinary loss-
    es(1)(2).......................  $   (.42) $    (.20) $    (.30) $    (.52)
   1996
   Net revenues....................  $ 23,315  $  37,777  $  52,490  $  64,437
   Operating income................     1,793      6,757      7,403     11,078
   Net income (loss) before divi-
    dends..........................      (456)     2,210        934      2,447
   Basic income (loss) per
    share(1)(2)....................  $   (.03) $     .11  $    (.07) $     .00
   Diluted income (loss) per
    share(1)(2)....................  $   (.03) $     .10  $    (.07) $     .00

--------
(1) The sum of the quarter's earnings per share does not equal the year-to-date earnings per share due to changes in average share calculations. (See
    Note 1).
(2) Income (loss) per share has been retroactively restated to conform to FAS
    128. (See Note 1).

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

14. SUBSIDIARY GUARANTEES

  The Company's payment obligations under the 9.00% Senior Subordinated Notes (9.00% Notes) and the 9.75% Notes are fully and unconditionally guaranteed on a joint and several basis (collectively, the Subsidiary Guarantees), on a senior basis (in the case of the 9.75% Notes) and a senior subordinated basis (in the case of the 9.00% Notes) by all of its present and any future Restricted Subsidiaries (collectively, Restricted Guarantors). The Restricted Subsidiaries have also unconditionally guaranteed, and any future Restricted Subsidiaries will be required to guarantee, on a joint and several basis (collectively, the Senior Subsidiary Guarantees), all obligations of the Company under the 1997 Credit Agreement. The Tower Subsidiary has not guaranteed obligations under the Credit Agreements or either series of the Senior Subordinated Notes.

  The 9.00% Notes and the Subsidiary Guarantees are subordinated to all Senior Debt (as defined) of the Company including indebtedness under the 1997 Credit Agreement and the Senior Subsidiary Guarantees and 9.75% Notes related guarantees. The indenture governing each series of the Senior Subordinated Notes contains limitations on the amount of indebtedness (including Senior
Debt) which the Company may incur.

  With the intent that the Subsidiary Guarantees not constitute fraudulent transfers or conveyances under applicable state or federal law, the obligation of each guarantor under its Subsidiary Guarantee is also limited to the maximum amount as will, after giving effect to any rights to contribution of such guarantor pursuant to any agreement providing for an equitable contribution among such guarantor and other affiliates of the Company of payments made by guarantees by such parties, result in the obligations of such guarantor in respect of such maximum amount not constituting a fraudulent conveyance.

  The following condensed consolidating financial data illustrates the composition of the combined guarantors. The Company believes that separate complete financial statements of the respective guarantors would not provide additional material information which would be useful in assessing the financial composition of the guarantors. No single guarantor has any significant legal restrictions on the ability of investors or creditors to obtain access to its assets in event of default on the Subsidiary Guarantee, other than in the case of the 9.00% Notes or its subordination to Senior Debt described above.

  Investments in subsidiaries are accounted for by the parent on the equity method for purposes of the unaudited supplemental consolidating presentation. Earnings (losses) of subsidiaries are therefore reflected in the parent's investment accounts and earnings. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

  For purposes of FAS No. 14, "Financial Reporting for Segments of a Business Enterprise," the Company's radio segment consists of the Parent, its Divisions and the Guarantor Subsidiaries. The Company's tower segment consists of the Non-Guarantor Subsidiary.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

14. SUBSIDIARY GUARANTEES--(CONTINUED)

                UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                       NON-
                          PARENT AND    GUARANTOR   GUARANTOR                CONSOLIDATED
                         ITS DIVISIONS SUBSIDIARIES SUBSIDIARY ELIMINATIONS     TOTALS
                         ------------- ------------ ---------- ------------  ------------
         ASSETS
CURRENT ASSETS:
  Cash and cash
   equivalents..........  $   10,470    $    1,578   $  4,595                 $   16,643
  Accounts receivable,
   net..................      52,130        35,099      3,239                     90,468
  Prepaid expenses and
   other assets.........       5,615           998        790                      7,403
  Deferred income
   taxes................       4,006         2,359         63                      6,428
                          ----------    ----------   --------  -----------    ----------
    Total current
     assets.............      72,221        40,034      8,687                    120,942
PROPERTY AND EQUIPMENT,
 NET:                         86,054        46,517    117,618                    250,189
OTHER ASSETS:
  Restricted cash.......      22,141                                              22,141
  Investment in and
   advances to
   subsidiaries.........   1,164,380                           $(1,164,380)            0
  Investment notes
   receivable...........      25,497           615     10,700                     36,812
  Goodwill--net.........     333,002        20,895                               353,897
  FCC licenses--net.....           1     1,112,272                             1,112,273
  Other intangible
   assets--net..........      28,301         2,159      8,424                     38,884
  Unallocated purchase
   price--net...........                              108,192                    108,192
  Deposits and other
   long-term assets.....       9,140                    1,735                     10,875
                          ----------    ----------   --------  -----------    ----------
    Total other assets..   1,582,462     1,135,941    129,051   (1,164,380)    1,683,074
                          ----------    ----------   --------  -----------    ----------
TOTAL...................  $1,740,737    $1,222,492   $255,356  $(1,164,380)   $2,054,205
                          ==========    ==========   ========  ===========    ==========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

                UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                        NON-
                           PARENT AND    GUARANTOR   GUARANTOR                CONSOLIDATED
                          ITS DIVISIONS SUBSIDIARIES SUBSIDIARY ELIMINATIONS     TOTALS
                          ------------- ------------ ---------- ------------  ------------
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of
   long-term debt.......   $      340                 $    110                 $      450
  Accounts payable and
   accrued expenses.....       11,729    $   25,403     10,896                     48,028
                           ----------    ----------   --------  -----------    ----------
    Total current
     liabilities........       12,069        25,403     11,006                     48,478
NON-CURRENT LIABILITIES:
  Deferred income
   taxes................        9,740       185,870        418                    196,028
  Other long-term
   liabilities..........        8,875            46         33                      8,954
  Long-term debt........      833,638                   90,066                    923,704
                           ----------    ----------   --------  -----------    ----------
    Total non-current
     liabilities........      852,253       185,916     90,517                  1,128,686
MINORITY INTEREST IN
 SUBSIDIARIES...........                                   626                        626
REDEEMABLE PREFERRED
 STOCK..................      215,550                                             215,550
STOCKHOLDERS' EQUITY:
  Preferred stock.......            1                                                   1
  Common stock..........          295                      356         (356)          295
  Additional paid-in
   capital..............      671,211     1,002,769    155,711  $(1,158,480)      671,211
  Unearned
   compensation.........         (202)                                               (202)
  Retained earnings
   (accumulated
   deficit).............       (9,982)        8,404     (2,860)      (5,544)       (9,982)
  Treasury stock........         (458)                                               (458)
                           ----------    ----------   --------  -----------    ----------
    Total stockholders'
     equity.............      660,865     1,011,173    153,207   (1,164,380)      660,865
                           ----------    ----------   --------  -----------    ----------
TOTAL...................   $1,740,737    $1,222,492   $255,356  $(1,164,380)   $2,054,205
                           ==========    ==========   ========  ===========    ==========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                           PARENT AND    GUARANTOR   NON-GUARANTOR              CONSOLIDATED
                          ITS DIVISIONS SUBSIDIARIES SUBSIDIARY(A) ELIMINATIONS    TOTALS
                          ------------- ------------ ------------- ------------ ------------
Net broadcast revenues..    $231,438      $125,582                   $   (22)     $356,998
Tower revenues..........                                $17,508         (388)       17,120
License fees charged to
 Parent.................     (17,320)       17,320                                       0
                            --------      --------      -------      -------      --------
Total net revenues......     214,118       142,902       17,508         (410)      374,118
Operating expenses ex-
 cluding depreciation
 and amortization, net
 local marketing agree-
 ment and corporate gen-
 eral and administrative
 expenses...............     156,524        75,473        8,713        1,126       241,836
Net local marketing
 agreement expense......       1,590           724                                   2,314
Depreciation and amorti-
 zation.................      17,924        40,493        6,326                     64,743
Merger expenses.........       1,985                                                 1,985
Corporate general and
 administrative.........       8,207                      1,536       (1,536)        8,207
                            --------      --------      -------      -------      --------
Operating income
 (loss).................      27,888        26,212          933            0        55,033
Other income (expense):
  Interest expense......     (56,710)                    (3,039)                   (59,749)
  Interest income and
   other, net...........       2,114                        250                      2,364
  Gains (losses) on sale
   of assets and other,
   net..................      (5,519)           (1)        (193)                    (5,713)
  Equity in income
   (loss) of
   subsidiaries.........       5,526                                  (5,526)            0
                            --------      --------      -------      -------      --------
Income (loss) before in-
 come taxes.............     (26,701)       26,211       (2,049)      (5,526)       (8,065)
Income tax provision
 (benefit)..............     (18,358)       18,415         (473)                      (416)
                            --------      --------      -------      -------      --------
Income (loss) before ex-
 traordinary item.......      (8,343)        7,796       (1,576)      (5,526)       (7,649)
Extraordinary loss on
 extinguishment of
 debt--net of tax bene-
 fit....................      (1,639)                      (694)                    (2,333)
                            --------      --------      -------      -------      --------
Net income (loss).......    $ (9,982)     $  7,796      $(2,270)     $(5,526)     $ (9,982)
                            ========      ========      =======      =======      ========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

14. SUBSIDIARY GUARANTEES--(CONTINUED)

           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                          PARENT AND    GUARANTOR   NON-GUARANTOR              CONSOLIDATED
                         ITS DIVISIONS SUBSIDIARIES  SUBSIDIARY   ELIMINATIONS    TOTALS
                         ------------- ------------ ------------- ------------ ------------
Cash flows provided by
 operating activities...   $ (13,257)    $46,930      $   9,635                 $  43,308
Investing Activities:
  Payments for purchase
   of property, equip-
   ment and intangible
   assets...............     (22,664)                   (23,066)                  (45,730)
  Proceeds from asset
   and radio station
   sales................      86,551                                               86,551
  Repayment of invest-
   ment note receiv-
   ables................       1,243                                                1,243
  Payments for purchase
   of tower properties..                               (181,333)                 (181,333)
  Payments for purchase
   of radio stations....    (500,824)                                            (500,824)
  Payments for invest-
   ment notes receivable
   and related intangi-
   ble assets...........        (410)                   (10,961)                  (11,371)
  Deposits and other
   long-term assets.....       7,537                     (1,146)                    6,391
                           ---------     -------      ---------       ----      ---------
Cash flows used for in-
 vesting activities.....    (428,567)                  (216,506)                 (645,073)
                           ---------     -------      ---------       ----      ---------
Financing Activities:
  Borrowings under the
   Credit Agreements....     639,500                    151,000                   790,500
  Repayments under the
   Credit Agreements....    (286,000)                   (65,000)                 (351,000)
  Borrowing under other
   obligations..........         750                                                  750
  Repayments under other
   obligations..........        (868)                      (359)                   (1,227)
  Additions to deferred
   financing costs......      (5,642)                    (2,553)                   (8,195)
  Dividends paid........     (15,613)                                             (15,613)
  Net proceeds from eq-
   uity offerings and
   options..............     193,165                                              193,165
  Distributions to mi-
   nority interest......                                   (419)                     (419)
  Investment in and ad-
   vances to subsidiar-
   ies..................     (81,072)    (45,352)       126,424
                           ---------     -------      ---------       ----      ---------
Cash flows from financ-
 ing activities.........     444,220     (45,352)       209,093                   607,961
                           ---------     -------      ---------       ----      ---------
Increase in cash and
 cash equivalents.......       2,396       1,578          2,222                     6,196
Cash and cash equiva-
 lents, beginning of
 year...................       8,074                      2,373                    10,447
                           ---------     -------      ---------       ----      ---------
Cash and cash equiva-
 lents, end of year.....   $  10,470     $ 1,578      $   4,595       $  0      $  16,643
                           =========     =======      =========       ====      =========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

14. SUBSIDIARY GUARANTEES--(CONTINUED)

                UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

                               DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                       NON-
                          PARENT AND    GUARANTOR   GUARANTOR               CONSOLIDATED
                         ITS DIVISIONS SUBSIDIARIES SUBSIDIARY ELIMINATIONS    TOTALS
                         ------------- ------------ ---------- ------------ ------------
         ASSETS
CURRENT ASSETS:
  Cash and cash
   equivalents..........   $  8,074                  $ 2,373                  $ 10,447
  Accounts receivable,
   net..................     49,565      $  2,095        237                    51,897
  Prepaid expenses and
   other assets.........      3,509            14         80                     3,603
  Deferred income
   taxes................      3,202           168                                3,370
                           --------      --------    -------    ---------     --------
    Total current
     assets.............     64,350         2,277      2,690                    69,317
PROPERTY AND EQUIPMENT,
 NET....................     67,267         3,271     19,709                    90,247
OTHER ASSETS:
  Investment in and
   advances to
   subsidiaries.........    314,983                             $(314,983)           0
  Investment notes
   receivable...........     69,920                                             69,920
  Goodwill--net.........    201,208        20,457     11,243                   232,908
  FCC licenses--net.....                  233,558                              233,558
  Other intangible
   assets--net..........     23,419           327      3,048                    26,794
  Deposits and other
   long-term assets.....     25,589            48        427                    26,064
  Net assets held under
   exchange agreement...                   47,495                               47,495
                           --------      --------    -------    ---------     --------
    Total other assets..    635,119       301,885     14,718     (314,983)     636,739
                           --------      --------    -------    ---------     --------
TOTAL...................   $766,736      $307,433    $37,117    $(314,983)    $796,303
                           ========      ========    =======    =========     ========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

14. SUBSIDIARY GUARANTEES--(CONTINUED)

                UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

                               DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                          PARENT AND    GUARANTOR   NON-GUARANTOR              CONSOLIDATED
                         ITS DIVISIONS SUBSIDIARIES  SUBSIDIARY   ELIMINATIONS    TOTALS
                         ------------- ------------ ------------- ------------ ------------
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of
   long-term debt.......   $    444                    $   117                   $    561
  Accounts payable and
   accrued expenses.....     31,087      $    656        2,027                     33,770
                           --------      --------      -------     ---------     --------
    Total current lia-
     bilities...........     31,531           656        2,144                     34,331
NON-CURRENT LIABILITIES
  Deferred income tax-
   es...................     11,405        21,521          279                     33,205
  Other long-term lia-
   bilities.............      2,129                         20                      2,149
  Long-term debt........    325,693                      4,418                    330,111
                           --------      --------      -------     ---------     --------
    Total non-current
     liabilities........    339,227        21,521        4,717                    365,465
MINORITY INTEREST IN
 SUBSIDIARIES...........       (185)                       529                        344
STOCKHOLDERS' EQUITY:
  Preferred stock.......          1                                                     1
  Common stock..........        211                        500     $    (500)         211
  Additional paid-in
   capital..............    390,731       284,649       29,817      (314,466)     390,731
  Unearned compensa-
   tion.................       (297)                                                 (297)
  Retained earnings.....      5,955           607         (590)          (17)       5,955
  Treasury stock........       (438)                                                 (438)
                           --------      --------      -------     ---------     --------
    Total stockholders'
     equity.............    396,163       285,256       29,727      (314,983)     396,163
                           --------      --------      -------     ---------     --------
TOTAL...................   $766,736      $307,433      $37,117     $(314,983)    $796,303
                           ========      ========      =======     =========     ========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

14. SUBSIDIARY GUARANTEES--(CONTINUED)

           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                           PARENT AND    GUARANTOR   NON-GUARANTOR              CONSOLIDATED
                          ITS DIVISIONS SUBSIDIARIES SUBSIDIARY(A) ELIMINATIONS    TOTALS
                          ------------- ------------ ------------- ------------ ------------
Net broadcast revenues..    $170,322       $4,252                                 $174,574
Tower revenues..........         618                    $2,897        $ (70)         3,445
License fees charged to
 Parent.................      (7,655)       7,655                                        0
                            --------       ------       ------        -----       --------
Total net revenues......     163,285       11,907        2,897          (70)       178,019
  Operating expenses ex-
   cluding depreciation
   and amortization, net
   local marketing
   agreement and corpo-
   rate general and ad-
   ministrative ex-
   penses...............     115,219        2,662        1,363          760        120,004
  Net local marketing
   agreement expense....      10,461       (2,333)                                   8,128
  Depreciation and amor-
   tization.............       9,873        6,947          990                      17,810
  Corporate general and
   administrative.......       5,046                       830         (830)         5,046
                            --------       ------       ------        -----       --------
Operating income
 (loss).................      22,686        4,631         (286)           0         27,031
Other income (expense):
  Interest expense......     (22,287)                                              (22,287)
  Interest income and
   other, net...........       5,489                        36                       5,525
  Gains (losses) on sale
   of assets and other,
   net..................        (123)                     (185)                       (308)
  Equity in income
   (loss) of subsidiar-
   ies..................         127                                   (127)             0
                            --------       ------       ------        -----       --------
Income (loss) before in-
 come taxes.............       5,892        4,631         (435)        (127)         9,961
  Income tax provision..         757        4,024           45                       4,826
                            --------       ------       ------        -----       --------
Net income (loss).......    $  5,135       $  607       $ (480)       $(127)      $  5,135
                            ========       ======       ======        =====       ========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

14. SUBSIDIARY GUARANTEES--(CONTINUED)

           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                          PARENT AND    GUARANTOR   NON-GUARANTOR              CONSOLIDATED
                         ITS DIVISIONS SUBSIDIARIES  SUBSIDIARY   ELIMINATIONS    TOTALS
                         ------------- ------------ ------------- ------------ ------------
Cash flows provided by
 operating activities...   $   8,138     $ 5,292      $  2,229                  $  15,659
Investing Activities:
  Payments for purchase
   of property, equip-
   ment and intangible
   assets...............     (15,782)                   (9,327)                   (25,109)
  Proceeds from asset
   and radio station
   sales................       1,087                                                1,087
  Repayment of invest-
   ment notes receiv-
   able.................       1,350                                                1,350
  Payments for purchase
   of tower properties..                                (9,797)                    (9,797)
  Payments for purchase
   of radio stations....    (312,591)                                            (312,591)
  Payments for invest-
   ment notes receivable
   and related intangi-
   ble assets...........     (56,522)                                             (56,522)
  Deposits and other
   long-term assets.....     (20,303)                                             (20,303)
                           ---------     -------      --------        ---       ---------
Cash flows used for in-
 vesting activities.....    (402,761)                  (19,124)                  (421,885)
                           ---------     -------      --------        ---       ---------
Financing Activities:
  Borrowings under the
   Credit Agreements....     151,500                     2,500                    154,000
  Repayments under the
   Credit Agreements....    (151,500)                                            (151,500)
  Repayments under other
   obligations..........        (403)                      (51)                      (454)
  Net proceeds from debt
   offering--net of dis-
   count................     173,581                                              173,581
  Additions to deferred
   financing costs......      (5,344)                                              (5,344)
  Dividends paid........      (4,973)                                              (4,973)
  Net proceeds from eq-
   uity offerings and
   options..............     247,474                                              247,474
  Investment in and ad-
   vances to subsidiar-
   ies..................     (11,515)     (5,292)       16,807                          0
                           ---------     -------      --------        ---       ---------
Cash flows from financ-
 ing activities.........     398,820      (5,292)       19,256                    412,784
                           ---------     -------      --------        ---       ---------
Increase in cash and
 cash equivalents.......       4,197                     2,361                      6,558
Cash and cash equiva-
 lents, begin-
 ning of year...........       3,877                        12                      3,889
                           ---------     -------      --------        ---       ---------
Cash and cash equiva-
 lents, end of year.....   $   8,074     $     0      $  2,373        $ 0       $  10,447
                           =========     =======      ========        ===       =========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

14. SUBSIDIARY GUARANTEES--(CONTINUED)

           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                             (DOLLARS IN THOUSANDS)

                           PARENT AND   GUARANTOR  NON-GUARANTOR              CONSOLIDATED
                          ITS DIVISIONS SUBSIDIARY  SUBSIDIARY   ELIMINATIONS    TOTALS
                          ------------- ---------- ------------- ------------ ------------
Net broadcast revenues..    $ 97,609                                            $ 97,609
Tower revenues..........                               $ 163                         163
License fees charged to
 Parent.................        (484)      $484                                        0
                            --------       ----        -----         ----       --------
Total net revenues......      97,125        484          163                      97,772
  Operating expenses ex-
   cluding depreciation
   and amortization, net
   local marketing
   agreement and corpo-
   rate general and ad-
   ministrative ex-
   penses...............      66,148         10           60          230         66,448
  Net local marketing
   agreement expense....         600                                                 600
  Depreciation and amor-
   tization.............      11,833        474           57                      12,364
  Corporate general and
   administrative.......       3,908                     230         (230)         3,908
                            --------       ----        -----         ----       --------
Operating income
 (loss).................      14,636          0         (184)                     14,452
Other income (expense):
  Interest expense......     (12,497)                                            (12,497)
  Interest income and
   other, net...........       2,435                                               2,435
  Gains on sale of as-
   sets and other, net..      11,544                                              11,544
  Equity in (loss) of
   subsidiaries.........        (110)                                $110              0
                            --------       ----        -----         ----       --------
Income (loss) before ex-
 traordinary item and
 income taxes...........      16,008                    (184)         110         15,934
Income tax (provision)
 benefit................      (6,903)                     74                      (6,829)
                            --------       ----        -----         ----       --------
Income (loss) before ex-
 traordinary item.......       9,105                    (110)         110          9,105
Extraordinary loss on
 extinguishment of
 debt...................        (817)                                               (817)
                            --------       ----        -----         ----       --------
Net income (loss).......    $  8,288       $  0        $(110)        $110       $  8,288
                            ========       ====        =====         ====       ========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

14. SUBSIDIARY GUARANTEES--(CONTINUED)

           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                          PARENT AND   GUARANTOR  NON-GUARANTOR              CONSOLIDATED
                         ITS DIVISIONS SUBSIDIARY  SUBSIDIARY   ELIMINATIONS    TOTALS
                         ------------- ---------- ------------- ------------ ------------
Cash flows provided by
 operating activities...   $   9,577                 $   147                  $   9,724
                                          ---                       ---
Investing Activities:
  Payments for purchase
   of property, equip-
   ment and intangible
   assets...............      (5,926)                                            (5,926)
  Proceeds from asset
   and radio station
   sales................      15,302                                             15,302
  Payments for purchase
   of tower properties..      (3,218)                 (4,082)                    (7,300)
  Payments for purchase
   of radio stations....     (31,013)                                           (31,013)
  Payment for investment
   notes receivable and
   related intangible
   assets...............     (48,597)                                           (48,597)
  Repayments of invest-
   ment notes receiv-
   able.................       3,000                                              3,000
  Deposits and other
   long-term assets.....      (6,649)                                            (6,649)
                           ---------      ---        -------        ---       ---------
Cash flows used for in-
 vesting activities.....     (77,101)                 (4,082)                   (81,183)
                           ---------      ---        -------        ---       ---------
Financing Activities
  Borrowings under the
   Credit Agreements....     225,000                                            225,000
  Repayments under the
   Credit Agreements....    (202,500)                                          (202,500)
  Repayments under other
   obligations..........      (1,288)                                            (1,288)
  Additions to deferred
   financing costs......      (3,896)                                            (3,896)
  Redemption of Series C
   Common Stock.........     (14,580)                                           (14,580)
  Purchase of treasury
   stock................        (438)                                              (438)
  Net proceeds from eq-
   uity offering and ex-
   ercise of options....      69,882                                             69,882
  Investment in and ad-
   vances to subsidiar-
   ies..................      (3,947)                  3,947                          0
                           ---------      ---        -------        ---       ---------
Cash flows from financ-
 ing activities.........      68,233                   3,947                     72,180
                           ---------      ---        -------        ---       ---------
Increase in cash and
 cash equivalents.......         709                      12                        721
Cash and cash equiva-
 lents, beginning of
 year...................       3,168                                              3,168
                           ---------      ---        -------        ---       ---------
Cash and cash equiva-
 lents, end of year.....   $   3,877      $ 0        $    12        $ 0       $   3,889
                           =========      ===        =======        ===       =========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                                  SCHEDULE II

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

        COLUMN A              COLUMN B              COLUMN C--ADDITIONS          COLUMN D        COLUMN E
        --------              --------              -------------------          --------        --------
                             BALANCE AT      CHARGED TO COSTS CHARGED TO OTHER               BALANCE AT END OF
      DESCRIPTION        BEGINNING OF PERIOD   AND EXPENSES     ACCOUNTS(1)    DEDUCTIONS(2)      PERIOD
      -----------        ------------------- ---------------- ---------------- ------------- -----------------
Allowance for Doubt-
 ful Accounts
  1995..................       $1,503             $1,387            $  0          $  358          $2,532
                               ======             ======            ====          ======          ======
  1996..................       $2,532             $2,977            $  0          $  949          $4,560
                               ======             ======            ====          ======          ======
  1997..................       $4,560             $5,050            $983          $2,890          $7,703
                               ======             ======            ====          ======          ======
Note Receivable
 Valuation Allowance
  1995..................       $  500             $    0            $  0          $    0          $  500
                               ======             ======            ====          ======          ======
  1996..................       $  500             $    0            $  0          $    0          $  500
                               ======             ======            ====          ======          ======
  1997..................       $  500             $6,750            $  0          $  500          $6,750
                               ======             ======            ====          ======          ======

--------
(1) Account balances as a result of station acquisitions & dispositions
(2) Uncollectible accounts written off, net of recoveries

                               INDEX TO EXHIBITS

  Listed below are the exhibits which are filed as part of this Form 10-K (according to the number assigned to them in Item 601 of Regulation S-K). Each exhibit marked by a (*) is incorporated by reference to American's Definitive Proxy filed on February 17, 1998. See Form S-4 Registration Statement of American Tower Systems Corporation (File No. 333-46025) as declared effective by the Securities and Exchange Commission on February 17, 1998. Exhibit numbers in parenthesis refer to the exhibit number in the Definitive Proxy.

 EXHIBIT NO.        DESCRIPTION OF DOCUMENT               EXHIBIT FILE NO.
 -----------        -----------------------               ----------------
     2.1     Agreement and Plan of Merger, dated
             as of November 21, 1997, by and
             among American Tower Systems
             Corporation (ATS), American Tower
             Systems, Inc., a Delaware
             corporation (ATSI), Gearon & Co.,
             Inc., a Georgia corporation (Gearon)
             and J. Michael Gearon, Jr. (the
             Gearon Stockholder).................   Incorporated herein by
                                                    reference to Exhibit 2.2
                                                    from the Form 8-K filed on
                                                    December 23, 1997.
     2.2     Amendment No. 1 to Agreement and
             Plan of Merger, dated as of January
             22, 1998, among ATS, American Tower
             Systems (Delaware), Inc., a Delaware
             corporation (formerly known as
             American Tower Systems, Inc.),
             Gearon and the Gearon Stockholder...   (*2.2)
     2.3     Agreement and Plan of Merger, dated
             as of December 12, 1997, by and
             among ATS and American Tower
             Corporation, a Delaware
             corporation.........................   Incorporated herein by
                                                    reference to Exhibit 2.1
                                                    from the Form 8-K filed on
                                                    December 23, 1997.
    10.1     Asset Purchase Agreement, dated as
             of October 4, 1997, by and between
             ATSI and Tucson Communications
             Company, L.P, a California limited
             partnership.........................   Incorporated herein by
                                                    reference to Exhibit 10.1
                                                    from the Form 10-Q on
                                                    November 14, 1997.
    10.2     Amended and Restated Loan Agreement,
             dated as of October 15, 1997, by and
             among ATSI, Toronto Dominion
             (Texas), Inc., as Administrative
             Agent and the Banks parties
             thereto.............................   Incorporated herein by
                                                    reference to Exhibit 10.17
                                                    from the Form 10-Q filed on
                                                    November 14, 1997.
    10.3     First Amendment to Amended and
             Restated Loan Agreement Agreement,
             dated as of December 31, 1997, by
             and among ATSI, Toronto Dominion
             (Texas), Inc., as Administrative
             Agent and the Banks parties
             thereto.............................   (*10.3)
    10.4     Assumption Agreement, dated as of
             January  , 1998, by and among ATS,
             ATSI, American Tower Systems, L.P.,
             a Delaware limited partnership,
             Toronto Dominion (Texas), Inc., as
             Administrative Agent and the Banks
             parties thereto.....................   (*10.4)
    10.5     American Tower Systems Corporation
             1997 Stock Option Plan, dated as of
             November 5, 1997, as amended........   (*10.26)

 EXHIBIT NO.        DESCRIPTION OF DOCUMENT                EXHIBIT FILE NO.
 -----------        -----------------------                ----------------
    10.6     Amended and Restated Agreement and
             Plan of Merger, dated as of December
             18, 1997, by and among the Company,
             CBS Corporation (formerly,
             Westinghouse Electric Corporation), a
             Pennsylvania corporation (CBS), and R
             Acquisition Corp., a Delaware
             corporation (CBS Sub)................   Incorporated herein by
                                                     reference to Exhibit 2.3
                                                     from the Form 8-K filed on
                                                     January 23, 1998.
    10.7     First Amendment, dated as of December
             19, 1997, to Amended and Restated
             Agreement and Plan of Merger, dated
             December 18, 1997, by and among the
             Company, CBS and CBS Sub.............   Incorporated herein by
                                                     reference to Exhibit 2.4
                                                     from the Form 8-K filed on
                                                     January 23, 1998.
    10.8     American Tower Systems Corporation
             Stock Purchase Agreement, dated as of
             January 8, 1998, by and among ATS and
             the Purchasers.......................   Incorporated herein by
                                                     reference to Exhibit 10.2
                                                     from the Form 8-K filed on
                                                     January 23, 1998.
    10.9     Employment Agreement, dated as of
             January 22, 1998, by and between ATSI
             and J. Michael Gearon, Jr. ..........   (*10.28)
    10.10    Asset Purchase Agreement, dated as of
             January 23, 1988, by and among ATSI,
             Midcontinent Media, Inc., a South
             Dakota corporation (Midcontinent),
             Midcontinent Teleport Co., a South
             Dakota corporation and a wholly-owned
             subsidiary of Midcontinent (MTC), Wit
             Communications, Inc., (WIT) a
             Delaware corporation and a wholly-
             owned subsidiary of MTC, and
             Washington International Teleport,
             Inc., a Delaware corporation and a
             wholly-owned subsidiary of WIT.......   (*10.29)
    11       Statement Re Computation of Per Share
             Earnings.............................   Filed herewith as Exhibit
                                                     11
    12       Statement Re Computation of Ratio of
             Earnings to Combined Fixed Charges
             and Preferred Stock Dividends........   Filed herewith as Exhibit
                                                     12
    21       Subsidiaries of the Company..........   Filed herewith as Exhibit
                                                     21
    23       Independent Auditors' Consent........   Filed herewith as Exhibit
                                                     23
    27.1     Financial Data Schedule..............   Filed herewith as Exhibit
                                                     27.1
    27.2     Financial Data Schedule--Restated....   Filed herewith as Exhibit
                                                     27.2
    27.3     Financial Data Schedule--Restated....   Filed herewith as Exhibit
                                                     27.3

  Exhibits 10.1 through 10.10 do not contain schedules and exhibits noted within the agreements. This additional information is available upon request from the Company.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM 10-Q

(MARK ONE):

[X]QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
   ACT OF 1934.

  FOR THE QUARTERLY PERIOD ENDED MARCH 31, 1998

[_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
   EXCHANGE ACT OF 1934.

                        COMMISSION FILE NUMBER: 0-26102

                               ----------------

                      AMERICAN RADIO SYSTEMS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                       04-3196245
        (STATE OR OTHER JURISDICTION                          (I.R.S. EMPLOYER
      OF INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

                             116 HUNTINGTON AVENUE
                          BOSTON, MASSACHUSETTS 02116
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                        TELEPHONE NUMBER (617) 375-7500
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                               ----------------

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: Yes [X] No [_]

             CLASS OF COMMON
                  STOCK                          OUTSTANDING AT APRIL 30, 1998
             ---------------                     -----------------------------
           Class A Common Stock                        24,786,638 shares
           Class B Common Stock                         3,473,616 shares
           Class C Common Stock                         1,295,518 shares
                                                       -----------------
             Total                                     29,555,772 shares

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       AMERICAN RADIO SYSTEMS CORPORATION

                                     INDEX

                         PART I. FINANCIAL INFORMATION

                                                                       PAGE NO.
                                                                       --------
 ITEM 1. UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 Condensed Consolidated Balance Sheets
 December 31, 1997 and March 31, 1998................................      3
 Condensed Consolidated Statements of Operations
 Three months ended March 31, 1997 and 1998..........................      5
 Condensed Consolidated Statements of Cash Flows
 Three months ended March 31, 1997 and 1998..........................      6
 Notes to Condensed Consolidated Financial Statements................      7
 ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
          AND RESULTS OF OPERATIONS.................................      20

                           PART II. OTHER INFORMATION

 ITEM 1. LEGAL PROCEEDINGS..........................................      27
 ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS..................      27
 ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K...........................      28
         SIGNATURES.................................................      30

PART I. FINANCIAL INFORMATION

         ITEM 1. UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                        DECEMBER 31, MARCH 31,
                                                            1997        1998
                                                        ------------ ----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $   16,643  $   12,997
  Accounts receivable (less allowance for doubtful
   accounts of $7,703 in 1997 and $7,846 in 1998,
   respectively).......................................      90,468      78,953
  Unbilled receivables.................................                   3,028
  Prepaid expenses and other assets....................       5,153       8,966
  Current portion of investment notes receivable (less
   valuation allowance of $6,750 in 1997 and 1998).....       2,250       2,250
  Deferred income taxes................................       6,428       6,428
                                                         ----------  ----------
      Total current assets.............................     120,942     112,622
                                                         ----------  ----------
PROPERTY AND EQUIPMENT--Net............................     250,189     278,319
                                                         ----------  ----------
OTHER ASSETS:
  Restricted cash......................................      22,141
  Investment notes receivable..........................      36,812      27,108
  Intangible assets--net:
    Goodwill...........................................     353,897     351,634
    FCC licenses.......................................   1,112,273   1,171,196
    Other intangible assets............................      38,884      36,234
    Unallocated purchase price, net....................     108,192     221,532
  Deposits and other long-term assets..................      10,875       8,942
  Deferred income taxes................................                 123,273
                                                         ----------  ----------
      Total other assets...............................   1,683,074   1,939,919
                                                         ----------  ----------
TOTAL..................................................  $2,054,205  $2,330,860
                                                         ==========  ==========


       See notes to unaudited condensed consolidated financial statements

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                         DECEMBER 31, MARCH 31,
                                                             1997        1998
                                                         ------------ ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt..................  $      450  $      394
  Accounts payable......................................       9,687       7,339
  Accrued compensation..................................       3,456       3,667
  Accrued expenses......................................      18,956      27,056
  Unearned income.......................................       1,752       2,557
  Accrued interest......................................      14,177      11,416
  Income taxes payable..................................                 125,774
                                                          ----------  ----------
    Total current liabilities...........................      48,478     178,203
                                                          ----------  ----------
DEFERRED INCOME TAXES...................................     196,028     186,237
                                                          ----------  ----------
OTHER LONG-TERM LIABILITIES.............................       8,954       8,579
                                                          ----------  ----------
LONG-TERM DEBT..........................................     923,704   1,020,398
                                                          ----------  ----------
MINORITY INTEREST IN SUBSIDIARIES.......................         626      78,208
                                                          ----------  ----------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK:
  Cumulative Exchangeable Preferred Stock, $0.01 par
   value; 10,000,000 shares authorized; 2,105,602 shares
   issued and outstanding; liquidation preference $100
   per share............................................     215,550     215,550
                                                          ----------  ----------
STOCKHOLDERS' EQUITY:
  Preferred Stock; $0.01 par value; 10,000,000 shares
   authorized: Convertible Exchangeable Preferred Stock;
   137,500 shares issued and outstanding (represented by
   2,750,000 depositary shares); liquidation preference
   $1,000 per share.....................................           1           1
  Class A Common Stock; $.01 par value; 100,000,000
   shares authorized; 24,708,096 and 24,746,510 shares
   issued and outstanding, respectively.................         247         247
  Class B Common Stock; $.01 par value; 15,000,000
   shares authorized; 3,508,639 and 3,494,325 shares
   issued and outstanding, respectively.................          35          35
  Class C Common Stock; $.01 par value; 6,000,000 shares
   authorized; 1,295,518 shares issued and outstanding..          13          13
  Additional paid-in capital............................      671,211    663,036
  Unearned compensation.................................        (202)       (178)
  Accumulated deficit...................................      (9,982)    (19,011)
                                                          ----------  ----------
    Total...............................................     661,323     644,143
                                                          ----------  ----------
  Less:
    Treasury stock, at cost, 19,019 shares..............        (458)       (458)
                                                          ----------  ----------
    Total stockholders' equity..........................     660,865     643,685
                                                          ----------  ----------
TOTAL...................................................  $2,054,205  $2,330,860
                                                          ==========  ==========

       See notes to unaudited condensed consolidated financial statements

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                           --------------------
                                                             1997       1998
                                                           ---------  ---------
NET REVENUES.............................................  $  54,237  $ 106,180
                                                           ---------  ---------
OPERATING EXPENSES:
  Operating expenses excluding depreciation and
   amortization, net local marketing agreement and
   corporate general and administrative expenses.........     40,884     77,049
  Net local marketing agreement expenses.................      1,932        709
  Depreciation and amortization..........................      7,424     23,820
  Merger expenses........................................                 3,572
  Corporate general and administrative...................      1,777      1,905
                                                           ---------  ---------
    Total expenses.......................................     52,017    107,055
                                                           ---------  ---------
OPERATING INCOME (LOSS)..................................      2,220       (875)
                                                           ---------  ---------
OTHER INCOME (EXPENSE):
  Interest expense.......................................     (7,504)   (19,013)
  Interest income........................................        656      1,195
  Gains (losses) on sale of assets and other, net........        218        261
                                                           ---------  ---------
    Total other income (expense).........................     (6,630)   (17,557)
LOSS FROM OPERATIONS BEFORE EXTRAORDINARY LOSS AND INCOME
 TAXES...................................................     (4,410)   (18,432)
INCOME TAX BENEFIT.......................................      1,685      9,402
                                                           ---------  ---------
LOSS BEFORE EXTRAORDINARY LOSS...........................     (2,725)    (9,030)
EXTRAORDINARY LOSS ON EXTINGUISHMENT OF DEBT, NET OF
 INCOME TAX BENEFIT OF $1,013 IN 1997                        (1,639)
                                                           ---------  ---------
NET LOSS.................................................     (4,364)    (9,030)
PREFERRED STOCK DIVIDENDS................................     (6,198)    (8,394)
                                                           ---------  ---------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS...............  $(10,562)  $(17,424)
                                                           =========  =========
BASIC AND DILUTED PER COMMON SHARE AMOUNTS:
  Loss before extraordinary loss.........................  $    (.42) $    (.59)
  Extraordinary loss.....................................       (.08)
  Net loss...............................................  $    (.50) $    (.59)
                                                           =========  =========
BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING......................................     21,095     29,533
                                                           =========  =========


       See notes to unaudited condensed consolidated financial statements

                       AMERICAN RADIO SYSTEMS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                          --------------------
                                                            1997       1998
                                                          ---------  ---------
CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES:......... $ (1,587)  $  10,951
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for purchase of property, equipment and
   intangible assets.....................................   (7,853)   (15,684)
  Proceeds from radio station sales......................    20,403      3,952
  Payments for radio station acquisitions................  (262,863)   (42,153)
  Payments for tower related acquisitions................              (71,069)
  Issuance of investment notes receivable................      (624)    (6,000)
  Repayment of investment note receivable................     1,243      2,004
  Deposits and other long-term assets....................    16,417     (4,155)
                                                          ---------  ---------
    Cash used for investing activities...................  (233,277)  (133,105)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under Credit Agreements and other...........   276,500     97,000
  Repayments under Credit Agreements.....................  (230,000)
  Repayments of other obligations........................      (274)      (235)
  Net proceeds from equity offerings and options.........       160     30,242
  Net proceeds from exchangeable preferred stock
   offering..............................................   192,350
  Additions to deferred financing costs..................    (5,526)
  Distributions to minority interest.....................      (105)      (105)
  Dividends paid.........................................    (2,406)    (8,394)
                                                          ---------  ---------
    Cash provided by financing activities................   230,699    118,508
                                                          ---------  ---------
DECREASE IN CASH AND CASH EQUIVALENTS....................   (4,165)    (3,646)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...........    10,447     16,643
                                                          ---------  ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD................. $   6,282  $  12,997
                                                          =========  =========


      See notes to unaudited condensed consolidated financial statements.

                      AMERICAN RADIO SYSTEMS CORPORATION

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation--The financial statements included herein have been prepared by American Radio Systems Corporation (American Radio, ARS or the Company), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the Commission) . Although certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, the Company believes that the disclosures are adequate to make the information presented not misleading and reflect all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair presentation of results of operations for such periods. Results of interim periods may not be indicative of results for the full year. These financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 1997 and the notes thereto included in the Company's Annual Report on Form 10-K (Form 10-K).

  Accounting Policies--In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (FAS) No. 130, "Reporting Comprehensive Income," which became effective for the Company for periods beginning after December 15, 1997. FAS No. 130 establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. FAS No. 130 requires that a company (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company has adopted this statement in the first quarter of 1998. Comprehensive income does not differ from net income.

  Reclassifications--Certain reclassifications have been made to the 1997 financial statements to conform to the 1998 presentation.

2. Business and Corporate Structure

  Tower Subsidiaries: American Tower Systems Corporation (ATS, Tower or Tower Subsidiary) is a majority owned subsidiary of ARS. American Tower Systems (Delaware), Inc. (ATSI) is a wholly-owned subsidiary of ATS and one of the two operating subsidiaries of ATS. American Tower Systems, L.P. (ATSLP), is an indirect wholly-owned subsidiary of ATS, which conducts all of the business of ATS other than that conducted by ATSI. ATSI and ATSLP are collectively referred to as the Operating Subsidiaries.

  CBS Merger: In September 1997, American Radio entered into a merger agreement as amended and restated in December 1997, as amended (the CBS Merger Agreement) pursuant to which a subsidiary of CBS will be merged (the CBS Merger) into American Radio. As a consequence of the consummation of the CBS Merger, all of the shares of ATS owned by ARS will be distributed to ARS common stockholders and holders of options to acquire ARS Common Stock or upon conversion of shares of ARS 7% Convertible Exchangeable Preferred Stock (the Convertible Preferred Stock). As a consequence of the CBS Merger, ATS will cease to be a subsidiary of, or to be otherwise affiliated with, American Radio and will operate as an independent publicly traded company. Pursuant to the provisions of the CBS Merger Agreement, ATS will enter into an agreement (the ARS-ATS Separation Agreement) with CBS and ARS providing for, among other things, the orderly separation of ARS and ATS, the allocation of certain tax liabilities to ATS, certain closing date adjustments relating to ARS, the lease to ARS by ATS of space on certain towers previously owned by ARS and transferred to ATS, and certain indemnification obligations (including with respect to securities law matters) of ATS.

  ATS's principal obligation is to reimburse CBS on a "make-whole" (after tax) basis for the tax liabilities to be incurred by ARS in excess of $20.0 million attributable to the distribution of the Common Stock to

                      AMERICAN RADIO SYSTEMS CORPORATION

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


2. Business and Corporate Structure--(Continued)

  the ARS security holders and certain related transactions. In light of the significant increase in the trading levels of the ATS Class A Common Stock, ATS and CBS have agreed that ARS will treat the distribution on its tax return on a more conservative basis than originally contemplated in order to avoid the possibility of significant interest and penalties for which ATS would be responsible.

  Assuming the "fair market value" of ARS's stock interest in ATS was equal to $23.00 per share, the last reported sale price of such stock in the "when-issued" market on April 30, 1998, the total estimated tax reimbursement ATS would be required to make would be between approximately $315.0 and $345.0 million, depending on applicable state tax rates. Such estimate gives effect to deductions of approximately $93.0 million, based on such closing price, available to ARS as a consequence of stock option cancellations contemplated by the CBS Merger. The tax reimbursement would change by between approximately $20.5 and $22.5 million, again depending on applicable state tax rates, for each $1.00 change in the "fair market value" of the ATS Common Stock under the tax reporting position to be followed. The estimates described above are based on a number of assumptions and interpretations of various applicable income tax rules and are subject to change.

  ARS has agreed that it will pursue, for the benefit and at the cost of ATS, a refund claim, attributable to the "make whole" provision, estimated at approximately $90.0 million, based on the assumed "fair market value" set forth above. Any such refund claim will, in fact, be based on the actual amount of tax paid. In light of existing tax law, there can, of course, be no assurance that any such refund claim will be successful.

  ARS and CBS have agreed that in computing the amount of taxable gain that is recognized by ARS in connection with the distribution of the ATS Common Stock, ARS shall, subject to certain limitations, if so requested by ATS, report the amount so realized based on the "fair market value" of such stock as determined based on an appraisal prepared by a mutually agreed upon appraiser. Any such appraisal is not, of course, binding on the Internal Revenue Service or other taxing authorities.

  In connection with an inter-corporate taxable transfer of assets entered into in January 1998 by ATS in contemplation of the separation of ATS and ARS, a portion of the tax with respect to which ATS is obligated to indemnify CBS was incurred. Such transfer resulted in an increase in the tax bases of ATS's assets of approximately $330.0 million. ATS will have potential depreciation and amortization deductions over the next 15 years of $22.0 million per year and recorded a deferred tax asset and corresponding income tax liability of approximately $125.0 million to reflect these transactions.

  The ARS-ATS Separation agreement will provide closing date balance sheet adjustments based upon the working capital (current assets less defined liabilities) and specified debt levels of ARS. ATS will benefit from or bear the cost of such adjustments. ATS's preliminary estimate of such adjustments is that it will not be required to make a payment of more than $20.0 million and that, in addition, it will be required to reimburse CBS for the tax consequences of any such payment which would result in additional liability to ATS of approximately $13.0 million (assuming a $20.0 million adjustment) payment under the tax reporting method to be followed and as to which a refund claim will be filed. Since the amounts of working capital and debt are dependent upon the uncertainty, among other things, of recent operating results and cash capital expenditures, as well as CBS Merger expenses, and the interpretation and intent of certain provisions of the CBS Merger Agreement as to which certain issues between ATS and CBS exist, ATS is unable to state definitively what payments, if any, will be owed by ATS or CBS.

  ATS is actively negotiating a commitment from a major investment banking firm with respect to a preferred stock financing (the Interim Financing) which provides for the issuance and sale by ATS of up to $400.0 million of preferred stock (the Interim Preferred Stock). ATS plans to draw on such commitment and sell

                      AMERICAN RADIO SYSTEMS CORPORATION

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


2. Business and Corporate Structure--(Continued)

  Interim Preferred Stock to finance its obligation to CBS with respect to tax reimbursement, unless a public offering is consummated prior to the time the tax reimbursement is due to CBS. Consummation of the Interim Financing is subject to the negotiation and execution of a definitive preferred stock purchase agreement (the Interim Financing Agreement) and satisfaction of the closing conditions to be set forth therein. ATS intends to redeem the Interim Preferred stock, to the extent issued, out of the proceeds of a public offering of ATS Class A Common Stock to be registered under the Securities Act of 1933, as amended (Securities Act), if, as is likely, the tax reimbursement is due prior to the consummation of such public offering or, if not, to use such public offering proceeds directly to reimburse CBS for such tax liability. Any remaining proceeds are intended to be used to fund any closing date balance sheet adjustments (or repay bank borrowings incurred for such purpose). Any public offering would have a dilutive effect on ATS's then existing stockholders, particularly since the proceeds will be used to satisfy a liability and not to finance the acquisition of revenue producing property. Further, any public offering would be subject to market conditions and other factors. There can be no assurance that any such financing would be available on terms favorable to ATS.

  The CBS Merger has been approved by stockholders of ARS who held sufficient voting power to approve such action. Consummation of the CBS Merger is subject to, among other things, the approval by the Federal Communications Commission (FCC) of the transfer of control of ARS's FCC licenses with respect to its radio stations to CBS. Subject to the satisfaction of such conditions, the CBS Merger is expected to be consummated in the Spring of 1998.

  The foregoing is a description of the rights and obligations of ARS and ATS in the event the CBS Merger is consummated. Although the ARS-ATS Separation Agreement will be effective and operational if the merger of a subsidiary of ARS into ARS (the Tower Merger) is consummated, in the event the CBS Merger is not subsequently consummated, ARS and ATS have reserved the right to alter the terms of that agreement to provide for a sharing of the rights and obligations in a manner that may be more or less favorable to ATS. Because ARS and ATS believe that the CBS Merger will be consummated, no determination has been made of what the rights and obligations of ARS and ATS should be in the event it were not.

3. Per Share Data--In the fourth quarter of 1997, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). Prior to the fourth quarter of 1997, the Company computed income (loss) per common share using the methods outlined in Accounting Principles Board Opinion No. 15, Earnings Per Share, and its interpretations.

  Basic income (loss) per common share is computed using the weighted average number of common shares outstanding during each year. Diluted income (loss) per common share reflects the effect of the Company's outstanding options (using the treasury stock method), except where such items would be antidilutive. Shares of redeemable preferred stock convertible into common stock have been excluded from the diluted computation as they are anti-dilutive. Had such shares been included, shares for the diluted computation would have been increased by approximately 3,235,000 in 1997 and 1998. In addition, because such shares are anti-dilutive, no adjustment has been made to reconcile from income (loss) for the basic computation to that for the diluted computation. No effect has been given to stock options in 1997 and 1998 as they are anti-dilutive for that year. Had such options been included, shares for the diluted computation would have been increased by 1,067,000 and 1,870,000 in 1997 and 1998, respectively.

4. Income Taxes--The Company provides for income taxes at the end of each interim period based on the estimated effective tax rate for the full fiscal year for each tax reporting corporate entity. Cumulative adjustments to the tax benefit (provision) are recorded in the interim period in which a change in the estimated annual effective rate is determined.

                      AMERICAN RADIO SYSTEMS CORPORATION

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


5. Property and Equipment and Intangible Assets--Property and equipment and intangible assets included approximately $84.0 million and $56.9 million of assets related to radio stations held for sale or under exchange agreements (excluding the CBS Merger Agreement) as of December 31, 1997 and March 31, 1998, respectively. The following summary presents the results of operations (excluding depreciation and amortization, net local marketing agreement and corporate general and administrative expenses) relating to these stations that are included in the accompanying unaudited condensed consolidated financial statements for each respective period.

  In thousands:

                                              THREE MONTHS
                                               ENDED MARCH
                                                   31,
                                              -------------
                                               1997   1998
                                              ------ ------
           Net operating revenues............ $1,835 $2,195
           Net operating expenses............  1,787  2,621

6. ATS Loan Agreement--ATS is in the process of negotiating amended and restated loan agreements, with its senior lenders, pursuant to which the Company expects that the existing maximum borrowing will be increased from $400.0 million to $900.0 million, subject to compliance with certain financial ratios, and ATS will be able to borrow an additional $150.0 million. In connection with the refinancing, ATS expects to recognize an extraordinary loss of approximately $1.4 million, net of a tax benefit of $0.9 million, during the second quarter of 1998. See Management's Discussion and Analysis for a description of the new credit facilities.

7. Acquisitions and Dispositions

  General: The following acquisitions have all been accounted for by the purchase method of accounting, and, accordingly, the operating results of the acquired entities, to the extent that a local marketing agreement (LMA) did not exist, have been included in consolidated operating results since the date of acquisition. The purchase price has been allocated to the assets acquired, principally intangible assets, and the liabilities assumed based on their estimated fair values at the dates of acquisition. The excess of purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill. The financial statements reflect the preliminary allocation of certain purchase prices as the appraisals for certain acquisitions have not yet been finalized. The Company does not expect the final appraisals will have a material effect on the financial position, results of operations or liquidity of the Company.

  During the first three months of 1998, the Company consummated the following station and tower related transactions. See the Form 10-K for additional information on these transactions and transactions during 1997.

  1998 Acquisitions and Dispositions:

  Dayton and Kansas City: In January 1998, the Company consummated an agreement to exchange WXEG-FM, WBTT-FM, WLQT-FM, WMMX-FM, WTUE-FM and WONE-AM serving Dayton in exchange for WDAF-AM, KOZN-FM (formerly KYYS-FM), KMXV-FM and KUDL-FM serving Kansas City. The Company began programming and marketing KYYS-FM and KMXV-FM pursuant to an LMA agreement in September 1997.

  Kansas City, Sacramento and St. Louis: In January 1998, the Company acquired KLOU-FM in St. Louis in exchange for KUDL-FM and WDAF-AM in Kansas City and approximately $7.0 million. The Company also consummated a related agreement with the same party, pursuant to which the Company sold KCTC-AM serving Sacramento for approximately $4.0 million.

                      AMERICAN RADIO SYSTEMS CORPORATION

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


7. Acquisitions and Dispositions--(Continued)

  Riverside/San Bernardino and Sun City: In March 1998, the Company acquired KFRG-FM, serving the Riverside/San Bernardino market, and KXFG-FM, serving Sun City, California, for approximately $60.0 million. The Company began programming and marketing the stations pursuant to an LMA agreement in August 1997.

  Tower Subsidiary: In January 1998, the Tower Subsidiary consummated an agreement to acquire all of the outstanding stock of Gearon & Co. Inc. (Gearon), a company based in Atlanta, Georgia, for an aggregate purchase price of approximately $80.0 million. The purchase price consisted of approximately $32.0 million in cash and assumed liabilities and the issuance of approximately 5.3 million shares of Tower Subsidiary Class A Common Stock valued at $9.00 per share. Gearon is engaged in site acquisition, development, construction and facility management of wireless network communication facilities on behalf of its customers and at the time of acquisition owned or had under construction approximately 40 tower sites. Following consummation, the Tower Subsidiary granted options to acquire up to 1,400,000 shares of Class A Common Stock at an exercise price of $13.00 per share to employees of Gearon.

  In January 1998, the Tower Subsidiary consummated the acquisition of OPM-USA-INC. (OPM), a company which owned approximately 90 towers at the time of acquisition. In addition, OPM is in the process of developing an additional 160 towers that are expected to be constructed during the next 12 to 18 months. The purchase price, which is variable and based on the number of towers completed and the forward cash flow of the completed OPM towers, could aggregate up to $105.0 million, of which approximately $21.3 million was paid at the closing. The Company had also agreed to provide the financing to OPM to enable it to construct the 160 towers in an aggregate amount not to exceed $37.0 million (less advances as of consummation aggregating approximately $5.8 million).

  In January 1998, the Tower Subsidiary consummated the acquisition of a communications site with six towers in Tucson, Arizona for approximately $12.3 million.

  In January 1998, the Tower Subsidiary consummated the acquisition of a tower near Palm Springs, California for approximately $0.75 million.

  In January 1998, the Company transferred to the Tower Subsidiary 14 communications sites currently used by the Company and various third parties (with an ARS net book value of approximately $4.7 million), and the Company and the Tower Subsidiary entered into leases or subleases of space on the transferred towers. Two additional communications sites will be transferred and leases entered into following acquisition by the Company of the sites from third parties.

  In February 1998, the Tower Subsidiary acquired 11 communications tower sites in northern California for approximately $11.8 million.

  The following unaudited pro forma summary for the three months ended March 31, 1997 and 1998 presents the consolidated results of operations as if the acquisitions had occurred as of January 1, 1997 after giving effect to certain adjustments, including depreciation and amortization of assets and interest expense on any debt incurred to fund the acquisitions. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of January 1, 1997 or of results which may occur in the future.

                      AMERICAN RADIO SYSTEMS CORPORATION

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


7.  Acquisitions and Dispositions--(Continued)

  In thousands, except per share data:

                                         THREE MONTHS ENDED THREE MONTHS ENDED
                                           MARCH 31,1997      MARCH 31, 1998
                                         ------------------ ------------------
     Net revenues.......................      $102,693           $107,266
     Loss before extraordinary loss.....       (14,381)           (11,375)
     Net loss...........................       (16,020)           (11,375)
     Net loss applicable to common
      stockholders......................       (22,218)           (19,769)
     Basic and diluted net loss per
     common share.......................      $  (0.75)          $  (0.67)

8. Pending Transactions--The Company has numerous pending transactions that are described in the Form 10-K.

  Portland, Sacramento, San Francisco and San Jose: In April 1997, the Company entered into an asset exchange agreement pursuant to which it will acquire KINK-FM, serving Portland, Oregon, KUFX-FM (formerly KBRG-FM), serving Fremont/San Francisco, California, $2.0 million in a promissory note to ARS due September 30, 1998, or at the time of certain earlier events, and 150,000 shares of common stock of Latin Communications, Inc., in exchange for KBRG-FM (formerly KBAY-FM), serving San Jose, and KRRE-FM (formerly KSSJ-FM), serving Sacramento. The agreement also provides for the exchange of KINK-FM for KBRG-FM in the event regulatory approval for the exchange of KUFXX-FM and KRRE-FM cannot be obtained. The Justice Department approved the exchange of KRRE-FM for KUFX-FM. Subject to certain conditions, including the receipt of FCC approval, the transaction is expected to be consummated in the second quarter of 1998. The Company began programming and marketing KINK-FM and KUFX-FM pursuant to an LMA agreement in January 1998.

  Portsmouth: In March 1998, entered into an agreement to sell the assets of WQSO-FM and WZNN-AM serving Rochester, New Hampshire and WERZ-FM and WMYF-AM, serving Exeter, New Hampshire for approximately $6.0 million. Subject to the receipt of FCC approval, the transaction is expected to be consummated in the second quarter of 1998.

  Sacramento: In March 1998, the Company entered an asset exchange agreement pursuant to which the Company's KRAK-FM would exchange FCC frequency position's with another radio station also located in the Sacramento market for approximately $4.4 million. Subject to the receipt of FCC approval, the transaction is expected to be consummated in the third quarter of 1998.

  San Jose and Monterey: In March 1997, the Company entered into a merger agreement pursuant to which the Company will acquire the assets of KEZR-FM and KLUE-FM serving Monterey, California in exchange for approximately 723,000 shares of Class A Common Stock valued at approximately $20.0 million and $4.0 million in cash. Subject to the receipt of FCC approval and resolution of the matters raised by the Antitrust Division described above, the acquisition is expected to be consummated in the second quarter of 1998.

  San Jose: In October 1997, the Company entered into an agreement to sell KSJO-FM for approximately $30.0 million. Subject to the receipt of FCC approval, and the expiration or earlier termination of the HSR Act waiting period, the transaction is expected to be consummated in the second quarter of 1998.

  St. Louis: In September 1997, the Company entered into an agreement to sell the assets of KFNS-AM serving the St. Louis, Missouri market for approximately $3.8 million. Subject to the receipt of FCC approval, the transaction is expected to be consummated in the second quarter of 1998.

                      AMERICAN RADIO SYSTEMS CORPORATION

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

8.  Pending Transactions--(Continued)

  Temple: In May 1997, the Company entered into an agreement to acquire radio station KKIK-FM, licensed to Temple, Texas (in the Austin area) for approximately $3.7 million. Subject to the approval of the FCC, the transaction is expected to be consummated in the second quarter of 1998.

  West Palm Beach: In July 1997, the Company entered into an agreement to acquire WTPX-FM for approximately $11.0 million. The Company began programming and marketing the stations pursuant to an LMA in June 1997. In October 1997, the Company entered into an agreement to terminate these agreements. (See Note 9).

  In October 1997, the Company entered into an agreement to sell WEAT-AM serving West Palm Beach, Florida for approximately $1.5 million. Subject to the receipt of FCC approval, the transaction is expected to be consummated in the second quarter of 1998.

  Tower Subsidiary: In December 1997, the Tower Subsidiary entered into a merger agreement with American Tower Corporation (ATC) pursuant to which ATC will merge with and into ATS, (the ATC Merger) which will be the surviving corporation. Pursuant to the merger, ATS expects to issue an aggregate of approximately 30.0 million shares of ATS Class A Common Stock (including shares issuable upon exercise of options to acquire ATC Common Stock which will become options to acquire ATS Class A common stock). ATC is engaged in the business of acquiring, developing and leasing wireless communications sites to companies using or providing cellular telephone, paging, microwave and specialized mobile radio services. At December 31, 1997, ATC owned and operated approximately 775 communications towers located in 31 states. Consummation of the transaction is subject to, among other things, the expiration or earlier termination of the HSR Act waiting period, and is expected to occur in the Spring of 1998.

  In January 1998, the Tower Subsidiary entered into an agreement to purchase the assets relating to a teleport serving the Washington, D.C. area for a purchase price of approximately $30.5 million. The facility is located in northern Virginia, inside of the Washington Beltway, on ten acres. Consummation of the transaction is expected to occur in the Spring of 1998.

  ATS is negotiating certain changes in the ATS/PCS, LLC (formerly Communications Systems Development, LLC) arrangements, including the acquisition by ATS of the 58 communications sites in northern California presently owned by ATS/PCS, LLC in exchange for shares of ATS Class A Common Stock, arrangements with respect to the development of communications sites in other locations, a priority return of ATS's construction advances, an increase in the percentage interest of the other member in ATS/PCS, LLC, and a management fee to ATS.

  ATS is also negotiating an agreement to acquire a company which is in the process of constructing approximately 40 towers in the Tampa, Florida area, of which seven are presently operational. The purchase price will be equal to the excess of (i) ten times the "Current Run Rate Cash Flow" at the time of closing, over (ii) the principal amount of the secured note referred to below. The purchase price will be payable in shares of Class A Common Stock (valued at market prices shortly prior to closing) and, at the election of the seller, cash in an amount not to exceed 49% of the purchase price. "Current Run Rate Cash Flow" means twelve (12) times the excess of net revenues over direct operating expenses for the month preceding closing. ATS is obligated to advance construction funds to the seller in an aggregate amount not to exceed $12.0 million in the form of a secured note (guaranteed by the stockholders on a nonrecourse basis and secured by the stock of the seller), of which approximately $1.0 million was advanced through March 31, 1998. The secured note would be payable in the event a definitive acquisition agreement is not executed or

                      AMERICAN RADIO SYSTEMS CORPORATION

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


8.  Pending Transactions--(Continued)

  if the acquisition were not consummated. Subject to the negotiation and execution of a definitive agreement and to the satisfaction of certain conditions, including, depending on the circumstances, the expiration or earlier termination of the HSR Act waiting period, the acquisition is expected to be consummated in the Spring of 1999.

9. Subsequent Events--Subsequent to March 31, 1998, the Company consummated the following transactions:

  West Palm Beach--In May 1998, the WTPX-FM termination agreement was consummated and a third party acquired WTPX-FM from the seller pursuant to which the Company received the net proceeds of certain investment notes, subject to the valuation allowance that was recorded as of December 31, 1997.

  Tower Subsidiary--In April 1998, ATS entered into an agreement to acquire a broadcasting tower in the Boston area for 720,000 shares of ATS Class A Common Stock. Subject to the satisfaction of certain conditions, including the expiration or earlier termination of the HSR Act waiting period, the acquisition is expected to be consummated in the second quarter of 1998.

  On May 12, 1998 ATS filed a registration statement (No. 333-52481) with the Commission with respect to an underwritten public offering (the Offering) of an aggregate of 22,918,499 shares of ATS Class A Common Stock (including an Underwriter's over-allotment option of 2,083,500 shares) by ATS and certain selling stockholders. Pursuant to the consummation of the Offering, ATS will issue and sell approximately 17,400,000 shares of ATS Class A Common Stock and receive net proceeds estimated (based on an assumed initial public offering price of $23.00 per share) at approximately $381.5 million (exclusive of the Underwriter's over-allotment option). ATS will receive no proceeds from the sale of ATS Class A Common Stock by the selling stockholders. ATS expects to use such net proceeds to redeem the Interim Preferred Stock, the net proceeds from the sale of which will be used principally to reimburse CBS with respect to the taxes payable as consequence of the separation of ARS and ATS pursuant to the CBS Merger and to reduce bank borrowings.

  The Offering is subject to various conditions, including prevailing market conditions, and therefore may change. Further, there can be no assurances that the Offering will be completed or that, if the Offering is completed, it will be completed on terms favorable to ATS. The registration statement relating to these securities has been filed with the Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the Prospectus relating to the Offering may be obtained from Credit Suisse First Boston, Prospectus Department, 11 Madison Avenue, New York, New York 10010, (212) 325-2000.

10.  Subsidiary Guarantees

  The Company's payment obligations under the 9.00% Senior Subordinated Notes (9.00% Notes) and the 9.75% Senior Subordinated Notes (9.75% Notes) are fully and unconditionally guaranteed on a joint and several basis (collectively, the Subsidiary Guarantees), on a senior basis (in the case of the 9.75% Notes) and a senior subordinated basis (in the case of the 9.00% Notes) by all of its present and any future Restricted Subsidiaries (collectively Restricted Guarantors). The Restricted Subsidiaries have also unconditionally guaranteed, and any future Restricted Subsidiaries will be required to guarantee, on a joint and several basis (collectively, the Senior Subsidiary Guarantees), all obligations of the Company under the 1997 Credit Agreement. The Tower Subsidiary has not guaranteed obligations under the Credit Agreements or either series of the Senior Subordinated Notes.

                      AMERICAN RADIO SYSTEMS CORPORATION

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


10.  Subsidiary Guarantees--(Continued)

  The 9.00% Notes and the Subsidiary Guarantees are subordinated to all Senior Debt (as defined) of the Company including indebtedness under the 1997 Credit Agreement and the Senior Subsidiary Guarantees and 9.75% Notes related guarantees. The indenture governing each series of the Senior Subordinated Notes contains limitations on the amount of indebtedness (including Senior Debt) which the Company may incur.

  With the intent that the Subsidiary Guarantees not constitute fraudulent transfers or conveyances under applicable state or federal law, the obligation of each guarantor under its Subsidiary Guarantee is also limited to the maximum amount as will, after giving effect to any rights to contribution of such guarantor pursuant to any agreement providing for an equitable contribution among such guarantor and other affiliates of the Company of payments made by guarantees by such parties, result in the obligations of such guarantor in respect of such maximum amount not constituting a fraudulent conveyance.

  The following unaudited condensed consolidating financial data illustrates the composition of the combined guarantors. The Company believes that separate complete financial statements of the respective guarantors would not provide additional material information which would be useful in assessing the financial composition of the guarantors. No single guarantor has any significant legal restrictions on the ability of investors or creditors to obtain access to its assets in event of default on the Subsidiary Guarantee, other than in the case of the 9.00% Notes its subordination to Senior Debt described above.

  Investments in subsidiaries are accounted for by the parent on the equity method for purposes of the unaudited supplemental consolidating presentation. Earnings (losses) of subsidiaries are therefore reflected in the parent's investment accounts and earnings. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


10.  Subsidiary Guarantees--(Continued)

                UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET
                                 MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                          PARENT AND
                             ITS      GUARANTOR   NON-GUARANTOR               CONSOLIDATED
                          DIVISIONS  SUBSIDIARIES  SUBSIDIARY   ELIMINATIONS     TOTALS
                          ---------- ------------ ------------- ------------  ------------
ASSETS
CURRENT ASSETS:
 Cash and cash equiva-
  lents.................  $    4,303  $    1,895    $  6,799                   $   12,997
 Accounts receivable,
  net...................      44,460      28,751       5,742                       78,953
 Unbilled receivables...                               3,028                        3,028
 Prepaid expenses and
  other assets..........       8,243       1,636       1,337                       11,216
 Deferred income taxes..       4,006       2,359          63                        6,428
                          ----------  ----------    --------    -----------    ----------
 Total current assets...      61,012      34,641      16,969                      112,622
PROPERTY AND EQUIPMENT,
 NET....................      75,078      46,414     156,827                      278,319
OTHER ASSETS:
 Restricted cash
 Investment in and ad-
  vances to subsidiar-
  ies...................   1,344,168                            $(1,344,168)
 Investment notes re-
  ceivable..............      25,498         610       1,000                       27,108
 Intangible assets--net
 Goodwill--net..........     330,875      20,759                                  351,634
 FCC licenses--net......               1,171,196                                1,171,196
 Other intangible as-
  sets--net.............      26,373       2,204       7,657                       36,234
 Unallocated purchase
  price--net............                             221,532                      221,532
 Deposits and other
  long-term assets......       3,120          66       5,756                        8,942
 Deferred income taxes..                             123,273                      123,273
                          ----------  ----------    --------    -----------    ----------
 Total other assets.....   1,730,034   1,194,835     359,218     (1,344,168)    1,939,919
                          ----------  ----------    --------    -----------    ----------
TOTAL...................  $1,866,124  $1,275,890    $533,014    $(1,344,168)   $2,330,860
                          ==========  ==========    ========    ===========    ==========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

10.  Subsidiary Guarantees--(Continued)

                UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET
                                 MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                          PARENT AND                  NON-
                             ITS       GUARANTOR   GUARANTOR                CONSOLIDATED
                          DIVISIONS   SUBSIDIARIES SUBSIDIARY ELIMINATIONS     TOTALS
                          ----------  ------------ ---------- ------------  ------------
LIABILITIES AND STOCK-
 HOLDERS' EQUITY
CURRENT LIABILITIES:
 Current maturities of
  long-term debt........  $      282                $    112                $       394
 Accounts payable and
  accrued expenses......      27,771        7,560     16,704                     52,035
 Due to Parent..........                             125,210     (125,210)
 Income taxes payable...     107,016       18,758                               125,774
                          ----------   ----------   --------  -----------   -----------
 Total current liabili-
  ties..................     135,069       26,318    142,026     (125,210)      178,203
NON-CURRENT LIABILITIES
 Deferred income taxes..         367      185,870                               186,237
 Other long-term liabil-
  ities.................       8,507           39         33                      8,579
 Long-term debt.........     863,361                 157,037                  1,020,398
                          ----------   ----------   --------  -----------   -----------
 Total non-current lia-
  bilities..............     872,235      185,909    157,070                  1,215,214
MINORITY INTEREST IN
 SUBSIDIARIES...........        (415)                    600       78,023        78,208
REDEEMABLE PREFERRED
 STOCK..................     215,550                                            215,550
STOCKHOLDERS' EQUITY:
 Preferred stock........           1                                                  1
 Common stock...........         295                     490         (490)          295
 Notes receivable, due
  from stockholders.....                             (49,375)      49,375
 Additional paid-in cap-
  ital..................     663,036    1,053,602    286,590   (1,340,192)      663,036
 Unearned compensation..        (178)                                              (178)
 Retained earnings (ac-
  cumulated deficit)....     (19,011)      10,061     (4,387)      (5,674)      (19,011)
 Treasury stock.........        (458)                                              (458)
                          ----------   ----------   --------  -----------   -----------
 Total stockholders' eq-
  uity..................     643,685    1,063,663    233,318   (1,296,981)      643,685
                          ----------   ----------   --------  -----------   -----------
TOTAL...................  $1,866,124   $1,275,890   $533,014  $(1,344,168)  $ 2,330,860
                          ==========   ==========   ========  ===========   ===========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

10.  Subsidiary Guarantees--(Continued)

           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                           PARENT                     NON-
                           AND ITS    GUARANTOR     GUARANTOR                CONSOLIDATED
                          DIVISIONS  SUBSIDIARIES SUBSIDIARY(A) ELIMINATIONS    TOTALS
                          ---------  ------------ ------------  ------------ ------------
Net broadcast revenues..  $ 53,789     $34,804                    $   (13)     $ 88,580
Tower revenues..........                            $17,925          (325)       17,600
License fees charged to
 Parent.................    (4,283)      4,283                                        0
                          --------     -------      -------       -------      --------
Total net revenues......    49,506      39,087       17,925          (338)      106,180
Operating expenses
 excluding depreciation
 and amortization, net
 local marketing
 agreement and corporate
 general and
 administrative
 expenses...............    39,664      25,687       11,495           203        77,049
Net local marketing
 agreement expense......       683          26                                      709
Depreciation and
 amortization...........     5,228      12,790        5,802                      23,820
Merger expenses.........     3,572                                                3,572
Corporate general and
 administrative.........     1,905                      541          (541)        1,905
                          --------     -------      -------       -------      --------
Operating income
 (loss).................    (1,546)        584           87             0          (875)
Other income (expense):
Interest expense........   (16,583)                  (2,430)                    (19,013)
Interest income.........       330                      865                       1,195
Gains (loss) on sale of
 assets and other, net         (21)        (54)         (79)                       (154)
Equity in income (loss)
 of subsidiaries........      (842)                                 1,257           415
                          --------     -------      -------       -------      --------
Income (loss) before
 income taxes...........   (18,662)        530       (1,557)        1,257       (18,432)
Income tax provision
 (benefit)..............     9,632        (260)          30                       9,402
                          --------     -------      -------       -------      --------
Net income (loss).......  $ (9,030)    $   270      $(1,527)      $ 1,257      $ (9,030)
                          ========     =======      =======       =======      ========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


10. Subsidiary Guarantees--(Continued)

           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                          PARENT                    NON-
                          AND ITS    GUARANTOR   GUARANTOR               CONSOLIDATED
                         DIVISIONS  SUBSIDIARIES SUBSIDIARY ELIMINATIONS    TOTALS
                         ---------  ------------ ---------- ------------ ------------
Cash flows provided by
 operating activities... $ (7,595)    $ 20,284    $ (1,738)               $  10,951
                         --------     --------    --------      ---       ---------
Investing Activities:
  Payments for purchase
   of property equipment
   and intangible
   assets...............   (2,994)                 (12,690)                 (15,684)
  Proceeds from asset
   and radio station
   sales................    3,952                                             3,952
  Repayment of
   investment notes
   receivable...........        4                    2,000                    2,004
  Payments for purchase
   of tower properties..                           (71,069)                 (71,069)
  Payments for purchase
   of radio stations....  (42,153)                                          (42,153)
  Repayments for
   investment notes
   receivable                                       (6,000)                  (6,000)
  Deposits and other
   long-term assets.....      (79)                  (4,076)                  (4,155)
                         --------     --------    --------      ---       ---------
Cash flows used for
 investing activities...  (41,270)                 (91,835)                (133,105)
                         --------     --------    --------      ---       ---------
Financing Activities:
  Borrowings under the
   Credit Agreements and
   other................   30,000                   67,000                   97,000
  Repayments under the
   Credit Agreements
   Repayments under
   other obligations....     (208)                     (27)                    (235)
  Distributions to
   minority interest....                              (105)                    (105)
  Dividends paid........   (8,394)                                           (8,394)
  Net proceeds from
   equity offerings and
   options..............      219                   30,023                   30,242
  Investment in and
   advances to
   subsidiaries.........   21,081      (19,966)     (1,115)                       0
                         --------     --------    --------      ---       ---------
Cash flows from
 financing activities...   42,698      (19,966)     95,776                  118,508
                         --------     --------    --------      ---       ---------
Increase (decrease) in
 cash and cash
 equivalents............   (6,167)         318       2,203                   (3,646)
Cash and cash
 equivalents, beginning
 of period..............   10,470        1,577       4,596                   16,643
                         --------     --------    --------      ---       ---------
Cash and cash
 equivalents, end of
 period................. $  4,303     $  1,895    $  6,799      $ 0       $  12,997
                         ========     ========    ========      ===       =========

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

  This report contains "forward-looking statements" including statements concerning projections, plans, objectives, future events or performance and underlying assumptions and other statements which are other than statements of historical fact. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company's actual results and could cause the Company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. These important factors include among others, the following: (i) any adverse change in the laws, regulations and policies governing the operation, ownership and acquisition of radio stations, including, but not limited to, those established by Congress, the Federal Communications Commission and the Antitrust Division of the U.S. Justice Department; and (ii) the Company's financial leverage as a result of borrowings under the Company's credit agreements, which bear interest at variable rates, and the issuance of the Senior Subordinated Notes could make it vulnerable to an increase in interest rates or a downturn in the operating performance of its radio stations or a downturn in economic conditions.

  As of March 31, 1998, the Company owned and/or operated approximately 96 radio stations and approximately 820 communications sites. See the Form 10-K and the unaudited condensed consolidated financial statements for a description of the 1997 station and tower acquisitions. As of March 31, 1997, the Company owned and/or operated approximately 71 radio stations and approximately 270 communications sites. During 1997 and 1998, the Tower Subsidiary continued to increase the number of tower sites and management agreements with several acquisitions. These transactions have significantly affected operations for the three months ended March 31, 1998 compared to the three months ended March 31, 1997.

RESULTS OF OPERATIONS

 THREE MONTHS ENDED MARCH 31, 1998 AND 1997

  Net revenues were $106.2 million for the three months ended March 31, 1998 compared to $54.2 million for the same period in 1997, an increase of $52.0 million or 95.9%. This increase was attributable to revenue growth in some of the Company's existing markets and, to a more substantial extent, the impact of the EZ Merger in 1997 and radio and tower acquisitions that occurred in the latter half of 1997 and first quarter of 1998.

  Operating expenses excluding net local marketing agreement expenses, depreciation and amortization and corporate general and administrative expenses were $77.0 million for the three months ended March 31, 1998 compared to $40.9 million for the same period in 1997, an increase of $36.1 million or 88.3%. This increase was due to the impact of increased costs associated with the Company's revenue growth and acquisitions.

  Net local marketing agreement expenses were $0.7 million for the three months ended March 31, 1998 compared to $1.9 million for the same period in 1997, a decrease of $1.2 million. Local marketing agreement expenses for the three months ended March 31, 1998 and 1997 are presented net of approximately $0.1 million and $0.7 million, respectively, of revenues earned under such agreements. The change in the balances for each period are based on the timing of pending station acquisitions and dispositions.

  Depreciation and amortization was $23.8 million and $7.4 million for the three months ended March 31, 1998 and 1997, respectively, an increase of $16.4 million. This increase was primarily attributable to the impact of increased expenses associated with the increase in depreciable and amortizable assets resulting from the 1997 and 1998 acquisitions.

  Merger expenses were $3.6 million for the three months ended March 31, 1998 and result from costs incurred to date in connection with the pending sale of radio properties to CBS.

  Corporate general and administrative expenses increased to $1.9 million for the three months ended March 31, 1998 from $1.8 million for the same period in 1997, an increase of $0.1 million or 5.6%. This increase was primarily attributable to the higher personnel costs associated with supporting the Company's greater number of stations and tower properties.

  Interest expense was $19.0 million for the three months ended March 31, 1998 compared to $7.5 million for the same period in 1997, an increase of $11.5 million or 153.3%. The increase is related to higher borrowing levels under the Company's credit agreements in 1998 as compared to 1997 which resulted from the 1997 and 1998 acquisitions.

  Interest income was $1.2 million for the three months ended March 31, 1998 compared to $0.7 million for the same period in 1997, a increase of $0.5 million. The increase is attributable to higher investable cash balances in 1998 and higher interest income earned on certain station investment and stockholder notes in 1998 as compared to 1997.

  Gains on the sale of assets and other, net was $0.3 million and $0.2 million for the three months ended March 31, 1998 and 1997, respectively. The gains for both 1998 and 1997 were primarily attributed to the gains on certain asset sales.

  The income tax benefit for the three months ended March 31, 1998 was $9.4 million as compared to a provision of $1.7 million for the same period in 1997. The effective tax rate for the three months ended March 31, 1998 was approximately 51.0% compared to 38.2% in 1997. The effective rate in 1998 and 1997 is due to the effect of permanent differences, principally amortization of non-deductible goodwill.

  Extraordinary loss for the three months ended March 31, 1997 was $1.6 million, net of a $1.0 million tax benefit. The extraordinary loss was a result from the write-off of certain deferred financing costs pursuant to the extinguishment of debt under ARS's previous credit agreement.

  Preferred stock dividends for the three months ended March 31, 1998 were $8.4 million compared to $6.2 million for the same period in 1997. The dividends for the 1998 and 1997 period include $2.4 million of dividends attributable to the Convertible Exchangeable Preferred Stock issued in late June 1996 and $6.0 million and $3.8 million of dividends attributable to the Cumulative Exchangeable Preferred Stock issued in late January 1997, respectively.

  Net loss applicable to common stockholders for the three months ended March 31, 1998 was $17.4 million compared to $10.6 million for the same period in 1997, as a result of the factors discussed above.

  Broadcast cash flow for the three months ended March 31, 1998 was $29.1 million compared to $13.4 million for the same period in 1997, a $15.7 million or 117.2 % increase. Broadcast cash flow margins were 27.4% in 1998 compared to 24.6% in 1997.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's liquidity needs arise from its acquisition-related activities, debt service, working capital, capital expenditures and dividend payments. Historically, the Company has met its operational liquidity needs with internally generated funds and has financed the acquisition of radio broadcasting properties and tower related properties, including related working capital needs, with a combination of bank borrowings and proceeds from the sale of the Company's equity and debt securities. For the three months ended March 31, 1998 cash flows provided by operating activities was $11.0 million, as compared to cash flows used for operating activities of $1.6 million for the three months ended March 31, 1997.

  Cash flows used for investing activities were $133.1 million for the three months ended March 31, 1998 as compared to $233.3 million for the three months ended March 31, 1997. The decrease is attributable to the decreased radio acquisition activity in 1998 as compared to 1997.

  Cash provided by financing activities was $118.5 million for the three months ended March 31, 1998 as compared to $230.7 million for the three months ended March 31, 1997. The decrease in 1998 is attributable to the Company's reduced efforts in raising capital through equity offerings.

  CBS Merger: In September 1997, American Radio entered into the CBS Merger Agreement pursuant to which a subsidiary of CBS will be merged into American Radio. As a consequence of the consummation of the CBS Merger, all of the shares of ATS owned by ARS will be distributed to ARS common stockholders and holders of options to acquire ARS Common Stock or upon conversion of shares of Convertible Preferred. As a consequence of the CBS Merger, ATS will cease to be a subsidiary of, or to be otherwise affiliated with, American Radio and will operate as an independent publicly traded company. Pursuant to the provisions of the CBS Merger Agreement, ATS will enter into the ARS-ATS Separation Agreement with CBS and ARS providing for, among other things, the orderly separation of ARS and ATS, the allocation of certain tax liabilities to ATS, certain closing date adjustments relating to ARS, the lease to ARS by ATS of space on certain towers previously owned by ARS and transferred to ATS, and certain indemnification obligations (including with respect to securities law matters) of ATS.

  ATS's principal obligation is to reimburse CBS on a "make-whole" (after tax) basis for the tax liabilities in excess of $20.0 million to be incurred by ARS attributable to the distribution of the Common Stock to the ARS security holders and certain related transactions. In light of the significant increase in the trading levels of the Class A Common Stock, ATS and CBS have agreed that ARS will treat the distribution on its tax return on a more conservative basis than originally contemplated in order to avoid the possibility of significant interest and penalties for which ATS would be responsible. Assuming the "fair market value" of ARS's stock interest in ATS was equal to $23.00 per share, the last reported sale price of such stock in the when issued market on April 30, 1998, the total estimated tax reimbursement ATS would be required to make would be between approximately $315.0 and $345.0 million, depending on applicable state tax rates. Such estimate gives effect to deductions of approximately $93.0 million, based on such closing price, available to ARS as a consequence of stock option cancellations contemplated by the CBS Merger. The tax reimbursement would change by between approximately $20.5 and $22.5 million, again depending on applicable state tax rates, for each $1.00 change in the "fair market value" of the Common Stock under the tax reporting position to be followed. The estimates described above are based on a number of assumptions and interpretations of various applicable income tax rules and are subject to change.

  ARS has agreed that it will pursue, for the benefit and at the cost of ATS, a refund claim, attributable to the "make whole" provision, estimated at approximately $90.0 million, based on the assumed "fair market value" set forth above. Any such refund claim will, in fact, be based on the actual amount of tax paid. In light of existing tax law, there can, of course, be no assurance that any such refund claim will be successful.

  ARS and CBS have agreed that in computing the amount of taxable gain that is recognized by ARS in connection with the distribution of the Common Stock, ARS shall, subject to certain limitations, if so requested by ATS, report the amount so realized based on the "fair market value" of such stock as determined based on an appraisal prepared by a mutually agreed upon appraiser. Any such appraisal is not, of course, binding on the Internal Revenue Service or other taxing authorities.

  In connection with an inter-corporate taxable transfer of assets entered into in January 1998 by ATS in contemplation of the separation of ATS and ARS, a portion of the tax with respect to which ATS is obligated to indemnify CBS was incurred. Such transfer resulted in an increase in the tax bases of ATS's assets of approximately $330.0 million. ATS will have potential depreciation and amortization deductions over the next 15 years of $22.0 million per year and recorded a deferred tax asset of approximately $125.0 million to reflect these transactions.

  The ARS-ATS Separation Agreement will provide for closing date balance sheet adjustments based upon the working capital (current assets less defined liabilities) and specified debt levels of ARS. ATS will benefit from or bear the cost of such adjustments. ATS's preliminary estimate of such adjustments is that it will not be required to make a payment of more than $20.0 million and that, in addition, it will be required to reimburse CBS for the tax consequences of any such payment which would result in additional liability to ATS of approximately $13.0 million assuming a $20.0 million adjustment payment under the tax reporting method to be followed and as to which a refund claim will be filed. Since the amounts of working capital and debt are dependent upon the uncertainty, among other things, of recent operating results and cash capital expenditures, as well as CBS Merger expenses and the interpretation and intent of certain provisions of the CBS Merger Agreement as to which certain issues between ARS and ATS exist, ATS is unable to state definitively what payments, if any, will be owed by ATS or CBS.

  The foregoing is a description of the rights and obligations of ARS and ATS in the event the CBS Merger is consummated. Although the ARS-ATS Separation Agreement will be effective and operational if the Tower Merger is consummated, in the event the CBS Merger is not subsequently consummated, ARS and ATS have reserved the right to alter the terms of that agreement to provide for a sharing of the rights and obligations in a manner that may be more or less favorable to ATS. Because ARS and ATS believe that the CBS Merger will be consummated, no determination has been made of what the rights and obligations of ARS and ATS should be in the event it were not.

  ATS is actively negotiating a commitment from a major investment banking firm with respect to a preferred stock financing (the Interim Financing) which provides for the issuance and sale by ATS of up to $400.0 million of preferred stock (the Interim Preferred Stock). ATS plans to draw on such commitment and sell Interim Preferred Stock to finance its obligation to CBS with respect to tax reimbursement, unless the public offering referred to below is consummated prior to the time the tax reimbursement is due to CBS. Consummation of the Interim Financing is subject to the negotiation and execution of a definitive preferred stock purchase agreement (the Interim Financing Agreement) and satisfaction of the closing conditions to be set forth therein. ATS intends to redeem the Interim Preferred stock, to the extent issued, out of the proceeds of a public offering of Class A Common Stock to be registered under the Securities Act, as is likely, if the tax reimbursement is due prior to the consummation of such public offering or, if not, to use such public offering proceeds directly to reimburse CBS for such tax liability. Any remaining proceeds are intended to be used to fund any closing date balance sheet adjustments (or repay bank borrowings incurred for such purpose). Any public offering would have a dilutive effect on ATS's then existing stockholders, particularly since the proceeds will be used to satisfy a liability and not to finance the acquisition of revenue producing property. Further, any public offering would be subject to market conditions and other factors. There can be no assurance that any such financing would be available on terms favorable to ATS.

  On May 12, 1998 ATS filed a registration statement (No. 333-52481) with the Commission with respect to the Offering of an aggregate of 22,918,499 shares of ATS Class A Common Stock (including an Underwriter's over-allotment option of 2,083,500 shares) by ATS and certain selling stockholders. Pursuant to the consummation of the Offering, ATS will issue and sell approximately 17,400,000 shares of ATS Class A Common Stock and receive net proceeds estimated (based on an assumed initial public offering price of $23.00 per share) at approximately $381.5 million (exclusive of the Underwriter's over-allotment option). ATS will receive no proceeds from the sale of ATS Class A Common Stock by the selling stockholders. ATS expects to use such net proceeds to redeem the Interim Preferred Stock, the net proceeds from the sale of which will be used principally to reimburse CBS with respect to the taxes payable as a consequence of the separation of ARS and ATS pursuant to the CBS Merger and to reduce bank borrowings.

  The Offering is subject to various conditions, including prevailing market conditions, and therefore may change. Further, there can be no assurances that the Offering will be completed or that, if the Offering is completed, it will be completed on terms favorable to ATS. The registration statement relating to these securities has been filed with the Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the Prospectus relating to the Offering may be obtained from Credit Suisse First Boston, Prospectus Department, 11 Madison Avenue, New York, New York 10010, (212) 325-2000.

  Credit Agreements: In order to finance acquisitions of radio stations, tower related properties and for general corporate purposes, the Company has borrowed and expects to continue to borrow under its credit agreements. As of March 31, 1998, the Company had approximately $1,020.8 million of total long-term debt (including the current portion thereof) outstanding. This included approximately $690.0 million of borrowings outstanding under ARS's credit agreements and $325.0 million outstanding under Senior Subordinated Notes. As of March 31, 1998, ATS had approximately $157.1 million of total long-term debt, of which approximately $155.5 million represented borrowings outstanding under ATS's Loan Agreement.

  In order to facilitate future growth and, in particular, to finance its construction program, ATS and the Operating Subsidiaries have received commitments for, and are in the process of negotiating, the New Credit Facilities with its senior lenders, pursuant to which the existing maximum borrowing of the Operating Subsidiaries would be increased from $400.0 million to $900.0 million, subject to compliance with financial ratios, and ATS (the parent company) would be able to borrow an additional $150.0 million. Borrowings under such loan agreements would also be available to finance acquisitions.. The New Credit Facilities with ATS would provide for a $150.0 million term loan maturing at the earlier of (i) eight and one-half years or
(ii) December 31, 2006, amortizing quarterly in an amount equal to 2.5% of the principal amount outstanding at June 30, 2001 at the end of each quarter between such date and June 30, 2006, both inclusive, and the balance in two equal installments on September 30 and December 21, 2006. The ATS New Credit Facility would be fully drawn at closing and would provide for interest rates determined, at the option of ATS, of either the LIBOR Rate (as to be defined) plus 3.50% or the Base Rate (as to be defined) plus 2.5%. The New Credit Facilities with the Operating Subsidiaries provide for $900.0 million credit facilities maturing at the earlier of (a) eight years or (b) June 30, 2006 consisting of the following: (i) a $250.0 million multiple-draw term loan,
(ii) a $400.0 million reducing revolving credit facility and (iii) a $250.00 million 364-day revolving credit facility that converts to a term loan facility thereafter. The interest rate provisions are similar to those in the Loan Agreement, except that the range over the Base Rate is between 0.00% and 1.250% and the range over the LIBOR Rate is between 0.750% and 2.250%. Borrowings under the Operating Subsidiaries' New Credit Facilities are conditioned upon compliance with certain financial ratios and are required to be repaid, commencing June 30, 2001, in increasing quarterly amounts designed to amortize the loans at maturity.

  The loans to ATS and the Operating Subsidiaries will be cross-guaranteed and cross-collateralized by substantially all of the assets of the consolidated group. The Operating Subsidiaries will be required to pay quarterly commitment fees equal to 0.375% or 0.250% per annum, depending on their consolidated financial leverage, on the aggregate unused portion of the aggregate commitment (other than, until taken down, the 364-day facility on which it is 0.125% until so taken down). Other proposed provisions of the Operating Subsidiaries' New Credit Facilities are comparable to the Loan Agreement, although the financial and other covenants are somewhat more favorable to the Operating Subsidiaries in certain respects, including an increase of the Total Debt (of the Operating Subsidiaries) to Annualized Operating Cash flow ratio from 6.1:1 to 6.5:1 and the inclusion of a Total Debt (of ATS and the Operating Subsidiaries) to Annualized Operating Cash flow ratio of 8.0:1. The New Credit Facility of ATS will prohibit the payment of cash dividends and the redemption, purchase or other acquisition of equity securities, except to the extent of the net proceeds of the proposed public offering used to redeem the Interim Preferred Stock. There can, of course, be no assurance that the New Credit Facilities will be executed on terms satisfactory to ATS. In connection with the refinancing, ATS expects to recognize an extraordinary loss of approximately $1.4 million, net of a tax benefit of $0.9 million, during the second quarter of 1998.

  A substantial portion of the Company's cash flow from operations is required for debt service. However, the Company's leverage could make it vulnerable to a downturn in the operating performance of its radio stations, tower properties or a downturn in economic conditions. The Company believes that its cash flows from operations will be sufficient to meet its quarterly dividends, debt service requirements for interest and scheduled payments of principal under the 1997 Credit Agreements and its other debt obligations. If such cash flow is not sufficient to meet such debt service requirements, the Company may be required to sell equity securities, refinance its obligations or dispose of one or more of its properties in order to make such scheduled payments. There can be no assurance that the Company would be able to effect any of such transactions on favorable terms.

  The Company's working capital needs fluctuate throughout the year due to industry-wide seasonality and its broadcast of sporting events at different times during the year. The Company historically has had sufficient cash from its operations to meet its working capital needs, apart from needs generated by newly acquired properties, and believes that it has sufficient financial resources available to it, including borrowing under the credit agreements, to finance operations for the foreseeable future.

  The Company has entered into numerous station and tower acquisition and related agreements as described in the Notes to the Unaudited Condensed Consolidated Financial Statements. The consummation of each of these agreements is subject to, among other things, FCC approval and in some cases expiration or earlier termination of the HSR Act waiting period and the negotiation of definitive agreements. Unless otherwise noted, the Company intends to effect all of the transactions as soon as the necessary approvals are obtained. The Company intends to finance the acquisitions with available cash, borrowings under the credit agreements, and, in certain cases, issuance of equity securities.

  ARS and ATS made approximately $2.3 million and $12.7 million, respectively, in capital expenditures for the three months ended March 31, 1998, principally related to office consolidations and tower construction. ARS expects capital expenditures in 1998 to be approximately $26.7 million consisting principally of office consolidations and ongoing technical improvements. During 1998, ATS (including ATC and other acquired companies) plans to build or commence construction of approximately 550 towers (most of which are on a build to suite basis) at an estimated aggregate cost of approximately $110.0 million, including a contract presently being negotiated with a wireless service company to provide more than 200 towers (of which more than 160 will be newly constructed) for an estimated cost of approximately $32.0 million, although there can be no assurance that such negotiations will result in a definitive agreement. To the extent that funds generated from operations, or available cash, are insufficient to finance non-recurring capital expenditures, the Company would seek to borrow the necessary funds under the credit agreements.

  If additional substantial acquisition or construction opportunities become available, ATS may require additional financing during 1998. Any such financing could take the form of an increase in the maximum borrowing levels under the New Credit Facilities (which would be dependent on the ability to meet certain leverage ratios), the issuance of debt or senior equity securities (which could have the effect of increasing its consolidated leverage ratios) or equity securities (which, in the case of Common Stock or securities convertible into or exercisable for Common Stock, would have a dilutive effect on the proportionate ownership of ATS of its then existing common stockholders). There can be no assurance that any such financing would be available on favorable terms.

  Management expects that the consummated acquisitions, the consummation of the ATC Merger and current and future construction activities will have a material impact on liquidity. Management believes that the acquisition activities, once integrated, will have a favorable impact on liquidity and will offset the initial effects of the funding requirements. Management also believes that the construction activities may initially have an adverse effect on the future liquidity of ATS as newly constructed towers will initially decrease overall liquidity, although, as such sites become more fully operational and achieve higher utilization, they should generate cash flow, and in the long-term, increase liquidity.

  ATS Stock Purchase Agreement: On January 22, 1998, ATS consummated a stock purchase agreement (the ATS Stock Purchase Agreement), dated as of January 8, 1998, with Steven B. Dodge, Chairman of the Board, President and Chief Executive Officer of ARS and ATS, and certain other officers and directors of ARS (or their affiliates or family members or family trusts), pursuant to which those persons purchased 8.0 million shares of ATS Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $80.0 million, including 4.0 million shares by Mr. Dodge for $40.0 million. Payment of the purchase price was in the form of cash aggregating approximately $30.6 million and in the form of notes aggregating approximately $49.4 million due on the earlier of the consummation of the CBS Merger or, in the event the CBS Merger Agreement is terminated, December 31, 2000. The notes bear interest at the six-month London Interbank Rate, from time to time, plus 1.5% per annum, and are secured by shares of ARS Common Stock having a fair market value of not less than 175% of the principal amount of and accrued and unpaid interest on the notes. The notes are prepayable at any time at the option of the obligor and will be due and payable, at the option of the Tower Subsidiary, in the event of certain defaults as described in the notes.

YEAR 2000

  The Company is aware of the issues associated with the Year 2000 as it relates to information systems. The Year 2000 is not expected to have a material impact on the Company's current information systems because its software is either already Year 2000 compliant or required changes are not expected to be material. Based on the nature of the Company's business, the Company anticipates it is not likely to experience material business interruption due to the impact of Year 2000 compliance on its customers and vendors. As a result, the Company does not anticipate that incremental expenditures to address Year 2000 compliance will be material to the Company's liquidity, financial position or results of operations over the next few years.

INFLATION

  The impact of inflation on the Company's operations has not been significant to date. However, there can be no assurance that a high rate of inflation in the future would not have an adverse effect on the Company's operating results.

RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (FAS) No. 130, "Reporting Comprehensive Income," which became effective for the Company for periods beginning after December 15, 1997. FAS No. 130 establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. FAS No. 130 requires that a company (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company has adopted this statement in the first quarter of 1998. Comprehensive income does not differ from net income.

  In June 1997, the FASB released FAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" (FAS 131). FAS 131 established standards for reporting information about the operating segments in its annual report and interim reports, the Company will adopt this standard for its full year 1998 financial information.

  In February 1998, the FASB released FAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" (FAS 132), which the Company will be required to adopt in 1998. FAS 132 will require additional disclosure concerning changes in the Company's pension obligations and assets and eliminates certain other disclosures no longer considered useful. Adoption of this standard will not have any effect on reported results of operations or financial position.

PART II. OTHER INFORMATION.

ITEM 1.--LEGAL PROCEEDINGS.

  In the normal course of business, the Company is subject to certain suits and other matters. Management believes that the eventual resolution of any pending matters, either individually or in the aggregate, will not have a material effect on financial position, liquidity or results of operations.

ITEM 2.--CHANGES IN SECURITIES AND USE OF PROCEEDS.

  On January 22, 1998, ATS acquired all of the outstanding stock of Gearon & Co., Inc. (Gearon) for an aggregate purchase price of $80.0 million. The purchase price consisted of approximately $32.0 million in cash and assumed liabilities and the issuance of 5,333,333 shares of ATS Class A Common Stock valued at $9.00 per share or $48.0 million.

  On January 22, 1998, ATS sold 8,000,000 shares of Common Stock (1,350,050 Class A, 4,649,950 of Class B and 2,000,000 of Class C) at a purchase price of $10.00 per share for an aggregate purchase price of $80.0 million. Payment of the purchase price of 3,062,500 shares was in the form of cash of approximately $30.6 million and an aggregate of 4,487,500 shares of Class B Common Stock and 450,000 shares of Class A Common Stock were issued in exchange for $49.4 million of notes due at the earlier of consummation of the CBS Merger or, in the event the CBS Merger Agreement is terminated, December 31, 2000. The notes bear interest at the six month London Interbank Rate, as measured from time to time, plus 1.5% per annum, and are secured by shares of ARS Common Stock having a fair market value of not less than 175% of the principal amount and unpaid interest on the notes. The notes are prepayable at any time at the option of the debtor and will be due and payable, at the option of the Company, in the event of certain defaults as described in the notes.

  All of the shares referred to in the foregoing paragraphs were issued by ATS in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Each holder represented that it was acquiring its shares for investment purposes and not with a view to distribution within the meaning of the Securities Act. The stock certificates issued to all such holders bore restrictive legends. No commission or other remuneration will be paid or given by ATS directly or indirectly in connection with any of the foregoing transactions.

ITEM 6.--EXHIBITS AND REPORTS ON FORM 8-K.

(A) EXHIBITS

  Listed below are the exhibits which are filed as part of this Form 10-Q (according to the number assigned to them in Item 601 of Regulation S-K). Each exhibit market by a (*) is incorporated by reference to American's Definitive Proxy filed on February 17, 1998. See Form S-4 Registration Statement of American Tower Systems Corporation (File No. 333-46025) as declared effective by the Securities and Exchange Commission on February 17, 1998. Each exhibit marked by a (+) is incorporated by reference to American Tower Systems Corporation's Registration Statement on Form S-1 (File No. 333-50111) as declared effective by the Securities and Exchange Commission on May 8, 1998. Each exhibit marked by a (++) is incorporated by reference to American Tower Systems Corporation's Registration Statement on Form S-1 (File No. 333-52481) filed on May 12, 1998. Exhibit numbers in parenthesis refer to the exhibit number in the applicable Registration Statement.

  EXHIBIT
    NO.                   DESCRIPTION OF DOCUMENT                    EXHIBIT FILE NO.
 ---------                -----------------------                    ----------------
  2.1      Amendment No. 1 to Agreement and Plan of Merger,
            dated as of January 22, 1998, among ATS, American
            Tower Systems (Delaware), Inc., a Delaware
            corporation (formerly known as American Tower
            Systems, Inc.) ("ATSI"), Gearon & Co.,
            Inc., a Georgia corporation, and J. Michael Gearon,  Incorporated herein by
            Jr.................................................  reference to Exhibit 2.1 from the Form 8-K filed
                                                                 on January 23, 1998.
  2.2      Amendment No. 1 to Agreement and Plan of Merger,
            dated as of January 22, 1998, among ATS, American
            Tower Systems (Delaware), Inc., a Delaware
            corporation (formerly known as American Tower
            Systems, Inc.), Gearon and the Gearon Stockholder..  (*2.2)
  3 (i) .1 Certificate of Amendment to Restated Certificate of
            Incorporation of ATS, as filed with the Secretary
            of State of the State of Delaware on April 28,
            1998...............................................  (++3 (i) .3)
 10.1      Assumption Agreement, dated as of January 22, 1998,
            by and among ATS, ATSI, American Tower Systems,
            L.P., a Delaware limited partnership, Toronto
            Dominion (Texas), Inc., as Administrative Agent and
            the Banks parties thereto..........................  (*10.4)
 10.2      American Tower Systems Corporation 1997 Stock Option
            Plan, dated as of November 5, 1997, as amended and
            restated on April 28, 1998.........................  (+10.26)
 10.3      American Tower Systems Corporation Stock Purchase
            Agreement, dated as of January 8, 1998, by and
            among ATS
            and the Purchasers.................................  Incorporated herein by reference to Exhibit
                                                                 10.2 from the Form 8-K
                                                                 filed on January 23,
                                                                 1998.
 10.4      Employment Agreement, dated as of January 22, 1998,
            by and between ATSI and J. Michael Gearon, Jr......  (*10.28)

 EXHIBIT
   NO.                  DESCRIPTION OF DOCUMENT                 EXHIBIT FILE NO.
 -------                -----------------------                 ----------------
 10.5    Asset Purchase Agreement, dated as of January 23,
          1998, by and among ATSI, Midcontinent Media, Inc.,
          a South Dakota corporation ("Midcontinent"),
          Midcontinent Teleport co., a South Dakota
          corporation and a wholly-owned subsidiary of
          Midcontinent ("MTC"), Wit Communications, Inc.,
          ("Wit")a Delaware corporation and a wholly-owned
          subsidiary of MTC, and Washington International
          Teleport, Inc., a Delaware corporation and a
          wholly-owned subsidiary of Wit.....................  (*10.29)
 11      Statement Re Computation of Per Share Earnings......  Filed herewith as
                                                               Exhibit 11
 12      Statement Re Computation of Ratio of Earnings to
          Combined Fixed Charges and Preferred Stock           Filed herewith as
          Dividends..........................................  Exhibit 12
 27      Financial Data Schedule.............................  Filed herewith as
                                                               Exhibit 27

(B) REPORTS ON FORM 8-K

1. Form 8-K (Items 5 and 7) on January 9, 1998.
2. Form 8-K (Items 5 and 7) on January 23, 1998.
3. Form 8-K (Items 5 and 7) on February 6, 1998.
4. Form 8-K (Items 5 and 7) on May 1, 1998.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          AMERICAN RADIO SYSTEMS CORPORATION

Date: May 15, 1998                                 /s/ Joseph L. Winn
                                          By___________________________________
                                                     Joseph L. Winn
                                                Treasurer & Chief Financial
                                                          Officer
                                                 (Duly Authorized Officer)


Date: May 15, 1998                               /s/ Justin D. Benincasa
                                          By___________________________________
                                                    Justin D. Benincasa
                                                Vice President & Corporate
                                                        Controller
                                                 (Duly Authorized Officer)

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